Filed Pursuant to Rule 424(b)(4)

Registration No. 333-260101

Registration No. 333-260986

PROSPECTUS

2,117,647 Shares

Kidpik Corp.

Common Stock

This is a firm commitment initial public offering of shares of common stock of Kidpik Corp.

Prior to this offering, there has been no public market for our common stock. The initial public offering price per share is $8.50. Our common stock has been approved for listing on the NASDAQ Capital Market under the symbol “PIK”.

Ezra Dabah, our Chief Executive Officer and Chairman, our principal stockholder, currently controls approximately 93.7% of the voting power of our capital stock (based on shares of common stock outstanding as of November 10, 2021) and will control approximately 67.7% of the combined voting power of our capital stock upon completion of this offering, and we are therefore a “controlled company” as defined under Nasdaq Marketplace Rules. We currently intend to rely on the controlled company exemptions provided under Nasdaq Marketplace Rules and the phase-in period we are afforded by applicable Nasdaq rules relating to required members of our audit committee.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and, as such, may elect to comply with certain reduced public company reporting requirements for future filings. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

An investment in our common stock involves significant risks. You should carefully consider the risk factors set forth under “Risk Factors”, beginning on page 11 of this prospectus before you make your decision to invest in our common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$8.50	$17,999,999.50
Underwriting discounts and commissions (1)	$0.68	$1,439,999.96
Proceeds to us, before expenses	$7.82	$16,559,999.54

(1)	Please refer to the section entitled “Underwriting” for additional information regarding total underwriter compensation. In addition, we have agreed to reimburse the representative of the underwriters for its reasonable out-of-pocket expenses, including legal fees, up to $125,000 and to pay the representative of the underwriters’ a $100,000 non-accountable expense reimbursement.

We have granted a 45-day option to the underwriters, exercisable one or more times in whole or in part, to purchase up to additional 317,647 shares of common stock to cover over-allotments, at the public offering price per share of common stock, less, in each case, the underwriting discounts payable by us.

The underwriters expect to deliver the shares of common stock to the purchasers on or about November 15, 2021, subject to customary closing conditions.

EF HUTTON

division of Benchmark Investments, LLC

The date of this prospectus is November 10, 2021

kidpik
kidpik
kidpik
kidpik
kidpik
A surprise & delight
in every box

Through and including December 5, 2021 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

No dealer, salesperson or other individual has been authorized to give any information or to make any representation other than those contained in this prospectus in connection with the offer made by this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs or that information contained herein is correct as of any time subsequent to the date hereof.

For investors outside the United States: We and the underwriters have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves, and observe any restrictions relating to, the offering of the shares of our common stock and the distribution of this prospectus outside the United States.

About This Prospectus

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission.

You should read this prospectus, together with additional information described under “Where You Can Find More Information”, beginning on page 108, before making an investment decision.

This prospectus does not contain all the information provided in the registration statement we filed with the SEC. For further information about us or our securities offered hereby, you should refer to that registration statement, which you can obtain from the SEC as described below under “Where You Can Find More Information”, beginning on page 108.

We will disclose any material changes in our affairs in a post-effective amendment to the registration statement of which this prospectus is a part, or a prospectus supplement. We do not imply or represent by delivering this prospectus that Kidpik Corp., or its business, financial condition or results of operations, are unchanged after the date on the front of this prospectus is correct at any time after such date, provided that we will amend or supplement this prospectus to disclose any material events that occur after the date of such prospectus to the extent required by applicable law.

Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the common stock and the distribution of this prospectus outside of the United States.

Our logo and some of our trademarks and tradenames are used in this prospectus. This prospectus also includes trademarks, tradenames and service marks that are the property of others. Solely for convenience, trademarks, tradenames and service marks referred to in this prospectus may appear without the ®, ™ and SM symbols. References to our trademarks, tradenames and service marks are not intended to indicate in any way that we will not assert to the fullest extent under applicable law our rights or the rights of the applicable licensors if any, nor that respective owners to other intellectual property rights will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend the use or display of other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

The market data and certain other statistical information used throughout this prospectus are based on independent industry publications, reports by market research firms or other independent sources that we believe to be reliable sources. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. We are responsible for all of the disclosures contained in this prospectus, and we believe these industry publications and third-party research, surveys and studies are reliable. While we are not aware of any misstatements regarding any third-party information presented in this prospectus, their estimates, in particular, as they relate to projections, involve numerous assumptions, are subject to risks and uncertainties, and are subject to change based on various factors, including those discussed under the section entitled “Risk Factors” beginning on page 11 of this prospectus. These and other factors could cause our future performance to differ materially from our assumptions and estimates. Some market and other data included herein, as well as the data of competitors as they relate to Kidpik Corp., is also based on our good faith estimates.

On May 10, 2021, we filed a second amended and restated certificate of incorporation (“Second Amended and Restated Certificate of Incorporation”) with the Delaware Secretary of State pursuant to which we increase our authorized shares to 75,000,000 shares of common stock, $0.001 par value per share, and 25,000,000 shares of preferred stock, $0.001 par value per share and effected a forward stock split of our issued and outstanding common stock in a ratio of 671-for-1. The effects of the forward stock split are retroactively reflected throughout this prospectus.

The Company uses a 52–53-week fiscal year ending on the Saturday nearest to December 31 each year. The years ended January 2, 2021 and December 28, 2019 were 53- and 52-week years, respectively. These years are referred to herein as “FYE 2020” or “2020” and “FYE 2019” or “2019”, respectively. The Company’s fiscal quarters are generally 13 weeks in duration. When the Company’s fiscal year is 53 weeks long, the corresponding fourth quarter is 14 weeks in duration. The second quarter of fiscal 2021 was for the 13 weeks ended July 3, 2021 and the second quarter of FYE 2020 was for the 13 weeks ended June 27, 2020.

All dollar amounts in this prospectus are in U.S. dollars unless otherwise stated. You should read the entire prospectus before making an investment decision to purchase our securities.

Glossary

Unless the context otherwise requires, references in this prospectus to “we,” “us,” “our,” the “Registrant”, the “Company,” “kidpik” and “Kidpik Corp.” refer to Kidpik Corp.

In addition:

●	“Active subscriptions” mean individuals who are scheduled to receive future boxes;
●	“Boxes” mean the Company’s subscription clothing, shoe and accessories boxes;
●	“Customers” means anyone who has received at least one shipment through subscription, direct or indirect sale from the Company;
●	“DGCL” means Delaware General Corporation Law;
●	“Exchange Act” refers to the Securities Exchange Act of 1934, as amended;
●	“Members” means customers who registered at least one subscription;
●	“NASDAQ” means the NASDAQ Capital Market;
●	“SEC” or the “Commission” refers to the United States Securities and Exchange Commission;
●	“Securities Act” refers to the Securities Act of 1933, as amended; and
●	“Subscriptions” mean orders for recurring box shipments.

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Prospectus Summary

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our common stock. You should read this entire prospectus carefully, including the “Risk Factors” section, our historical financial statements and the notes thereto, each included elsewhere in this prospectus.

Overview

We began operations in 2016 as a subscription-based e-commerce company. We make shopping easy, convenient, and accessible for parents by delivering, in a box, fashionable and personalized outfits for kids. kidpik provides kids clothing subscription boxes for boys and girls of varying sizes from toddler to youth that include mix-&-match coordinated outfits that are personalized based on each member’s style preferences. We focus on providing entire outfits from head-to-toe (including shoes) by designing each seasonal collection in-house from concept to box.

We help parents avoid the challenges of in-store shopping by styling coordinated outfits for their children. We save them time by delivering personalized, mix-&-match outfits curated by our team of seasoned stylists, that are ready to wear right out-of-the-box. Members shop from the comfort of their home and have one week to decide what to keep, return or exchange. We believe that parents appreciate the time saving convenience and styling support, and kids love the fun unboxing discovery of their clothing, shoes, and accessories.

We have seen member growth since launching our subscription boxes in 2016. Our growth has come mainly though social media marketing where we continuously explore new channels and by expanding into new product lines such as adding boys clothing and toddler sizes. We attribute our growth to having solved what we believe to be two main pain points for parents and kids while shopping:

Finding fashionable outfits that match: Parents do not always have the expertise to put together stylized, fashionable looks.

Avoiding challenging in-store shopping experiences: Shopping can be difficult, time consuming, and may result in additional challenges, such as parents being required to bring their children with them to go shopping and having to visit multiple stores.

How kidpik Works

kidpik styles and delivers outfits directly to members’ doors. To determine what members will receive in a subscription box, consumers take a 3-minute style quiz on www.kidpik.com, which provides us information about silhouettes, colors, prints, fits, level of sparkle, favorite looks, and other style preferences they or their kids may have. Members then select a box delivery frequency that works best for them - every 4, 6, or 12 weeks, and enter their shipping and payment information. Our stylists, in conjunction with our propriety algorithm, select coordinating, mix-&-match outfits which are personalized to each child’s unique style preferences. Using our own warehouse facility and management team, we ensure that each box is packed consistently. The outfits in the box are picked by our stylists and are a surprise to our members when they receive their box. The box of personalized fashion is shipped based on our members’ chosen frequency. Members pay no styling, shipping, return or exchange fees for their boxes and only pay for what they keep. If a member would like to return or exchange any item, it is free. They are only required to put the items into a pre-paid USPS bag, which we provide upon delivery, and drop it in a USPS mailbox. Starting on August 24, 2021, we began testing a styling fee charge to new members that is credited toward items they purchase. All current active subscription members have been grandfathered into our prior pricing model and are provided use of our styling service for free.

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Market Opportunity

According to 2021 estimates by Statista, in its Children’s Apparel Report 2020, revenue in the children’s apparel segment will total approximately $238 billion in 2021, of which approximately $49.5 billion is forecasted to be generated in the United States and is projected to grow at a compounded annual growth rate (CAGR) of 4.43% through 2026.

Pursuant to a September 2019 article posted at Fuel, a McKinsey Company, titled Sizing Up The Subscription E-Commerce Market: 2018 Update, the largest 16 primarily subscription-based e-commerce companies brought in $7.5 billion of revenue in 2018, up from $1.2 billion in 2014 representing a compounded annual growth (CAGR) of nearly 60%. We believe we are in a prime position to take advantage of this growth.

Pursuant to a March 2021 study by The Subscribed Institute, subscription businesses have consistently outperformed sales revenue growth of non-subscription businesses. Zuora, Inc., a leading subscription management platform provider, in its March 2021, bi-annual Subscription Economy Index™ (SEI), noted that subscription businesses have grown by 437%, nearly 6x faster than the S&P 500 over the last 9 years, driven by an increase in consumer demand for the use of subscription services. The childrenswear apparel market is one of necessity, and consequently is very price sensitive as children regularly out-grow their clothes and shoes. Through our integration model, we control the majority of the process from design to merchandising, procurement and fulfillment. This allows us to negotiate the costs directly with the suppliers, avoiding having to pay middlemen markups. We believe that this integration process allows us to offer lower prices and obtain higher margins resulting in a strong value equation of price, quality and fashion.

Design & Integration Model

All of our apparel, including our shoes, are developed by our in-house design team in New York City. Seasonally, our design team develops a sample line, created in our own sample room in China, allowing for style and trend flexibility, and ensuring quality of fit, and exclusive outfit coordination. Our design, and merchandising teams collaborate to ensure that the customer preferences, market trends, and product offerings are being met and we are maintaining our core fashion values. Our merchandising team also analyzes trends and feedback, as well as historical data, to identify essential styles, replenishment, and quantities to support the business needs. Our design, merchandising, and styling teams work to build a collection where each style can be merchandised together to create beautiful mix-&-match outfits. Our production team works directly with suppliers and factories to produce our finalized styles, ensuring each style is made to all of our detailed specifications including quality, color, sizing, and fit. We rely on a limited number of suppliers and factories where we contract to manufacture our products and while we have long-standing relations with them, we do not have long-term contracts with these parties. Our production team also coordinates and provides specific instruction on all packing and shipping requirements to ensure efficiencies. Our products are shipped from our manufactures directly to our distribution center in California, which handles all our warehousing, fulfillment, packing, outbound shipping, returns, and exchanges.

This process ensures consistency of style, quality, fit, and color along with complete outfit coordination beginning with style development to final box coordination. The process also allows us to cater to each of our members’ unique style, color, print, sparkle, fit, and other preferences as well as lifestyle categories including girly, active, classic, urban, and trendy across boys, girls, and toddlers since we design and merchandise these preferences.

Our internal design process allows us to control all style specifications, including color, sizing and fit, across all our apparel, shoe, and accessory categories. This ensures consistency, complete outfit coordination, and takes over the challenging aspects of the shopping experience from our members, as everything mixes and matches, from head-to-toe. Inconsistency of sizing and color differentiation is something we believe is a major issue for our clients when utilizing different brands.

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Technology Processes

We scale and do our best to stay ahead of the competition by putting technical innovation and execution at the heart of our business. Over the past five years, we have invested heavily in our proprietary technical and algorithm capabilities and built a robust infrastructure that we believe to be a thriving clothing subscription industry. Our model collects consumer data through an interactive quiz that allows us to deliver a unique and personalized experience in every box. As members keep and return items, our algorithm refines its understanding of individual preferences which improves personalization.

Our members provide us with dozens of initial data points that include sizes, style preferences, dislikes, and fits, that we use to personalize and style their boxes. These personalized data are refined over time by member feedback. This data is paired with our in-house algorithmic software to match members with the best combinations of outfits. The algorithm combines initial data from various sources including the style quiz, feedback given or received via product actions (i.e., returns), product and box-level data, target climate and seasonal information, price-related feedback, along with other proprietary information. It uses this data to generate outfit combinations designed to maximize results along several spectra including: member satisfaction, profit maximization and overall inventory optimization.

Member Growth and Marketing Strategy

Our first member was acquired on January 20, 2016, and we shipped our first curated girls’ fashion box on March 18, 2016, and in April 2021 we shipped our millionth box. We drove many of our member acquisitions through Facebook and Instagram Ads, Google Ads, email, affiliates, public relations, influencer marketing, and SEO, along with referrals from current members and word of mouth. Beginning in 2021, we have expanded our advertising to include YouTube, Snapchat, TikTok, Pinterest, and digital co-branded collaborations. We plan on moving into new channels such as broadcast and connected TV as well as building our aided awareness.

Our Strengths

We believe that we have five core strengths that helped kidpik thrive in the still emerging subscription-based e-commerce industry and which give us a competitive advantage:

●	kidpik CEO, Ezra Dabah, and his senior team led The Children’s Place retail stores for 17 years from 1990 to 2007

	○	Ezra Dabah, as CEO of the Children’s Place retail stores, and key members of his current senior team at kidpik, led The Children’s Place growth from 150 to approximately 1,200 stores and revenue growth from $150 million to over $2 billion. The executive team as a whole has 150+ years of collective childrenswear experience across design, merchandising, procurement, retail, brand building, e-commerce, creative and marketing.

●	Robust member and merchandising dataset

	○	The combination of our robust member and merchandising data sets allows us to improve revenue and profit utilizing predictive proprietary information. This data set provides insights that allows us to refine and improve the personalized shopping experience.

●	Highly adaptable proprietary technological infrastructure and algorithm

	○	We believe that the combination of our robust client dataset and refined proprietary technology offers us a highly competitive advantage in a marketplace with considerable barriers to entry due to the complexity of building internal IT systems that can adequately support and scale our subscription growth.

●	Advanced subscription-based model

	○	We believe we have a competitive advantage over our subscription-based e-commerce clothing competitors based on our teams’ extensive knowledge and experience of the childrenswear market, and of implementing, optimizing, and executing, strong internal processes with our design, merchandising, and procurement teams.

●	Design and integration model

	○	Our process allows us to control all style specifications, including color, sizing and fit, across all our apparel, shoe, and accessory categories. This ensures consistency, complete outfit coordination, and takes over the challenging aspects of the shopping experience from our members.

Novel Coronavirus (COVID-19)

In December 2019, a novel strain of coronavirus, which causes the infectious disease known as COVID-19, was reported in Wuhan, China. The World Health Organization declared COVID-19 a “Public Health Emergency of International Concern” on January 30, 2020 and a global pandemic on March 11, 2020. In March and April 2020, many U.S. states and local jurisdictions began issuing ‘stay-at-home’ orders. The U.S. has recently seen decreases in total new COVID-19 infections; however, it is unknown whether such decreases will continue, new strains of the virus will cause numbers to increase, currently projected vaccine efficacy numbers will hold, or new strains of the virus will become dominate in the future, and/or whether jurisdictions in which we operate, will issue new or expanded ‘stay-at-home’ orders, or how those orders, or others, may affect our operations.

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During the majority of March and April 2020, we closed our California warehouse and were not able to ship products due to stay-at-home orders which were issued in the State of California. We resumed shipping April 17, 2020, following safety protocols and Centers for Disease Control and Prevention (CDC) guideline. On aggregate basis we lost about two weeks of potential revenue during this period where we were unable to ship products. For the months of March and April 2020, our new member acquisitions were reduced dramatically. Beginning in early May 2020 through the month of June 2020, our new member acquisitions grew significantly, most likely due to stay-at-home orders when consumers shifted to shopping online, before leveling off to expected growth numbers. The full extent of the impact of COVID-19 on our business and operations currently cannot be estimated and will depend on several factors including the scope and duration of the global pandemic.

Since the start of the pandemic, we have taken steps to prioritize the health and safety of our employees. Most of our employees continue to work remotely as a result of the COVID-19 pandemic. Currently we believe that we will have sufficient cash through funds raised in this offering to support our operations for the near term; however, we will continue to evaluate our business operations based on new information as it becomes available and will make changes that we consider necessary in light of any new developments regarding the ongoing pandemic.

Although COVID-19 has had a major impact on businesses around the world, to date, we have only experienced negative impacts regarding our warehouse shutdown from March and April 2020, disruption in delayed arrival of our merchandise due to the pandemic and most recently, and increase in product pricing due to inflation. Since our warehouse operations resumed in April 2020, our warehouse has returned to working at a full capacity; however, the full extent to which COVID-19 will ultimately impact us depends on future unknowable developments, including the duration and spread of the virus, as well as potential new seasonal outbreaks, the efficacy of vaccines, and the willingness of individuals to take such vaccines, all of which are uncertain and cannot be predicted.

Summary Risk Factors

Our business is subject to numerous risks and uncertainties, including those in the section entitled “Risk Factors” and elsewhere in this prospectus. These risks include, but are not limited to, the following:

●	Our history of losses, our ability to achieve profitability, our potential need for additional funding and the availability and terms of such funding;

●	Our ability to execute our growth strategy and scale our operations and risks associated with such growth, our ability to maintain current members and customers and grow our members and customers;

●	Risks associated with the effect of the COVID-19 pandemic, and governmental responses thereto on our operations, those of our vendors, our customers and members and the economy in general;

●	Risks associated with our supply chain and third-party service providers, interruptions in the supply of raw materials and merchandise, increased costs of raw materials, products and shipping costs due to inflation, disruptions at our warehouse facility and/or of our data or information services, issues affecting our shipping providers, and disruptions to the internet, any of which may have a material adverse effect on our operations;

●	The effect of data security breaches, malicious code and/or hackers;

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●	Increased competition and our ability to maintain and strengthen our brand name;

●	Changes in consumer tastes and preferences and changing fashion trends;

●	Material changes and/or terminations of our relationships with key vendors;

●	Significant product returns from customers, excess inventory and our ability to manage our inventory;

●	The effect of trade restrictions and tariffs, increased costs associated therewith and/or decreased availability of products;

●	Our ability to innovate, expand our offerings and compete against competitors which may have greater resources;

●	Certain anti-dilutive, drag-along and tag-along rights which may be deemed to be held by a former minority stockholder;

●	Our significant reliance on related party transactions and loans;

●	The fact that our Chief Executive Officer, Ezra Dabah and his family have majority voting control over the Company;

●	Our ability to comply with the covenants of our loan and lending agreements and future loan covenants, and the fact that our lending facilities are secured by substantially all of our assets;

●	Our ability to prevent credit card and payment fraud;

●	The risk of unauthorized access to confidential information;

●	Our ability to protect our intellectual property and trade secrets, claims from third-parties that we have violated their intellectual property or trade secrets and potential lawsuits in connection therewith;

●	Our ability to comply with changing regulations and laws, penalties associated with any non-compliance (inadvertent or otherwise), the effect of new laws or regulations, our ability to comply with such new laws or regulations, changes in tax rates,

●	Our reliance on our current management, who are not party to any employment agreements with us;

●	The outcome of future lawsuits, litigation, regulatory matters or claims;

●	Certain terms and provisions of our governing documents which may prevent a change of control, and which provide for indemnification of officers and directors, limit the liability of officers or directors, and provide for the board of director’s ability to issue blank check preferred stock;

●	The fact that we have a limited operating history; the effect of future acquisitions on our operations and expenses;

●	Our significant indebtedness;

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●	The anticipated volatile nature of the trading prices of our common stock following this offering; dilution experienced by investors in the offering; and dilution which may be caused by future sales of securities; and

●	Risks associated with our status as an “emerging growth company”.

Company Information

Our principal executive offices are located at 200 Park Avenue South, 3rd Floor, New York, New York 10003. Our principal website address is www.kidpik.com. The information on or accessible through our website is not part of this prospectus.

NASDAQ Listing

Our common stock has been approved for listing on NASDAQ under the symbol “PIK”.

Emerging Growth Company under the JOBS Act

As a company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As an emerging growth company, we have elected to take advantage of reduced reporting requirements and are relieved of certain other significant requirements that are otherwise generally applicable to public companies. As an emerging growth company:

●       we may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations;

●       we are exempt from the requirement to obtain an attestation and report from our auditors on whether we maintained effective internal control over financial reporting under the Sarbanes-Oxley Act;

●       we are permitted to provide less extensive disclosure about our executive compensation arrangements; and

●       we are not required to give our stockholders non-binding advisory votes on executive compensation or golden parachute arrangements.

We may take advantage of these provisions until January 2, 2027 (the last day of the fiscal year following the fifth anniversary of our initial public offering) if we continue to be an emerging growth company. We would cease to be an emerging growth company if we have more than $1.07 billion in annual revenue, have more than $700 million in market value of our shares held by non-affiliates or issue more than $1.0 billion of non-convertible debt over a three-year period. We may choose to take advantage of some but not all of these reduced burdens. We have elected to provide two years of audited financial statements. Additionally, we have elected to take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act, for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act.

Controlled Company

Ezra Dabah, our Chief Executive Officer and Chairman, our principal stockholder, currently controls approximately 93.7% of the voting power of our capital stock (based on shares of common stock outstanding as of November 10, 2021) and will control approximately 67.7% of the combined voting power of our capital stock upon completion of this offering, and we are therefore a “controlled company” as defined under Nasdaq Marketplace Rules. We currently intend to rely on the controlled company exemptions provided under Nasdaq Marketplace Rules, which permit us to rely on certain exemptions from corporate governance rules, including: (a) an exemption from the rule that a majority of our board of directors must be independent directors; (b) an exemption from the rule that the compensation of our chief executive officer must be determined or recommended solely by independent directors; and (c) an exemption from the rule that our director nominees must be selected or recommended solely by independent directors. Separately, we plan to rely on a “phase-in” schedule allowed pursuant to applicable Nasdaq rules which allows us to have (1) one independent audit committee member at the time of our listing on Nasdaq (which independent member is already serving on the committee), (2) a majority of independent audit committee members within 90 days of listing and (3) all independent audit committee members within one year of listing.

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THE OFFERING

Common stock we are offering	2,117,647 shares (or 2,435,294 shares if the underwriters exercise their over-allotment option in full).

Over-allotment option

We have granted to the underwriters an option to purchase up to an additional 317,647 shares of common stock equal to 15% of the number of shares of common stock sold in the offering), from us, solely to cover over-allotments, if any, at $8.50 per share, less the underwriting discounts and commissions shown on the cover page of this prospectus. The underwriters may exercise this option in full or in part at any time and from time to time until 45 days after the date of this prospectus.

Common stock outstanding immediately before this offering	5,500,187 shares

Common stock outstanding immediately after this offering	7,617,834 shares, or 7,935,481 shares if the over-allotment option is exercised in full.

Offering price per share	$8.50 per share.

Use of proceeds

We expect to receive net proceeds from this offering of approximately $16.1 million (or approximately $18.6 million if the underwriters exercise in full their option to purchase 317,647 additional shares of our common stock), and after deducting estimated underwriting discounts and commissions and estimated offering expenses.

The principal purposes of this offering are to increase our capitalization and financial flexibility, and create a public market for our common stock, and facilitate our future access to the capital markets. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to us from this offering. However, we currently intend to use the net proceeds we receive from this offering for general corporate purposes, including working capital, operating expenses, marketing and advertising expenses, hiring additional personal to build organizational talent and capital expenditures. We will also use a portion of the net proceeds to repay our debt and other commitments, of which approximately $8.7 million was outstanding as of October 28, 2021. In addition, we may use a portion of the net proceeds of this offering to finance future acquisitions or invest in complementary businesses, services, technologies, or intellectual property rights. However, we do not have any agreements or commitments with respect to any such acquisitions or investments at this time. Pending our use of the net proceeds as described above, we intend to invest the net proceeds in short-term bank deposits or interest-bearing, investment-grade securities. See “Use of Proceeds.” The estimate of net proceeds discussed above is illustrative only and will be adjusted based on the actual offering price and other terms of this offering determined at pricing.

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Risk Factors	The purchase of our common stock involves a high degree of risk. The common stock offered in this prospectus is for investment purposes only and currently no market exists for our common stock. Please refer to the section entitled “Risk Factors” before making an investment in our common stock.

Lock-up	We, our directors, executive officers, and certain stockholders have agreed not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any of our securities for a period of 180 days following the closing of the offering of the shares. See “Underwriting” for more information.

Proposed listing symbol	Our common stock has been approved for listing on NASDAQ under the symbol “PIK.”

Unless we indicate otherwise, all information in this prospectus:

●	is based on 5,500,187 shares of common stock issued and outstanding as of November 10, 2021;

●	assumes no exercise by the Representative of the underwriters of its option to purchase up to an additional 317,647 shares of common stock to cover over-allotments, if any;

●	has been retroactively adjusted for our 671-for-1 forward stock split of our outstanding common stock which was effective on May 10, 2021; and

●	assumes no issuances of common stock upon exercise of outstanding awards or outstanding grants under the Company’s equity compensation plan, and no further issuances of awards thereunder.

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Summary Financial Data

The following table presents our summary historical financial data for the periods indicated. The summary historical financial data for the years ended January 2, 2021 and December 28, 2019 and the balance sheet data as of January 2, 2021 and December 28, 2019 are derived from the audited financial statements included herein. The summary historical financial data for the 13 and 26 weeks ended July 3, 2021 and June 27, 2020 and the balance sheet data as of July 3, 2021 are derived from the unaudited financial statements included herein.

Historical results are included for illustrative and informational purposes only and are not necessarily indicative of results we expect in future periods, and results of interim periods are not necessarily indicative of results for the entire year. You should read the following summary financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes appearing elsewhere in this prospectus.

Statements of Operations Data	Year ended January 2, 2021	Year ended December 28, 2019

Revenue, net	$16,936,387	$13,518,706
Cost of goods sold	7,046,716	5,276,051
Shipping and handling	4,211,662	4,526,727
Payroll and related costs	2,953,802	2,766,954
General and administrative expense	6,317,175	4,942,576
Other expenses	594,270	593,744
Provision for income taxes	1,122	15,968
Net loss	$(4,188,360)	$(4,603,314)

Statements of Operations Data	26 weeks ended July 3, 2021	26 weeks ended June 27, 2020

Revenue, net	$10,988,480	$6,441,481
Cost of goods sold	4,331,667	2,668,934
Shipping and handling	3,092,276	1,645,965
Payroll and related costs	1,930,752	1,292,193
General and administrative expense	4,148,900	2,511,133
Other expenses	384,245	239,878
Provision for income taxes	1,332	297
Net loss	$(2,900,702)	$(1,916,919)

Balance Sheet Data	July 3, 2021	January 2, 2021	December 28, 2019

Cash and restricted cash	$733,990	$685,296	$631,320
Total assets	10,352,397	9,336,882	8,160,094
Debt*	2,927,570	2,474,470	5,072,110
Working capital	1,710,479	2,105,270	3,111,334
Accumulated deficit	(30,872,339)	(27,971,637)	(23,783,277)
Total stockholders’ equity	1,382,133	1,782,835	(98,805)

* Line of credit, loan payable and long-term debt.

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Risk Factors

Investing in our common stock involves a high degree of risk. You should carefully consider each of the following risks, together with all other information set forth in this prospectus, including the financial statements and the related notes, before making a decision to buy our common stock. If any of the following risks actually occurs, our business could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Business and Industry

We have a history of losses, and we may be unable to achieve or sustain profitability.

We have experienced net losses in each year since our inception. We had a net loss of $2,900,702 for the 26 weeks ended July 3, 2021, compared to a net loss of $1,916,919 for the 26 weeks ended June 27, 2020, an increase in net loss of $983,783. In the years ended January 2, 2021 and December 28, 2019, we incurred net losses of $4,188,360 and $4,603,314, respectively. We anticipate that we will continue to incur substantial operating expenses in the foreseeable future as we continue to invest to attract new and retain existing members and attract new customers, invest to further optimize and drive efficiency in our distribution and fulfillment capabilities, expand our product offerings, and enhance our technology and infrastructure. These efforts may prove more expensive than we anticipate, and we may not succeed in increasing our net revenue and margins sufficiently to offset these expenses or at all, which may require us to reduce certain expenditures that could be important to maintaining or increasing our net revenue and margins. We incur significant expenses in operating our fulfillment center, including personnel costs, obtaining and storing inventory, and developing our technology. In addition, many of our expenses, including the costs associated with our fulfillment center, are fixed. We also incur significant expenses associated with the production of merchandise and the shipping of such merchandise to our warehouse and to members and customers. Accordingly, we may not be able to achieve or maintain profitability, and we may incur significant losses for the foreseeable future.

We may be unable to successfully execute our growth strategy. If we fail to retain our existing subscription members and traditional point-of-purchase e-commerce customers or cost effectively acquire new members and customers or if we fail to achieve profitability, our business would be materially adversely affected.

Our growth strategy, and our ability to grow net revenue and operate profitably, may require additional financing and, together with cost optimization initiatives, will depend largely on our ability to retain existing members (i.e., those persons who have signed up for our subscription services) and customers (i.e., those persons who have not signed up for subscription services, but who purchase our merchandise directly from our website or through other e-commerce sites where we offer items for sale (for example, through Amazon.com)), to cost effectively acquire new members and customers, and to keep members and customers engaged so that they continue to purchase products from us. If we are unable to retain our existing members and customers, cost effectively acquire new members and customers, or keep members and customers engaged, our business, financial condition and operating results would be materially adversely affected. While our revenue increased to $10,988,480 for the 26 weeks ended July 3, 2021, compared to $6,441,481 in the comparable period, we cannot assure you that our number of members, or the revenues generated thereby, will further increase in the future. While we have experienced an increase in demand which we believe is due, in part, to the impact the COVID-19 pandemic has had on consumer behaviors such increased demand may not continue as stay-at-home and other restrictions on consumer behavior, are lifted, as COVID-19 vaccines and boosters continue to be widely available in the United States, or if consumer spending habits are negatively impacted by worsening economic conditions. In addition, if, as a result of the COVID-19 pandemic, we face significant disruptions in our supply chain, are unable to continue to operate our fulfillment center (whether as a result of production holds to implement some of our enhanced sanitation measures as we have done at times or otherwise) or are unable to timely deliver orders to our members and customers, we may not be able to retain our members and customers or attract new members and customers.

We have historically spent significant amounts on advertising and other marketing activities. The majority of our advertisements to date have been on Facebook Ads and Google Ads. Advertising and promotion expenses totaled approximately $1.5 million and $1.1 million for the 26 weeks ended July 3, 2021 and June 27, 2020, respectively, and are included in general and administrative expenses. For the years ended January 2, 2021 and December 28, 2019, our marketing expenses were $2.6 million and $2.1 million, representing approximately 15.6% of each year’s net revenue, respectively. We may, however, choose to increase or decrease such spending in the future, which could have a material adverse effect on our results of operations.

As we continue to refine our marketing strategy to strategically prioritize customer acquisition channels that we believe will be more successful at attracting customers and members, we may fail to identify channels that accomplish this objective or fail to understand or mitigate continuing and new negative effects of reducing our marketing expenses or of limiting our investment in historical marketing channels. Any of these failures may adversely impact our ability to attract or retain potential members and customers, including by making us less competitive relative to competitors who spend a larger portion of their revenue on marketing.

Our net revenue in any period is essentially a function of our ability to attract and retain members and customers and the frequency and size of the orders purchased or placed by those members and customers. If members and customers do not perceive our product offerings to be of sufficient value and quality, or if we fail to offer new and relevant product offerings, we may not be able to attract or retain members and customers or engage existing members and customers so that they continue to purchase products from us, which could have a material adverse effect on our results of operations.

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We will need additional capital which may not be available on commercially acceptable terms, if at all, and this raises questions about our ability to continue as a going concern.

We had accumulated deficits of $30,872,339 and $27,971,637 as of July 3, 2021 and January 2, 2021, respectively. We had a net loss of $2,900,702 for the 26 weeks ended July 3, 2021, compared to a net loss of $1,916,919 for the 26 weeks ended June 27, 2020, an increase in net loss of $983,783. We had a net loss of $4,188,360 and $4,603,314 for the years ended January 2, 2021 and December 28, 2019, respectively. We believe that the funds raised in this offering will be sufficient to fund our operations for the next 36 months. We may also require additional funding in the future to expand or complete acquisitions and anticipate needing further funding after such 36-month period (or earlier if our current estimates prove incorrect). We plan to raise such additional funding through the sale of debt or equity, which may not be available on favorable terms, if at all, and may, if sold, cause significant dilution to existing stockholders. Separately, our founding and majority stockholder, Ezra Dabah, our Chief Executive Officer and Chairman, has provided his written intent to provide continued financial support to the Company for at least one year and a day from September 3, 2021, the terms of which funding are expected to be in similar form as to the funding previously provided by Mr. Dabah, provided that Mr. Dabah is under no contractual or other obligation to provide such funding and the ultimate terms of such funding is unknown. Mr. Dabah may, regardless of his written support agreement, determine not to provide us any required funding, or may only make such funding available on unfavorable terms. As such, we may be unable to raise any required funding from Mr. Dabah. If we are unable to access additional capital moving forward, either from Mr. Dabah or otherwise, it may hurt our ability to grow and to generate future revenues, or may force us to seek bankruptcy protection. These conditions raise substantial doubt about our ability to continue as a going concern for the next twelve months. The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Accordingly, the financial statements do not include any adjustments relating to the recoverability of assets and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The financial statements included herein also include a going concern footnote from our auditors.

The children of our current and future customers and members will likely age out of our product offerings.

We sell our fashion subscription boxes (which we call ‘piks’) for boys and girls, sizes 2T-16. We also sell shoes, from size 7 toddler to size 6 youth, including sneakers, boots, sandals, and dress shoes. Because we do not currently offer sizing above 16 in our clothing lines and/or above 6 youth in our shoes, it is likely that the children of our current members and customers, and future customers and members, will age out of our product offerings. For example, the children of any current members or customers, who fit into the merchandise sizing that we currently offer as of the date of this prospectus, will likely grow too big for such sizing in the future. We believe that a size 16 will fit the average child, ages 11-13; however, each child is different. Because children age/size out of our offerings over time, we are constantly needing to find new members and customers to maintain and expand our revenues.

Our results of operations and future revenues could be materially and adversely affected by the impact of the COVID-19 pandemic and future pandemics and diseases.

The continuing spread of COVID-19 globally and, in particular, across the United States could materially and adversely impact our business, causing supply chain or carrier interruptions or delays. During the majority of March and April 2020, we closed our California warehouse due to stay-at-home orders which were issued in the State of California. We resumed shipping on April 17, 2020, following safety protocols and Centers for Disease Control and Prevention (CDC) guidelines, which we strictly adhered to. On an aggregate basis we lost about two weeks of potential revenue during this period where we were unable to ship products. For the months of March and April 2020, our new member acquisitions were reduced dramatically. Beginning in early May 2020, and through the month of June 2020, our new member acquisitions grew significantly, most likely due to stay-at-home orders when consumers shifted to shopping online, before leveling off to expected growth numbers. Furthermore, the COVID-19 pandemic has had, and could continue to have, a negative impact on economic conditions, which may adversely impact consumer demand for our product offerings, which may have a material adverse effect on our business, financial condition and operating results. The extent to which the COVID-19 pandemic impacts our business will depend on future developments, including the duration and severity of the COVID-19 pandemic, the continued timing of widespread availability of COVID-19 vaccines and boosters, the willingness of individuals to become vaccinated, and the efficacy thereof, virus mutations and variants, the length of time COVID-19 related restrictions continue to stay in place or are reinstituted and for economic and operating conditions to return to prior levels, together with resulting consumer behaviors, and numerous other uncertainties, all of which remain uncertain. In addition to COVID-19, our operations and results may be affected by other future pandemics or diseases which have similar impacts as, and/or result in stay-at-home and similar restrictions on customers as, COVID-19 has had and continues to have.

We continue to monitor our operations and government recommendations and we have made modifications to our normal operations as a result of the COVID-19 pandemic, which although it has not to date negatively affected, may have a negative effect on our operations and results of operations in the future.

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We will require additional capital to fund our existing operations and grow, and our inability to obtain such capital, or to adequately manage our existing capital resources, could materially adversely affect our business, financial condition and operating results.

To support our existing operations or any future expansion of our business, including our ability to continue to execute our growth strategy, we must have sufficient capital to continue to make investments and to fund our operations. Although we believe that our existing cash and cash equivalents, cash made available by Ezra Dabah, our founding and majority stockholder, Ezra Dabah, our Chief Executive Officer and Chairman, together with cash generated from operations, and cash raised in this offering will be sufficient to fund our operations for the next 36 months, if we fail to maintain our revenues, adequately manage our available cash and working capital, or sufficiently manage expenses, we may need additional equity or debt financing to provide the funds required to operate our business and we will also need additional capital to fund future expansion of our business. As discussed above, Mr. Dabah has provided his written intent to provide continued financial support to the Company for at least one year and a day from September 3, 2021, the terms of which funding are expected to be in similar form as to the funding previously provided by Mr. Dabah, provided that Mr. Dabah is under no contractual or other obligation to provide such funding and the ultimate terms of such funding is unknown. Mr. Dabah may, regardless of his written support agreement, determine not to provide us any required funding, or may only make such funding available on unfavorable terms. As such, we may be unable to raise any required funding from Mr. Dabah. Notwithstanding the above, if required financing is not available, on favorable terms or at all, we may be unable to operate our business, develop new business or execute on our strategic plan to sustain net revenue growth, in each case at the rate desired or at all, and our operating results would suffer. Our inability to obtain adequate capital resources, whether in the form of equity or debt, to adequately manage our existing capital resources, or to fund our business and strategies would require us to delay, scale back or eliminate some or all of our operations or any future expansion of our business, which could materially adversely affect our business, financial condition and operating results.

Our business, including our costs and supply chain, is subject to risks associated with sourcing, manufacturing and warehousing.

We currently source all of the merchandise we offer from third-party vendors, and as a result we may be subject to price fluctuations or demand disruptions. Our operating results would be negatively impacted by increases in the prices of our merchandise, and we have no guarantees that prices will not rise in the future. In addition, as we expand into new categories and product types, we expect that we may not have strong purchasing power in these new areas, which could lead to higher prices than we have historically seen in our current categories. We may not be able to pass increased prices on to members, which could adversely affect our operating results. Moreover, in the event of a significant disruption in the supply of the fabrics or raw materials used in the manufacture of the merchandise we offer, the vendors that we work with might not be able to locate alternative suppliers of materials of comparable quality at an acceptable price. For example, natural disasters have in the past increased raw material costs, impacting pricing with certain of our vendors, and caused shipping delays for certain of our merchandise. Any delays, interruption, damage to or increased costs in the manufacture of the merchandise we offer could result in higher prices to acquire the merchandise or non-delivery of merchandise altogether, and could adversely affect our operating results.

In addition, we cannot guarantee that merchandise we receive from vendors will be of sufficient quality or free from damage, or that such merchandise will not be damaged during shipping, while stored in our distribution center or when returned by customers. While we take measures to ensure merchandise quality and avoid damage, including evaluating vendor product samples, conducting inventory inspections and inspecting returned product, we cannot control merchandise while it is out of our possession. We may incur additional expenses and our reputation could be harmed if members and potential members believe that our merchandise is not of high quality or may be damaged.

Increased competition presents an ongoing threat to the success of our business.

We expect competition for our services to increase in the future. We compete with other clothing subscription delivery companies, online clothing stores and traditional brick and mortar clothing stores. We believe that our ability to compete depends upon many factors both within and beyond our control, including:

●	our marketing efforts;

●	the flexibility and variety of our product offerings relative to our competitors, and our ability to timely launch new product initiatives;

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●	the quality and price of products offered by us and our competitors;

●	our reputation and brand strength relative to our competitors;

●	customer satisfaction;

●	consumer tastes and preferences, which change from time to time;

●	the size and composition of our customer base;

●	the convenience of the experience that we provide;

●	our ability to comply with, and manage the costs of complying with, laws and regulations applicable to our business, including the enhanced regulations relating to COVID-19;

●	our ability to cost-effectively source and distribute the products we offer and to manage our operations;

●	the styling of our products; and

●	the coordination of items we ship in each box.

Some of our current competitors have, and potential competitors may have, longer operating histories, larger or more efficient fulfillment infrastructures, greater technical capabilities, significantly greater financial, marketing and other resources and larger customer bases than we do. In addition, business combinations and consolidation in and across the industries in which we compete could further increase the competition we face and result in competitors with significantly greater resources and customer bases than us. Further, some of our other current or potential competitors may be smaller, less regulated, and have a greater ability to reposition their product offerings than companies that, like us, operate at a larger scale. These factors may allow our competitors to derive greater sales and profits from their existing customer base, acquire members and customers at lower costs, respond more quickly than we can to changes in consumer demand and tastes, or otherwise compete with us effectively, which may adversely affect our business, financial condition and operating results. These competitors may engage in more extensive research and development efforts, undertake more far-reaching marketing campaigns and adopt more aggressive pricing policies, which may allow them to build larger customer bases or generate additional sales more effectively than we do.

Furthermore, companies with greater resources or more well-known brand names may attempt to compete with us, and as a result, we may lose current or potential members and customers and may be unable to generate sufficient revenues to support our operations, any one of which could have a material adverse effect on our ability to grow and our results of operations.

If we fail to successfully improve our customer experience, including by continuing to develop new product offerings and enhancing our existing product offerings, our ability to retain existing members and customers and attract new members and customers, may be materially adversely affected.

Our members and customers have a wide variety of options for purchasing clothes, and consumer tastes and preferences may change from time to time, including as a result of the COVID-19 pandemic and the resulting restrictions that continue throughout much of the United States and which have limited, and continue to limit to varying degrees, some of these clothing purchasing options for consumers. Our ability to retain existing members and customers, attract new members and customers and increase customer engagement with us will depend in part on our ability to successfully improve our customer experience, including by continuing to create and introduce new product offerings, improving upon and enhancing our existing product offerings and strengthening our members’ interactions with our brand and products. If new or enhanced product offerings are unsuccessful, we may be unable to attract or retain members and customers and our operating results could be materially adversely affected. Furthermore, new or shifting customer demands, tastes or interests, superior competitive offerings or a deterioration in our product offering quality or our ability to bring new or enhanced product offerings to market quickly and efficiently could negatively affect the attractiveness of our products and the economics of our business and require us to make substantial changes to and additional investments in our product offerings or business model.

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Our business depends on our brand, and any failure to maintain, protect or enhance our brand, including as a result of events outside our control, could materially adversely affect our business.

We believe that we have developed a strong and trusted brand, and we believe our future success depends on our ability to maintain and grow the value of the “kidpik” brand. Maintaining, promoting and positioning our brand and reputation will depend on, among other factors, the success of our marketing and merchandising efforts and our ability to provide a consistent, high-quality customer experience. Any negative publicity, regardless of its accuracy, could materially adversely affect our business. Brand value is based in large part on perceptions of subjective qualities, and any incident that erodes the loyalty of our members and customers or suppliers, including adverse publicity or a governmental investigation or litigation, could significantly reduce the value of our brand and significantly damage our business.

The value of our brand also depends on effective customer support to provide a high-quality customer experience, which requires significant personnel expense. If not managed properly, this expense could impact our profitability. Failure to manage or train our own or outsourced customer support representatives properly, or our inability to hire sufficient customer support representatives could result in lower-quality customer support and/or increased customer response times, compromising our ability to handle customer complaints effectively.

Changes in consumer tastes and preferences or in consumer spending and other economic or financial market conditions could materially adversely affect our business and our inability to develop and introduce new merchandise offerings in a timely and cost-effective manner may damage our business, financial condition and operating results.

The largest portion of our revenue today comes from the sale of girls’ apparel. In Summer 2020 we expanded our merchandise offering to boys and in Spring of 2021 introduced Toddler for boys and girls in sizes 2T and 3T. We continue to explore additional offerings to serve our existing members and to attract new members. However, any new offerings may not have the same success, or gain traction as quickly, as our current offerings. Our operating results may be materially adversely affected by changes in consumer tastes and preferences. Our future success depends in part on our ability to anticipate the tastes, shopping habits, trends and lifestyle preferences of consumers and to offer products that appeal to consumer tastes and preferences. Consumer tastes and preferences may change from time to time and can be affected by a number of different trends and other factors that are beyond our control. Our competitors may react more efficiently and effectively to these changes than we can. If we fail to anticipate, identify or react to changes and trends, or to introduce new and improved product offerings on a timely basis, we may experience reduced demand for our product offerings, which could materially adversely affect our business, financial condition and operating results.

In addition, the business of selling clothing products over the internet, and more specifically, selling such products as part of a subscription model, is dynamic and continues to evolve. Our market segment has grown significantly, and this growth may not continue or may decline, including specifically with respect to the subscription model portion of the industry. If members and customers cease to find value in this model or otherwise lose interest in our product offerings or our business model generally, we may not acquire new members and customers in numbers sufficient to sustain growth in our business or retain existing members and customers at rates consistent with our business model, our business, financial condition and operating results could be materially adversely affected.

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Furthermore, preferences and overall economic conditions that impact consumer confidence and spending, including discretionary spending, could have a material impact on our business. Economic conditions affecting disposable consumer income such as employment levels, business conditions, slower growth or recession, market volatility and related uncertainty, negative financial news, changes in housing market conditions, the availability of credit, interest rates, tax rates, new or increased tariffs, fuel and energy costs, the effect of natural disasters or acts of terrorism, and other matters, including as a result of the continued COVID-19 pandemic and its impact on economic conditions, could reduce consumer spending or cause consumers to shift their spending to lower-priced alternatives, each of which could materially adversely affect our business, financial condition and operating results.

In addition to an adverse impact on demand for our products, uncertainty about, or a decline in, economic conditions, whether as a result of the COVID-19 pandemic or otherwise, could have a significant impact on our suppliers, logistics providers and other business partners, including resulting in financial instability, inability to obtain credit to finance operations and insolvency. Our vendors and their manufacturing and assembly activities are located outside the United States, and as a result our operations and performance depend on both global and regional economic conditions. These and other economic factors could materially adversely affect our business, financial condition and operating results.

Changes in clothing and footwear costs and availability could materially adversely affect our business.

The future success of our business depends in part on our ability to anticipate and react to changes in clothing and footwear costs and availability. We are susceptible to increases in clothing costs as a result of factors beyond our control, such as general economic conditions, market changes, increased competition, general risk of inflation, exchange rate fluctuations, seasonal fluctuations, shortages or interruptions, weather conditions, changes in global climates, shipping delays, global demand, public health crises, such as pandemics and epidemics, generalized infectious diseases, changes in law or policy, declines in fertile or arable lands suitable for growing textiles, the availability of synthetic fabrics, product recalls and government regulations. For example, any prolonged negative impact of the COVID-19 pandemic on the availability of natural or man-made fabrics and other clothing or footwear materials could  materially and adversely affect our business, financial condition and operating results; provided we have not experienced any of these effects to date. We generally do not have long-term supply contracts or guaranteed purchase commitments with our suppliers. Additionally, inflation can have both a short-term and a long-term impact on us because of increasing costs of materials, shipping and labor, which may impact our ability to maintain satisfactory margins. We have recently experienced increases in our product manufacturing costs and other expenses due to inflation. Increases in inflation may not be matched by rises in income, which also could have a negative impact on spending by our customers. Increases in manufacturing and other product and shipping costs due to inflation, like those currently being experienced, will require us to raise prices or cut other expenses to maintain current margins, and any required increase in the pricing of our products may be met with decreased demand, which could materially adversely affect our margins, revenues and results of operations.

The termination of, or material changes to, our relationships with key vendors could materially adversely affect our business, financial condition and operating results, which could be exacerbated due to our reliance on a small number of vendors for a significant portion of our inventory.

We contract to manufacture with vendors for the products we sell. As of October 28, 2021, we procured merchandise from more than 25 vendors. However, for the year ended January 2, 2021, four vendors accounted for approximately 60% of inventory purchases. As of January 2, 2021, the amount due to these vendors totaled $242,019. For the year ended December 28, 2019, three vendors accounted for approximately 50% of inventory purchases. For the 26 weeks ended July 3, 2021, three vendors accounted for approximately 58% of inventory purchases. For the 26 weeks ended June 27, 2020, three vendors accounted for approximately 63% of inventory purchases.

In the event these vendors decide to terminate their relationships with us or cease supplying products, such vendors may be difficult to replace and/or the products they supply us may be more expensive or of lesser quality. It can take a significant amount of time and resources to identify, develop and maintain relationships with vendors. The termination of, or material changes to, arrangements with key vendors, disagreements with key vendors as to payment or other terms, or the failure of a key supplier or vendor to meet its contractual obligations to us may require us to contract with alternative vendors. If we have to replace key vendors, we may be subject to pricing or other terms less favorable than those we currently enjoy, and it may be difficult to identify and secure relationships with alternative vendors that are able to meet our volume requirements and quality or other standards. If we cannot replace or engage vendors who meet our specifications and standards in a short period of time, we could encounter increased expenses, shortages of items, disruptions or delays in customer shipments. Such affects could be further exacerbated due to our reliance on a small number of vendors for the majority of our inventory purchases. If any of the above were to occur, we could experience delays in shipments, cancellations and a reduction in sales revenue, any of which could materially adversely affect our business, financial condition and operating results.

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We may be unable to scale our operations fast enough to bring down our cost of sales and generate revenues sufficient to support our operations.

We believe that in general, the faster we are able to scale up our operations, the lower our cost of sales, as a percentage of revenue, will be, as we believe that certain economics of scale exist with our operations. If we are unable to grow our business fast enough to take advantage of these economies of scale, our operations may suffer, and we may not be profitable.

Our acquisition, sales and shipping operations require us to manage and communicate with vendors, partners and third parties all over the world.

Our operations require us to keep in contact with, and communicate with, vendors, partners and third parties all over the world. Our failure to effectively communicate which such parties, either due to issues with connectivity, communication issues, or changes in time zones, among others, could have a material adverse effect on our ability to complete our business plan, expand our operations, manage our sales and growth, and meet customer needs. As a result, such failure could have a material adverse effect on our operations, revenues and future growth.

Disruptions in our warehouse operations could adversely affect sales and customer satisfaction.

We currently receive, package and ship merchandise at our warehouse located in Southern California. We depend on the orderly operation of our warehouse, and will in the future depend on additional warehouses, to distribute our products. Although we believe that our receiving and distribution process is efficient, unforeseen disruptions in operations due to fires, hurricanes, earthquakes or other catastrophic events, labor issues or other shipping problems may result in delays in the delivery of products to our warehouse(s), delays in shipping products to members and customers, or delays in such members and customers receiving products on a timely basis, which could adversely affect sales and the satisfaction of our members and customers. Separately, if we are unable to adequately staff our warehouse(s) or if the cost of such staffing is higher than historical or projected costs, our margins may be negatively affected. In addition, warehousing comes with potential risks, such as workplace safety issues and employment claims for the failure or alleged failure to comply with labor laws or laws respecting union organizing activities. Any such issues may result in delays in shipping times or packing quality, and our reputation and operating results may be harmed.

Natural disasters or other catastrophic events could negatively affect our business, financial condition, and results of operations.

Natural disasters, such as hurricanes, typhoons or earthquakes, could negatively affect our operations and financial performance. Such events could result in physical damage to our warehouse or future warehouses, the temporary closure of our warehouse or future warehouses, the temporary lack of an adequate work force at a warehouse, the temporary or long-term disruption in the supply of products from some local or overseas suppliers, the temporary disruption in the transport of goods to or from overseas, delays in the delivery of goods to our warehouse or future warehouses, and the temporary reduction in the availability of products in our warehouse or future warehouses. Public health issues, whether occurring in the U.S. or abroad, could disrupt our operations, disrupt the operations of suppliers or have an adverse impact on consumer spending and confidence levels. These events could also reduce demand for our products or make it difficult or impossible to receive products from suppliers or ship products to members and customers. We may be required to suspend operations in some or all of our locations, which could have a material adverse effect on our business, financial condition and results of operations.

We face risks associated with product returns and the costs of such returns which could reduce our net revenues and results of operations.

Our members and customers are able to return products which we ship to them for free. If we do not do a good job anticipating the upcoming trends or ship items to members that do not fit their style and receive a higher return rate than expected, we could lose money on shipping costs and could have to find ways to unload excess inventory at prices below those anticipated. Although we maintain a reserve for returns, we could be forced to accept substantial product returns beyond such reserve in the future, which would be costly, not just due to the excess inventory that would create, but because we have to pay the costs of shipping and returns. Product returns that exceed our reserves could harm our business and financial results. From time to time our products are damaged in transit, which can increase return rates and harm our brand.

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We rely upon independent third-party transportation providers for substantially all of our product shipments and are subject to increased shipping costs as well as the potential inability of our third-party transportation providers to deliver on a timely basis.

We currently rely upon independent third-party transportation providers for substantially all of our product shipments, including shipments to and from all of members and customers, and currently rely on FedEx SmartPost shipping in connection with U.S. Postal Service for substantially all of our shipping needs. Our utilization of these delivery services (and more specifically, FedEx via the U.S. Post Office) for shipments is subject to risks which may impact a shipping company’s ability to provide delivery services that adequately meet our shipping needs, including risks related to employee strikes, labor and capacity constraints, port security considerations, trade policy changes or restrictions, military conflicts, acts of terrorism, accidents, natural disasters and inclement weather. In addition, our clothing, shoes and accessories are currently manufactured under our own brand name in only two countries, China and Turkey. Accordingly, any delays in production and added costs in China or Turkey could have a more significant impact on our results of operations. Any interruption in service provided by our shipping companies could cause temporary disruptions in our business, a loss of sales and profits, and other material adverse effects. In addition, we are subject to increased shipping costs when fuel prices increase, as we use expedited means of transportation such as air freight. If we change the shipping company we use, we could face logistical difficulties that could adversely affect deliveries, and we would incur costs and expend resources in connection with such change. Moreover, we may not be able to obtain terms as favorable as those received from our current independent third-party transportation provider which, in turn, would increase our costs.

Our gross margins could be adversely affected if we are unable to manage our inventory effectively.

The nature of the apparel and footwear industry requires us to carry a significant amount of inventory. Merchandise usually must be ordered well in advance of the season and frequently before apparel trends are confirmed by customer purchases. We must enter into contracts for the purchase and manufacture of merchandise well in advance of the applicable selling season. As a result, we are vulnerable to demand and pricing shifts and to sub-optimal selection and timing of merchandise purchases. If sales do not meet expectations (for example, because of the continuing and unknown aggregate duration and impact of the COVID-19 pandemic on inventory supply and consumer demand), too much inventory may cause excessive markdowns and, therefore, lower-than-planned margins.

Our ability to source our merchandise could be negatively impacted if new trade restrictions are imposed or existing trade restrictions become more burdensome.

The United States and China and Turkey, where our products are manufactured, may impose additional quotas, duties, tariffs, or other restrictions or regulations, or may adversely adjust prevailing quota, duty, or tariff levels. These restrictions or regulations could have an adverse effect on our financial statements for the period or periods for which the applicable final determinations are made. Countries impose, modify, and remove tariffs and other trade restrictions in response to a diverse array of factors, including global and national economic and political conditions, which make it impossible for us to predict future developments regarding tariffs and other trade restrictions. Trade restrictions, including tariffs, quotas, embargoes, safeguards, and customs restrictions, could increase the cost or reduce the supply of products available to us or may require us to modify our supply chain organization or other current business practices, any of which could harm our business, financial condition, and results of operations. We are dependent on international trade agreements and regulations. If the United States were to withdraw from or materially modify certain international trade agreements, our business could be adversely affected.

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The U.S. government has imposed increased tariffs on certain imports from China. Additional tariffs may be imposed on other imports from China in the future, including on items that we import. While it is too early to predict how the recently enacted and proposed tariffs on items imported from China will impact our business, such tariffs could require us to increase prices, which could reduce the competitiveness of our products or, if we do not increase prices, result in lower gross margin on products sold. In either case, increased tariffs or trade restrictions implemented by the United States or other countries in connection with a global trade war could have a material adverse effect on our business, financial condition and results of operations.

Our business is highly dependent upon our ability to identify and respond to new and changing fashion trends, customer preferences, and other related factors. Our inability to identify and respond to these new trends may lead to inventory markdowns and write-offs, which could adversely affect us and our brand image.

Our success depends in large part upon our ability to effectively identify and respond to changing fashion trends and consumer demands and to translate market trends into desired product offerings. Our failure to identify and react appropriately to new and changing fashion trends or tastes, to accurately forecast demand for certain product offerings, could lead to, among other things, excess or insufficient amounts of inventory, markdowns, write-offs, and lower product margins, any of which could materially adversely affect our business. Because our success depends significantly on our brand image, damage to our brand image as a result of our failure to identify and respond to changing fashion trends could have a material negative impact on us. We often place orders for products ahead of when the product will be sold. Therefore, we are vulnerable to changes in consumer preference and demand, and pricing shifts, between the time we design and order our products and when the merchandise will be sold. There can be no assurance that we will be able to adequately and timely respond to the preferences of our members and customers. The failure of any of our product offerings to appeal to our members and customers could have a material adverse effect on our business, results of operations, and financial condition.

Our business is sensitive to overall levels of consumer spending, particularly in the children’s apparel market.

Both retail and wholesale consumer demand for children apparel and accessories, is affected by the overall level of consumer spending. Overall spending in the market is affected by a number of factors, including birth rate fluctuations and general economic conditions. In addition, discretionary consumer spending is affected by a number of factors, such as the weather, the overall economy and employment levels, stock market returns, uncertainty in the political climate, gasoline and utility costs, business conditions, availability of consumer credit, tax rates, the availability of tax credits, interest rates, levels of consumer indebtedness, foreign currency exchange rates, and overall levels of consumer confidence. Reductions, or lower-than-expected growth, in the level of discretionary or overall end consumer spending may have a material adverse effect on our sales and results of operations. Furthermore, any increases in consumer discretionary spending during times of crisis may be temporary, such as those related to government stimulus programs. Economic conditions in certain regions may also be affected by natural disasters, such as hurricanes, tropical storms, earthquakes, and wildfires; other public health crises; and other major unforeseen events. These and other social, political and economic factors could adversely affect demand for our products, which would negatively impact our business, results of operations and financial condition.

We may be unable to maintain a high level of engagement with our members and customers and increase their spending with us, which could harm our business, financial condition, or operating results.

Most of our revenue comes from repeat purchases by active members and subscribers. If existing members and customers no longer find our service and products appealing or appropriately priced, they may make fewer purchases and may stop using our service. Even if our existing members and customers continue to find our service and products appealing, they may decide to reduce the frequency of shipments and purchase fewer products over time as their demand for new apparel declines. A decrease in the number of members and customers, a decrease in customer spending on the products we offer, or our inability to attract high-quality members and customers could negatively affect our operating results. Further, we believe that our future success will depend in part on our ability to increase sales to our existing members and customers over time and, if we are unable to do so, our business may suffer.

Our ability to grow our operations and revenues depends on our ability to attract new members and customers.

Our ability to grow our operations and revenues depends on our ability to cost-effectively attract new members and customers. To do that, we must appeal to and acquire members and customers who have historically used other means to purchase children’s apparel, shoes, and accessories, such as traditional brick-and-mortar apparel retailers or the websites of our competitors. We also face competition for members and customers from other retailers who offer or plan to offer similar services as ours. We reach new members and customers through paid marketing, referral programs, organic word of mouth, email, and other methods of discovery, such as mentions in the press or internet search engine results. Although we expect to increase marketing spend over time, our marketing activity and spend may vary from period to period and we may adjust our marketing strategy or spend within a period if we are not achieving the intended results or if we believe the return-on-investment is not favorable, which may result in faster or slower rates of active client growth in any given period. Moreover, new members and customers may not purchase from us as frequently or spend as much with us as existing members and customers, and the revenue generated from new members and customers may not be as high as the revenue generated from our existing members and customers.

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To date we have been significantly reliant on related party relationships and loans.

To date our operating expenses have been significantly supplemented by related party loans from Ezra Dabah, our Chief Executive Officer and Chairman and his family, all of which have since been converted into equity. We also sublease our corporate office and our California fulfillment center from Nina Footwear Corp., which is 86.36% owned by Ezra Dabah and his family including Moshe Dabah, and which entity Mr. Dabah serves as Chief Executive Officer and member of the Board of Directors of (“Nina Footwear”). Nina Footwear also provides us administrative and executive support services under a Management Services Agreement in consideration for 0.75% of our monthly net sales. For the years ended January 2, 2021 and December 28, 2019, the total fees payable to Nina Footwear pursuant to the Management Services Agreement were $115,725 and $124,218, respectively, and are included in general and administrative expenses. Management fees amounted to $74,729 and $45,567 for the 26 weeks ended July 3, 2021 and June 27, 2020, respectively, and are included in general and administrative expenses. For the year ended December 29, 2018, the total fees payable to Nina Footwear were $118,000, representing 1% of the Company’s total net sales. In the event the sublease agreements were terminated, we may not be able to find comparable office and fulfillment center arrangements and/or the costs of such arrangements may be significantly higher than those charged by Nina Footwear. Furthermore, we may be unable to support our operations if Ezra Dabah and his family members stop loaning us money. On April 1, 2021, April 14, 2021 and June 15, 2021, the Company borrowed $100,000, $200,000 and $100,000 from Nina Footwear and entered into short-term, unsecured promissory notes in the amounts of $100,000, $200,000 and $100,000, respectively, to evidence the loans. The notes are unsecured, noninterest bearing and due on December 31, 2021. As of July 3, 2021 and January 2, 2021, there was $1,018,167 and $599,811 due to Nina Footwear, respectively. Additionally, in the event the Management Services Agreement were terminated, our costs may increase, and we may be unable to cost effectively obtain the services currently provided by Nina Footwear. While we believe that all related party agreements are on terms similar to, or more favorable to, the Company than we would obtain from third parties, such significant related party relationships may be perceived negatively by potential stockholders or investors. Our significant related party relationships and transactions, the terms of such relationships and transactions, and/or the termination of any such relationships or transactions, may have a material adverse effect on our results of operations moving forward.

We have one former minority stockholder of the Company, who may be deemed to hold anti-dilution, drag-along and tag-along rights, which have no termination date.

Pursuant to certain prior Investment Agreements and Conversion Agreements entered into with the majority of our current stockholders prior to the date hereof, such stockholders were granted preemptive, anti-dilution, drag-along and tag-along rights. On May 12, 2021, the Company and each then stockholder of the Company (other than the minority stockholder discussed below), except for one minority stockholder, entered into a Covenant Termination and Release Agreement, whereby each executing stockholder, in consideration for $10, agreed to terminate any and all preemptive rights, anti-dilutive rights, tag-along, drag-along or other special stockholder rights which they held as a result of the terms of any prior Investment Agreements or Conversion Agreements, and release the Company from any and all liability or obligations in connection with any such rights, effective as of the date that the registration statement of which this prospectus forms a part is declared effective. As such, no preemptive rights, anti-dilution, drag-along and tag-along rights will apply to this offering (other than to the extent described below), or continue to bind the Company as to such executing stockholders. However, one non-related stockholder of the Company who then held 147,620 shares of common stock (2.7% of the Company’s current outstanding common stock), pursuant to a January 14, 2019 Conversion Agreement, did not execute such Covenant Termination and Release Agreement. Although the shares originally held by such stockholder were subsequently transferred, the language regarding the termination of anti-dilution, drag-along and tag-along rights is not. As such, although the Company believes that all rights were terminated upon the transfer of the shares originally held by such minority stockholder, it is possible that such minority stockholder argues that he continues to hold contractual drag-along rights (providing for rights to be dragged along in any transaction relating to the sale of a majority of the Company’s outstanding shares or assets, or the sale of 50% or more of the outstanding common stock of the Company, or any merger or consolidation of the Company, on the same terms, and subject to the same conditions, as other sellers) and tag-along rights (to tag-along with any transaction proposed by Ezra Dabah, our Chief Executive Officer and Chairman, or his affiliates with a third party, on the same terms and in the same proportion, as Ezra Dabah and his affiliates), as well as stockholder adjustment rights, whereby if the Company ever issues shares of capital stock (or any securities convertible into or exchangeable or exercisable for capital stock, or any options, warrants or other rights to purchase, subscribe for or otherwise acquire capital stock), at a price per share less than $3.3870749 per share, the Company is required to issue such stockholder a number of additional shares of common stock equal to the difference between (i) 147,620 shares of common stock and (ii) $500,000 divided by the dilutive price. Such anti-dilutive rights, drag-along and tag-along rights, to the extent they continue to apply, will have no expiration date. As discussed above, it is the Company’s belief that such rights expired automatically upon the transfer of the shares of stock originally held by such stockholder, however, in the event such anti-dilutive rights are deemed to apply and triggered, it could cause significant dilution to existing stockholders. Furthermore, such anti-dilution, tag-along and drag-along rights, or the risk that such rights continue to apply, may make the Company less desirable for an acquisition, which may otherwise be beneficial to stockholders, may complicate future offerings and/or may result in the value of the Company’s securities having trading prices less than a similarly situated company which did not have outstanding anti-dilution, tag-along and drag-along rights, or risks that such rights apply. Regardless of the above, we do not anticipate such rights being triggered by the offering of securities described in this prospectus.

We have identified material weaknesses in our information technology general controls and procedures. If not remediated, our failure to establish and maintain effective information technology general controls and procedures could result in material misstatements in our financial statements which could have a material adverse effect on our financial condition and the trading price of our common stock.

Maintaining effective information technology (“IT”) general controls and procedures is necessary for us to produce reliable financial information. Although a formal evaluation of our internal controls and procedures is not yet required pursuant to SEC rules or requirements, during the preparation of our financial statements for the fiscal years ended January 2, 2021 and December 28, 2019, we and our independent registered public accounting firm identified various significant deficiencies that when combined rise to a material weakness in our IT general controls, which related to insufficient documentation related to risk assessment, privileged access and application. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Company’s annual or interim financial statements will not be prevented or detected on a timely basis. Without formal documentation, written policies and documented controls, the Company could be vulnerable to unauthorized changes, errors, and disclosure of financial information; and could jeopardize the integrity of critical business and financial information.

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Maintaining effective IT general controls and procedures are necessary for us to produce reliable financial information and the Company is committed to remediating its material weakness in such controls as promptly as possible. However, there can be no assurance as to when these material weaknesses will be remediated or that additional material weaknesses will not arise in the future. Any failure to remediate the material weaknesses, or the development of new material weaknesses in our internal controls and procedures could result in material misstatements in our financial statements, which in turn could have a material adverse effect on our financial condition and the trading price of our common stock, and/or result in litigation against us or our management. In addition, even if we are successful in strengthening our IT general controls and procedures, those controls and procedures may not be adequate to prevent or identify irregularities or facilitate the fair presentation of our financial statements or our future periodic reports filed with the SEC.

The ability of certain key employees to devote adequate time to us are critical to the success of our business, and failure to do so may adversely affect our revenues and as a result could materially adversely affect our business, financial condition and results of operations.

We must retain the services of our key employees and strategically recruit and hire new talented employees to obtain customer transactions that generate most of our revenues. Mr. Ezra Dabah also serves as the Chief Executive Officer and director of our Company since April 2015 (and Chairman since October 2021). Ezra Dabah also serves as the Chief Executive Officer and member of the Board of Directors of Nina Footwear, a wholesaler of women’s and kids’ shoes and accessories (a position he has held since 2012). Mr. Moshe Dabah is currently Chief Operating Officer and Chief Technology Officer of the Company and has served as Vice President of the Company since July 2019. Since January 2021, Moshe Dabah has served as the Secretary of Nina Footwear. Nina Footwear is 86.36% owned by Ezra Dabah and his family. Ezra Dabah spends approximately 80% of his time on Company matters and approximately 20% of his time as Chief Executive Officer and director of Nina Footwear and Moshe Dabah spends approximately 90% of his time on Company matters and approximately 10% of his time as the Secretary of Nina Footwear. As a result, these key employees dedicate only a portion of their professional efforts to our business and operations, and there is no contractual obligation for them to spend a specific amount of their time with us. These key employees may not be able to dedicate adequate time to our business and operations and we could experience an adverse effect on our operations due to the demands placed on our management team by their other professional obligations. In addition, these key employees’ other responsibilities could cause conflicts of interest with us.

Our failure to comply with the covenants in the documents governing our existing and future indebtedness could materially adversely affect our financial condition and liquidity.

In connection with Cash Advance Agreements we have entered into with CFT Clear Finance Technology Corp. (“Clear Finance”), pursuant to which we received certain advances against our future receivables, and our Loan and Security Agreement (the “Loan and Security Agreement”) with Crossroads Financial Group, LLC (“Crossroads”), we agree to meet certain financial covenants (described in greater detail under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”—“Liquidity and Capital Resources”—“Line of Credit”), and to not provide any person any security interest in our assets other than Crossroads. Such agreements also include customary events of default, including as to the Loan and Security Agreement, if Ezra Dabah, our Chief Executive Officer and Chairman, and his family cease being the direct or indirect beneficial owner of more than 50% of our voting stock, or if any other person or entity shall become the direct or indirect owner of over 45% of our voting stock or if Mr. Dabah or Adir Katzav, our Executive Vice President and Chief Financial Officer, cease to be employed by the Company. If technical defaults or other events of default occur under the Cash Advance Agreements or the Loan and Security Agreement, or other outstanding debt obligations in the future, and such defaults are not waived, we would face penalties and damages, and our lenders will be able to accelerate the amounts due under such agreements, which could force us to liquidate assets and/or seek bankruptcy protection. Additionally, a breach of any of the covenants of Cash Advance Agreements or the Loan and Security Agreement or any future agreements, if uncured or unwaived, could lead to an event of default under any such document, which in some circumstances could give our creditors the right to demand that we accelerate repayment of amounts due and/or enforce their security interests over substantially all of our assets. This would likely in turn trigger cross-acceleration or cross-default rights in other documents governing our indebtedness. Therefore, in the event of any such breach, we may need to seek covenant waivers or amendments from our creditors or seek alternative or additional sources of financing, and we may not be able to obtain any such waivers or amendments or alternative or additional financing on acceptable terms, if at all. In addition, any covenant breach or event of default could harm our credit rating and our ability to obtain additional financing on acceptable terms. The occurrence of any of these events could have a material adverse effect on our financial condition and liquidity and/or cause our lenders to enforce their security interests which could ultimately result in the foreclosure of our assets, which would have a material adverse effect on our operations and the value of our securities.

Our obligations under our asset-based Loan and Security Agreement are secured by a first priority security interest in substantially all of our assets.

Our obligations under the Loan and Security Agreement are secured by a first priority security interest in substantially all of our assets. As such, if we default under that agreement or our obligations to our creditor, our creditor may enforce its security interests over our assets which secure the repayment of our obligations, take control of our assets and operations, force us to seek bankruptcy protection, or force us to curtail or abandon our current business plans and operations. If that were to happen, any investment in the Company could become worthless. We intend to pay off all our obligations to Crossroads and Clear Finance and other payables with money received from this offering, and to use the remainder of such funds for marketing expenses and for working capital.

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Risks Relating to Data and Information Systems

Disruptions in our data and information systems could harm our reputation and our ability to run our business.

We rely extensively on data and information systems for our supply chain, order processing algorithm, fulfillment operations, financial reporting, human resources and various other operations, processes and transactions. Furthermore, a significant portion of the communications between, and storage of personal data of, our personnel, members, customers and suppliers depend on information technology. Our data and information systems are subject to damage or interruption from power outages, computer and telecommunications failures, computer viruses, security breaches (including breaches of our transaction processing or other systems that could result in the compromise of confidential customer data), catastrophic events, data breaches and usage errors by our employees or third-party service providers. Our data and information technology systems may also fail to perform as we anticipate, and we may encounter difficulties in adapting these systems to changing technologies or expanding them to meet the future needs of our business. If our systems are breached, damaged or cease to function properly, we may have to make significant investments to fix or replace them, suffer interruptions in our operations, incur liability to our members, customers and others or face costly litigation, and our reputation with our members and customers may be harmed. We also rely on third parties for a majority of our data and information systems, including for third-party hosting and payment processing. If these facilities fail, or if they suffer a security breach or interruption or degradation of service, a significant amount of our data could be lost or compromised and our ability to operate our business and deliver our product offerings could be materially impaired. In addition, various third parties, such as our suppliers and payment processors, also rely heavily on information technology systems, and any failure of these systems could also cause loss of sales, transactional or other data and significant interruptions to our business. Any material interruption in the data and information technology systems we rely on, including the data or information technology systems of third parties, could materially adversely affect our business, financial condition and operating results.

Our business has in the past been, and may in the future be, subject to data security risks, including security breaches.

We, or our third-party vendors on our behalf, collect, process, store and transmit substantial amounts of information, including information about our members and customers. We take steps to protect the security and integrity of the information we collect, process, store or transmit, but there is no guarantee that inadvertent or unauthorized use or disclosure will not occur or that third parties will not gain unauthorized access to this information despite such efforts. Security breaches, computer malware, computer hacking attacks and other compromises of information security measures have become more prevalent in the business world and may occur on our systems or those of our vendors in the future. We were subject to a ransomware attack in July 2020. The attack was exacted on equipment located at our executive offices located at 200 Park Avenue South, New York, New York 10003. The attackers gained access to the network via virtual private network (VPN) and proceeded to encrypt local desktop computers and servers connected to that domain. There was no exposure of our customer database or primary system servers which host our website in the attack, as they are not located at our corporate offices. By the following day, the threat had been mitigated and office systems were decrypted a few days later. Large internet companies and websites have from time to time disclosed sophisticated and targeted attacks on portions of their websites, and an increasing number have reported such attacks resulting in breaches of their information security. We and our third-party vendors are at risk of suffering from similar attacks and breaches (similar to the July 2020 breach described above). Although we take steps to maintain confidential and proprietary information on our information systems, these measures and technology may not adequately prevent security breaches and we rely on our third-party vendors to take appropriate measures to protect the security and integrity of the information on those information systems. Because techniques used to obtain unauthorized access to or to sabotage information systems change frequently and may not be known until launched against us, we may be unable to anticipate or prevent these attacks. In addition, a party who is able to illicitly obtain a customer’s identification and password credentials may be able to access the customer’s account and certain account data.

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Any actual or suspected security breach or other compromise of our security measures or those of our third-party vendors, whether as a result of hacking efforts, denial-of-service attacks, viruses, malicious software, break-ins, phishing attacks, social engineering or otherwise, could harm our reputation and business, damage our brand and make it harder to retain existing members and customers or acquire new ones, require us to expend significant capital and other resources to address the breach, and result in a violation of applicable laws, regulations or other legal obligations. Our insurance policies may not cover, or may not be adequate to reimburse us for, losses caused by any such security breach.

We rely on email and other messaging services to connect with our existing and potential members and customers. Our members and customers may be targeted by parties using fraudulent spoofing and phishing emails to misappropriate passwords, payment information or other personal information or to introduce viruses through Trojan horse programs or otherwise through our members’ and customers’ computers, smartphones, tablets or other devices. Despite our efforts to mitigate the effectiveness of such malicious email campaigns through product improvements, spoofing and phishing may damage our brand and increase our costs. Any of these events or circumstances could materially adversely affect our business, financial condition and operating results.

Our websites have in the past encountered, and may in the future encounter, technical problems and service interruptions.

Our websites have in the past encountered, and may in the future experience, slower response times or interruptions as a result of increased traffic or other reasons. These delays and interruptions resulting from failure to maintain internet service connections to our site have in the past and may in the future frustrate visitors and reduce our future web site traffic, which could have a material adverse effect on our business.

Our business is exposed to risks associated with credit card and other online payment chargebacks and fraud.

A majority of our revenue is processed through credit cards and other online payments (including PayPal). If our refunds or chargebacks increase, our processors could require us to create reserves, increase fees or terminate their contracts with us, which would have an adverse effect on our financial condition. Our failure to limit fraudulent transactions conducted on our websites, such as through the use of stolen credit card numbers, could also subject us to liability and adversely impact our reputation. Under credit card association rules, penalties may be imposed at the discretion of the association for inadequate fraud protection. Any such potential penalties would be imposed on our credit card processor by the association. However, we face the risk that we may fail to maintain an adequate level of fraud protection and that one or more credit card associations or other processors may, at any time, assess penalties against us or terminate our ability to accept credit card payments or other form of online payments from members and customers, which would have a material adverse effect on our business, financial condition and operating results.

We could also incur significant fines or lose our ability to give members and customers the option of using credit cards to pay for our products if we fail to follow payment card industry data security standards, even if there is no compromise of customer information. Although we believe we are in compliance with payment card industry data security standards and do not believe there has been a compromise of customer information, it is possible that at times we have not, or may not be, in full compliance with these standards. Accordingly, we could be fined, which could impact our financial condition, or our ability to accept credit and debit cards as payment could be suspended, which would cause us to be unable to process payments using credit cards. If we are unable to accept credit card payments, our business, financial condition and operating results may be adversely affected.

In addition, we could be liable if there is a breach of the payment information. Online commerce and communications depend on the secure transmission of confidential information over public networks. We rely on encryption and authentication technology to authenticate and secure the transmission of confidential information, including cardholder information. However, this technology may not prevent breaches of the systems we use to protect cardholder information. In addition, some of our partners also collect or possess information about our members and customers, and we may be subject to litigation or our reputation may be harmed if our partners fail to protect our members’ and customers’ information or if they use it in a manner inconsistent with our policies and practices. Data breaches can also occur as a result of non-technical issues. Under our contracts with our processors, if there is unauthorized access to, or disclosure of, credit card information we store, we could be liable to the credit card issuing banks for their cost of issuing new cards and related expenses.

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There may be losses or unauthorized access to or releases of confidential information, including personally identifiable information, that could subject the Company to significant reputational, financial, legal and operational consequences.

The Company’s business requires it to use, transmit and store confidential information including, among other things, personally identifiable information (“PII”) with respect to the Company’s members, customers and employees. The Company devotes significant resources to network and data security, including through the use of encryption and other security measures intended to protect its systems and data. But these measures cannot provide absolute security, and losses or unauthorized access to or releases of confidential information could occur and could materially adversely affect the Company’s reputation, financial condition and operating results. The Company’s business also requires it to share confidential information with third parties. Although the Company takes steps to secure confidential information that is provided to third parties, such measures are not always effective and losses or unauthorized access to or releases of confidential information occur and could materially adversely affect the Company’s reputation, financial condition and operating results.

For example, the Company may experience a security breach impacting the Company’s information technology systems that compromises the confidentiality, integrity or availability of confidential information. Such an incident could, among other things, impair the Company’s ability to attract and retain members and customers for its products and services, impact the Company’s stock price, materially damage supplier relationships, and expose the Company to litigation or government investigations, which could result in penalties, fines or judgments against the Company.

Under payment card rules and obligations, if cardholder information is potentially compromised, the Company could be liable for associated investigatory expenses and could also incur significant fees or fines if the Company fails to follow payment card industry data security standards. The Company could also experience a significant increase in payment card transaction costs or lose the ability to process payment cards if it fails to follow payment card industry data security standards, which would materially adversely affect the Company’s reputation, financial condition and operating results.

Risks Related to Government Regulation

Our business is subject to a wide variety of U.S. and foreign government laws and regulations. These laws and regulations, as well as any new or changed laws or regulations, could disrupt our operations or increase our compliance costs. Failure to comply with such laws and regulations could have a further adverse impact on our business.

We are subject to a wide variety of laws and regulations relating to the markets in which we operate or to various aspects of our business. Laws and regulations at the foreign, federal, state and local levels frequently change, and we cannot always reasonably predict the impact from, or the ultimate cost of compliance with, future regulatory or administrative changes. Changes in law, the imposition of new or additional regulations or the enactment of any new or more stringent legislation that impacts employment and labor, trade, advertising and marketing practices, pricing, consumer credit offerings, product testing and safety, transportation and logistics, health care, tax, accounting, privacy and data security, health and safety, financial crimes and sanctions or environmental issues, among others, could require us to change the way we do business and could have a material adverse impact on our sales, profitability, cash flows and financial condition. Moreover, our production, marketing, advertising and other business practices could become the subject of proceedings before regulatory authorities or the subject of claims by other parties that could require us to alter or end those practices or adopt new practices that are not as effective or are more expensive.

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In addition, our operations are subject to federal, state, provincial and local laws and regulations relating to pollution, environmental protection, occupational health and safety and labor and employee relations. New or different laws or regulations could increase direct compliance costs for us or may cause our vendors to raise the prices they charge us because of increased compliance costs. Further, the adoption of a multi-layered regulatory approach to any one of the state or federal laws or regulations to which we are currently subject, particularly where the layers are in conflict, could require alteration of our processes which may adversely impact our business. We may not be in complete compliance with all such requirements at all times and, even when we believe that we are in complete compliance, a regulatory agency may determine that we are not. Our operations could also be impacted by a number of pending legislative and regulatory proposals in the United States and other countries to address global climate change. These actions could increase costs associated with our operations, including costs for raw materials, pollution control equipment and transportation. Because it is uncertain what laws will be enacted, we cannot predict the potential impact of such laws on our business, financial condition, and results of operations. Additionally, our operations and those of our suppliers are subject to foreign exchange, tariff, environmental, tax and regulatory compliance risks, among others, which could have a material adverse effect on our business, financial condition, and results of operations.

As a distributor of consumer products, we are subject to the Consumer Products Safety Act, which empowers the Consumer Products Safety Commission (CPSC) to exclude from the market products that are found to be unsafe or hazardous. We are also subject to the Consumer Product Safety Improvement Act, which requires that children’s products: (a) comply with all applicable children’s product safety rules; (b) be tested for compliance by a CPSC-accepted accredited laboratory, unless subject to an exception; (c) have a written Children’s Product Certificate that provides evidence of the product’s compliance; and (d) have permanent tracking information affixed to the product and its packaging where practicable. Under certain circumstances, the Consumer Products Safety Commission could require us to repurchase or recall one or more of our products. In addition, laws regulating certain consumer products exist in some cities and states in which we sell our products, and more restrictive laws and regulations may be adopted in the future. Any repurchase or recall of our products could be costly to us and could damage our reputation. If we were required to remove, or we voluntarily removed, our products from the market, our reputation could be tarnished and we could have large quantities of products that we are unable to sell.

Several states currently have laws in effect that are similar to, and, in certain cases, more restrictive than, these federal laws. Compliance with all of these regulations is costly and time-consuming. Inadvertent violation of any of these regulations could cause us to incur fines and penalties and may also lead to restrictions on our ability to manufacture and sell our products and services and to import or export the products we sell. All of which could have a negative effect on revenues or gross profit.

Government regulation of the internet and e-commerce is evolving, and unfavorable changes or failure by us to comply with these regulations could substantially harm our business and results of operations.

We are subject to general business regulations and laws as well as regulations and laws specifically governing the internet and e-commerce. Existing and future regulations and laws could impede the growth of the internet, e-commerce or mobile commerce. These regulations and laws may involve taxes, tariffs, privacy and data security, anti-spam, content protection, electronic contracts and communications, consumer protection and internet neutrality. It is not clear how existing laws governing issues such as property ownership, sales and other taxes, and consumer privacy apply to the internet as the vast majority of these laws were adopted prior to the advent of the internet and do not contemplate or address the unique issues raised by the internet or e-commerce. It is possible that general business regulations and laws, or those specifically governing the internet or e-commerce, may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices. We cannot be sure that our practices have complied, comply or will comply fully with all such laws and regulations. Any failure, or perceived failure, by us to comply with any of these laws or regulations could result in damage to our reputation, a loss in business and proceedings, or actions against us by governmental entities or others. Any such proceeding or action could hurt our reputation, force us to spend significant amounts in defense of these proceedings, distract our management, increase our costs of doing business, decrease the use of our sites by members, customers and suppliers and may result in the imposition of monetary liability. We may also be contractually liable to indemnify and hold harmless third parties from the costs or consequences of non-compliance with any such laws or regulations. In addition, it is possible that governments of one or more countries may seek to censor content available on our websites or may even attempt to completely block access to our websites. Adverse legal or regulatory developments could substantially harm our business. In particular, in the event that we are restricted, in whole or in part, from operating in one or more countries, our ability to retain or increase our customer base may be adversely affected, and we may not be able to maintain or grow our net revenue and expand our business as anticipated.

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Failure to comply with federal, state and foreign laws and regulations relating to privacy, data protection and consumer protection, or the expansion of current or the enactment of new laws or regulations relating to privacy, data protection and consumer protection, could adversely affect our business and our financial condition.

A variety of federal, state and foreign laws and regulations govern the collection, use, retention, sharing and security of consumer data. Laws and regulations relating to privacy, data protection and consumer protection are evolving and subject to potentially differing interpretations. These requirements may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another or may conflict with other rules or our practices. As a result, our practices may not have complied or may not comply in the future with all such laws, regulations, requirements and obligations. Any failure, or perceived failure, by us to comply with any federal, state or foreign privacy or consumer protection-related laws, regulations, industry self-regulatory principles, industry standards or codes of conduct, regulatory guidance, orders to which we may be subject or other legal obligations relating to privacy or consumer protection could adversely affect our reputation, brand and business, and may result in claims, investigations, proceedings or actions against us by governmental entities or others or other liabilities or require us to change our operations.

We collect, store, process, and use personal information and other customer data, and we rely on third parties that are not directly under our control to manage certain of these operations and to collect, store, process and use payment information. Our members’ and customers’ personal information may include names, addresses, phone numbers, email addresses, payment card data, and payment account information, as well as other information. Due to the volume and sensitivity of the personal information and data we and these third parties manage, the security features of our information systems are critical. If our security measures, some of which are managed by third parties, are breached or fail, unauthorized persons may be able to access sensitive customer data, including payment card data. If we or our independent service providers or business partners experience a breach of systems that collect, store or process our members’ and customers’ sensitive data, our brand could be harmed, sales of our products could decrease, and we could be exposed to claims, losses, administrative fines, litigation or regulatory and governmental investigations and proceedings. Any such claim, investigation, proceeding or action could hurt our reputation, brand and business, force us to incur significant expenses in defense of such proceedings, distract our management, increase our costs of doing business, result in a loss of members, customers and suppliers and may result in the imposition of monetary penalties and administrative fines. Depending on the nature of the information compromised, we may also have obligations to notify users, law enforcement, or payment companies about the incident and may need to provide some form of remedy, such as refunds, for the individuals affected by the incident.

Privacy laws, rules, and regulations are constantly evolving in the United States and abroad and may be inconsistent from one jurisdiction to another. We expect that new industry standards, laws and regulations will continue to be proposed regarding privacy, data protection and information security in many jurisdictions, including the California Consumer Privacy Act of 2018, which went effective January 1, 2020, the California Consumer Privacy Rights Act, which goes effective on January 1, 2023, the Colorado Privacy Act, which goes effective on July 1, 2013 and the Virginia Consumer Data Protection Act, which goes effective January 1, 2023. We cannot yet determine the impact such future laws, regulations and standards may have on our business. Complying with these evolving obligations is costly. For instance, expanding definitions and interpretations of what constitutes “personal data” (or the equivalent) within the United States and elsewhere may increase our compliance costs. Any failure to comply could give rise to unwanted media attention and other negative publicity, damage our customer and consumer relationships and reputation, and result in lost sales, claims, administrative fines, lawsuits or regulatory and governmental investigations and proceedings and may harm our business and results of operations.

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Outside of the United States, there are many countries with data protection laws, and new countries are adopting data protection legislation with increasing frequency. Many of these laws may require consent from members and customers for the use of data for various purposes, including marketing, which may reduce our ability to market our products. There is no harmonized approach to these laws and regulations globally. Consequently, we will increase our risk of non-compliance with applicable foreign data protection laws and regulations if we expand internationally. We may need to change and limit the way we use personal information in operating our business and may have difficulty maintaining a single operating model that is compliant. Compliance with such laws and regulations will result in additional costs and may necessitate changes to our business practices and divergent operating models, limit the effectiveness of our marketing activities, adversely affect our business and financial condition, and subject us to additional liabilities.

In addition, various federal, state and foreign legislative and regulatory bodies, or self-regulatory organizations, may expand current laws or regulations, enact new laws or regulations or issue revised rules or guidance regarding privacy, data protection and consumer protection. Further regulation and interpretation of existing regulation of cookies and similar technologies may lead to broader restrictions on our marketing and personalization activities and may negatively impact our efforts to understand users’ internet usage, as well as the effectiveness of our marketing and our business generally. Such regulations may have a negative effect on businesses, including ours, that collect and use online usage information for consumer acquisition and marketing, it may increase the cost of operating a business that collects or uses such information and undertakes online marketing, it may also increase regulatory scrutiny and increase potential civil liability under data protection or consumer protection laws. Any such changes may force us to incur substantial costs or require us to change our business practices. This could compromise our ability to pursue our growth strategy effectively and may adversely affect our ability to acquire members and customers or otherwise harm our business, financial condition, and operating results.

We may experience fluctuations in our tax obligations and effective tax rate, which could adversely affect our business, results of operations, and financial condition.

We are subject to taxes in every jurisdiction in which we operate. We record tax expense based on current tax liabilities and our estimates of future tax liabilities, which may include reserves for estimates of probable settlements of tax audits. At any one-time, multiple tax years are subject to audit by various taxing jurisdictions. The results of these audits and negotiations with taxing authorities may affect the ultimate settlement of these issues. Further, our effective tax rate in a given financial statement period may be materially impacted by changes in tax laws, changes in the mix and level of earnings by taxing jurisdictions, or changes to existing accounting rules or regulations. Fluctuations in our tax obligations and effective tax rate could adversely affect our business, results of operations, and financial condition.

Our failure to collect state or local sales, use or other similar taxes could result in substantial tax liabilities, including for past sales, as well as penalties and interest, and our business could be materially adversely affected.

On June 21, 2018, the U.S. Supreme Court decided, in South Dakota v. Wayfair, Inc., that state and local jurisdictions may, at least in certain circumstances, enforce a sales and use tax collection obligation on remote vendors that have no physical presence in such jurisdiction. As a result, all states require sales and use tax collection by remote vendors and/or by online marketplaces. The details and effective dates of these collection requirements vary from state to state. It is possible that one or more jurisdictions may assert that we have liability for periods for which we have not collected sales, use or other similar taxes, and if such an assertion or assertions were successful it could result in substantial tax liabilities, including for past sales as well as penalties and interest, which could materially adversely affect our business, financial condition and operating results.

We will incur significant costs to ensure compliance with U.S. and NASDAQ reporting and corporate governance requirements.

We will incur significant costs associated with our public company reporting requirements and with applicable U.S. and NASDAQ corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002 and other rules implemented by the SEC and NASDAQ. We expect all of these applicable rules and regulations to significantly increase our legal and financial compliance costs and to make some activities more time consuming and costly. We also expect that these applicable rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our Board of Directors or as executive officers.

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Risks Related to Management and Directors

Ezra Dabah, our Chief Executive Officer and member of our Board of Directors, will continue to exercise majority voting control over us after this offering, which will limit your ability to influence corporate matters and could delay or prevent a change in corporate control.

Ezra Dabah, our Chief Executive Officer and Chairman, our principal stockholder, currently controls approximately 93.7% of the voting power of our capital stock (based on shares of common stock outstanding as of November 10, 2021) and will control approximately 67.7% of the combined voting power of our capital stock upon completion of this offering. As a result, Mr. Dabah will be able to influence our management and affairs and control the outcome of matters submitted to our stockholders for approval, including the election of directors and any sale, merger, consolidation, or sale of all or substantially all of our assets.

Mr. Dabah acquired his shares of common stock for substantially less than the price of the shares of common stock being acquired in this offering, and may have interests, with respect to his common stock, that are different from those of investors in this offering and the concentration of voting power held by Mr. Dabah may have an adverse effect on the price of our common stock.

In addition, this concentration of ownership might adversely affect the market price of our common stock by: (1) delaying, deferring or preventing a change of control of our Company; (2) impeding a merger, consolidation, takeover or other business combination involving our Company; or (3) discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of our Company. Because Mr. Dabah can control the stockholder vote, investors may find it difficult to replace Mr. Dabah (and such persons as he may appoint from time to time) as members of our management if they disagree with the way our business is being operated. Additionally, the interests of Mr. Dabah may differ from the interests of the other stockholders and thus result in corporate decisions that are adverse to other stockholders.

Ezra Dabah, our Chief Executive Officer and member of our Board of Directors beneficially owns greater than 50% of our outstanding shares of common stock, which will cause us to be deemed a “controlled company” under the rules of Nasdaq.

Pursuant to the terms of a voting agreement, Mr. Dabah individually, currently controls approximately 93.7% of the voting power of our capital stock and will control approximately 67.7% of the combined voting power of our capital stock upon completion of this offering. As a result, Mr. Dabah, our Chief Executive Officer and member of our Board of Directors and members of his family, own more than 50% of our outstanding shares (and will continue to own more than 50% of our outstanding shares upon consummation of the offering), and as such, we are a “controlled company” under the rules of NASDAQ. Under these rules, a company of which more than 50% of the voting power is held by an individual, a group or another company is a “controlled company” and, as such, can elect to be exempt from certain corporate governance requirements, including requirements that:

●	a majority of the Board of Directors consist of independent directors;

●	the board maintain a nominations committee with prescribed duties and a written charter; and

●	the board maintain a compensation committee with prescribed duties and a written charter and comprised solely of independent directors.

As a “controlled company,” we may elect to rely on some or all of these exemptions, and we currently intend to take advantage of all of these exemptions. Accordingly, should the interests of Mr. Dabah and his family differ from those of other stockholders, the other stockholders may not have the same protections afforded to stockholders of companies that are subject to all of the NASDAQ corporate governance standards. Even if we do not avail ourselves of these exemptions, our status as a controlled company could make our common stock less attractive to some investors or otherwise harm our stock price. Additionally, as a “controlled company”, and because we intend to take advantage of all of the exemptions under the rules of NASDAQ relating to “controlled companies”, you will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of NASDAQ.

Separately, we are permitted to phase-in our compliance with the independent audit committee requirements set forth in NASDAQ rules, as follows: (1) one independent member of the audit committee at the time of listing (which independent member is Mr. David Oddi), (2) a majority of independent members of the audit committee within 90 days of listing, and (3) all independent members of the audit committee (i.e., at least three members) within one year of listing. During these phase-in periods, our stockholders will not have the same protections afforded to stockholders of companies who have more ‘independent’ members of its audit committee and, if, within the phase-in periods, we are not able to recruit additional directors who would qualify as independent, or otherwise comply with the Nasdaq listing requirements, we may be subject to enforcement actions by Nasdaq. In addition, a change in our board of directors and committee membership may result in a change in corporate strategy and operating philosophies, and may result in deviations from our current growth strategy.

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We rely on our management and if they were to leave our company or not devote sufficient time to our company, our business plan could be adversely affected.

We are largely dependent upon the personal efforts and abilities of our existing management, including Ezra Dabah, our Chief Executive Officer and current sole member of the Board of Directors, Moshe Dabah, our Chief Operating and Technology Officer, and Adir Katzav, our Executive Vice President and Chief Financial Officer, each of whom plays an active role in our operations. Moving forward, should the services of any of such persons, or other management of the Company, be lost for any reason, the Company will incur costs associated with recruiting replacements and any potential delays in operations which this may cause. If we are unable to replace our executive officers or other management with a suitably trained alternative individual(s), we may be forced to scale back or curtail our business plan. We do not currently have any employment agreements or maintain key person life insurance policies on our executive officers. Furthermore, certain of our executives do not work for the Company on a full-time basis. If such executive officers do not devote sufficient time towards our business, we may not be able to effectuate our business plan which would have an adverse effect on our financial conditions and results of operations.

We do not currently have any employment agreements in place with management.

The Company has not entered into an employment agreement with Mr. Dabah, our Chief Executive Officer and Chairman, nor any of our other executive officers. As such, there are no contractual relationships guaranteeing that Mr. Dabah or other management will stay with the Company and continue its operations. In the event Mr. Dabah or other members of management were to resign or be unable to continue to serve in their positions with the Company, due to their death, incapacity or disability, the Company may be unable to find another officer to replace such members of management which may adversely affect the Company’s financial condition and results of operations.

Risks Relating to our Intellectual Property

We may be unable to protect our proprietary information and intellectual property, and as a result, our business could be adversely affected.

We rely to a significant degree on trade secret laws to protect our proprietary information. Our principal trademark assets include the registered trademarks “kidpik” and our logos and taglines. Our trademarks are valuable assets that support our brand and consumers’ perception of our services and merchandise. We also hold the rights to the “kidpik.com” internet domain name and various other related domain names, which are subject to internet regulatory bodies and trademark and other related laws of each applicable jurisdiction. If we are unable to protect our trademarks or domain names in the United States or in other jurisdictions in which we may ultimately operate, our brand recognition and reputation would suffer, we would incur significant expense establishing new brands and our operating results would be adversely impacted. Additionally, breaches of the security of data center systems and infrastructure or other internet technology (IT) resources could result in the exposure of proprietary information. Additionally, trade secrets may be independently developed by competitors. The steps we have taken to protect our trade secrets and proprietary information may not prevent unauthorized use or reverse engineering of trade secrets or proprietary information. Additionally, to the extent that we have not registered the copyrights in any of our copyrightable works, we will need to register the copyrights before we can file an infringement suit in the United States (or another jurisdiction), and our remedies in any such infringement suit may be limited.

Effective protection of our intellectual property rights may require additional filings and applications in the future. However, pending and future applications may not be approved, and any existing or future patents, trademarks or other intellectual property rights may not provide sufficient protection for our business as currently conducted or may be challenged by others or invalidated through administrative process or litigation.

Further, the laws of certain countries do not protect proprietary rights to the same extent as the laws of the United States and, therefore, in certain jurisdictions, we may be unable to protect our proprietary rights and trade secrets adequately against unauthorized third-party copying, infringement or use, which could adversely affect our competitive position.

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To protect or enforce our intellectual property rights, we may initiate litigation against third parties. Any lawsuits that we initiate could be expensive, take significant time and divert management’s attention from other business concerns. Additionally, we may unintentionally provoke third parties to assert claims against us. These claims could invalidate or narrow the scope of our own intellectual property. We may not prevail in any lawsuits that we initiate and the damages or other remedies awarded, if any, may not be commercially valuable. Accordingly, despite our efforts, we may be unable to prevent third parties from infringing upon or misappropriating our intellectual property. The occurrence of any of these events may adversely affect our business, financial condition and results of operations.

We may be subject to claims that we violated intellectual property rights of others, which are extremely costly to defend and could require us to pay significant damages and limit our ability to operate.

Companies on the internet and technology industries, and other patent and trademark holders seeking to profit from royalties in connection with grants of licenses, own large numbers of patents, copyrights, trademarks and trade secrets and frequently enter into litigation based on allegations of infringement or other violations of intellectual property rights. There may be intellectual property rights held by others, including issued or pending patents and trademarks, that cover significant aspects of our technologies, content, branding or business methods. Any intellectual property claims against us, regardless of merit, could be time-consuming and expensive to settle or litigate and could divert our management’s attention and other resources. These claims also could subject us to significant liability for damages and could result in our having to stop using technology, content, branding or business methods found to be in violation of another party’s rights. We might be required or may opt to seek a license for rights to intellectual property held by others, which may not be available on commercially reasonable terms, or at all. If we cannot license or develop technology, content, branding or business methods for any allegedly infringing aspect of our business, we may be unable to compete effectively. Even if a license is available, we could be required to pay significant royalties, which could increase our operating expenses. We may also be required to develop alternative non-infringing technology, content, branding or business methods, which could require significant effort and expense and be inferior. Any of these results could harm our operating results.

Risks Associated with Our Governing Documents and Delaware Law

Our Second Amended and Restated Certificate of Incorporation provides for indemnification of officers and directors at our expense, which may result in a major cost to us and hurt the interests of our stockholders because corporate resources may be expended for the benefit of officers or directors.

Our Second Amended and Restated Certificate of Incorporation provides for us to indemnify and hold harmless, to the fullest extent permitted by applicable law, each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan. These indemnification obligations may result in a major cost to us and hurt the interests of our stockholders because corporate resources may be expended for the benefit of officers or directors.

We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under federal securities laws is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification for liabilities arising under federal securities laws, other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with our activities, we will (unless in the opinion of our counsel, the matter has been settled by controlling precedent) submit to a court of appropriate jurisdiction, the question whether indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue. The legal process relating to this matter if it were to occur is likely to be very costly and may result in us receiving negative publicity, either of which factors is likely to materially reduce the market and price for our shares.

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Our Second Amended and Restated Certificate of Incorporation contains a specific provision that limits the liability of our directors for monetary damages to the Company and the Company’s stockholders and requires us, under certain circumstances, to indemnify officers, directors and employees.

The limitation of monetary liability against our directors, officers and employees under Delaware law and the existence of indemnification rights to them may result in substantial expenditures by us and may discourage lawsuits against our directors, officers and employees.

Our Second Amended and Restated Certificate of Incorporation contains a specific provision that limits the liability of our directors for monetary damages to the Company and the Company’s stockholders. The foregoing indemnification obligations could result in us incurring substantial expenditures to cover the cost of settlement or damage awards against our directors and officers, which the Company may be unable to recoup. These provisions and resultant costs may also discourage us from bringing a lawsuit against our directors and officers for breaches of their fiduciary duties and may similarly discourage the filing of derivative litigation by our stockholders against our directors and officers, even though such actions, if successful, might otherwise benefit us and our stockholders.

Our directors have the right to authorize the issuance of shares of preferred stock.

Our directors, within the limitations and restrictions contained in our Second Amended and Restated Certificate of Incorporation, subject to NASDAQ rules and requirements, and without further action by our stockholders, have the authority to issue shares of preferred stock from time to time in one or more series and to fix the number of shares and the relative rights, conversion rights, voting rights, and terms of redemption, liquidation preferences and any other preferences, special rights and qualifications of any such series. Such rights and preferences may be superior to our common stock, provide for voting rights, board appointment rights, priority rights to dividends or in liquidation, and/or may negatively affect the rights of common stockholders or the value of our common shares. Any issuance of shares of preferred stock could adversely affect the rights of holders of our common stock.

Anti-takeover provisions in our Second Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws, as well as provisions of Delaware law, might discourage, delay or prevent a change in control of our company or changes in our management and, therefore, depress the trading price of our common stock.

Our Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and Delaware law contain provisions that may discourage, delay or prevent a merger, acquisition or other change in control that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares of our common stock. These provisions may also prevent or delay attempts by our stockholders to replace or remove our management. Our corporate governance documents include provisions:

●	a classified board of directors, as a result of which our board of directors is divided into three classes, with each class serving for staggered three-year terms;

●	the removal of directors only for cause;

●	requiring advance notice of stockholder proposals for business to be conducted at meetings of our stockholders and for nominations of candidates for election to our Board of Directors;

●	authorizing blank check preferred stock, which could be issued with voting, liquidation, dividend and other rights superior to our common stock; and

●	limiting the liability of, and providing indemnification to, our directors and officers.

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As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the Delaware General Corporation Law, which limits the ability of stockholders holding shares representing more than 15% of the voting power of our outstanding voting stock from engaging in certain business combinations with us. Any provision of our Second Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock, and could also affect the price that some investors are willing to pay for our common stock.

The existence of the foregoing provisions and anti-takeover measures could limit the price that investors might be willing to pay in the future for shares of our common stock. They could also deter potential acquirers of our company, thereby reducing the likelihood that you could receive a premium for your common stock in an acquisition.

Our Second Amended and Restated Certificate of Incorporation contain exclusive forum provisions that may discourage lawsuits against us and our directors and officers.

Our Second Amended and Restated Certificate of Incorporation provides that unless the corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware, will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim for breach of a fiduciary duty owed by any current or former director, officer, employee or stockholder of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, our Certificate of Incorporation or Bylaws or (iv) any action asserting a claim governed by the internal affairs doctrine.

The choice of forum provision in our Second Amended and Restated Certificate of Incorporation does not waive our compliance with our obligations under the federal securities laws and the rules and regulations thereunder. Moreover, the provision does not apply to suits brought to enforce a duty or liability created by the Exchange Act or by the Securities Act. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder, and Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts with respect to suits brought to enforce a duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, both state and federal courts have jurisdiction to entertain claims under the Securities Act.

Notwithstanding the above, to prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, our Second Amended and Restated Certificate of Incorporation provides that unless the Company consents, the U.S. federal district courts will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. However, there is uncertainty as to whether a court would enforce such a provision. While the Delaware courts have determined that choice of forum provisions of the type included in our Second Amended and Restated Certificate of Incorporation are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in our exclusive forum provision. In such instance, to the extent applicable, we would expect to vigorously assert the validity and enforceability of our exclusive forum provision. This may require additional costs associated with resolving such action in other jurisdictions and there can be no assurance that the provisions will be enforced by a court in those other jurisdictions.

These exclusive forum provisions may limit the ability of the Company’s stockholders to bring a claim in a judicial forum that such stockholders find favorable for disputes with the Company or the Company’s directors or officers, which may discourage such lawsuits against the Company and the Company’s directors and officers. Alternatively, if a court were to find one or more of these exclusive forum provisions inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings described above, we may incur additional costs associated with resolving such matters in other jurisdictions or forums, which could materially and adversely affect our business, financial condition or results of operations.

Risks Related to Our Common Stock and this Offering

Our common stock prices may be volatile and could decline substantially following this offering.

The market price of our common stock may be highly volatile and subject to wide fluctuations. Our financial performance, government regulatory action, tax laws, interest rates, and market conditions in general could have a significant impact on the future market price of our common stock.

Some of the factors that could negatively affect or result in fluctuations in the market price of our common stock include:

●	actual or anticipated variations in our quarterly operating results;

●	changes in market valuations of similar companies;

●	adverse market reaction to the level of our indebtedness;

●	additions or departures of key personnel;

●	actions by stockholders;

●	speculation in the press or investment community;

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●	general market, economic, and political conditions, including an economic slowdown or dislocation in the global credit markets;

●	our operating performance and the performance of other similar companies;

●	changes in accounting principles; and

●	passage of legislation or other regulatory developments that adversely affect us or the e-commerce industry.

The offering price per share of our common stock offered under this prospectus may not accurately reflect the value of your investment.

The offering price per share of our common stock offered by this prospectus was negotiated between us and the underwriters. Factors considered in determining the price of our common stock include:

●	the history and prospects of companies with operations similar to ours;

●	prior offerings of those companies;

●	our capital structure;

●	an assessment of our management and its experience;

●	general conditions of the securities markets at the time of this offering; and

●	other factors we deemed relevant.

The offering price may not accurately reflect the value of our common stock and may not be realized upon any subsequent disposition of the shares.

There is no guarantee that we will be able to comply with NASDAQ’s continued listing standards.

As a condition to consummating this offering, our common stock offered in this prospectus was required to be listed on NASDAQ and as of the date of this prospectus, our common stock has been approved for listing on NASDAQ under the symbol “PIK”. Notwithstanding the listing of our common stock on NASDAQ, there can be no assurance any broker will be interested in trading our securities. Therefore, it may be difficult to sell your shares of common stock if you desire or need to sell them. Our underwriters are not obligated to make a market in our securities, and even they do make a market, they can discontinue market making at any time without notice. Neither we nor the underwriters can provide any assurance that an active and liquid trading market in our securities will develop or, if developed, that such market will continue.

Furthermore, there is no guarantee that we will be able to maintain our listing on NASDAQ for any period of time. Among the conditions required for continued listing on Nasdaq, NASDAQ requires us to maintain at least $2.5 million in stockholders’ equity or $500,000 in net income over the prior two years or two of the prior three years, to have a majority of independent directors (subject to certain “controlled company” exemptions, which we currently plan to take advantage of, as discussed in greater detail above under “Ezra Dabah, our Chief Executive Officer and Chairman and his family, own greater than 50% of our outstanding shares of common stock, which will cause us to be deemed a “controlled company” under the rules of Nasdaq”), and to maintain a stock price over $1.00 per share. Our stockholders’ equity may not remain above NASDAQ’s $2.5 million minimum, we may not generate over $500,000 of yearly net income moving forward, we may not be able to maintain independent directors (to the extent required), and we may not be able to maintain a stock price over $1.00 per share. Our failure to meet the continued listing standards of NASDAQ may result in our securities being delisted from NASDAQ.

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The absence of such a listing may adversely affect the acceptance of our common stock as currency or the value accorded by other parties. Further, if we are delisted, we would also incur additional costs under state blue sky laws in connection with any sales of our securities. These requirements could severely limit the market liquidity of our common stock and the ability of our stockholders to sell our common stock in the secondary market. If our common stock is delisted by NASDAQ, our common stock may be eligible to trade on an over-the-counter quotation system, such as the OTCQB Market or OTC Pink Market, where an investor may find it more difficult to sell our securities or obtain accurate quotations as to the market value of our securities. In the event our common stock is delisted from NASDAQ in the future, we may not be able to list our common stock or warrants on another national securities exchange or obtain quotation on an over-the counter quotation system.

We have broad discretion in how we use the proceeds of this offering and may not use these proceeds effectively, which could affect our results of operations and cause our common stock to decline.

We will have considerable discretion in the application of the net proceeds of this offering. We intend to use the net proceeds from this offering to repay amounts owed to Crossroads and Clear Finance under our Loan and Security Agreement, for marketing expenses and for working capital, and potentially for future acquisitions. As a result, investors will be relying upon management’s judgment with only limited information about our specific intentions for the use of the net proceeds of this offering. We may use the net proceeds for purposes that do not yield a significant return or any return at all for our stockholders. In addition, pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

If our stock price fluctuates after the offering, you could lose a significant part of your investment.

The market price of our common stock could be subject to wide fluctuations in response to, among other things, the risk factors described in this prospectus, and other factors beyond our control, such as fluctuations in the valuation of companies perceived by investors to be comparable to us. Furthermore, the stock markets have experienced price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations, as well as general economic, political, and market conditions, such as recessions, interest rate changes or international currency fluctuations, may negatively affect the market price of our common stock. In the past, many companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business.

If securities or industry analysts do not publish research or reports about us, or if they adversely change their recommendations regarding our common stock, then our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us, our industry and our market. If no analyst elects to cover us and publish research or reports about us, the market for our common stock could be severely limited and our stock price could be adversely affected. As a small-cap company, we are more likely than our larger competitors to lack coverage from securities analysts. In addition, even if we receive analyst coverage, if one or more analysts ceases coverage of us or fails to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline. If one or more analysts who elect to cover us issue negative reports or adversely change their recommendations regarding our common stock, our stock price could decline.

Purchasers in this offering will experience immediate and substantial dilution in net tangible book value.

Because the price per share of our common stock being offered is higher than the book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. Based on the public offering price of $8.50 per share, and the net tangible book value of the common stock of $0.25 per share as of July 3, 2021, if you purchase shares of common stock in this offering, you will suffer dilution of $6.20 per share in the net tangible book value of the common stock, which will be $2.30 per share following the offering (on an as adjusted basis). See “Dilution” below for a more detailed discussion of the dilution you will incur if you purchase our common stock in the offering.

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Future sales of our common stock, other securities convertible into our common stock, or preferred stock could cause the market value of our common stock to decline and could result in dilution of your shares.

Our Board of Directors is authorized, without your approval, to cause us to issue additional shares of our common stock or to raise capital through the creation and issuance of preferred stock, other debt securities convertible into common stock, options, warrants and other rights, on terms and for consideration as our Board of Directors in its sole discretion may determine. Sales of substantial amounts of our common stock or of preferred stock could cause the market price of our common stock to decrease significantly. We cannot predict the effect, if any, of future sales of our common stock, or the availability of our common stock for future sales, on the value of our common stock. Sales of substantial amounts of our common stock by large stockholders, or the perception that such sales could occur, may adversely affect the market price of our common stock.

In addition, in connection with this offering, each of our officers and directors and each stockholder which holds more than 5% of our outstanding shares of common stock have entered into a lock-up agreement that restricts the direct or indirect sale of shares of our common stock beneficially held by such person for 180 days after the closing date of this offering without the prior written consent of the Representative of the underwriters. In addition, such persons have agreed not to directly or indirectly sell, offer to sell, grant any option or otherwise transfer or dispose of shares of our common stock for 180 days after the closing date of this offering. The Representative of the underwriters may, at any time, release, or authorize us to release, as the case may be, all or a portion of our common stock subject to the foregoing lock-up provisions. If the restrictions under the lock-up provisions of the lock-up agreements entered into in connection with this offering are waived, shares of our common stock may become available for sale into the market, subject to applicable law, which could reduce the market price for our common stock.

We have no intention of declaring dividends in the foreseeable future.

The decision to pay cash dividends on our common stock rests with our Board of Directors and will depend on our earnings, unencumbered cash, capital requirements and financial condition. We do not anticipate declaring any dividends in the foreseeable future, as we intend to use any excess cash to fund our operations. Investors in our common stock should not expect to receive dividend income on their investment, and investors will be dependent on the appreciation of our common stock to earn a return on their investment.

Risks Relating to The JOBS Act

The JOBS Act allows us to postpone the date by which we must comply with certain laws and regulations and to reduce the amount of information provided in reports filed with the SEC. We cannot be certain if the reduced disclosure requirements applicable to “emerging growth companies” will make our common stock less attractive to investors.

We are and we will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year during which our total annual revenues equal or exceed $1.07 billion (subject to adjustment for inflation), (ii) the last day of the end of our 2026 fiscal year (five years from our first public offering), (iii) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt, or (iv) the date on which we are deemed a “large accelerated filer” (with at least $700 million in public float) under the Exchange Act. For so long as we remain an “emerging growth company” as defined in the JOBS Act, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” as described in further detail in the risk factors below. We cannot predict if investors will find our common stock less attractive because we will rely on some or all of these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile. If we avail ourselves of certain exemptions from various reporting requirements, as is currently our plan, our reduced disclosure may make it more difficult for investors and securities analysts to evaluate us and may result in less investor confidence.

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Our election not to opt out of the JOBS Act extended accounting transition period may not make our financial statements easily comparable to other companies.

Pursuant to the JOBS Act, as an “emerging growth company”, we can elect to opt out of the extended transition period for any new or revised accounting standards that may be issued by the Public Company Accounting Oversight Board (PCAOB) or the SEC. Which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an “emerging growth company”, can adopt the standard for the private company. This may make a comparison of our financial statements with any other public company which is not either an “emerging growth company” nor an “emerging growth company” which has opted out of using the extended transition period, more difficult or impossible as possible different or revised standards may be used.

The JOBS Act also allows us to postpone the date by which we must comply with certain laws and regulations intended to protect investors and to reduce the amount of information provided in reports filed with the SEC.

The JOBS Act is intended to reduce the regulatory burden on “emerging growth companies”. The Company meets the definition of an “emerging growth company” and so long as it qualifies as an “emerging growth company,” it will, among other things:

●	be exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that its independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting;

●	be exempt from the “say on pay” provisions (requiring a non-binding stockholder vote to approve compensation of certain executive officers) and the “say on golden parachute” provisions (requiring a non-binding stockholder vote to approve golden parachute arrangements for certain executive officers in connection with mergers and certain other business combinations) of The Dodd–Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank Act) and certain disclosure requirements of the Dodd-Frank Act relating to compensation of Chief Executive Officers;

●	be permitted to omit the detailed compensation discussion and analysis from proxy statements and reports filed under the Exchange Act and instead provide a reduced level of disclosure concerning executive compensation; and

●	be exempt from any rules that may be adopted by the PCAOB requiring mandatory audit firm rotation or a supplement to the auditor’s report on the financial statements.

The Company currently intends to take advantage of all of the reduced regulatory and reporting requirements that will be available to it so long as it qualifies as an “emerging growth company”. The Company has elected not to opt out of the extension of time to comply with new or revised financial accounting standards available under Section 102(b)(1) of the JOBS Act. Among other things, this means that the Company’s independent registered public accounting firm will not be required to provide an attestation report on the effectiveness of the Company’s internal control over financial reporting so long as it qualifies as an “emerging growth company”, which may increase the risk that weaknesses or deficiencies in the internal control over financial reporting go undetected. Likewise, so long as it qualifies as an “emerging growth company”, the Company may elect not to provide certain information, including certain financial information and certain information regarding compensation of executive officers, which it would otherwise have been required to provide in filings with the SEC, which may make it more difficult for investors and securities analysts to evaluate the Company. As a result, investor confidence in the Company and the market price of its common stock may be adversely affected.

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Notwithstanding the above, we are also currently a “smaller reporting company”, meaning that we are not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent company that is not a smaller reporting company and have a public float of less than $250 million and annual revenues of less than $100 million during the most recently completed fiscal year. In the event that we are still considered a “smaller reporting company”, at such time are we cease being an “emerging growth company”, the disclosures we will be required to provide in our SEC filings will increase, but will still be less than it would be if we were not considered either an “emerging growth company” or a “smaller reporting company”. Specifically, similar to “emerging growth companies”, “smaller reporting companies” are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; and have certain other decreased disclosure obligations in their SEC filings, including, among other things, only being required to provide two years of audited financial statements in annual reports. Decreased disclosures in our SEC filings due to our status as an “emerging growth company” or “smaller reporting company” may make it harder for investors to analyze the Company’s results of operations and financial prospects.

General Risk Factors

Higher labor costs due to statutory and regulatory changes could materially adversely affect our business, financial condition and operating results.

Various federal and state labor laws, including new laws and regulations enacted in response to COVID-19, govern our relationships with our employees and affect operating costs. These laws include employee classifications as exempt or non-exempt, minimum wage requirements, unemployment tax rates, workers’ compensation rates, overtime, family leave, workplace health and safety standards, payroll taxes, citizenship requirements and other wage and benefit requirements for employees classified as non-exempt. As our employees are paid at rates set at, or above but related to, the applicable minimum wage, further increases in the minimum wage could increase our labor costs. Significant additional government regulations could materially adversely affect our business, financial condition and operating results.

We have a short operating history in an evolving industry and, as a result, our past results may not be indicative of future operating performance.

We have a short operating history in a rapidly evolving industry that may not develop in a manner favorable to our business. Our relatively short operating history makes it difficult to assess our future performance. You should consider our business and prospects in light of the risks and difficulties we may encounter.

Our future success will depend in large part upon our ability to, among other things:

●	cost-effectively acquire new members and customers and engage with existing members and customers;

●	overcome the impacts of the COVID-19 pandemic;

●	increase our market share;

●	increase consumer awareness of our brand and maintain our reputation;

●	anticipate and respond to macroeconomic changes;

●	successfully expand our offering and geographic reach;

●	anticipate and respond to changing style trends and consumer preferences;

●	manage our inventory effectively;

●	compete effectively;

●	avoid interruptions in our business from information technology downtime, cybersecurity breaches, or labor stoppages;

●	effectively manage our growth;

●	continue to enhance our personalization capabilities;

●	hire, integrate, and retain talented people at all levels of our organization;

●	maintain the quality of our technology infrastructure;

●	develop new features to enhance the client experience; and

●	retain our existing product vendors and attract new vendors.

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If we fail to address the risks and difficulties that we face, including those associated with the challenges listed above as well as those described elsewhere in this “Risk Factors” section, our business and our operating results will be adversely affected.

Failure to adequately manage our planned aggressive growth strategy may harm our business or increase our risk of failure.

For the foreseeable future, we intend to pursue an aggressive growth strategy for the expansion of our operations through increased marketing. Our ability to rapidly expand our operations will depend upon many factors, including our ability to work in a regulated environment, establish and maintain strategic relationships with suppliers, and obtain adequate capital resources on acceptable terms. Any restrictions on our ability to expand may have a materially adverse effect on our business, results of operations, and financial condition. Accordingly, we may be unable to achieve our targets for sales growth, and our operations may not be successful or achieve anticipated operating results.

Additionally, our growth may place a significant strain on our managerial, administrative, operational, and financial resources and our infrastructure. Our future success will depend, in part, upon the ability of our senior management to manage growth effectively. This will require us to, among other things:

●	implement additional management information systems;

●	further develop our operating, administrative, legal, financial, and accounting systems and controls;

●	hire additional personnel;

●	develop additional levels of management within our company;

●	locate additional office space; and

●	maintain close coordination among our operations, legal, finance, sales and marketing, and client service and support personnel.

As a result, we may lack the resources to deploy our services on a timely and cost-effective basis. Failure to accomplish any of these requirements could impair our ability to deliver services in a timely fashion or attract and retain new members and customers.

If we make any acquisitions, they may disrupt or have a negative impact on our business.

If we make acquisitions in the future, we could have difficulty integrating the acquired company’s assets, personnel and operations with our own. We do not anticipate that any acquisitions or mergers we may enter into in the future would result in a change of control of the Company. In addition, the key personnel of the acquired business may not be willing to work for us. We cannot predict the effect expansion may have on our core business. Regardless of whether we are successful in making an acquisition, the negotiations could disrupt our ongoing business, distract our management and employees and increase our expenses. In addition to the risks described above, acquisitions are accompanied by a number of inherent risks, including, without limitation, the following:

●	the difficulty of integrating acquired products, services or operations;

●	the potential disruption of the ongoing businesses and distraction of our management and the management of acquired companies;

●	difficulties in maintaining uniform standards, controls, procedures and policies;

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●	the potential impairment of relationships with employees and members and customers as a result of any integration of new management personnel;

●	the potential inability or failure to achieve additional sales and enhance our customer base through cross-marketing of the products to new and existing members and customers;

●	the effect of any government regulations which relate to the business acquired;

●	potential unknown liabilities associated with acquired businesses or product lines, or the need to spend significant amounts to retool, reposition or modify the marketing and sales of acquired products or operations, or the defense of any litigation, whether or not successful, resulting from actions of the acquired company prior to our acquisition; and

●	potential expenses under the labor, environmental and other laws of various jurisdictions.

Our business could be severely impaired if and to the extent that we are unable to succeed in addressing any of these risks or other problems encountered in connection with an acquisition, many of which cannot be presently identified. These risks and problems could disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect our results of operations.

We may apply working capital and future funding to uses that ultimately do not improve our operating results or increase the value of our securities.

In general, we have complete discretion over the use of our working capital and any new investment capital we may obtain in the future. Because of the number and variety of factors that could determine our use of funds, our ultimate expenditure of funds (and their uses) may vary substantially from our current intended operating plan for such funds. Our management has broad discretion to use any or all of our available capital reserves. Our capital could be applied in ways that do not improve our operating results or otherwise increase the value of a stockholder’s investment.

The sale of shares by our directors and officers may adversely affect the market price for our shares.

Sales of significant amounts of shares held by our officers and directors, or the prospect of these sales, could adversely affect the market price of our common stock. Management’s stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

Stockholders may be diluted significantly through our efforts to obtain financing and satisfy obligations through the issuance of additional shares of our common stock.

Wherever possible, our Board of Directors will attempt to use non-cash consideration to satisfy obligations. In many instances, we believe that the non-cash consideration will consist of restricted shares of our common stock or where shares are to be issued to our officers, directors and applicable consultants. Our Board of Directors has authority, without action or vote of the stockholders, but subject to NASDAQ rules and regulations (which generally require stockholder approval for any transactions which would result in the issuance of more than 20% of our then outstanding shares of common stock or voting rights representing over 20% of our then outstanding shares of stock), to issue all or part of the authorized but unissued shares of common stock. In addition, we may attempt to raise capital by selling shares of our common stock, possibly at a discount to market. These actions will result in dilution of the ownership interests of existing stockholders, which may further dilute common stock book value, and that dilution may be material. Such issuances may also serve to enhance existing management’s ability to maintain control of the Company because the shares may be issued to parties or entities committed to supporting existing management.

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Claims, litigation, government investigations, and other proceedings may adversely affect our business and results of operations.

We may be subject to actual and threatened claims, litigation, reviews, investigations, and other proceedings, including proceedings relating to products offered by us and by third parties, and other matters. Any of these types of proceedings, may have an adverse effect on us because of legal costs, disruption of our operations, diversion of management resources, negative publicity, and other factors. The outcomes of these matters are inherently unpredictable and subject to significant uncertainties. Determining legal reserves and possible losses from such matters involves judgment and may not reflect the full range of uncertainties and unpredictable outcomes. Until the final resolution of such matters, we may be exposed to losses in excess of the amount recorded, and such amounts could be material. Should any of our estimates and assumptions change or prove to have been incorrect, it could have a material effect on our business, consolidated financial position, results of operations, or cash flows. In addition, it is possible that a resolution of one or more such proceedings, including as a result of a settlement, could require us to make substantial future payments, prevent us from offering certain products or services, require us to change our business practices in a manner materially adverse to our business, requiring development of non-infringing or otherwise altered products or technologies, damaging our reputation, or otherwise having a material effect on our operations.

We currently have significant indebtedness and may incur additional indebtedness in the future which could reduce our financial flexibility, increase interest expense and adversely impact our operations and our costs.

As of October 28, 2021, we had approximately $8.7 million of indebtedness. Additionally, we may incur significant amounts of indebtedness in the future. Our level of indebtedness could affect our operations in several ways, including the following:

●	a significant portion of our cash flows is required to be used to service our indebtedness;

●	a high level of debt increases our vulnerability to general adverse economic and industry conditions;

●	covenants contained in the agreements governing our outstanding indebtedness limit our ability to borrow additional funds and provide additional security interests, dispose of assets, pay dividends and make certain investments;

●	a high level of debt may place us at a competitive disadvantage compared to our competitors that are less leveraged and, therefore, may be able to take advantage of opportunities that our indebtedness may prevent us from pursuing; and

●	debt covenants may affect our flexibility in planning for, and reacting to, changes in the economy and in our industry.

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A high level of indebtedness increases the risk that we may default on our debt obligations. We may not be able to generate sufficient cash flows to pay the principal or interest on our debt, and future working capital, borrowings or equity financing may not be available to pay or refinance such debt. If we do not have sufficient funds and are otherwise unable to arrange financing, we may have to sell significant assets or have a portion of our assets foreclosed upon which could have a material adverse effect on our business, financial condition and results of operations.

* * * * *

For all of the foregoing reasons and others set forth herein, an investment in our securities involves a high degree of risk.

Cautionary Note Regarding Forward-Looking Statements

We make forward-looking statements under the “Prospectus Summary,” “Risk Factors,” “Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other sections of this prospectus. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “should,” “would,” “could,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential” or “continue,” and the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks and uncertainties described under “Risk Factors.”

While we believe we have identified material risks, these risks and uncertainties are not exhaustive. Other sections of this prospectus describe additional factors that could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible to predict all risks and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We are under no duty to update any of these forward-looking statements after the date of this prospectus to conform our prior statements to actual results or revised expectations, and we do not intend to do so.

Forward-looking statements include, but are not limited to, statements about:

●	our ability to obtain additional funding;

●	the continuing effect of COVID-19 on our operations, sales, and market for our products;

●	our ability to build and maintain our brand;

●	cybersecurity, information systems and fraud risks and problems with our websites;

●	our ability to expand and grow our operations, and successfully market our products and services;

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●	changes in, and our compliance with, rules and regulations affecting our operations, sales, the internet in general and/or our products;

●	shipping, production or manufacturing delays and/or tariffs on our products;

●	our ability to increase members and sales;

●	regulations we are required to comply with in connection with our operations, manufacturing, labeling and shipping;

●	competition from existing competitors or new competitors or products that may emerge;

●	our dependency on third-party manufacturers to supply or manufacture our products;

●	our ability to establish or maintain vendor and supplier relations and/or relationships with third-parties;

●	our ability and third parties’ abilities to protect intellectual property rights;

●	our ability to adequately support future growth; and

●	our ability to attract and retain key personnel to manage our business effectively.

We caution you not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus in the case of forward-looking statements contained in this prospectus.

Use of Proceeds

We estimate that the net proceeds to us from the sale of our shares of common stock in this offering will be approximately $16.1 million, after deducting estimated underwriting discounts and commissions and offering expenses. Our net proceeds will increase by approximately $2.5 million if the underwriters’ over-allotment option to purchase additional shares of common stock is exercised in full (based on the same assumed offering price as described in the preceding sentence).

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We intend to use the net proceeds from this offering to repay debt, increase our capitalization and financial flexibility, and create a public market for our Common Stock, and facilitate our future access to the capital markets. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to us from this offering. However, we currently intend to use the net proceeds we receive from this offering for general corporate purposes, including working capital, operating expenses, marketing and advertising expenses, hiring additional personal to build organizational talent and capital expenditures. We also plan to use a portion of the net proceeds for marketing expenses and for working capital. We plan to use a portion of the net proceeds from the offering to pay all or a portion of our debt outstanding as of October 28, 2021, which includes (i) amounts owed to Crossroads totaling approximately $3.2 million, which bear interest at a rate of 1.42% per month (17.04% per annum) and mature on November 5, 2021; (ii)  amounts owed under a short-term, unsecured promissory note, with Nina Footwear in the amount of $0.4 million, which is noninterest bearing and due on December 31, 2021; (iii) amounts owed to related party in amount of $1.3 million (which do not have a stated maturity date and which do no accrue interest); (iv) amounts owed in connection with vendors payable of approximately $1.2 million; and (v) amounts due under unsecured promissory notes with Ezra Dabah, our Chief Executive Officer and other related party stockholders, which are trusts controlled by family members of Ezra Dabah in the amount of $2.6 million, which are due on January 15, 2022, and which do not accrue interest. As to the indebtedness described above which was incurred within the last 12 months, the Company used all proceeds of such indebtedness for working capital. In addition, we may use a portion of the net proceeds of this offering to finance future acquisitions or invest in complementary businesses, services, technologies, or intellectual property rights. However, we do not have any agreements or commitments with respect to any such acquisitions or investments at this time.

Pending our use of the net proceeds as described above, we intend to invest the net proceeds in short-term bank deposits or interest-bearing, investment-grade securities.

The foregoing represents our current intentions with respect to the use and allocation of the net proceeds of this offering based upon our present plans and business conditions, but our management will have significant flexibility and discretion in applying the net proceeds. The occurrence of unforeseen events or changed business conditions could result in the application of the net proceeds of this offering in a manner other than as described above.

The principal purposes of this offering are to increase our capitalization, liquidity and financial flexibility, create a public market for our common stock, provide the working capital necessary to pay off our debt, expand our marketing activities, and support and expand our growth strategy.

Description of Securities we are Offering

In this offering, we are offering 2,117,647 shares of common stock at a public offering price of $8.50 per share. The material terms and provisions of our common stock are described in the section entitled “Description of Capital Stock—Common Stock” below.

Determination of The Offering Price

The public offering price of the common stock offered by this prospectus was determined by careful consideration of our management and our Board of Directors, based upon discussions with our underwriters. In addition, our management and our Board of Directors considered discussions with, and advice provided by, independent brokers and investors relating to their opinions of the price at which we could succeed in attracting investors for this offering. We cannot provide assurances that we will succeed in attracting any investors at the public offering price of the common stock offered by this prospectus, that the public offering price is in fact reflective of the true value of our common stock, or of us, or that the markets will react positively following any such offers and sales by us of our common stock. See the section entitled “Underwriting.”

Dividend Policy

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain earnings, if any, to finance the growth and development of our business. We do not expect to pay any cash dividends on our common stock in the foreseeable future. Payment of future dividends, if any, will be at the discretion of our Board of Directors and will depend on our financial condition, results of operations, capital requirements, restrictions contained in any financing instruments, provisions of applicable law and other factors the board deems relevant.

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Capitalization

The following table sets forth our cash and cash equivalents and capitalization as of July 3, 2021, on:

●	an actual basis; and

●	an as adjusted basis, after giving effect to (i) the sale of 2,117,647 shares of our common stock in this offering at a public offering price of $8.50 per share, and our receipt of the estimated $16.1 million in net proceeds from this offering, after deducting underwriting commissions and estimated offering expenses payable by us and (ii) the application of the net proceeds of this offering as set forth under “Use of Proceeds.”

You should read this capitalization table together with “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes appearing elsewhere in this prospectus.

	At July 3, 2021* (In thousands)
	Actual	As Adjusted
Cash	$199	$7,666

Long-term debt (less current portion)	341	241

Stockholders’ equity:
Common stock, $0.001 par value; 75,000,000 shares authorized; 5,500,187 and 7,617,834 shares issued and outstanding at July 31, 2021, on a an actual, pro forma and pro forma as adjusted basis, respectively	5	8
Preferred stock, $0.001 par value; 25,000,000 shares authorized; no shares issued and outstanding	—	—

Additional paid-in capital	32,249	48,377
Accumulated deficit	(30,872)	(30,872)
Total stockholders’ equity	1,382	17,513
Total capitalization	$1,723	17,754

* Numbers may not total due to rounding

The number of shares of common stock to be outstanding after this offering is based on 5,500,187 shares outstanding as of July 3, 2021, and does not give effect to:

●	any exercise by the Representative of the underwriters of its option to purchase up to an additional 317,647 shares of common stock to cover over-allotments, if any; and

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●	2,600,000 shares of common stock available for future issuance under the Kidpik Corp. 2021 First Amended and Restated Equity Incentive Plan, including upon exercise of outstanding options and vesting of outstanding restricted stock units granted and issued after July 3, 2021.

Dilution

Purchasers of our common stock in this offering will experience an immediate dilution of net tangible book value per share from the initial public offering price. Dilution in net tangible book value per share represents the difference between the amount per share paid by the purchasers of shares of common stock and the net tangible book value per share immediately after this offering.

As of July 3, 2021, our net tangible book value was $1.4 million, or $0.25 per share of common stock. Net tangible book value per share represents our total tangible assets, less our total liabilities, divided by the number of outstanding shares of our common stock.

Dilution represents the difference between the amount per share paid by purchasers in this offering and the net tangible book value per share of common stock after the offering. After giving effect to the sale of shares of common stock in this offering at an offering price of $8.50 per share, and after deducting underwriting commissions and estimated offering expenses payable by us, and adjusting for the Subsequent Loans, our as adjusted net tangible book value would have been $2.30 per share. This represents an immediate increase in net tangible book value of $2.05 per share to our existing stockholders and immediate dilution of $6.20 per share to new investors purchasing shares at the proposed public offering price. The following table illustrates the dilution in net tangible book value per share to new investors as of July 3, 2021:

Assumed initial public offering price per share		$8.50
Net tangible book value per share as of July 3, 2021, before giving effect to this offering	$0.25
Increase in net tangible book value per share of common stock attributable to this Offering	$2.05
As adjusted net tangible book value per share of common stock as of April 3, 2021 after giving effect to this Offering		$2.30
Dilution per share to investors participating in this Offering		$(6.20)

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If the underwriters exercise their option to purchase additional shares of common stock in full, the net tangible book value per share, as adjusted to give effect to this offering, would be $2.52 per share, and the dilution in net tangible book value per share to investors in this offering would be $5.98 per share.

The following table sets forth, as of July 3, 2021, the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by the existing holders of our common stock and the price to be paid by new investors in this offering at the initial public offering price of $8.50 per share, before deducting estimated underwriting discounts and commissions and estimated offering expenses.

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing investors before this offering	5,500,187	72.2%	23,049,391.00	56.2%	$4.19
Investors purchasing shares in this offering	2,117,647	27.8%	17,999,999.50	43.8%	8.50
Total	7,617,834	100.0%	41,049,390.50	100.00%	$5.39

On May 10, 2021, we filed a Second Amended and Restated Certificate of Incorporation with the Delaware Secretary of State pursuant to which we increase our authorized shares to 75,000,000 shares of common stock, $0.001 par value per share, and 25,000,000 shares of preferred stock, $0.001 par value per share and effected a forward stock split of our issued and outstanding common stock in a ratio of 671-for-1. The effects of the forward stock split are retroactively reflected in the tables above.

The number of shares of common stock to be outstanding after this offering is based on 5,500,187 shares outstanding as of July 3, 2021, and does not give effect to:

●	any exercise by the Representative of the underwriters of its option to purchase up to an additional 317,647 shares of common stock to cover over-allotments, if any;

●

2,600,000 shares of common stock available for future issuance under the Kidpik Corp. First Amended and Restated 2021 Equity Incentive Plan, including upon exercise of outstanding options and vesting of outstanding restricted stock units granted and issued after July 3, 2021.

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Management’s Discussion and Analysis of
Financial Condition and Results of Operations

The following discussion should be read in conjunction with our financial statements and accompanying notes included elsewhere in this prospectus. The following discussion contains forward-looking statements regarding future events and the future results of the Company that are based on current expectations, estimates, forecasts, and projections about the industry in which the Company operates and the beliefs and assumptions of the management of the Company. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words, and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to, those discussed elsewhere in this prospectus, particularly under “Risk Factors,” and in other reports we file with the SEC. See also “Cautionary Note Regarding Forward-Looking Statements”. The Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus.

The following discussion is based upon our financial statements included elsewhere in this prospectus, which have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingencies. In the course of operating our business, we routinely make decisions as to the timing of the payment of invoices, the collection of receivables, the shipment of products, the fulfillment of orders, the purchase of supplies, and the building of inventory, among other matters. Each of these decisions has some impact on the financial results for any given period. In making these decisions, we consider various factors including contractual obligations, customer satisfaction, competition, internal and external financial targets and expectations, and financial planning objectives. On an on-going basis, we evaluate our estimates, including those related to sales returns, allowance for doubtful accounts, impairment of long-term assets, especially goodwill and intangible assets, assumptions used in the valuation of stock-based compensation, and litigation. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

The Company uses a 52–53-week fiscal year ending on the Saturday nearest to December 31 each year. The years ended January 2, 2021 and December 28, 2019 were 53- and 52-week years, respectively. These years are referred to herein as “2020” and “2019”, respectively. The Company’s fiscal quarters are generally 13 weeks in duration. When the Company’s fiscal year is 53 weeks long, the corresponding fourth quarter is 14 weeks in duration. References to the second quarter of fiscal 2021 and the second quarter of fiscal 2020, refer to the 13 weeks ended July 3, 2021 and June 27, 2020, respectively.

Introduction

Our Management’s Discussion and Analysis of Financial Condition and Results of Operations (MD&A) is provided in addition to the accompanying financial statements and notes to assist readers in understanding our results of operations, financial condition, and cash flows. MD&A is organized as follows:

●	Overview.

●	Key Performance Indicators.

●	Factors Affecting Our Future Performance.

●	Components of Results of Operations.

●	Results of Operations.

●	Liquidity and Capital Resources.

●	Critical Accounting Policies and Estimates.

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This information should be read in conjunction with the financial statements and related notes included in the audited financial statements beginning under “Index to Financial Statements” in this prospectus.

See also “About this Prospectus—Glossary” above, for information on certain of the terms used below.

Overview

We began operations in 2016 as a subscription-based e-commerce company on the proposition of making shopping easy, convenient, and accessible for parents by delivering fashionable and personalized outfits in a box, that their kids will love to wear. kidpik provides kids clothing subscription boxes for boys and girls (sizes 2T-16) that include mix-&-match coordinated outfits that are personalized based on each member’s style preferences. We focus on providing entire outfits from head-to-toe (including shoes) by designing each seasonal collection internally from concept to box.

Staying ahead in an emerging industry requires constant innovation in product and services. After launching with our girls’ subscription box for sizes 4-14 in 2016, we have continued to expand our product offering and marketing channels. We expanded into boys clothes, added larger sizes up to 16 for apparel and 6 youth for shoes, added toddler sizes down to 2T & 3T for apparel and 7 & 8 toddler shoes, launched shop.kidpik.com, where we sell individual apparel items and shoes, launched gift.kidpik.com where we sell pre-styled outfit gift boxes and gift cards, and expanded to sell on Amazon.com with the “Amazon kidpik box”, as well as Fulfilled by Amazon (FBA) and Fulfilled by Merchant (FBM) for pre-packs and individual items.

We launched our toddler collection in the first quarter of 2021, introducing sizes 2T and 3T apparel sizes, and added size 7 and 8 toddler shoes for boys and girls which we began to ship in April 2021. We also introduced an “add-on” for all members pursuant to which they can add additional pieces of their choosing to their next box order. We plan to increase the number of add-on item selections offered in an effort to increase the box transaction size and gross margin per box.

As of the date of this prospectus, we provide e-commerce services only throughout the 48 contiguous U.S. states and Army Post Offices (APOs) and Fleet Post Offices (FPOs).

Moving forward, funding permitting, we plan to research and start initiatives to expand our offerings into newborn sizes, husky and plus sizes, and tweens. Additionally, we may open up availability of our subscription boxes to Canada. We plan to continue to analyze the marketplace for interest in new products and may invest in expanding our current lines.

Over the next 12 months, we plan to significantly increase investment in our marketing. We plan to increase spending on our current marketing channels such as Facebook Ads, Google Ads and YouTube Ads, as well as launching new channels such as TikTok and Connected TV and others with the goal of increasing new member growth.

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Key Performance Indicators

Key performance indicators that we use to evaluate our business, measure our performance, identify trends affecting our business, formulate financial projections and make strategic decisions include gross margin, shipped items, and average shipment keep rate, each described in greater detail below.

We also use the following metrics to assess the progress of our business, make decisions on where to allocate capital, time and technology investments and assess the near-term and longer-term performance of our business.

Gross Margin

Gross profit is equal to our net sales less cost of goods sold. Gross profit as a percentage of our net sales is referred to as gross margin. Cost of sales consists of the purchase price of merchandise sold to customers and includes import duties and other taxes, freight in, defective merchandise returned from customers, receiving costs, inventory write-offs, and other miscellaneous shrinkage.

	For the Years Ended		For the 26 weeks ended
	January 2, 2021	December 28, 2019	July 3, 2021	June 27, 2020
			(unaudited)
Gross margin	58.4%	61.0%	60.6%	58.6%

Shipped Items

We define shipped items as the total number of items shipped in a given period to our customers through our active subscription, amazon and online website sales.

	For the Years Ended		For the 26 weeks ended
	(In thousands)		(In thousands)
	January 2, 2021	December 28, 2019	July 3, 2021	June 27, 2020

Shipped Items	1,727	1,476	1,122	668

We believe the rapid increase in subscription shipments for fiscal 2020 versus 2019, and for the first half of 2021 versus 2020, as shown in the table above, was the result of our continued investment in driving our subscription growth through product expansion and consumer marketing.

Average Shipment Keep Rate

Average shipment keep rate is calculated as the total number of items kept by our customers divided by total number of shipped items in a given period.

	For the Years Ended		For the 26 weeks ended
	January 2, 2021	December 28, 2019	July 3, 2021	June 27, 2020
			(unaudited)
Average Shipment Keep Rate	66.1%	60.2%	68.6%	66.2%

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Factors Affecting Our Future Performance

We believe that our performance and future success depend on several factors that present significant opportunities for us, but also pose risks and challenges, including those discussed below and in the section of this prospectus titled “Risk Factors.”

Overall Economic Trends

The overall economic environment and related changes in consumer behavior have a significant impact on our business. In general, positive conditions in the broader economy promote customer spending on our sites, while economic weakness, which generally results in a reduction of customer spending, may have a more pronounced negative effect on spending on our sites. Macroeconomic factors that can affect customer spending patterns, and thereby our results of operations, include employment rates, business conditions, changes in the housing market, the availability of credit, interest rates and fuel and energy costs. In addition, during periods of low unemployment, we generally experience higher labor costs.

Growth in Brand Awareness and Site Visits

We intend to continue investing in our brand marketing efforts. Since 2016 we have made significant investments to strengthen the “kidpik” brand through expansion of our social media presence. If we fail to cost-effectively promote our brand or convert impressions into new customers, our net sales growth and profitability would be adversely affected.

Acquisition of New Subscriptions

Our ability to attract new subscriptions is a key factor for our future growth. To date we have successfully acquired new subscriptions through marketing and the development of our brand. As a result, revenue has increased since our launch. If we are unable to acquire sufficient new subscriptions in the future, our revenue might decline. New subscriptions could be negatively impacted if our marketing efforts are less effective in the future. Increases in advertising rates could also negatively impact our ability to acquire new subscriptions cost effectively. Consumer tastes, preferences, and sentiment for our brand may also change and result in decreased demand for our products and services. Laws and regulations relating to privacy, data protection, marketing and advertising, and consumer protection are evolving and subject to potentially differing interpretations. These requirements may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another or may conflict with other rules or our practices and procedures.

Retention of Existing Subscribers

Our ability to retain subscribers is a also key factor in our ability to generate revenue growth. Most of our current subscribers purchase products through subscription-based plans, where subscribers are billed and sent products on a recurring basis. The recurring nature of this revenue provides us with a certain amount of predictability for future revenue. If customer behavior changes, and customer retention decreases in the future, then future revenue will be negatively impacted.

Inventory Management

To ensure sufficient availability of merchandise, we generally enter into purchase orders well in advance and frequently before apparel trends are confirmed by client purchases. As a result, we are vulnerable to demand and pricing shifts and to suboptimal selection and timing of merchandise purchases. We incur inventory write-offs and changes in inventory reserves that impact our gross margins. Because our merchandise assortment directly correlates to client success, we may at times optimize our inventory to prioritize long-term client success over short-term gross margin impact. Moreover, our inventory investments will fluctuate with the needs of our business. For example, entering new categories or adding new fulfillment centers will require additional investments in inventory.

Investments in Growth

We expect to continue to focus on long-term growth through investments in product offerings and the kids and kids’ parent experience. We expect to make significant investments in marketing to acquire new subscribers and customers. Additionally, we intend to continue to invest in our fulfillment and operating capabilities. In the short term, we expect these investments to increase our operating expenses in the future and cannot be certain that these efforts will grow our customer base or be cost-effective; however, in the long term, we anticipate that these investments will positively impact our results of operations.

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Components of Results of Operations

Note that our classification of the various items making up cost of goods sold, shipping and handling, payroll and related costs and general and administrative costs may vary from other companies in our industry and as such, may not be comparable to a competitor’s.

Revenue

We generate revenue in two categories: 1) the sale items in our subscription boxes, and 2) the sale of one-time purchases via shop. kidpik.com, gift.kidpik.com, and other marketplaces. Going forward we will refer to revenue classification as “Subscription boxes” and “one-time purchases”. Net revenue is revenue less promotional discounts, actual customer credits and refunds as well as customer credits and refunds expected to be issued, and sales tax. When we use the term revenue in this prospectus, we are referring to net revenue, unless otherwise stated. We also recognize revenue resulting upon the use of gift cards. Customers who decide to return some or all of the merchandise they receive in each kidpik box, may return such items within 10 days of receipt of the box. Customers are charged for subscription merchandise which is not returned, or which is accepted and are charged for general merchandise (non-subscription) when they purchase such merchandise; however, they are able to receive a refund on returned merchandise.

Cost of Goods Sold

Cost of goods sold consists of the costs of manufacturing merchandise and the expenses of shipping and importing (duty payments) such merchandise to our warehouse for distribution, and inventory write-offs, offset by the recoverable cost of merchandise estimated to be returned.

Shipping and Handling

Shipping and handling includes the costs of shipping merchandise to our customers, and back to us, as well as the cost of fulfillment and return processing, and the materials used for packing.

Payroll and Related Costs

Payroll and related costs represent employee salaries, taxes, benefits and fees to our payroll provider.

General and Administrative Expenses

General and administrative expenses consists primarily of marketing, professional fees, Amazon seller fees, bad debt expense and credit card fees, among others.

Depreciation and Amortization

Depreciation and amortization expenses consist of depreciation expense for leasehold improvements and equipment.

Interest Expense

Interest expense consists primarily of interest expense associated with our lines of credit, outstanding notes payable, and amortization of deferred expense related to our line of credit.

Other Non-Operating Expense

Other non-operating expense consists of lawsuit settlements and the write-off of prepaid fees.

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Provision for Income Taxes

Our provision for income taxes consists of an estimate of federal and state income taxes based on enacted federal and state tax rates, as adjusted for allowable credits, deductions, uncertain tax positions, and changes in the valuation of our net federal and state deferred tax assets.

Results of Operations

Novel Coronavirus (COVID-19)

In December 2019, a novel strain of coronavirus, which causes the infectious disease known as COVID-19, was reported in Wuhan, China. The World Health Organization declared COVID-19 a “Public Health Emergency of International Concern” on January 30, 2020 and a global pandemic on March 11, 2020. In March and April 2020, many U.S. states and local jurisdictions began issuing ‘stay-at-home’ orders. The U.S. has recently seen decreases in total new COVID-19 infections; however, it is unknown whether such decreases will continue, new strains of the virus will cause numbers to increase, currently projected vaccine efficacy numbers will hold, or new strains of the virus will become dominate in the future, and/or whether jurisdictions in which we operate, will issue new or expanded stay-at-home orders, or how those orders, or others, may affect our operations.

During the majority of March and April 2020, we closed our California warehouse due to stay-at-home orders which were issued in the State of California. We resumed shipping April 17, 2020, following safety protocols and Centers for Disease Control and Prevention (CDC) guidelines, which we strictly adhered to. On aggregate basis we lost about two weeks of potential revenue during this period where we were unable to ship products. For the months of March and April 2020, our new member acquisitions were reduced dramatically. Beginning in early May 2020, through the month of June 2020, our new member acquisitions grew significantly, most likely due to stay-at-home orders when consumers shifted to shopping online, before leveling off to expected growth numbers. The full extent of the impact of COVID-19 on our business and operations currently cannot be estimated and will depend on a number of factors including the scope and duration of the global pandemic.

Since the start of the pandemic, we have taken steps to prioritize the health and safety of our employees. Most of our employees continue to work remotely as a result of the COVID-19 pandemic. Currently we believe that we have sufficient cash on hand through funds raised in this offering, and will generate sufficient cash through operations, to support our operations for the near term; however, we will continue to evaluate our business operations based on new information as it becomes available and will make changes that we consider necessary in light of any new developments regarding the ongoing pandemic.

Although COVID-19 has had a major impact on businesses around the world, to date, other than in March and April 2020, during which period, as described above, our warehouse was shut down, the pandemic has not had a significant negative impact on our business. Since then, our warehouse returned to working at full capacity; however, the full extent to which COVID-19 will ultimately impact us depends on future unknowable developments, including the duration and spread of the virus, as well as potential new seasonal outbreaks, virus mutations, the efficacy of vaccines, and the willingness of individuals to take such vaccines, all of which are uncertain and cannot be predicted.

RESULTS OF OPERATIONS

Comparison of the thirteen and twenty-six weeks ended July 3, 2021 and June 27, 2020

Revenue

Our revenue for the 13 weeks ended July 3, 2021, increased by 83.5% to $5,667,947, compared to $3,089,125 for the 13 weeks ended June 27, 2020, an increase of $2,578,822 from the prior period. The revenue breakdown by channel for the 13 weeks ended July 3, 2021 and June 27, 2020, is summarized in the tables below:

	13 weeks ended July 3, 2021	13 weeks ended June 27, 2020	Change ($)	Change (%)
Revenue by channel
Subscription boxes	$4,832,673	2,631,026	2,201,647	83.7%
Amazon sales	716,616	353,578	363,038	102.7%
Online website sales	118,658	104,521	14,137	13.5%

Total revenue	$5,667,947	$3,089,125	$2,578,822	83.5%

Our revenue for the 26 weeks ended July 3, 2021, increased by 70.6% to $10,988,480, compared to $6,441,481 for the 26 weeks ended June 27, 2020, an increase of $4,546,999 from the prior period. The revenue breakdown by channel for the 26 weeks ended July 3, 2021 and June 27, 2020, is summarized in the tables below:

	26 weeks ended July 3, 2021	26 weeks ended June 27, 2020	Change ($)	Change (%)
Revenue by channel
Subscription boxes	$9,417,285	$5,695,687	$3,721,598	65.3%
Amazon sales	1,324,866	579,078	745,788	128.8%
Online website sales	246,329	166,716	79,613	47.8%

Total revenue	$10,988,480	$6,441,481	$4,546,999	70.6%

The revenue from subscription boxes for the 26 weeks ended July 3, 2021 and June 27, 2020, was generated from active subscriptions recurring boxes revenue and new subscriptions first box revenue, is summarized in the tables below:

	26 weeks ended July 3, 2021	26 weeks ended June 27, 2020	Change ($)	Change (%)
Subscription boxes revenue from
Active subscriptions – recurring boxes	$7,608,953	$4,594,350	$3,014,603	64.2%
New subscriptions - first box	1,808,332	1,101,337	706,995	65.6%

Total Subscription boxes revenue	$9,417,285	$5,695,687	$3,721,598	65.3%

The increase in revenue was primarily driven by an increase in sales of girls’ apparel and new merchandise offering of (a) boys clothing beginning in June 2020, and (b) toddler collections, beginning in March 2021. The revenue breakdown by product line for the 13 and 26 weeks ended July 3, 2021 and June 27, 2020, are summarized in the tables below:

	13 weeks ended July 3, 2021	13 weeks ended June 27, 2020	Change ($)	Change (%)
Revenue by product line
Girls’ apparel	$4,274,890	$3,080,554	$1,194,336	38.8%
Boys’ apparel	1,099,437	8,571	1,090,866	12,728%
Toddlers’ apparel	293,620	-	293,620	n/a %

Total revenue	$5,667,947	$3,089,125	$2,578,822	83.5%

	26 weeks ended July 3, 2021	26 weeks ended June 27, 2020	Change ($)	Change (%)
Revenue by product line
Girls’ apparel	$8,457,543	$6,432,910	$2,024,633	31.5%
Boys’ apparel	2,229,910	8,571	2,221,309	25,918%
Toddlers’ apparel	301,027	-	301,027	n/a %

Total revenue	$10,988,480	$6,441,481	$4,546,999	70.6%

The number of items shipped to our customers increased by 68.0%, from approximately 668,000 for the 26 weeks ended June 27, 2020, to approximately 1,122,000 for the 26 weeks ended July 3, 2021. The average shipment keep rate increased to 68.6% in the 26 weeks ended July 3, 2021, compared to 66.2% in the 26 weeks ended June 27, 2020.

Cost of Goods Sold

Our cost of goods sold increased 74.3% to $2,249,475 for the 13 weeks ended July 3, 2021, compared to $1,290,659 for the 13 weeks ended June 27, 2020, an increase of $958,816.

Our cost of goods sold increased 62.3% to $4,331,677 for the 26 weeks ended July 3, 2021, compared to $2,668,934 for the 26 weeks ended June 27, 2020, an increase of $1,662,743.

The increase in cost of goods sold for the 13 and 26 weeks ended July 3, 2021, compared to the same periods in fiscal 2020, was primarily attributable to the increase in the volume of goods purchased associated with the increase in our subscription box sales as discussed above.

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Gross Profit and Gross Profit as a Percentage of Revenue

Our gross profit was $3,418,472 for the 13 weeks ended July 3, 2021, compared to gross profit of $1,798,466 for the 13 weeks ended June 27, 2020.

Our gross profit was $6,656,803 for the 26 weeks ended July 3, 2021, compared to gross profit of $3,772,547 for the 26 weeks ended June 27, 2020.

The increase in gross profit for the 13 and 26 weeks ended July 3, 2021, compared to the same periods in fiscal 2020, was primarily attributable to the increase in our subscription box sales.

Gross profit as a percentage of revenue was 60.3% for the 13 weeks ended July 3, 2021, compared to 58.2% for the 13 weeks ended June 27, 2020.

Gross profit as a percentage of revenue was 60.6% for the 26 weeks ended July 3, 2021, compared to 58.6% for the 26 weeks ended June 27, 2020.

The increase in gross profit as a percentage of revenues for the 13 and 26 weeks ended July 3, 2021, compared to the same periods in fiscal 2020 was primarily attributable to decrease in discounts and promotions.

Operating Expenses

Our operating expenses for the 13 and 26 weeks ended July 3, 2021 and June 27, 2020, are summarized in the tables below:

	13 weeks ended July 3, 2021	13 weeks ended June 27, 2020	Change ($)	Change (%)
Expenses
Shipping and handling	$1,557,823	$788,541	$769,282	97.6%
Payroll and related costs	972,111	525,873	446,238	84.9%
General and administrative	2,076,850	1,342,238	734,612	54.7%
Depreciation and amortization	6,408	22,062	(15,654)	(71.0)%

Total expenses	$4,613,192	$2,678,714	$1,934,478	72.2%

	26 weeks ended July 3, 2021	26 weeks ended June 27, 2020	Change ($)	Change (%)
Expenses
Shipping and handling	$3,092,276	$1,645,965	$1,446,311	87.9%
Payroll and related costs	1,930,752	1,292,193	638,559	49.4%
General and administrative	4,148,900	2,511,133	1,637,767	65.2%
Depreciation and amortization	16,129	44,292	(28,163)	(63.6)%

Total expenses	$9,188,057	$5,493,583	$3,694,474	67.3%

Our operating expenses include general and administrative expenses, salaries and benefits, shipping and handling, and depreciation and amortization, as shown in the tables above. Our operating expenses for the 13 weeks ended July 3, 2021, increased by $1,934,478 or 72.2% to $4,613,192, compared to $2,678,714 for the 13 weeks ended June 27, 2020. This increase was mainly a result of (i) an increase in shipping and handling of $769,282, which increase was due to a FedEx surcharge and minimum hourly rate increase in our California warehouse — our shipping and handling expenses were 27.5% of total revenue in the current period, compared to 25.5% of total revenue in the previous period, (ii) an increase in payroll and related costs of $446,238, mainly due to new hires as a result of our organic growth, and increases in salaries, and (iii) a $734,612 increase in general and administrative expenses, mainly due to an increase in marketing expenses, an increase in 3rd party fees due to increased sales, and an increase in professional fees related to our initial public offering.

Our operating expenses for the 26 weeks ended July 3, 2021, increased by $3,694,474 or 67.3% to $9,188,057, compared to $5,493,583 for the 26 weeks ended June 27, 2020. This increase was mainly a result of (i) an increase in shipping and handling of $1,446,311, which increase was due to a FedEx surcharge and minimum hourly rate increase in our California warehouse — our shipping and handling expenses were 28.1% of total revenue compared to 25.6% of total revenue in the previous period, (ii) an increase in payroll and related costs of $638,559, mainly due to new hires as a result of our organic growth, and increases in salaries, and (iii) a $1,637,767 increase in general and administrative expenses, mainly due to an increase in marketing expenses, an increase in 3rd party fees due to increased sales, and an increase in professional fees related to our initial public offering.

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Loss from Operations

Loss from operations increased from $880,248 for the 13 weeks ended June 27, 2020, to $1,194,720 for the 13 weeks ended July 3, 2021. The increase in loss from operations was largely due to the increase of $734,612 in general and administrative expenses, the increase of $769,282 in shipping and handling costs, the increase of $446,238 in payroll and related cost, and the $958,816 increase in cost of goods sold, partially offset by the $2,578,822 increase in net sales, each as discussed above.

Loss from operations increased from $1,721,036 for the 26 weeks ended June 27, 2020, to $2,531,254 for the 26 weeks ended July 3, 2021. The increase in loss from operations was largely due to the increase of $1,637,767 in general and administrative expenses, the increase of $1,446,311 in shipping and handling costs, the increase of $638,559 in payroll and related cost, and the $1,662,743 increase in cost of goods sold, partially offset by the $4,546,999 increase in net sales, each as discussed above.

Other Expenses

The increase in other expenses for the 13 and 26 weeks ended July 3, 2021, compared to the same periods in fiscal 2020, was mainly related to interest expense, which increased by $65,298 and $169,223, respectively, for the 13 and 26 weeks ended July 3, 2021 and June 27, 2020, respectively. The increase in interest expenses was due to the increase in our debt balance and related increases in interest expense associated therewith.

Provision for Income Taxes

We had a nominal provision for income taxes during both the 13 and 26 weeks ended July 3, 2021, and June 28, 2020.

Net Loss

We had a net loss of $1,402,718 for the 13 weeks ended July 3, 2021, compared to a net loss of $1,009,132 for the 13 weeks ended June 27, 2020, an increase in net loss of $393,586. The increase in net loss was primarily due to the increase of $734,612 in general and administrative expenses, the increase of $769,282 in shipping and handling costs, the increase of $446,238 in payroll and related cost, and the $958,816 increase in cost of goods sold, partially offset by the $2,578,822 increase in net sales, each as discussed in greater detail above.

We had a net loss of $2,900,702 for the 26 weeks ended July 3, 2021, compared to a net loss of $1,916,919 for the 26 weeks ended June 27, 2020, an increase in net loss of $983,783. The increase in net loss was primarily due to the increase of $1,637,767 in general and administrative expenses, the increase of $1,446,311 in shipping and handling costs, the increase of $638,559 in payroll and related cost, and the $1,662,743 increase in cost of goods sold, partially offset by the $4,546,999 increase in net sales, each as discussed in greater detail above.

Year ended January 2, 2021 compared to the year ended December 28, 2019

	FYE 2020	FYE 2019	Change ($)	Change (%)
Revenue, net	$16,936,387	$13,518,706	$3,417,681	25.3%
Cost of goods sold	7,046,716	5,276,051	1,770,665	33.6%
Gross profit	$9,889,671	$8,242,655	$1,647,016	20.0%

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We launched our toddler collection in the first quarter of 2021, introducing sizes 2T and 3T apparel sizes, and added size 7 and 8 toddler shoes for boys and girls which we began to ship in April 2021. We also introduced an “add-on” for all members pursuant to which they can add additional pieces of their choosing to their next box order. We plan to increase the number of add-on item selections offered in an effort to increase the box transaction size and gross margin per box.

Revenue

Revenue increased by $3.4 million or 25.3% for the year ended January 2, 2021, compared to the year ended December 28, 2019. The revenue breakdown by channel for the year ended January 2, 2021, compared to the year ended December 28, 2019, is summarized in the tables below:

	FYE 2020	FYE 2019	Change ($)	Change (%)
Revenue by channel
Subscription boxes	$14,941,257	12,557,878	2,383,379	19.0%
Amazon sales	1,546,906	732,914	813,992	111.1%
Online website sales	448,224	195,920	252,304	128.8%
Wholesale	-	31,994	(31,994)	(100.0)%

Total revenue	$16,936,387	$13,518,706	$3,417,681	25.3%

The revenue from subscription boxes for the years ended January 2, 2021 and December 28, 2019, was generated from active subscriptions recurring boxes and new subscriptions first box revenue, is summarized in the tables below:

	FYE 2020	FYE 2019	Change ($)	Change (%)
Subscription boxes revenue from
Active subscriptions – recurring boxes	$11,372,228	$10,271,015	$1,101,213	11.9%
New subscriptions - first box	3,569,029	2,286,863	1,282,166	56.1%

Total Subscription boxes revenue	$14,941,257	$12,557,878	$2,383,379	19.0%

The increase in revenue was primarily driven by the introduction of our boys’ collection and an increase in our customer base. The revenue breakdown by product line for the year ended January 2, 2021, compared to the year ended December 28, 2019, are summarized in the tables below:

	FYE 2020	FYE 2019	Change ($)	Change (%)
Revenue by product line
Girls’ apparel	$15,125,033	$13,518,706	$1,606,327	11.9%
Boys’ apparel	1,811,354	-	1,811,354	n/a %

Total revenue	$16,936,387	$13,518,706	$3,417,681	25.3%

The number of items shipped to our customers increased by 17.0%, from approximately 1,476,000 for the fiscal year ended 2019, to approximately 1,727,000 for the fiscal year ended 2020. The average shipment keep rate increased to 66.1% in the fiscal year 2020, compared to 60.2% in the fiscal year 2019.

Cost of Goods Sold

Cost of goods sold increased by $1.8 million or 33.6% for the year ended January 2, 2021, compared to the year ended December 28, 2019, which increase was a direct result of the increase in our subscription box sales.

Gross Profit and Gross Profit as a Percentage of Net Sales

We had gross profit of $9.9 million for the year ended January 2, 2021, compared to gross profit of $8.2 million for the year ended December 28, 2019, which increase was a result of the increase in revenue.

Our gross profit as a percentage of sales was 58.4% for the year ended January 2, 2021, compared to 61.0% for the year ended December 28, 2019. Gross profit decreased as a percentage of sales, mainly due to our promotional strategy introduced in 2020, whereby we incentivized first-time members to subscribe with a promotional discount on their first box, which we plan to continue in 2021.

Operating Expenses

	FYE 2020	FYE 2019	Change ($)	Change (%)
Expenses
Shipping and handling	$4,211,662	$4,526,727	$(315,065)	(7.0)%
Payroll and related costs	2,953,802	2,766,954	186,848	6.8%
General and administrative	6,317,175	4,942,576	1,374,599	27.8%
Depreciation and amortization	72,843	100,395	(27,552)	(27.4)%

Total expenses	$13,555,482	$12,336,652	$1,218,830	9.9%

The $1.2 million or 9.9% increase in total expenses was mainly due to an increase of $1.4 million or 27.8% in general and administrative expenses, due mainly to an increase in Amazon.com seller fees of $0.56 million, an increase in marketing expenses of $0.53 million and an increase in bad debt expense of $0.75 million, offset by a $0.3 million decrease in shipping and handling costs due to a renegotiated shipping agreement entered into with our shipping partner in the first quarter of 2020. Bad debt is defined as revenue we are unable to collect from our members for items they kept and must send to a collection agency. We also had a $0.2 million increase in payroll and related costs due to a combination of salary increases, new hires and increased cost associated with benefits.

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Payroll and related costs as a percentage of revenue decreased by approximately 3.1% for the 2020 fiscal year (17.4%) compared to the 2019 fiscal year (20.5%), due to the leveraging of our increased revenue. Shipping and handling expenses as a percentage of revenue decreased by 8.6% for the 2020 fiscal year (24.9%) compared to 2019 fiscal year (33.5%), due to a favorably renegotiated contract in the first quarter of 2020, with our shipping partner. Within selling, general and administrative expenses, marketing expense as a percentage of revenue remained consistent for both 2020 and 2019 at 15.6% of revenue. Amazon.com seller fees increased from 2.4% of revenue in 2019, compared to 5.2% of revenue in 2020, due to an increase of 111% in Amazon.com revenue over the same period. Bad debt increased by 46% from 2019 to 2020. We are focused on reducing bad debt expense through technology-based strategies and initiatives. We may not be successful in our efforts in that fraud is difficult to control.

Loss from Operations

Loss from operations decreased to $3,665,811 for the year ended January 2, 2021, compared to $4,093,997 for the year ended December 28, 2019.

The decrease in loss from operations was largely due to increase in revenue offset by increase of cost of sales and operating expenses.

Other Expenses

	FYE 2020	FYE 2019	Change ($)	Change (%)
Other expenses
Interest expense	$511,427	$439,705	$71,722	16.3%
Other expense	10,000	53,644	(43,644)	(81.4)%
Total other expenses	$521,427	$493,349	$28,078	5.7%

Other expenses for the years ended January 2, 2021 and December 28, 2019, included primarily interest. Interest expense increased due to an increase in the debt we carried during the year ended January 2, 2021, compared to the year ended December 28, 2019. Interest expense as a percentage of sales decreased by 0.3% from 3.3% of sales to 3.0% of sales, and we plan to eliminate our interest expense by paying down our debt with funds raised in this offering.

Provision for Income Taxes

	FYE 2020	FYE 2019	Change ($)	Change (%)
Loss before income taxes	$(4,187,238)	$(4,587,346)	$400,108	(8.7)%
Provision for income taxes	1,122	15,968	(14,846)	(93.0)%
Net loss	$(4,188,360)	$(4,603,314)	$414,954	(9.0)%

We had a nominal provision for income taxes during both the year ended January 2, 2021 and the year ended December 28, 2019.

Net Loss

We had a net loss of $4.2 million for the year ended January 2, 2021, compared to a net loss of $4.6 million for the year ended December 28, 2019, a decrease of $0.4 million or 9.0% compared to the prior period. The decrease in net loss was mainly due to increase in revenue offset by increases of cost of sales and operating expenses.

LIQUIDITY AND CAPITAL RESOURCES

	July 3, 2021	January 2, 2021	Change ($)	Change (%)
Cash	$199,291	$133,484	$65,807	49.3%
Working Capital	$1,710,479	$2,105,270	$(394,791)	(18.8)%
Debt*	$2,927,570	$2,474,470	$453,100	18.3%

* Line of credit, loan payable and long-term debt.

On July 3, 2021, we had $199,291 of cash on-hand which was comparable to the $133,484 of cash on hand we had at January 2, 2021.

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As of July 3, 2021, the Company had total current liabilities of $8,629,559, consisting mainly of accounts payable of $2,464,777, accounts payable to related party of $1,018,167, accrued expenses of $794,687, advance payable of $1,365,063 (discussed below), and line of credit of $2,385,218 (discussed below).

As of July 3, 2021, we had $10,340,038 in total current assets, $8,629,559 in total current liabilities, working capital of $1,710,479 and a total accumulated deficit of $30,872,339.

We have mainly relied on loans from Ezra Dabah, our Chief Executive Officer and Chairman, and his family (which have all, other than $300,000, been converted into equity as of the date of this prospectus), notes payable (including from Nina Footwear, a related party) and our line of credit and Cash Advance Agreements (each discussed below), as well as revenue generated through our operations, to support our operations since inception. We have primarily used our available cash to pay operating expenses (salaries and other expenses), and for merchandise inventory costs, shipping costs and marketing expenditures. We do not have any material commitments for capital expenditures.

We have experienced recurring net losses since inception. We believe that we will continue to incur substantial operating expenses in the foreseeable future as we continue to invest to attract new customers, expand the product offerings and enhance technology and infrastructure. These efforts may prove more expensive than we anticipate, and we may not succeed in increasing the net revenue and margins sufficiently to offset these expenses. Accordingly, we may not be able to achieve profitability, and we may incur significant losses for the foreseeable future. Our independent registered public accounting firm included an explanatory paragraph in its report on our financial statements as of, and for the year ended, January 2, 2021, describing the existence of substantial doubt about our ability to continue as a going concern as of May 17, 2021, the date of their report.

To support our existing operations or any future expansion of business, including the ability to execute our growth strategy, we must have sufficient capital to continue to make investments and fund operations. We have plans to pursue an aggressive growth strategy for the expansion of operations through increased marketing to attract new members and refine the marketing strategy to strategically prioritize customer acquisition channels that we believe will be more successful at attracting new customers and members. We plan to launch new divisions and product lines to help attract new members and retaining existing members. We launched a new boy’s apparel division in the summer of 2020 and a toddler division at the end of March 2021. We also have plans to increase efficiency in distribution and fulfillment capabilities to reduce costs associated with subscription box sales. Our founding and majority stockholder, Ezra Dabah, our Chief Executive Officer and Chairman, has provided his written intent to provide continued financial support to the Company for at least one year and a day from September 3, 2021, the terms of which funding are expected to be in similar form as to the funding previously provided by Mr. Dabah, provided that Mr. Dabah is under no contractual or other obligation to provide such funding and the ultimate terms of such funding is unknown.

We expect that the proceeds from this offering plus our current cash will be sufficient to fund our operations and execute our growth strategy (as discussed above) for at least 12 months after the date of this prospectus. After this offering, we may seek additional funding through equity financings, debt financings or other capital sources, including collaborations with other companies or other strategic transactions. We may not be able to obtain financing on acceptable terms or at all. The terms of any financing may adversely affect the holdings or rights of our stockholders. Although we continue to pursue these plans, there is no assurance that we will be successful in obtaining sufficient funding on terms acceptable to us to fund continued operations, if at all.

Cash Flows

	26 weeks ended July 3, 2021	26 weeks ended June 27, 2020
Cash provided by (used in):
Operating activities	$(3,811,062)	$(1,324,960)
Investing activities	—	(2,149)
Financing activities	3,859,756	944,017
Net increase in cash	$48,694	$(383,092)

Net cash used in operating activities increased to $3,811,062 for the 26 weeks ended July 3, 2021, compared to $1,324,960 of cash used in operating activities during the 26 weeks ended June 27, 2020. The increase in our cash used in operating activities of approximately $2.5 million was primarily due to an increase in the net loss in the amount of approximately $1.0 million, as discussed in greater detail above, adjusted for non-cash items totaling $0.2 million, which was offset by the impact from changes in operating assets and liabilities in the amount of approximately $1.7 million. The negative change in our net operating assets and liabilities was mainly driven by the change in inventories of $1.2 million, due to increases in the boy’s apparel division, and the change in accounts payable of $0.8 million, offset by the changed in account receivable of $0.3 million, for the 26 weeks ended July 3, 2021, compared to the 26 weeks ended June 27, 2020.

There was no net cash used in investing activities during the 26 weeks ended July 3, 2021, compared to $2,149 of cash used in investing activities during the 26 weeks ended June 27, 2020, which was related to purchases of leasehold improvements and equipment.

Net cash provided by financing activities increased to $3,859,756 for the 26 weeks ended July 3, 2021, compared to net cash provided by financing activities of $944,017 for the 26 weeks ended June 27, 2020, mainly as a result of $2.1 million in convertible notes sold during the current period, of which all but $100,000 have since been converted into common stock and the increase in advance payable in amount of $0.5 million, compared to a decrease in advance payable of $0.3 million in the prior period, relating to our financing transactions.

	Year ended January 2, 2021	Year ended December 28, 2019
Cash provided by (used in):
Operating activities	$(3,550,328)	$(4,214,518)
Investing activities	(11,470)	(4,193)
Financing activities	3,615,774	4,607,460
Net increase in cash	$53,976	$388,749

Net cash used in operating activities decreased to $3,550,328 for the year ended January 2, 2021, compared to $4,214,518 of cash used in operating activities during the year ended December 28, 2019. The decrease in our cash used in operating activities of approximately $0.7 million was primarily due to a decrease in net loss in the amount of approximately $0.4 million, as discussed in greater detail above, adjusted for the non-cash items totaling $0.2 million and the positive impact from changes in operating assets and liabilities in the amount of approximately $0.1 million.

Net cash used in investing activities was $11,470 during the year ended January 2, 2021, which was related to purchases of leasehold improvements and equipment, compared to $4,193 during the year ended December 28, 2019, was related to purchases of equipment.

Net cash provided by financing activities decreased to $3,615,774 for the year ended January 2, 2021, compared to net cash provided by financing activities of $4,607,460 for the year ended December 28, 2019, mainly as a result of $1.8 million in convertible notes sold during the year ended January 2, 2021, compared to $3.3 million in the comparable period, offset by proceeds from issuance of common stock in amount of $1.0 million during the year ended January 2, 2021, compared to stock subscription receivable of $0.5 million in the comparable period.

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Line of Credit

On September 5, 2017, we entered into a Loan and Security Agreement with Crossroads Financial Group, LLC (as amended, the “Loan Agreement”). The Loan Agreement had an initial term of two years, and renews thereafter for additional one-year periods automatically, unless Crossroads has provided the Company at least 30 days’ notice of its intent to not renew prior to such applicable automatic renewal date. The Loan Agreement allows the Company to request advances from Crossroads up to $3,200,000. The advances are limited to the lower of (i) 70% of the Company’s inventory cost at the time of request, or (ii) 75% of net orderly liquidation value, when applied to eligible inventory. The advances bear interest at a rate of 1.42% per month (17.04% per annum) and mature on November 5, 2021. On July 2, 2021, the maximum amount available under the loan agreement was increased to $3,200,000. The amounts owed under the Loan Agreement are personally guaranteed by Ezra Dabah and his wife Renee. The amounts owed to Crossroads are also secured by a security interest in substantially all of our assets.

The Loan Agreement includes an early termination fee equal to 5% of the maximum amount available if the agreement is terminated during the first year of the agreement and 3% thereafter, provided that such fee is waived if we sell equity in order to repay amounts owed under the Loan Agreement.

We agreed pursuant to the Loan Agreement to provide Crossroads notice of any proposal, term sheet, letter of intent, commitment letter or like agreement of any person to refinance in cash in full the amount owed under the Loan Agreement (a “Competing Proposal”). In the event Crossroads does not match, in all material respects, such Competing Proposal within thirty business days of its receipt of such Competing Proposal then we can, subject to payment of the early termination fee discussed above, repay the amounts owed under the Loan Agreement. The early termination fee is waived if the early termination event results in a repayment in full the amount owed under the loan agreement through use of the proceeds from the sale of our stock.

The Loan Agreement includes customary covenants and events of default, including if Ezra Dabah, our Chief Executive Officer and Chairman, and his family cease being the direct or indirect beneficial owner of more than 50% of our voting stock, or if any other person or entity shall become the direct or indirect owner of over 45% of our voting stock or if Mr. Dabah or Adir Katzav our Executive Vice President and Chief Financial Officer cease to be employed by the Company.

As of January 2, 2021 and December 28, 2019, outstanding advances under the Loan Agreement amounted to $2,065,568 and $1,797,000, respectively. Interest expense amounted to $318,941 and $298,280 for the years 2020 and 2019, respectively. Deferred financing cost, net of accumulated amortization, totaled $33,450 and $0 as of January 2, 2021 and December 28, 2019, respectively. Amortization of these costs amounted to $44,086 and $50,024 for the years ended January 2, 2021 and December 28, 2019, respectively.

As of July 3, 2021, outstanding advances amounted to $2,398,237. Interest expense amounted to $100,684 and $77,120 for the 13 weeks ended July 3, 2021 and June 27, 2020, respectively. Interest expense amounted to $190,340 and $154,523 for the 26 weeks ended July 3, 2021 and June 27, 2020, respectively.

As of July 3, 2021, deferred financing costs, net of accumulated amortization, totaled $13,019. Amortization of these costs amounted to $29,377 and $20,955 for the 26 weeks ended July 3, 2021 and June 27, 2020, respectively.

Cash Advance Agreements

On August 22, 2019, the Company entered into a Cash Advance Agreement with Clear Finance Technology Corp. (subsequently CFT Clear Finance Technology Corp.)(“Clear Finance”). Pursuant to the agreement, Clear Finance purchased $461,250 of receivables from us for $410,000. We agreed to deliver to Clear Finance 10% of future receivables until $461,250 has been paid to Clear Finance. In the event no event of default has occurred under the agreement and we remain in compliance with its terms, Clear Finance agreed to provide us a discount on the receivables purchased from 3-10.5% depending on the applicable vendor which the receivable related to and other matters.

On November 12, 2019, the Company entered into a Cash Advance Agreement with Clear Finance. Pursuant to the agreement, Clear Finance purchased $619,801 of receivables from us for $571,676, which purchase included $186,676 owed under the previous Cash Advance Agreement entered into in August 2019. We agreed to deliver to Clear Finance 12.5% of future receivables until $619,801 has been paid to Clear Finance. In the event no event of default has occurred under the agreement and we remain in compliance with its terms, Clear Finance agreed to provide us a discount on the receivables purchased of 9.5%.

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On December 19, 2019, the Company entered into a Cash Advance Agreement with Clear Finance. Pursuant to the agreement, Clear Finance purchased $709,679 of receivables from us for $680,304, which purchase included $445,304 owed under the previous Cash Advance Agreement entered into in November 2019. We agreed to deliver to Clear Finance 12.5% of future receivables until $709,679 has been paid to Clear Finance. In the event no event of default has occurred under the agreement and we remain in compliance with its terms, Clear Finance agreed to provide us a discount on the receivables purchased of 9.5%.

On May 22, 2020, the Company entered into a Cash Advance Agreement with Clear Finance. Pursuant to the agreement, Clear Finance purchased $560,961 of receivables from us for $508,461, which purchase included $88,461 owed under the previous Cash Advance Agreement entered into in December 2019. We agreed to deliver to Clear Finance 12.5% of future receivables until $560,961 has been paid to Clear Finance. In the event no event of default has occurred under the agreement and we remain in compliance with its terms, Clear Finance agreed to provide us a discount on the receivables purchased from 3-6.5% depending on the applicable vendor which the receivable related to and other matters.

On July 30, 2020, the Company entered into a Cash Advance Agreement with Clear Finance. Pursuant to the agreement, Clear Finance purchased $735,675 of receivables from us for $676,300, which purchase included $201,300 owed under the previous Cash Advance Agreement entered into in May 2020. We agreed to deliver to Clear Finance 12.5% of future receivables until $735,675 has been paid to Clear Finance. In the event no event of default has occurred under the agreement and we remain in compliance with its terms, Clear Finance agreed to provide us a discount on the receivables purchased from 3-6.5% depending on the applicable vendor which the receivable related to and other matters.

On October 9, 2020, the Company entered into a new cash advance agreement with Clear Finance. Pursuant to the agreement, Clear Finance purchased $763,881 of receivables from the Company for $714,081, which included $299,081 owed under the previous agreement entered into in July 2020. The Company agreed to deliver 12.5% of the future collections of receivables to Clear Finance until $763,881 has been paid. In the event no event of default has occurred under the agreement and the Company remains in compliance with its terms, Clear Finance agreed to provide a 6% discount on the receivables purchased.

On December 14, 2020, the Company entered into a new cash advance agreement with Clear Finance. Pursuant to the agreement, Clear Finance purchased $1,028,710 of receivables from the Company for $959,710, which included $384,710 owed under the previous agreement entered into in October 2020. The Company agreed to deliver 12.5% of the future collections of receivables to Clear Finance until $1,028,710 has been paid. In the event no event of default has occurred under the agreement and the Company remains in compliance with its terms, Clear Finance agreed to provide a 6% discount on the receivables purchased.

On February 1, 2021, the Company entered into a revenue share/cash advance agreement with Clear Finance and was advanced cash totaling $360,000 to be used for the purchase of inventory. In accordance with the agreement, the Company agreed to repay $381,600, plus interest, by depositing future receivables with Clear Finance. The cash advance bears interest at a rate of 7% per annual for the first 121 days and 12% per annum thereafter until the advance is fully repaid.

On March 10, 2021, the Company entered into a revenue share/cash advance agreement with Clear Finance and was advanced cash totaling $100,000 to be used for the purchase of inventory. In accordance with the agreement, the Company agreed to repay the advanced cash plus $311,953 previously owed to Clear Finance (totaling $411,953) owed under the previous agreement entered into in February 2021, plus interest, by depositing future receivables with Clear Finance in total amount of $417,954. The cash advance bears interest at a rate of 7% per annum for the first 121 days and 12.50% per annum thereafter until the advance is fully repaid.

On March 10, 2021, the Company entered into a new cash advance agreement with Clear Finance. Pursuant to the agreement, the financial institution purchased $1,137,666 of receivables from the Company for $1,062,666, which included $437,666 owed under the previous agreement entered into in December 2020. The Company will deliver 12.5% of the future collections of receivables to Clear Finance until $1,137,666 has been paid. In the event no event of default has occurred under the agreement and the Company remains in compliance with its terms, Clear Finance will provide a 6% discount on the receivables purchased.

On May 7, 2021, the Company entered into a new cash advance agreement with Clear Finance. Pursuant to the agreement, Clear Finance purchased $461,316 of receivables from the Company for $446,316, which included $196,316 owed under the previous agreement entered into in March 2021. In accordance with the agreement, the Company agreed to repay $461,316, plus interest, by depositing future receivables with Clear Finance. The cash advance bears interest at a rate of 7.5% per annum for the first 121 days and 12% per annum thereafter until the advance is fully repaid.

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On June 4, 2021, the Company entered into a revenue share/cash advance agreement with Clear Finance and was advanced cash totaling $125,000 to be used for the purchase of inventory. In accordance with the agreement, the Company agreed to repay the advanced cash plus $355,598 previously owed to Clear Finance (totaling $480,598) owed under the previous agreement entered into in March 2021, plus interest, by depositing future receivables with the lender in total amount of $488,098. The cash advance bears interest at a rate of 7.5% per annum for the first 121 days and 12.50% per annum thereafter until the advance is fully repaid.

On June 4, 2021, the Company also entered into a new cash advance agreement with Clear Finance. Pursuant to the agreement, Clear Finance purchased $1,196,055 of receivables from the Company for $1,124,055 owed under the previous agreement entered into in May 2021, which included $524,055 owed under a previous agreement. The Company will deliver 12.5% of the future collections of receivables to the financial institution until $1,196,055 has been paid. In the event no event of default has occurred under the agreement and the Company remains in compliance with its terms, Clear Finance will provide a 6% discount on the receivables purchased.

On July 9, 2021, the Company entered into a new revenue share/cash advance agreement with Clear Finance. Pursuant to the agreement, Clear Finance purchased $495,902 of receivables from the Company for $488,402, which included advanced cash totaling $125,000 to be used for the purchase of inventory and $363,402 owed under a previous agreement entered into in June 2021. In accordance with the agreement, the Company agreed to repay $495,902, plus interest, by depositing future receivables with Clear Finance. The cash advance bears interest at a rate of 7.5% per annum for the first 121 days and 12.5% per annum thereafter until the advance is fully repaid.

On August 10, 2021, the Company entered into a new revenue share/cash advance agreement with Clear Finance and was advanced cash totaling $185,000 to be used for the purchase of inventory. In accordance with the agreement, the Company agreed to repay the advanced cash plus $390,169 previously owed to Clear Finance (totaling $575,169) owed under the previous agreement entered into in July 2021, plus interest, by depositing future receivables with the lender in total amount of $586,269. The cash advance bears interest at a rate of 7.5% per annum for the first 121 days and 12.50% per annum thereafter until the advance is fully repaid.

On August 10, 2021, the Company also entered into a new cash advance agreement with Clear Finance. Pursuant to the agreement, Clear Finance purchased $1,136,718 of receivables from the Company for $1,182,318, which included $756,718 owed under the previous agreement entered into in July 2021. The Company will deliver 12.5% of the future collections of receivables to Clear Finance until $1,182,318 has been paid. In the event no event of default has occurred under the agreement and the Company remains in compliance with its terms, Clear Finance will provide a 6% discount on the receivables purchased.

On October 22, 2021, the Company also entered into a new cash advance agreement with a financial institution. Pursuant to the agreement, the financial institution purchased $863,847 of receivables from the Company for $857,847, which included $807,847 owed under the previous agreement. The Company will deliver 12.5% of the future collections of receivables to the financial institution until $863,847 has been paid. In the event no event of default has occurred under the agreement and the Company remains in compliance with its terms, the financial institution will provide a 6% discount on the receivables purchased.

On October 27, 2021, the Company entered into a new cash advance agreement with a financial institution and was advanced cash totaling $300,000 to be used for the purchase of inventory. In accordance with the agreement, the Company agreed to repay the advanced cash plus $381,124 previously owed to the financial institution (totaling $681,124), plus interest, by depositing future receivables with the lender in the total amount of $699,124. The cash advance bears interest at a rate of 7.5% per annum for the first 121 days and 12.50% per annum thereafter until the advance is fully repaid.

As of January 2, 2021 and December 28, 2019, the cash advances outstanding and payable to Clear Financing, including interest, amounted to $829,030 and $641,530, respectively. For 2020 and 2019, interest expense related to the advances from Clear Finance totaled $117,127 and $71,722, respectively. As of July 3, 2021 and January 2, 2021, the cash advance outstanding, including interest, amounted to $1,365,063 and $829,030, respectively. For the 26 weeks ended July 3, 2021 and June 27, 2020, interest expense/(income) related to the advances totaled $102,834 and ($5,298), respectively. For the 13 weeks ended July 3, 2021 and June 27, 2020, interest expense/(income) related to the advances totaled $49,985 and ($16,265), respectively.

SBA Loan

As a response to the COVID-19 pandemic, Congress passed the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”) to aid businesses through the current economic conditions. The CARES Act provided businesses with loans from the Small Business Administration (“SBA”) based on a calculation provided by the SBA. In 2020, the Company received $442,352 in funding from these loans. The CARES Act provides a provision allowing all or a portion of the loan to be forgiven by the SBA based on certain criteria. Any unforgiven portion will be repaid over a two-year period with a 10-month deferral on payments yielding 1% interest. The Company applied for forgiveness and on August 2, 2021, we received notification and confirmation that our loan, including related accrued interest, was forgiven in its entirety by the SBA.

Related Party Convertible Notes and Loans

In 2016, the Company entered into a convertible promissory note with a related party in the amount of $1,250,000, bearing interest at 0.56% per annum and was due on January 15, 2018, unless converted earlier. In 2017, the note was amended to a maturity date on January 15, 2019. In January 2019, prior to the maturity, the note was converted to equity.

In 2017, the Company entered into an unsecured convertible promissory note in the amount of $500,000. This note does not bear interest and was due on January 15, 2019, unless converted earlier. The unsecured convertible promissory note holder had the right to convert the outstanding balance at any time or upon a sale of the Company, as defined in the unsecured promissory note. In January 2019, the note was converted to equity.

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In 2018, 2017 and 2016, the Company entered into various unsecured convertible promissory notes with related party stockholders totaling $12,581,351, which were noninterest bearing. In January 2019, prior to the maturity, the notes were amended to reduce the outstanding principal by 50% and were converted to equity.

In 2020 and 2019, the Company entered into unsecured convertible promissory notes with related party stockholders (see “Certain Relationships and Related Party Transactions—Related Party Transactions—Convertible Notes and Conversions”, below) in the amount of $1,770,000 and $3,300,000, respectively. These notes were noninterest bearing. Prior to the maturity, the notes were converted to equity at a value of 125% of the trailing 12 months of net sales.

In January, February and March 2021, the Company entered into unsecured convertible promissory notes with related party stockholders (see “Certain Relationships and Related Party Transactions—Related Party Transactions—Convertible Notes and Conversions”, below) in the amount of $2,000,000. In May 2021, prior to the maturity, the notes in the amount of $2,000,000 were converted into an aggregate of 339,526 shares of the Company (valued at $5.89 per share). Subsequently, the Company borrowed an additional $300,000 from related party stockholders and entered into unsecured convertible promissory notes with such related party stockholders (see “Certain Relationships and Related Party Transactions—Related Party Transactions—Convertible Notes and Conversions”, below) in the amount of $300,000 to evidence such loans. The convertible promissory notes are due on January 15, 2022, and were to convert automatically into equity securities offered by the Company in a future fund raising, provided that on August 25, 2021, the parties agreed to amend the terms of the previously convertible notes, to remove the conversion rights provided for therein and clarify that no interest accrues on the convertible notes.

On April 1, 2021, the Company borrowed $100,000 from Nina Footwear and entered into a short-term, unsecured promissory note in the amount of $100,000 to evidence the loan. The note is unsecured, noninterest bearing and due on December 31, 2021.

On April 14, 2021, the Company borrowed $200,000 from Nina Footwear and entered into a short-term, unsecured promissory note in the amount of $200,000 to evidence the loan. The note is unsecured, noninterest bearing and due on December 31, 2021.

On June 15, 2021, the Company borrowed $100,000 from Nina Footwear and entered into a short-term, unsecured promissory note in the amount of $100,000 to evidence the loan. The note is unsecured, noninterest bearing and due on December 31, 2021.

As of July 3, 2021 and January 2, 2021, there was $1,018,167 and $599,811 due to related parties, respectively.

On September 18, 2021, the Company borrowed $100,000 from Ezra Dabah, who is our Chief Executive Officer and Chairman. The note is unsecured, noninterest bearing and the principal is fully due and payable on January 15, 2022 or earlier, at the rate of 110% of such note amount, upon a sale of the Company (including a change of 50% or more of the voting shares).

On September 23, 2021, the Company borrowed $500,000 from Ezra Dabah, our Chief Executive Officer and Chairman. The note is unsecured, noninterest bearing and the principal is fully due and payable on January 15, 2022 or earlier, at the rate of 110% of such note amount, upon a sale of the Company (including a change of 50% or more of the voting shares).

On October 8, 2021, the Company borrowed $500,000 from Ezra Dabah, our Chief Executive Officer and Chairman. The note is unsecured, noninterest bearing and the principal is fully due and payable on January 15, 2022 or earlier, at the rate of 110% of such note amount, upon a sale of the Company (including a change of 50% or more of the voting shares).

On October 12, 2021, the Company borrowed $500,000 from Ezra Dabah, our Chief Executive Officer and Chairman. The note is unsecured, noninterest bearing and the principal is fully due and payable on January 15, 2022 or earlier, at the rate of 110% of such note amount, upon a sale of the Company (including a change of 50% or more of the voting shares).

On October 22, 2021, the Company borrowed $200,000 from Ezra Dabah, our Chief Executive Officer and Chairman. The note is unsecured, noninterest bearing and the principal is fully due and payable on January 15, 2022 or earlier, at the rate of 110% of such note amount, upon a sale of the Company (including a change of 50% or more of the voting shares).

On October 26, 2021, the Company borrowed $500,000 from Ezra Dabah, our Chief Executive Officer and Chairman. The note is unsecured, noninterest bearing and the principal is fully due and payable on January 15, 2022 or earlier, at the rate of 110% of such note amount, upon a sale of the Company (including a change of 50% or more of the voting shares).

Need for Future Funding

As discussed above, our current capital resources, combined with the net proceeds from the offering, are expected to be sufficient for us to fund operations for the next 12 months. We may need funding in addition to the funding raised in this offering, to support our operations in the future. We may also seek to acquire additional businesses or assets in the future, which may require us to raise funding. We currently anticipate such funding, if required, being raised through the offering of debt or equity. Such additional financing, if required, may not be available on favorable terms, if at all. If debt financing is available and obtained, our interest expense may increase and we may be subject to the risk of default, depending on the terms of such financing. If equity financing is available and obtained it may result in our stockholders experiencing significant dilution. If such financing is unavailable, we may be forced to curtail our business plan, which may cause the value of our securities to decline in value.

Off-Balance Sheet Arrangements

We have not entered into any off-balance sheet arrangements and do not have any holdings in variable interest entities.

Internal Controls

Maintaining effective internal controls over financial reporting is necessary for us to produce reliable financial statements. Although a formal evaluation of our internal controls and procedures is not yet required pursuant to SEC rules or requirements, during the preparation of our financial statements for the fiscal years ended January 2, 2021 and December 28, 2019, we and our independent registered public accounting firm identified various significant deficiencies that when combined rise to a material weakness in the general controls relating to our information technology (IT), which related to insufficient documentation related to risk assessment, privileged access and application. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Company’s annual or interim financial statements will not be prevented or detected on a timely basis. Without formal documentation, written policies and documented controls, the Company could be vulnerable to unauthorized changes, errors, and disclosure of financial information; and could jeopardize the integrity of critical business and financial information.

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Critical Accounting Policies and Estimates

Use of estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reporting values of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. The more significant estimates and assumptions are those used in determining the recoverability of long-lived assets and inventory obsolescence. Accordingly, actual results could differ from those estimates.

Concentration of credit risk: Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and accounts receivable. The Company places its cash with high-quality financial institutions. At times, the Company’s cash balances may exceed Federal Deposit Insurance Corporation (FDIC) insured limits. The Company monitors the financial position of the financial institutions it uses and has not experienced any losses to date. As of July 3, 2021, January 2, 2021 and December 28, 2019, there were no amounts in exceed of FDIC insured limits.

Revenue recognition: The Company recognizes revenue from three sources; its subscription box sales, Amazon business and online website sales. Net revenue is revenue less promotional discounts, actual customer credits and refunds as well as customer credits and refunds expected to be issued, and sales tax to determine net revenue. Customers are charged for subscription merchandise which is not returned, or which is accepted and are charged for general merchandise (non-subscription) when they purchase such merchandise. Customers can receive a refund on returned merchandise for which return shipping is the cost of the Company.

Revenue for subscription box sales is recognized when control of the promised goods is transferred and accepted by the client. Customers have a maximum of ten days from the date the product is delivered to return any items in the delivery. Control is transferred either when a customer checks out online or automatically 10 days after the goods are delivered, whichever occurs first. Upon checkout or the 10-day period, the amount of the order not returned is recognized as revenue. Payment is due upon checkout or the end of the 10-day period after the goods are delivered, whichever occurs first.

Revenue for online website sales and Amazon sales is recognized when control of the promised goods are transferred to the Company’s customers, in an amount that depicts the consideration the Company expects to be entitled to in exchange for those goods. Control is transferred at the time of shipment. Upon shipment, the total amount of the order is recognized as revenue. Payment for online website sales and Amazon sales are due upon time of order.

The provision for anticipated sales returns consists of both contractual return rights and discretionary authorized returns.

Estimates of discretionary authorized returns for sales other than subscription sales, discounts and claims are based on (1) historical rates, (2) specific identification of outstanding returns not yet received from customers and outstanding discounts and claims and (3) estimated returns, discounts and claims expected, but not yet finalized with customers. Actual returns, discounts and claims in any future period are inherently uncertain and thus may differ from estimates recorded. If actual or expected future returns, discounts or claims were significantly greater or lower than reserves established, a reduction or increase to revenue would be recorded in the period in which such determination was made.

Shipping and handling costs associated with outbound freight fulfillment before control over a product has transferred to a customer are accounted for as shipping and handling cost in the statement of operations.

Taxes assessed by governmental authorities that are both imposed on and concurrent with a specific revenue producing transaction and are collected by the Company from a customer are excluded from revenue and cost of goods sold in the statement of operations.

Restricted cash: Restricted cash balance consists of cash advanced received by the Company from Cash Advance Agreements. The cash advances can only be used for purchases of products and services necessary to operate the Company, as defined by the agreement.

Inventory: Inventory, consisting primarily of finished goods, is valued at the lower of cost or net realizable value. In addition, the Company capitalizes freight, duty and other supply chain costs in inventory. These costs are included in the cost of sales as inventory is sold.

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Leasehold improvements and equipment: Leasehold improvements and equipment are recorded at cost. Depreciation for equipment is computed using the straight-line method over the estimated useful life of the assets ranging from three to five years. Leasehold improvements are amortized over the shorter of the term of the lease or the life of the improvement on a straight-line method. Expenditures that extend the useful lives of the equipment are capitalized. Expenditures for repairs and maintenance are charged to expense as incurred. The gain or loss arising on the disposal or retirement of an asset is determined as the difference between the sales proceeds and the carrying amount of the asset and is recognized in operations.

Intangible assets: Intangible assets consist of capitalized website development costs and are being amortized using the straight-line method over their estimated useful lives, ranging from one to three years. The Company periodically evaluates the reasonableness of the useful life of the intangible assets. Expenditures for repairs and maintenance are charged to expense as incurred.

Impairment of long-lived assets: The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In performing a review for impairment, the Company compares the carrying value of the assets with their estimated future undiscounted pre-tax cash flows. If it is determined that impairment has occurred, the loss would be recognized during that period. The impairment loss is calculated as the difference between the assets’ carrying value and the present value of estimated net cash flows or comparable market values, giving consideration to recent operating performance and pricing trends. As a result of its review, the Company recorded no impairment charges during the 26 weeks ended July 3, 2021 and June 27, 2020, and the years 2020 and 2019.

Deferred financing costs: Deferred financing costs, net of accumulated amortization, are reported as a direct deduction from the face amount of the line of credit to which such costs relate. Amortization of debt issuance costs is reported as a component of interest expenses and is computed using the straight-line method over the term of the agreement, which approximates the effective interest method.

Income taxes: The Company accounts for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized with respect to the future tax consequences attributable to differences between the tax bases of assets and liabilities and their carrying amounts for financial statement purposes. Deferred tax assets and liabilities measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rate is recognized in the period that includes the enactment date. Valuation allowances are established when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company applies generally accepted accounting principles on accounting for uncertainty in income taxes. If the Company considers that a tax position is more likely than not of being sustained upon audit, based solely on the technical merits of the position, it recognizes the tax benefit. The Company measures the tax benefit by determining the amount that is greater than 50% likely of being realized upon settlement, presuming the tax position is examined by the appropriate taxing authority that has full knowledge of relevant information.

The Company has no unrecognized tax benefits at July 3, 2021, January 2, 2021 and December 28, 2019. The Company’s federal, state and local income tax returns prior to fiscal years 2017 are closed and management continually evaluates expiring statutes of limitations, audits, proposed settlements, changes in tax law and new authoritative rulings.

The Company recognizes interest and penalties associated with tax matters, if any, as part of operating expenses and includes accrued interest and penalties with accrued expenses in the balance sheet.

Advertising costs: Direct advertising and promotion costs are expensed as incurred. Advertising and promotion expenses totaled $2,639,158 and $2,104,623 for the years 2020 and 2019, respectively, and $1,500,272 and $1,098,735 for the 26 week periods ended July 3, 2021 and June 27, 2020, respectively, and are included in general and administrative expenses.

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JOBS Act and Recent Accounting Pronouncements

The JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act, for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act, for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act.

We have implemented all new accounting pronouncements that are in effect and may impact our financial statements and we do not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on our financial position or results of operations.

Recent Accounting Pronouncements

Recently Adopted Accounting Pronouncements: The Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606). The ASU and all subsequently issued clarifying ASUs replaced most existing revenue recognition guidance in U.S. GAAP. The ASU also required expanded disclosures relating to the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers.

The Company adopted the new standard effective December 30, 2018 using the modified retrospective method of transition for all contracts that were not completed as of that date. Accordingly, adoption of the new guidance had no impact since substantially all the Company’s contracts with customers are for subscription box sales, Amazon sales and online website sales are recognized at a single point in time when ownership, risks and rewards transfer. Adoption of the new revenue recognition guidance did not have an impact on the timing of the Company’s revenue recognition nor the financial statement presentation thereof.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. This guidance removes certain exceptions to the general principles in Topic 740 and enhances and simplifies various aspects of the income tax accounting guidance, including requirements such as tax basis set-up in goodwill obtained in transaction that is not a business combination, ownership changes in investments, and interim-period accounting for enacted changes in tax law. This standard is effective for fiscal years and interim periods within those fiscal years beginning after December 15, 2020. Early adoption is permitted. The Company is currently evaluating the impact of ASU 2019-12 on its financial statements, which is effective for the Company in its fiscal year and interim periods beginning January 3, 2021.

The FASB issued ASU-2016-18, Statement of Cash Flows: Restricted Cash (Topic 230), requiring entities to show the changes in the total of cash, cash equivalents and amounts generally described as restricted cash or restricted cash equivalents in the statement of cash flows. Therefore, amounts generally described as restricted cash are included with cash when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The Company adopted the standard on December 31, 2018. The adoption of the new standard resulted in an addition of $551,812 and $441,005 to cash and restricted cash at January 2, 2021 and December 28, 2019, respectively.

Business

Organizational History

We were formed as “ER18 LLC”, a Delaware limited liability company on April 16, 2015, in connection with the filing of a Certificate of Formation with the Secretary of State of Delaware. On August 24, 2015, we filed a Certificate of Amendment to our Certificate of Formation with the Secretary of State of Delaware, changing our name to Kidpik LLC. On August 18, 2016, pursuant to the filing of a Certificate of Conversion from a Limited Liability Company to a Corporation pursuant to Section 265 of the Delaware General Corporation Law, we converted from a Delaware limited liability company to a Delaware corporation (the “Conversion”). Immediately prior to the Conversion, Ezra Dabah (our current Chief Executive Officer and Chairman), his wife and their children owned 100% of the limited liability company interests. Immediately subsequent to the Conversion, Mr. and Mrs. Dabah and their children owned 671,000 shares of common stock.

On January 14, 2019, we filed an Amended and Restated Certificate of Incorporation with the Secretary of State of Delaware, which had been approved by the stockholders, which among other things, affected a 10-for-1 forward stock split of our outstanding common stock and increased our authorized common stock from 1,500 shares of common stock no par value per share, to 10,000 shares of common stock, no par value per share.

On May 9, 2021, the stockholders approved the filing of a Second Amended and Restated Certificate of Incorporation, which was subsequently filed with the Secretary of State of Delaware on May 10, 2021, which, among other things, effected a 671-for-1 forward split of our outstanding common stock, increased our authorized common stock to 75 million shares of common stock, $0.001 par value per share, and authorized 25 million shares of “blank check” preferred stock, with a par value of $0.001 per share.

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Each of the forward stock splits discussed above have been retroactively reflected throughout this prospectus.

kidpik Overview

We began operations in 2016 as a subscription-based e-commerce company. We make shopping easy, convenient, and accessible for parents by delivering, in a box, fashionable and personalized outfits for kids. kidpik provides kids clothing subscription boxes for boys and girls of varying sizes from toddler to youth that include mix-&-match coordinated outfits that are personalized based on each member’s style preferences. We focus on providing entire outfits from head-to-toe (including shoes) by designing each seasonal collection in-house from concept to box.

Our mission statement is “To change the way parents shop for their kids by delivering outfits that make their kids confident and happy.”

We take a partially integrated approach allowing us to design our collections with coordination in mind from the beginning of the process and to deliver what we believe is a beneficial customer experience in terms of style, quality, value, curation, and outfit presentation.

We save parents time by delivering personalized, mix-&-match outfits curated by our team of seasoned stylists, that are ready to wear right out-of-the-box. Members shop from the comfort of their home and have a week to decide what to keep, return or exchange.

We have seen member growth since launching our subscription boxes in 2016. Our growth has come mainly though social media marketing where we continuously explore new channels and by expanding into new product lines such as adding boys clothing and toddler sizes. We attribute our growth and positive member engagement to having solved the following two pain points for parents and kids:

Finding fashionable outfits that match: Parents do not always have the expertise to put together stylized, fashionable looks.

Avoiding challenging in-store shopping experiences: Shopping for children’s clothing in stores can be challenging for parents. It can be time consuming, difficult, and require going to multiple stores, which may result in additional challenges, including, but not limited to, parents being required to bring their children with them to go shopping.

Business Development

kidpik began operations in 2016, focused on personalized girls’ fashions sizes 4-14, curated in a box. Our aim was to make it easy for parents and save time by doing the shopping and styling for them, delivering personalized coordinated outfits (which we call ‘piks’), allowing them to try-on the clothing, shoes, and accessories in the comfort of their home, and within the context of their kids’ closets. We built our subscription ‘box’ which currently contains seven items — five pieces of clothing, a pair of shoes, and an accessory — to create mix-&-match personalized outfits. Our subscription boxes are available on kidpik.com.

After launching with our girls’ subscription box for sizes 4-14 in 2016, we have continued to expand our product offering and marketing channels. We expanded into boys’ clothes, added larger sizes up to 16 for apparel and 6 youth for shoes, added toddler sizes down to 2T & 3T for apparel and 7 & 8 toddler shoes, launched shop.kidpik.com, where we sell individual apparel items and shoes, launched gift.kidpik.com where we sell pre-styled outfit gift boxes and gift cards, and expanded to sell on Amazon.com as Fulfilled by Amazon (FBA) and Fulfilled by Merchant (FBM) for pre-packs and individual items.

We have also added new features and products to our core subscription service including add-on items, kidpik koins (our loyalty program), refer a friend, and on-demand boxes.

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Products

We offer all apparel categories including tops, bottoms, cardigans, jackets, dresses, and swimwear, in knit and woven fabrications. Shoes are available from size 7 toddler to size 6 youth, including sneakers, boots, sandals, and dress shoes. Accessories include sunglasses, jewelry, bags, socks, hats, and hair goods, among other items.

We create coordinating and matching outfits from head-to-toe, providing parents a convenient, time saving, and stress-free shopping experience, while offering kids the opportunity to discover their unique sense of style.

Our personalized service and fashion boxes are primarily marketed towards parents and grandparents for their children and grandchildren. Our in-house team designs, merchandises, and procures all our apparel, shoes, and accessories.

As of the date of this prospectus, we provide e-commerce services only throughout the contiguous United States and Army Post Offices (APOs) and Fleet Post Offices (FPOs).

kidpik’s Strengths

We believe that we have five core strengths that helped kidpik thrive in the still emerging subscription-based e-commerce industry and which give us a competitive advantage:

●	kidpik CEO, Ezra Dabah, and his senior team led The Children’s Place retail stores for 17 years from 1990 to 2007

○	Ezra Dabah, as CEO of the Children’s Place retail stores, and key members of his current senior team at kidpik, led The Children’s Place growth from 150 to approximately 1,200 stores and revenue growth from $150 million to over $2 billion. The executive team as a whole has 150+ years of collective childrenswear experience across design, merchandising, procurement, retail, brand building, e-commerce, creative and marketing.

●	Robust member and merchandising dataset

○	The combination of our robust member and merchandising data sets allows us to improve revenue and profit utilizing predictive proprietary information. This data set provides insights that allows us to refine and improve the personalized shopping experience.

●	Highly adaptable proprietary technological infrastructure and algorithm

○	We believe that the combination of our robust client dataset and refined proprietary technology offers us a highly competitive advantage in a marketplace with considerable barriers to entry due to the complexity of building internal IT systems that can adequately support and scale our subscription growth.

●	Deep expertise in childrenswear industry leads to superior subscription business model

○	We believe we have a competitive advantage over our subscription-based e-commerce clothing competitors based on our teams’ extensive knowledge and experience of the childrenswear market, and of implementing, optimizing, and executing, strong internal processes with our design, merchandising, and procurement teams.

●	Design and integration model

○	Our process allows us to control all style specifications, including color, sizing and fit, across all our apparel, shoe, and accessory categories. This ensures consistency, complete outfit coordination, and takes over the challenging aspects of the shopping experience from our members.

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How kidpik Works

We are a “subscription” service with no monthly subscription or styling fees.

New members take a 3-minute style quiz which provides us information about silhouettes, colors, prints, fits, favorite looks, and other style preferences their kids like to wear. Members then select a box delivery frequency that works best for them - every 4, 6, or 12 weeks, and enter their shipping and payment information. In conjunction with our propriety algorithm, our stylists select three coordinating outfits personalized to each child’s style preferences. We send this information to our warehouse, where we pick and pack the order, ensuring that each box is packed consistently and in a manner that is intended to make opening the box an exciting event for the member and the member’s children. The surprise box of personalized fashion is shipped. Members pay no styling, shipping, return or exchange fees, for their ‘boxes’ and only pay for what they keep. Starting August 24, 2021, we began testing a styling fee charge to new members that is credited toward items they purchase. All current active subscription members have been grandfathered into our prior pricing model and are eligible to use our styling service free of charge.

What’s in a Box

Each kidpik fashion subscription box contains seven items — five pieces of apparel, a pair of shoes and an accessory — which creates mix-&-match outfits. Members are informed they have one week to decide what to keep or return and complete the process by checking out online. If a member would like to return or exchange any item, it’s easy and free. They simply put the items into the provided pre-paid USPS bag and drop it in a USPS mailbox.

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Membership

We define active subscriptions as an individual child in a member’s account who is due to receive future boxes. One member can have multiple subscriptions.

Business Strategy

We seek to capitalize on the advantages of being a digital first subscription-ecommerce fashion brand. We plan to achieve this goal by executing our business strategy:

1.	Creating a strong value equation for consumers of quality and price, allowing us to capitalize on what we believe is a significant price sensitive childrenswear market. Focusing on controlling the process from concept to box, which allows us to price competitively while having our products under our own kidpik label reinforces the value of our brand to consumers.
2.	Delivering personalized and styled outfits directly to a member’s door provides a seamless and easy experience allowing us to connect with parents and kids emotionally, driving a stronger brand connection.
3.	Investing in our data science and technology platforms to continuously drive a positive member experience to increase lifetime value.

We believe effectively executing our business strategy will allow us to successfully pursue our goals to become the top player in the children’s clothing subscription industry. We believe focusing on personalization of outfits at a value will set us apart from other children’s clothing subscription players and drive growth. Delivering a consistent and seamless member experience will allow us to build trust and continue to expand our product lines. Below please find a discussion of how we plan to capitalize upon our business strategy.

Member Growth & Marketing Channels

Our first member was acquired on January 20, 2016, and we shipped our first curated girl’s fashion box on March 18, 2016. We believe we drove many of our member acquisitions through Facebook and Instagram Ads, Google Ads, email, affiliates, public relations, influencer marketing and SEO, along with referrals from current members, word of mouth, and through family, friends, and communities. Beginning in 2021, we have expanded our advertising to include YouTube, Snapchat, TikTok, Pinterest, and digital co-branded collaborations. Later in 2021, we plan on moving into new channels such as broadcast and connected TV as well as work on building our aided awareness.

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In the age of digital ads and e-commerce, we believe that social proof (a psychological and social phenomenon wherein people copy the actions of others in an attempt to undertake behavior in a given situation) is an important factor for buying or signing up for a product and displaying user generated content (UGC) in our marketing ads has had a role in the increase of subscriber acquisition. We believe that our commitment to growing new channels, together with public relations, influencer marketing, and brand ambassador programs will help drive our continued growth.

To continue to grow channels, we aggressively test different ad creatives, images, and landing pages to find what the most successful experience is for a given audience. This continuous testing provides us an opportunity to stay on top of the trends and adapt our strategy as the situation changes.

The increase in the total of number of items shipped to our active subscription customers and the improvement in the average shipment keep rate were the main reason for the 25% increase in revenue from 2019 to 2020 and for the 71% increase in revenue for the six months ended June 27, 2020 compared to six months ended July 3, 2021, which was driven in part by the launch of our boys’ line beginning in June 2020, and lunch of our toddler line, beginning in March 2021, and increased growth due to COVID-19 stay-at-home orders. The number of shipped items to our customers increased by 17.0% from approximately 1,476,000 to 1,727,000 for the fiscal year 2019 and fiscal year 2020, respectively. The average shipment keep rate were increased from 60% to 66% for the fiscal year 2019 and 2020, respectively. The number of items shipped to our customers increased by 68.0% from approximately 668,000, to approximately 1,122,000, for the 26 weeks ended July 3, 2021 and June 27, 2020, respectively. The average shipment keep rate also increased from 66% to 69% for the 26 weeks ended July 3, 2021 and June 27, 2020, respectively.

Add-on Items

In 2021 we launched add-on items where members are able to add items to their next box. We remind members of this option before their box is styled, by sending an email featuring items available to be added. We have found that this increases the average transaction size and our average profit per box.

Member Referral Program

We incentivize active members to refer their family and friends to kidpik by giving them dollars- off credit and their friends a discount on their first box.

During certain promotional periods, kidpik will reward active members immediately after the friend subscribes to kidpik rather than waiting to reward them until the referred member makes a purchase.

Member Loyalty Program

We offer the opportunity for members to earn ‘kidpik koins,’ which are part of our loyalty program. Koins are rewarded to members based on certain actions and can be redeemed in our online kidpik koin marketplace for suggested items in their size. Redeemed items are shipped for free in the member’s next box. We launched this program in October 2020, and it has already been used by thousands of our members.

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Brand Ambassador Program

In November 2020, we introduced our influencer/ambassador program, whereby we have created custom links for pre-selected ambassadors and have provided free boxes to influencers in exchange for social media posts about kidpik boxes and our products. Each influencer is assigned unique promo codes and affiliate links and earn a monetary commission when their followers subscribe to kidpik.

aliajanel
California

Liked by **kidpik** and **others**

aliajanel 🌼🌿🌸 If it wasn't for allergies Spring would be my favorite season. You get a little bit of everything mixed in and all the pretty flowers. What's your favorite season?

@Kidpik sent over the cutest Spring clothing boxes for these two lucky girls! Check out my stories to see Kenzies reaction to her "surprise box" and get a peak at more outfits from @kidpik.

Even better? They gave me a code for 50% off to share with you! Use code ALIA50 for 50% off your first box KidPik box! Link in stories.

thelovedesignedlife
Tiësto, Sevenn · BOOM

Liked by **kidpik** and **thousands of others**

thelovedesignedlife for those of you who wanted to see our @kidpik spring try-on! 👕👖👟👗👚🩳🕶️

@kidpik will send you a complete head to to look for your kids! just fill out the style quiz and they take care of the rest. only keep what you love and send the rest back. use my code PAIGE50 to save 50% off your first box when you keep the whole thing!

maraferreira

Liked by **kidpik** and **others**

maraferreira Favorite days are the ones where our @kidpik boxes arrive! 📦😍 We have LOVED this kids' clothing subscription service for Augustine and they just launched their first toddler collection so Corinna can be included too! The way it works is that you take a quick 3-minute style quiz and then the stylists put together a personalized box for your kiddos. Each subscription box comes with 7 coordinated items (including shoes) that create a minimum of 3 head-to-toe outfits when you mix-and-match. You pay only for what you want to keep and shipping, returns and exchanges are all free! I love that you can do this from the comfort of your own home too! You can use my code MLOVESM50 for 50% off your first subscription box when you keep all. I'm telling you, Augustine wears his kidpik pieces daily because he loves them so much, especially his brown high top sneakers that he calls his "worker shoes!" #kidpik

Blog

In addition to our subscription and e-commerce websites, we run and manage a brand blog, www.kidpik.com/blog, where we have built a lifestyle around the kidpik brand through articles, activities, and posts, which is important to the face of the brand and attracting new members. Consumers and members can discover more about the kidpik brand story, learn fashion and lifestyle tips, and are treated to virtual events and craft projects designed for our target audience that offer fun for the entire family. Our blog allows us to host long form content and share information about new launches, digital co-branded collaborations, and brand events. The blog also hosts a library of articles that is updated to enhance our brand and serve as a host to SEO keyword searches designed to strategically increase our SEO rankings.

Large Social Media Community

We have garnered a substantial number of social media followers across various platforms, particularly Facebook and Instagram. As of May 1, 2021, we had over 500,000 likes on Facebook and over 120,000 followers on Instagram (a like and follow may be done by the same person). A consistent stream of user generated content, also known as UGC, is published to Facebook and Instagram by our members, which is then republished to our social media accounts, ads, emails, and more which we have found helps build social proof and trust for people to subscribe with kidpik. This UGC content accounts for some of our best performing brand images in terms of engagement and also generates awareness through our members’ respective channels when they share about their experience with kidpik. We believe our unboxing experience inspires members to capture the moment and share it with us and their friends.

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Design & Integration Model

We believe we have a competitive advantage over our subscription-based e-commerce clothing competitors based on our teams’ extensive knowledge and experience of the childrenswear and footwear industries, and of implementing, optimizing, and executing strong internal processes with our design, merchandising, and procurement teams.

All of our apparel and shoes are developed by our in-house design team in New York City. Seasonally, our design team develops a sample line, created in our own sample room in China, allowing for style and trend flexibility, and ensuring quality of fit, and exclusive outfit coordination. Our design, and merchandising teams continuously collaborate to ensure that the customer preferences, market trends, and product offerings are being met and we are maintaining our core fashion values. Our merchandising team also analyzes trends and feedback, as well as historical data to identify essential styles, replenishment, and quantities to support the business needs. Our design, merchandising, and styling teams work to build a collection where each style can be merchandised together to create beautiful mix-&-match outfits. Our production team works directly with suppliers and factories to produce our finalized styles, ensuring each style is made to all of our detailed specifications including quality, color, sizing, and fit. We rely on a limited number of suppliers and factories where we contract to manufacture our products and while we have long-standing relations with them, we do not have long-term contracts with these parties. For the year ended January 2, 2021, four vendors accounted for approximately 60% of inventory purchases. For the 26 weeks ended July 3, 2021, three vendors accounted for approximately 58% of inventory purchases. Our production team also coordinates and provides specific instruction on all packing and shipping requirements to ensure efficiencies. Our products are shipped from our manufactures directly to our distribution center in California, which handles all our warehousing, fulfillment, packing, outbound shipping, returns, and exchanges.

This process ensures consistency of style, quality, fit, and color along with complete outfit coordination beginning with style development to final box coordination. The process also allows us to cater to each of our members’ unique style, color, print, sparkle, fit, and other preferences as well as lifestyle categories including girly, active, classic, urban, and trendy across boys, girls, and toddlers since we design and merchandise these preferences.

Our internal design process allows us to control all style specifications, including color, sizing and fit, across all our apparel, shoe, and accessory categories. This ensures consistency, complete outfit coordination, and takes over the challenging aspects of the shopping experience from our members, as everything mixes and matches, from head-to-toe. Inconsistency of sizing and color differentiation is something we have found can be very frustrating when shopping for kids’ clothes from different brands.

We contract to manufacture with vendors for the products we sell. As of August 27, 2021, we procured merchandise from more than 25 vendors. In the event these vendors decide to terminate their relationships with us or cease supplying products, such vendors may be difficult to replace and/or the products they supply us may be more expensive or of lesser quality. It can take a significant amount of time and resources to identify, develop and maintain relationships with vendors. The termination of, or material changes to, arrangements with key vendors, disagreements with key vendors as to payment or other terms, or the failure of a key supplier or vendor to meet its contractual obligations to us may require us to contract with alternative vendors. If we have to replace key vendors, we may be subject to pricing or other terms less favorable than those we currently enjoy, and it may be difficult to identify and secure relationships with alternative vendors that are able to meet our volume requirements and quality or other standards. If we cannot replace or engage vendors who meet our specifications and standards in a short period of time, we could encounter increased expenses, shortages of items, disruptions, or delays in customer shipments. If this were to occur, we could experience delays in shipments, cancellations, and a reduction in sales revenue, any of which could materially adversely affect our business, financial condition and operating results.

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Pricing Strategy

The childrenswear apparel and footwear market is one of necessity, and therefore is very price sensitive as kids regularly out-grow their clothes. Through our integration model, we control the entire process from design to merchandising, procurement and fulfillment, to offer a balanced value equation of price, quality, and fashion. This allows us to negotiate the costs directly with the suppliers, avoiding having to pay middlemen markups and pass that savings along to our members.

Technology Processes

We scale and do our best to stay ahead of the competition by putting technical innovation and execution at the heart of our business. Over the past five years, we have invested heavily in our proprietary technical and algorithm capabilities and built a robust infrastructure that we believe to be a thriving clothing subscription industry. Our model collects consumer data through an interactive quiz that allows us to deliver a unique and personalized experience in every box. As members keep and return items, our algorithm refines its understanding of individual preferences which improves personalization.

Our members provide us with dozens of initial data points that include sizes, style preferences, dislikes, and fits, that we use to personalize and style their boxes. These personalized data are refined over time by member feedback. This data is paired with our in-house algorithmic software to match members with the best combinations of outfits. The algorithm combines initial data from various sources including the style quiz, feedback given or received via product actions (i.e. returns), product and box-level data, target climate and seasonal information, price-related feedback, along with other proprietary information. It uses this data to generate outfit combinations designed to maximize results along several spectra including: member satisfaction, profit maximization and overall inventory optimization.

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Most of our internal systems and development tools are fully custom-built and designed specifically for our unique business model. These systems allow us extensive flexibility and the ability to quickly and decisively respond to ever-changing business and technological needs. Building proprietary tools are necessary as the technical complexity of the clothing subscription business currently cannot be managed by off-the-shelf solutions. We believe that our years of proprietary technology development have only served to widen the gap between us and any potential competitors who may seek to enter the space.

Warehouse systems include features such as optimal pick path mapping and just-in-time replenishment of inventory from backstock, allowing pickers to operate with maximum efficiency and ensuring necessary inventory is always available in active picking locations. The system also manages a year-round cycle counting process, maintaining consistent inventory integrity which eliminates the need for an annual physical inventory.

Consumer facing applications include our website and mobile site, built internally as well. Members can interact with our service, update their style preferences, change payment methods, update delivery frequency, pause or skip a box, select add-ons, checkout for orders and seamlessly exchange items for different sizing. Multiple member retention and experience features have been built into the application as well, including refer-a-friend, loyalty (kidpik koins), add-on marketplace, and our influencer/ambassador gateways.

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We have developed a powerful in-house application that affords our stylists and merchandising teams’ complete visibility and control over our product catalog. This allows styling to occur virtually and efficiently. An intuitive, easy-to-use interface allows for millions of potential outfit combinations to be created and properly tagged with dozens of data markers for usage by our proprietary algorithm. The application is fully integrated with our customer relationship management (CRM) database and inventory system and provides up-to-date visibility to inventory levels.

Subscription and Children’s Apparel Industry Trends

According to 2021 estimates by Statista, in its Children’s Apparel Report 2020, revenue in the children’s apparel segment will total approximately $238 billion in 2021, of which approximately $49.5 billion is forecasted to be generated in the United States and is projected to grow at a compounded annual growth rate (CAGR) of 4.43% through 2026.

Pursuant to a September 2019 article posted at Fuel, a McKinsey Company, titled Sizing Up The Subscription E-Commerce Market: 2018 Update, the largest 16 primarily subscription-based e-commerce companies brought in $7.5 billion of revenue in 2018, up from $1.2 billion in 2014 representing a compounded annual growth (CAGR) of nearly 60%. We believe we are in a prime position to take advantage of this growth.

Research published by McKinsey in February 2018 as described in a February 9, 2018 online article entitled Thinking inside the subscription box: New research on e-commerce consumers, showed that of the over 5,000 US consumers who were surveyed and who sign-up for an ecommerce subscription product, the median number of subscriptions an active surveyed subscriber held was two, but nearly 35 percent had three or more.

We are devoted to improving personalization and experience aspects for our members and plan to continue to develop new technologies and implement new marketing strategies to stay at the forefront of subscription personalization.

Competition

The childrenswear market is highly competitive and price sensitive. We compete directly with other subscription clothing services. We also compete with department stores, mass merchants, discount stores, specialty chains and other retail stores, including their online platforms and brick-and-mortar locations, and other e-commerce companies selling children’s apparel.

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Competitive Advantage

We believe we have a competitive advantage over online and brick-and-mortar sellers who do not offer curated, personalized fashion, fully coordinated outfits delivered free, and do not offer the convenience that our subscription service provides.

We further believe that the combination of our robust client dataset and refined proprietary technology offers us a competitive advantage in a market space with considerable barriers to entry, due to the complexity of building IT systems that can adequately support the clothing subscription process and the algorithm involved in yielding member personalization and satisfaction.

Sourcing

Our clothing, shoes and accessories are manufactured under our own kidpik brand name and are produced according to our own specifications. We have long-standing relationships with our manufacturers; however, we have no long-term contractual agreements. We currently produce our goods in two countries, China and Turkey. In 2020, we experienced delivery delays due to COVID-19 and stay-at-home orders. Our top seven factories account for over 80% of our production and, combined, have been with us for over four years on average, despite the fact that we have only been in operations for only a little over five years. We look at various points of criteria before choosing factories - cost, product quality, social and safety conditions, reliability, minimum order quantity, technical skills, and lead times (order to delivery). We test each style with a third party to ensure that it is compliant with the Consumer Product Safety Improvement Act (CPSIA) requirements. As the goods arrive at our warehouse, we inspect each style, color, and size to make sure that all products meet our standards and specifications, prior to shipping to customers.

We have a team of product buyers with years of experience. We have the knowledge and expertise in building each style’s cost from the bottom up.

Government Regulation

We are subject to numerous U.S. federal and state and foreign laws and regulations that affect companies conducting business on the internet. Many of these laws and regulations are still evolving and being tested in courts, and could be interpreted in ways that could harm our business. These may involve user privacy, data protection and personal information, the privacy of consumer information and other laws regarding unfair and deceptive trade practices.

U.S. federal and state and foreign laws and regulations, which in some cases can be enforced by private parties in addition to government entities, are constantly evolving and can be subject to significant change. As a result, the application, interpretation, and enforcement of these laws and regulations are often uncertain, particularly in the new and rapidly evolving industry in which we operate, and may be interpreted and applied inconsistently from country to country and inconsistently with our current policies and practices.

Our sales of apparel, shoes and accessories, are also subject to regulation, including in the United States by the Federal Trade Commission and the Consumer Products Safety Commission (CPSC), as well as various other federal, state, local and foreign regulatory authorities. These laws and regulations principally relate to the proper labeling, advertising, marketing, manufacture, safety, shipment and disposal of our products. Because we import our products from abroad, we are also subject to import regulations and regulations relating to trade. For example, the California Transparency in Supply Chains Act, which became effective on January 1, 2012, requires us to provide certain information about our efforts to eradicate human trafficking from our supply chain.

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Because we sell children’s products, we are also subject to the Consumer Product Safety Improvement Act, which requires that children’s products: (a) comply with all applicable children’s product safety rules; (b) be tested for compliance by a CPSC-accepted accredited laboratory, unless subject to an exception; (c) have a written Children’s Product Certificate that provides evidence of the product’s compliance; and (d) have permanent tracking information affixed to the product and its packaging where practicable.

To the best of our knowledge, all of our suppliers and manufacturer adhere to labor and workplace standards and operate in compliance with all applicable laws, including laws prohibiting child labor, forced labor and unsafe working conditions.

We, as are many other companies, are also subject to environmental laws, rules and regulations which could affect our operations.

Proposed or new legislation and regulations could also significantly affect our business. There currently are a number of proposals pending before federal, state, and foreign legislative and regulatory bodies.

Intellectual Property

Our intellectual property includes the content of our websites, our registered domain names, our registered and unregistered trademarks, and certain trade secrets. We believe that our intellectual property is an essential asset of our business and that our registered domain name and our technology infrastructure will give us a competitive advantage in the marketplace. We plan to rely on a combination of patent (where applicable), trademark, copyright, trade secret, including federal, state and common law rights in the United States and other countries, nondisclosure agreements, and other measures to protect our intellectual property. Despite any measures taken to protect our intellectual property, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Our business is affected by our ability to protect against misappropriation and infringement of our intellectual property and other proprietary rights.

Trademarks and Copyrights

We maintain various U.S. federal and foreign (China, Canada, Mexico, the European Union and the United Kingdom) trademarks for our trademarks and also rely on federal or statutory common law copyright and trade secret protections in relation to our brand name.

Employees

As of the date of the filing of this prospectus, we had 33 full-time employees, located in New York and California. Marketing has seven employees, merchandising has five employees, design has five employees, production has four employees, customer service has four employees, IT has three employees, finance has three employees, and the warehouse has two employees.

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Legal Proceedings

In the ordinary course of business, we may become a party to lawsuits involving various matters. The impact and outcome of litigation, if any, is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We believe the ultimate resolution of any such current proceeding will not have a material adverse effect on our continued financial position, results of operations or cash flows.

Properties

Our corporate and executive offices are in located at 200 Park Avenue South, 3rd Floor, New York, New York 10003. Our fulfillment center/warehouse is located in Rancho Cucamonga, California.

We sublease our New York corporate offices and our fulfillment center from Nina Footwear, which is 86.4% owned by Ezra Dabah and his immediate family, our Chief Executive Officer and Chairman, and which entity Mr. Dabah serves as Chief Executive Officer and member of the Board of Directors of Nina Footwear.

The fulfillment center sublease provides us the right to approximately 32,570 square feet of space in Rancho Cucamonga, California, has a term from April 1, 2021 to September 30, 2023, and requires us to pay a monthly rental cost of $24,416 per month.

The New York corporate office sublease provides us the right to use a portion of the space leased by Nina Footwear (approximately 7,500 square feet of space), in consideration for $27,500 per month of rental charges. The sublease does not have a stated term; however, we are currently negotiating to almost double our space and enter into a 5-year lease agreement with the current landlord.

For 2020 and 2019, rent amounted to $147,144 and $397,508, respectively, and is included in general and administrative expenses.

We believe our facilities are sufficient to meet our current needs and that suitable space will be available as and when needed. We do not own any real property.

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Management

Set forth below is certain information regarding our directors and executive officers as of November 10, 2021:

Name	Position	Age	Director Since
Ezra Dabah	Chairman, President and Chief Executive Officer	67	August 2016
Moshe Dabah	Vice President, Chief Operating Officer and Chief Technology Officer, and Secretary	37	—
Adir Katzav	Executive Vice President, Chief Financial Officer, and Treasurer	51	—
David Oddi	Director	51	October 2021

Our directors and any additional directors we may appoint in the future are elected annually (or as often as we hold meetings of stockholders) and will hold office until our next annual meeting of the stockholders and until their successors are elected and qualified. Officers will hold their positions at the pleasure of the Board of Directors, absent any employment agreement. Our officers and directors may receive compensation as determined by us from time to time by vote of the Board of Directors. Such compensation might be in the form of stock options. Directors may be reimbursed by the Company for expenses incurred in attending meetings of the Board of Directors. Vacancies in the Board of Directors are filled by majority vote of the remaining directors.

Business Experience

The following is a brief description of the education and business experience of our directors and executive officers.

Ezra Dabah - Chairman, President and Chief Executive Officer

Mr. Ezra Dabah has served as the Chief Executive Officer and director of the Company since April 2015 and as Chairman since October 2021. Mr. Dabah has also served since 2012 as the Chief Executive Officer and member of the Board of Directors of, is the majority owner of, Nina Footwear Corp., a wholesaler of women’s and kids’ shoes and accessories. From 2013 to June 2015, Mr. Dabah served as the Chief Executive Officer of Ezrani 2 Corp. d/b/a RUUM American Kid’s Wear (“RUUM”), a company which owned and operated childrenswear specialty retail stores. Mr. Dabah purchased this business from American Eagle Outfitters Inc (NYSE: AEO) and rebranded the stores and business from 77 kids by American Eagle to RUUM American kids wear. Ezrani 2 Corp., voluntarily filed for Chapter 7 bankruptcy on June 18, 2015, while Mr. Dabah was its Chief Executive Officer, which bankruptcy was closed in August 2018. Mr. Dabah has over 45 years of experience in apparel wholesale and retail operations. From 1972 to 1993, he was a director and an executive officer of The Gitano Group, Inc. (NYSE:GIT)(“Gitano”), where he managed product design, merchandising, and procurement. In 1984, he founded and became president of E.J. Gitano, a children’s apparel division of Gitano. In 1991, Mr. Dabah joined The Children’s Place Retail Stores, Inc. (NASDAQ:PLCE) as its Chairman and CEO, leading the company’s turnaround and repositioning it from a store that sold discounted brands to a single vertically integrated brand that has stores, taking it public in 1997. In November 2004, The Children’s Place purchased The Disney Stores (300+ stores) from the Walt Disney Co (NYSE: DIS). Under Mr. Dabah’s leadership the store count grew from approximately 150 in 1990 to almost 1,200 and sales reached $2 billion by the end of 2006. Mr. Dabah resigned from The Children’s Place as its Chief Executive in September 2007. Between 2007 and 2012, Mr. Dabah developed Ahhmigo, a natural and organic energy drink with patented ingredients dispensing cap technology.

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We believe that Mr. Dabah’s extensive experience in apparel and retail operations and his prior service as a Chief Executive Officer of a public company (The Children’s Place Retail Stores, Inc.), make him well qualified to serve as a member of the Board of Directors.

Moshe Dabah – Vice President, Chief Operating Officer, Chief Technology Officer and Secretary

Mr. Moshe Dabah is currently the Chief Operating Officer and Chief Technology Officer of the Company (positions he has held since September 2019) and the Secretary of the Company (a position he has held since July 2021) and has served as Vice President of the Company since July 2019. Since January 2021, Mr. Dabah has served as the Secretary of Nina Footwear Corp. From August 2012 to September 2015, Mr. Dabah served as Director of Store Construction and Maintenance at RUUM, where he managed the rebranding of approximately 50 stores from 77 Kids by American Eagle to RUUM American Kids Wear, new store rollout and construction and store facilities, maintenance, and supplies. From August 2011 to August 2012, Mr. Dabah served as Vice President of Commercial Sales for NextEnergy, a geothermal HVAC system design and sales company. From August 2008 to August 2011, he served as a General Contractor with REJJ LLC, a real estate and construction management company. Mr. Dabah is responsible for designing, implementing, integrating and optimizing all of the Company’s information technology, infrastructure and logistic systems.

Adir Katzav - Executive Vice President and Chief Financial Officer

Mr. Katzav has served as our Executive Vice President and Chief Financial Officer of the Company since June 2021. Mr. Katzav brings more than 20 years of experience in corporate finance, business advisory, risk management, and capital markets. Prior to joining the Company, Mr. Katzav served as Executive Vice President and Chief Financial Officer of Norvic Shipping Group, from December 2017 to September 2018. Mr. Katzav also served as Chief Financial Officer and Secretary (July 2012 to September 2016) and Director of Financial Reporting (August 2008 to June 2012) of Eagle Bulk Shipping Inc. (EGLE:NASDAQ). He previously served as a Senior Manager, in addition to other roles, for PricewaterhouseCoopers LLP, in the US and overseas offices, where he provided business advisory and audit services to public and private companies across multiple industries. Mr. Katzav earned a bachelor’s degree in Statistics and Operations Research and Accounting.

David Oddi - Director

Mr. Oddi is a founding member and partner of Goode Partners, LLC, a private equity firm, that focuses primarily on investments in the consumer sector, specifically consumer brands and services, retail, restaurants and direct marketing/selling. Prior to the founding of Goode Partners in 2005, Mr. Oddi was a Partner of Saunders Karp & Megrue (SKM), a private equity firm, where he was primarily responsible for identifying potential investment opportunities, structuring and executing new transactions and monitoring certain of the firm’s portfolio investments, from 1994 to 2004. Prior to joining SKM, Mr. Oddi served in the Leveraged Finance Group of Salomon Brothers from 1992 to 1994. Mr. Oddi currently serves as a member of the board of directors of numerous private companies and has previously served on the board of directors of: All Saints, Capital IQ, Charlotte Russe Holding (NASDAQ: CHIC), Chuy’s (NASDAQ: CHUY), The Children’s Place (NASDAQ: PLCE), Dave’s Killer Bread, Elephant Bar Restaurants, Incipio®, Intermix LLC, La Colombe Coffee, Lacrosse Unlimited, Luxury Optical Holdings, Ollie’s Bargain Outlet, Rosa Mexicano, Rue 21, Skullcandy, Strike Holdings and Tommy Bahama. Mr. Oddi is a graduate of the University of Pennsylvania, where he received a B.S. in Economics from the Wharton School. We have concluded that Mr. Oddi should serve on our board based upon his experience as an investor and board member of other companies.

Corporate Governance

Family Relationships amongst Directors and Officers

There are no family relationships among our directors and executive officers, except that Moshe Dabah, our Vice President, Chief Operating Officer and Chief Technology Officer is the son of Ezra Dabah, our Chief Executive Officer and Chairman.

Arrangements between Officers and Directors

To our knowledge, there is no arrangement or understanding between any of our officers or directors and any other person, including directors, pursuant to which the officer was selected to serve as an officer or director.

Involvement in Certain Legal Proceedings

None of our executive officers or directors has been involved in any of the following events during the past ten years, except as described under “Business Experience”, above: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being a named subject to a pending criminal proceeding (excluding traffic violations and minor offenses); (3) being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; (4) being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law; (5) being the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of (i) any Federal or State securities or commodities law or regulation; (ii) any law or regulation respecting financial institutions or insurance companies, including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or (iii) any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or (6) being the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section (1a)(40) of the Commodity Exchange Act), or any equivalent exchange, association, entity, or organization that has disciplinary authority over its members or persons associated with a member.

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Board Leadership Structure

Our Board of Directors has the responsibility for selecting the appropriate leadership structure for the Company. In making leadership structure determinations, the Board of Directors considers many factors, including the specific needs of the business and what is in the best interests of the Company’s stockholders. Our current leadership structure is comprised of a combined Chairman of the Board and Chief Executive Officer (“CEO”), Mr. Ezra Dabah. The Board of Directors believes that this leadership structure is the most effective and efficient for the Company at this time. Mr. Dabah possesses detailed and in-depth knowledge of the issues, opportunities, and challenges facing the Company, and is thus best positioned to develop agendas that ensure that the Board of Directors’ time and attention are focused on the most critical matters. Combining the Chairman of the Board and CEO roles promotes decisive leadership, fosters clear accountability and enhances the Company’s ability to communicate its message and strategy clearly and consistently to our stockholders, particularly during periods of turbulent economic and industry conditions.

Risk Oversight

Effective risk oversight is an important priority of the Board of Directors. Because risks are considered in virtually every business decision, the Board of Directors discusses risk throughout the year generally or in connection with specific proposed actions. The Board of Directors’ approach to risk oversight includes understanding the critical risks in the Company’s business and strategy, evaluating the Company’s risk management processes, allocating responsibilities for risk oversight, and fostering an appropriate culture of integrity and compliance with legal responsibilities. The directors exercise direct oversight of strategic risks to the Company.

Other Directorships

No director of the Company is also a director of an issuer with a class of securities registered under Section 12 of the Exchange Act (or which otherwise are required to file periodic reports under the Exchange Act).

Classified board of directors

Our Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide for a classified board of directors consisting of three classes of directors, each serving staggered three-year terms. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Our directors are divided among the three classes as follows:

●       the Class I director is David Oddi and his term will expire at the first annual meeting of stockholders to be held in 2022;

●       the Class II director is Ezra Dabah and his term will expire at the second annual meeting of stockholders to be held in 2023; and

●       the Company does not currently have any Class III directors whose term will expire at the third annual meeting of stockholders to be held in 2024.

Each director’s term continues until the election and qualification of his or her successor, or his or her earlier death, resignation or removal. Our Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws authorize only our board of directors to fill vacancies on our board of directors. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of our company. See the section titled “Description of Capital Stock—Anti-Takeover Effects of Our Certificate of Incorporation and Bylaws— Classified Board of Directors.”

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Committees of the Board

Effective on May 10, 2021, the Board of Directors adopted a Charter of the Audit Committee.

Committee membership of the Board of Directors is as follows:

Board Committee Membership

	Independent	Audit Committee
Ezra Dabah(1)
David Oddi	X	C

(1) Chairman of Board of Directors.

C - Chairman of Committee.

M - Member.

Audit Committee

We are permitted to phase-in our compliance with the independent audit committee requirements set forth in NASDAQ rules and relevant SEC rules, and must have: (1) one independent member of the audit committee at the time of listing (which independent member is Mr. David Oddi), (2) a majority of independent members of the audit committee within 90 days of listing, and (3) all independent members of the audit committee (i.e., at least three members) within one year of listing.

The Audit Committee, which is comprised exclusively of an independent director, has been established by the Board to oversee our accounting and financial reporting processes and the audits of our financial statements.

The Board has selected the member of the Audit Committee based on the Board’s determination that the member is financially literate (as required by NASDAQ rules) and qualified to monitor the performance of management and the independent auditors and to monitor our disclosures so that our disclosures fairly present our business, financial condition and results of operations.

The Board has also determined that Mr. Oddi, is an “audit committee financial expert” (as defined in the SEC rules) because he has the following attributes: (i) an understanding of generally accepted accounting principles in the United States of America (“GAAP”) and financial statements; (ii) the ability to assess the general application of such principles in connection with accounting for estimates, accruals and reserves; (iii) experience analyzing and evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by our financial statements; (iv) an understanding of internal control over financial reporting; and (v) an understanding of audit committee functions. Mr. Oddi has acquired these attributes as a result of his significant experience serving on the board of directors of various private and public companies and as an investor and founder of a private equity firm.

The Audit Committee has the sole authority, at its discretion and at our expense, to retain, compensate, evaluate and terminate our independent auditors and to review, as it deems appropriate, the scope of our annual audits, our accounting policies and reporting practices, our system of internal controls, our compliance with policies regarding business conduct and other matters. In addition, the Audit Committee has the authority, at its discretion and at our expense, to retain special legal, accounting or other advisors to advise the Audit Committee.

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Compensation Committee and Nominating and Corporate Governance Committee

The Board does not currently have a Compensation Committee or Nominating and Corporate Governance Committee as under applicable rules of The Nasdaq Capital Market, the Company is not required to have such committees due to the Company’s status as a “controlled company”.

Nominations for Directors

The Board of Directors is responsible for identifying prospective qualified candidates to fill vacancies on the Board, recommending director nominees (including chairpersons) for each of our committees, developing and recommending appropriate corporate governance guidelines.

In considering individual director nominees and Board committee appointments, our Board seeks to achieve a balance of knowledge, experience and capability on the Board and Board committees and to identify individuals who can effectively assist the Company in achieving our short-term and long-term goals, protecting our stockholders’ interests and creating and enhancing value for our stockholders. In so doing, the Board considers a person’s diversity attributes (e.g., professional experiences, skills, background, race and gender) as a whole and does not necessarily attribute any greater weight to one attribute. Moreover, diversity in professional experience, skills and background, and diversity in race and gender, are just a few of the attributes that the Board takes into account. In evaluating prospective candidates, the Board also considers whether the individual has personal and professional integrity, good business judgment and relevant experience and skills, and whether such individual is willing and able to commit the time necessary for Board and Board committee service.

While there are no specific minimum requirements that the Board believes must be met by a prospective director nominee, the Board does believe that director nominees should possess personal and professional integrity, have good business judgment, have relevant experience and skills, and be willing and able to commit the necessary time for Board and Board committee service. Furthermore, the Board evaluates each individual in the context of the Board as a whole, with the objective of recommending individuals that can best perpetuate the success of our business and represent stockholder interests through the exercise of sound business judgment using their diversity of experience in various areas. We believe our current directors possess diverse professional experiences, skills and backgrounds, in addition to (among other characteristics) high standards of personal and professional ethics, proven records of success in their respective fields and valuable knowledge of our business and our industry.

The Board uses a variety of methods for identifying and evaluating director nominees. The Board also regularly assesses the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or other circumstances. In addition, the Board considers, from time to time, various potential candidates for directorships. Candidates may come to the attention of the Board through current Board members, professional search firms, stockholders or other persons. These candidates may be evaluated at regular or special meetings of the Board and may be considered at any point during the year.

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Director Independence

The Board of Directors annually (or upon appointment of a new director) determines the independence of each director and nominee for election as a director. The Board makes these determinations in accordance with NASDAQ’s listing standards for the independence of directors and the SEC’s rules.

In assessing director independence, the Board considers, among other matters, the nature and extent of any business relationships, including transactions conducted, between the Company and each director and between the Company and any organization for which one of our directors is a director or executive officer or with which one of our directors is otherwise affiliated.

The Board has affirmatively determined that Mr. David Oddi is independent.

Stockholder Communications with the Board

A stockholder who wishes to communicate with our Board of Directors may do so by directing a written request addressed to our Secretary, 200 Park Avenue South, 3rd Floor, New York, New York 10003, who, upon receipt of any communication other than one that is clearly marked “Confidential,” will note the date the communication was received, open the communication, make a copy of it for our files and promptly forward the communication to the director(s) to whom it is addressed. Upon receipt of any communication that is clearly marked “Confidential,” our Secretary will not open the communication, but will note the date the communication was received and promptly forward the communication to the director(s) to whom it is addressed.

Board of Directors Meetings

During the year ending January 2, 2021, the Board of Directors (then consisting solely of Ezra Dabah) held no formal meetings.

Policy on Equity Ownership

The Company does not have a policy on equity ownership at this time.

Policy Against Hedging

The Company recognizes that hedging against losses in Company shares may disturb the alignment between stockholders and executives that equity awards are intended to build; however, while ‘short sales’ are discouraged by the Company, the Company does not currently have a policy prohibiting such transactions. We plan to implement a policy prohibiting such transactions in the future.

Compensation Recovery

Under the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), in the event of misconduct that results in a financial restatement that would have reduced a previously paid incentive amount, we can recoup those improper payments from our Chief Executive Officer and Chief Financial Officer (if any). We plan to implement a clawback policy in the future, although we have not yet implemented such policy.

Code of Ethics

We have adopted a Code of Ethical Business Conduct (“Code of Ethics”) that applies to all of our directors, officers and employees. We intend to disclose any amendments to our Code of Ethics and any waivers with respect to our Code of Ethics granted to our principal executive officer, our principal financial officer, or any of our other employees performing similar functions in a Current Report on Form 8-K.

There have been no waivers granted with respect to our Code of Ethics to any such officers or employees.

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Whistleblower Protection Policy

The Company adopted a Whistleblower Protection Policy (“Whistleblower Policy”) that applies to all of its directors, officers, employees, consultants, contractors and agents of the Company. The Whistleblower Policy has been reviewed and approved by the Board.

Controlled Company

Ezra Dabah, our Chief Executive Officer, our principal stockholder, currently controls approximately 93.7% of the voting power of our capital stock (based on shares of common stock outstanding as of November 10, 2021) and will control approximately 67.7% of the combined voting power of our capital stock upon completion of this offering, and we are therefore a “controlled company” as defined under Nasdaq Marketplace Rules. We currently intend to rely on the controlled company exemptions provided under Nasdaq Marketplace Rules, which permit us to rely on certain exemptions from corporate governance rules, including: (a) an exemption from the rule that a majority of our board of directors must be independent directors; (b) an exemption from the rule that the compensation of our chief executive officer must be determined or recommended solely by independent directors; and (c) an exemption from the rule that our director nominees must be selected or recommended solely by independent directors.

Executive and Director Compensation

Executive Compensation Table

The following table sets forth information concerning the compensation of (i) all individuals serving as our principal executive officer or acting in a similar capacity for the years ended January 2, 2021 and December 28, 2019 (“PEO”), regardless of compensation level; (ii) our two most highly compensated executive officers other than the PEO who were serving as executive officers for the period ended January 2, 2021 and December 28, 2019, if any (subject to the limitations below); and (iii) up to two additional individuals for whom disclosure would have been provided pursuant to paragraph (ii) but for the fact that the individual was not serving as an executive officer at January 2, 2021 (collectively, the “Named Executive Officers”).

Summary Compensation Table

Name and Principal Position(2)	Fiscal Year Ended		Salary ($)		Bonus ($)	Stock awards ($)	Option awards ($)	All other compensation ($)	Total ($)
Ezra Dabah	2020	(1)	$—		—	—	—	—	$—
Chief Executive Officer	2019	(1)	$—		—	—	—	—	$—

Moshe Dabah	2020		$175,283	(3)	—	—	—	—	$175,283
Vice President, Chief Operating Officer, Chief Technology Officer, and Secretary	2019		$150,000		—	—	—	—	$150,000

*Does not include perquisites and other personal benefits, or property, unless the aggregate amount of such compensation is more than $10,000. No executive officer earned any non-equity incentive plan compensation, nonqualified deferred compensation, or other compensation, during the periods reported above.

(1) On January 1, 2019, 2020 and 2021, we entered into identical management services agreements (the “Management Agreement”) with each subsequent agreement replacing the prior year’s agreement) with Nina Footwear. Pursuant to the Management Agreement, the Company engaged Nina Footwear to provide administrative and executive support services to the Company. To date those services have consisted of Mr. Dabah and his sister-in-law, Ms. Nina Miner, the Chief Creative Officer of Nina Footwear. The Management Agreement remains in place until terminated by mutual agreement of the parties. As compensation for providing the services under the Management Agreement, we agreed to pay Nina Footwear 0.75% of our monthly net sales for the years ended January 2, 2021 and December 28, 2019, the total fees payable to Nina Footwear pursuant to the Management Agreement were $115,725 and $124,218 for 2020 and 2019, respectively, and are included in general and administrative expenses. Mr. Dabah is compensated directly by Nina Footwear.

(2) Effective June 28, 2021, Adir Katzav was appointed as the Executive Vice President, Chief Financial Officer, and Treasurer of the Company.

(3) Effective on March 1, 2021, Mr. Dabah’s salary was increased from $150,000 to $200,000 and on September 13, 2021, Mr. Dabah’s salary was increased to $215,000 per year.

Outstanding Equity Awards at Fiscal Year-End

The Company: (i) did not grant any stock options to its executive officers or directors during the years ended January 2, 2021 and December 28, 2019; (ii) did not have any outstanding equity awards as of January 2, 2021; and (iii) had no options exercised by its Named Executive Officers in the fiscal years ending January 2, 2021 and December 28, 2019.

Compensation of Directors

Mr. Ezra Dabah, our sole director during the year ended January 2, 2021, did not receive any compensation for serving as such. As of the date hereof, there were no other arrangements between us and our directors that resulted in our making payments to any of our directors for any services provided to us by them as directors. We anticipate paying compensation to our non-executive director(s) in the future, which may be in the form of cash or equity, or a combination of both. No specific board compensation policy has been adopted to date.

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Employment Agreements and Key Man Insurance

We have no employment agreements in place with executive officers; however, Mr. Ezra Dabah is compensated by Nina Footwear for services rendered to the Company through the Management Agreement, discussed above under Footnote (1) to the Summary Compensation Table.

We have no key man insurance on any of our executive officers.

First Amended and Restated 2021 Equity Compensation Plan

Our the sole director and majority stockholders adopted a 2021 Equity Incentive Plan, on May 9, 2021, which was amended and restated by our then sole director and majority stockholders on September 30, 2021 (as amended and restated, the “2021 Plan”). The 2021 Plan provides for the grant of incentive stock options, or ISOs, within the meaning of Section 422 of the Internal Revenue Code, to our employees, and for the grant of nonstatutory stock options, or NSOs, stock appreciation rights, restricted stock awards, restricted stock unit awards (RSU awards), performance awards and other forms of awards to our employees, directors and consultants and any of our affiliates’ employees and consultants. In making a determination of whether to make an award and the amount of such awards, the Board may take into account the nature of the services rendered by such person, his or her present and potential contribution to the Company’s success, and such other factors as the Board of Directors in its discretion shall deem relevant.

Subject to adjustment in connection with the payment of a stock dividend, a stock split or subdivision or combination of the shares of common stock, or a reorganization or reclassification of the Company’s common stock, the aggregate number of shares of common stock which may be issued pursuant to awards under the 2021 Plan is the sum of (i) 2,600,000 shares, and (ii) an annual increase on April 1st of each calendar year, beginning in 2022 and ending in 2031, in each case subject to the approval of the Board of Directors or the Compensation Committee on or prior to the applicable date, equal to the lesser of (A) five percent (5%) of the total shares of common stock of the Company outstanding on the last day of the immediately preceding fiscal year; and (B) 1,500,000 shares of common stock; provided, however, that the Board of Directors may act prior to April 1st of a given year to provide that the increase for such year will be a lesser number of shares of common stock (the “Share Limit”), also known as an “evergreen” provision. Notwithstanding the above, no more than 7,800,000 incentive stock options may be granted pursuant to the terms of the 2021 Plan.

Shares subject to stock awards granted under our 2021 Plan that expire or terminate without being exercised in full or that are paid out in cash rather than in shares will not reduce the number of shares available for issuance under our 2021 Plan. Shares withheld under a stock award to satisfy the exercise, strike or purchase price of a stock award or to satisfy a tax withholding obligation will not reduce the number of shares available for issuance under our 2021 Plan. If any shares of our common stock issued pursuant to a stock award are forfeited back to or repurchased or reacquired by us (i) because of a failure to meet a contingency or condition required for the vesting of such shares; (ii) to satisfy the exercise, strike or purchase price of a stock award; or (iii) to satisfy a tax withholding obligation in connection with a stock award, the shares that are forfeited or repurchased or reacquired will revert to and again become available for issuance under our 2021 Plan.

Plan Administration

Our board of directors, or a duly authorized committee of our board of directors, will administer our 2021 Plan. Our board of directors may delegate to one or more of our officers the authority to (i) designate employees (other than officers) to receive specified stock awards; and (ii) determine the number of shares subject to such stock awards. Under our 2021 Plan, our board of directors will have the authority to determine stock award recipients, the types of stock awards to be granted, grant dates, the number of shares subject to each stock award, the fair market value of our common stock, and the provisions of each stock award, including the period of exercisability and the vesting schedule applicable to a stock award.

Under our 2021 Plan, our board of directors also generally will have the authority to effect, with the consent of any materially adversely affected participant, (i) the reduction of the exercise, purchase, or strike price of any outstanding option or stock appreciation right; (ii) the cancellation of any outstanding option or stock appreciation right and the grant in substitution therefore of other awards, cash, or other consideration; or (iii) any other action that is treated as a repricing under generally accepted accounting principles.

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Stock Options

ISOs and NSOs are granted under stock option agreements adopted by the administrator. The administrator will determine the exercise price for stock options, within the terms and conditions of our 2021 Plan, except the exercise price of a ISO stock option will not be less than 100% of the fair market value of our common stock on the date of grant (110% if granted to a greater than 10% stockholder). Options granted under our 2021 Plan will vest at the rate specified in the stock option agreement as will be determined by the administrator.

The administrator will determine the term of stock options granted under our 2021 Plan, up to a maximum of 10 years. Unless the terms of an optionholder’s stock option agreement, or other written agreement between us and the optionholder, provide otherwise, if an optionholder’s service relationship with us or any of our affiliates ceases for any reason other than disability, death, or cause, the optionholder may generally exercise any vested options for a period of three months following the cessation of service. This period may be extended in the event that exercise of the option is prohibited by applicable securities laws. If an optionholder’s service relationship with us or any of our affiliates ceases due to death, or an optionholder dies within a certain period following cessation of service, the optionholder or a beneficiary may generally exercise any vested options for a period of 18 months following the date of death. If an optionholder’s service relationship with us or any of our affiliates ceases due to disability, the optionholder may generally exercise any vested options for a period of 12 months following the cessation of service. In the event of a termination for cause, options generally terminate upon the termination date. In no event may an option be exercised beyond the expiration of its term. Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option will be determined by the administrator and may include (i) cash, check, bank draft or money order; (ii) a broker-assisted cashless exercise; (iii) the tender of shares of our common stock previously owned by the optionholder; (iv) a net exercise of the option if it is an NSO; or (v) other legal consideration approved by the administrator.

Unless the administrator provides otherwise, options or stock appreciation rights generally are not transferable except by will or the laws of descent and distribution. Subject to approval of the administrator or a duly authorized officer, an option may be transferred pursuant to a domestic relations order, official marital settlement agreement, or other divorce or separation instrument.

Tax Limitations on ISOs

The aggregate fair market value, determined at the time of grant, of our common stock with respect to ISOs that are exercisable for the first time by an award holder during any calendar year under all of our stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any of our parent or subsidiary corporations unless (i) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant; and (ii) the term of the ISO does not exceed five years from the date of grant.

Restricted Stock Unit Awards

Restricted stock unit awards are granted under restricted stock unit award agreements adopted by the administrator. Restricted stock unit awards may be granted in consideration for any form of legal consideration that may be acceptable to our board of directors and permissible under applicable law. A restricted stock unit award may be settled by cash, delivery of stock, a combination of cash and stock as deemed appropriate by the administrator, or in any other form of consideration set forth in the restricted stock unit award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit award.

Except as otherwise provided in the applicable award agreement, or other written agreement between us and the recipient, restricted stock unit awards that have not vested will be forfeited once the participant’s continuous service ends for any reason.

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Restricted Stock Awards

Restricted stock awards are granted under restricted stock award agreements adopted by the administrator. A restricted stock award may be awarded in consideration for cash, check, bank draft or money order, past or future services to us, or any other form of legal consideration that may be acceptable to our board of directors and permissible under applicable law. The administrator will determine the terms and conditions of restricted stock awards, including vesting and forfeiture terms. If a participant’s service relationship with us ends for any reason, we may receive any or all of the shares of common stock held by the participant that have not vested as of the date the participant terminates service with us through a forfeiture condition or a repurchase right.

Stock Appreciation Rights

Stock appreciation rights are granted under stock appreciation right agreements adopted by the administrator. The administrator will determine the purchase price or strike price for a stock appreciation right, which may be less than 100% of the fair market value of our common stock on the date of grant. A stock appreciation right granted under our 2021 Plan will vest at the rate specified in the stock appreciation right agreement as will be determined by the administrator. Stock appreciation rights may be settled in cash or shares of our common stock or in any other form of payment as determined by our board of directors and specified in the stock appreciation right agreement.

The administrator will determine the term of stock appreciation rights granted under our 2021 Plan, up to a maximum of 10 years. If a participant’s service relationship with us or any of our affiliates ceases for any reason other than cause, disability, or death, the participant may generally exercise any vested stock appreciation right for a period of three months following the cessation of service. This period may be further extended in the event that exercise of the stock appreciation right following such a termination of service is prohibited by applicable securities laws. If a participant’s service relationship with us, or any of our affiliates, ceases due to disability or death, or a participant dies within a certain period following cessation of service, the participant or a beneficiary may generally exercise any vested stock appreciation right for a period of 12 months in the event of disability and 18 months in the event of death. In the event of a termination for cause, stock appreciation rights generally terminate upon the termination date. In no event may a stock appreciation right be exercised beyond the expiration of its term.

Performance Awards

Our 2021 Plan will permit the grant of performance awards that may be settled in stock, cash or other property. Performance awards may be structured so that the stock or cash will be issued or paid only following the achievement of certain pre-established performance goals during a designated performance period. Performance awards that are settled in cash or other property are not required to be valued in whole or in part by reference to, or otherwise based on, our common stock.

The performance goals may be based on any measure of performance selected by our board of directors. The performance goals may be based on company-wide performance or performance of one or more business units, divisions, affiliates, or business segments, and may be either absolute or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise by our board of directors at the time the performance award is granted, our board will appropriately make adjustments in the method of calculating the attainment of performance goals as follows: (i) to exclude restructuring and/or other nonrecurring charges; (ii) to exclude exchange rate effects; (iii) to exclude the effects of changes to generally accepted accounting principles; (iv) to exclude the effects of any statutory adjustments to corporate tax rates; (v) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; (vi) to exclude the dilutive effects of acquisitions or joint ventures; (vii) to assume that any business divested by us achieved performance objectives at targeted levels during the balance of a performance period following such divestiture; (viii) to exclude the effect of any change in the outstanding shares of our common stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (ix) to exclude the effects of stock based compensation and the award of bonuses under our bonus plans; (x) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; and (xi) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles.

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Other Stock Awards

The administrator will be permitted to grant other awards based in whole or in part by reference to our common stock. The administrator will set the number of shares under the stock award (or cash equivalent) and all other terms and conditions of such awards.

Non-Employee Director Compensation Limit

The aggregate value of all compensation granted or paid to any non-employee director with respect to any calendar year, including awards granted and cash fees paid by us to such non-employee director, will not exceed $200,000 in total value, except such amount will increase to $250,000 for the first year for newly appointed or elected non-employee directors.

Changes to Capital Structure

In the event there is a specified type of change in our capital structure, such as a stock split, reverse stock split, or recapitalization, appropriate adjustments will be made to (i) the class and maximum number of shares reserved for issuance under our 2021 Plan, (ii) the class and maximum number of shares by which the share reserve may increase automatically each year, (iii) the class and maximum number of shares that may be issued on the exercise of ISOs, and (iv) the class and number of shares and exercise price, strike price, or purchase price, if applicable, of all outstanding stock awards.

Corporate Transactions

In the event of a corporate transaction (as defined in the 2021 Plan), unless otherwise provided in a participant’s stock award agreement or other written agreement with us or one of our affiliates or unless otherwise expressly provided by the administrator at the time of grant, any stock awards outstanding under our 2021 Plan may be assumed, continued or substituted for by any surviving or acquiring corporation (or its parent company), and any reacquisition or repurchase rights held by us with respect to the stock award may be assigned to the successor (or its parent company). If the surviving or acquiring corporation (or its parent company) does not assume, continue or substitute for such stock awards, then (i) with respect to any such stock awards that are held by participants whose continuous service has not terminated prior to the effective time of the corporate transaction, or current participants, the vesting (and exercisability, if applicable) of such stock awards will be accelerated in full (or, in the case of performance awards with multiple vesting levels depending on the level of performance, vesting will accelerate at 100% of the target level) to a date prior to the effective time of the corporate transaction (contingent upon the effectiveness of the corporate transaction), and such stock awards will terminate if not exercised (if applicable) at or prior to the effective time of the corporate transaction, and any reacquisition or repurchase rights held by us with respect to such stock awards will lapse (contingent upon the effectiveness of the corporate transaction); and (ii) any such stock awards that are held by persons other than current participants will terminate if not exercised (if applicable) prior to the effective time of the corporate transaction, except that any reacquisition or repurchase rights held by us with respect to such stock awards will not terminate and may continue to be exercised notwithstanding the corporate transaction.

In the event a stock award will terminate if not exercised prior to the effective time of a corporate transaction, the administrator may provide, in its sole discretion, that the holder of such stock award may not exercise such stock award but instead will receive a payment equal in value to the excess (if any) of (i) the value of the property the participant would have received upon the exercise of the stock award, over (ii) any per share exercise price payable by such holder, if applicable. In addition, any escrow, holdback, earn out or similar provisions in the definitive agreement for the corporate transaction may apply to such payment to the same extent and in the same manner as such provisions apply to the holders of our common stock.

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Change in Control

Stock awards granted under our 2021 Plan may be subject to acceleration of vesting and exercisability upon or after a change in control (as defined in the 2021 Plan) as may be provided in the applicable stock award agreement or in any other written agreement between us or any affiliate and the participant, but in the absence of such provision, no such acceleration will automatically occur.

Plan Amendment or Termination

Our board of directors has the authority to amend, suspend, or terminate our 2021 Plan at any time, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. Certain material amendments also require the approval of our stockholders. No ISOs may be granted after the tenth anniversary of the date our board of directors adopts our 2021 Plan. No stock awards may be granted under our 2021 Plan while it is suspended or after it is terminated.

Current Available Shares

As of the date of this prospectus an aggregate of 1,856,000 shares are available for awards under the First Amended and Restated 2021 Equity Incentive Plan.

Certain Relationships and Related Party Transactions

Except as discussed below or otherwise disclosed above under “Executive and Director Compensation”, which information is incorporated by reference where applicable in this “Certain Relationships and Related Transactions, and Director Independence” section, the following sets forth a summary of all transactions since December 31, 2017, or any currently proposed transaction, in which the Company was to be a participant and the amount involved exceeded or exceeds the lesser of $120,000 or one percent of the average of the Company’s total assets at the fiscal year-end for January 2, 2021, December 28, 2019 and December 29, 2018, and in which any officer, director, or any stockholder owning greater than five percent (5%) of our outstanding voting shares, nor any member of the above referenced individual’s immediate family, had or will have a direct or indirect material interest (other than compensation described above under “Executive and Director Compensation”). We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

Related Party Transactions

Convertible Notes and Conversions

During the fiscal year ended December 29, 2018 (from January 23, 2018 through September 20, 2018), the Company sold $2,750,000 in convertible promissory notes to stockholders of the Company as follows:

●	$200,000 in convertible promissory notes to Ezra Dabah, our Chief Executive Officer and director;
●	$660,000 in convertible promissory notes to u/a/d 02/02/1997, Trust FBO Yaacov Dabah;
●	$710,000 in convertible promissory notes to u/a/d 02/02/1997, Trust FBO Moshe Dabah;
●	$460,000 in convertible promissory notes to u/a/d 02/02/1997, Trust FBO Joia Dabah;
●	$360,000 in convertible promissory notes to u/a/d 02/02/1997, Trust FBO Eva Dabah; and
●	$360,000 in convertible promissory notes to u/a/d 02/02/1997, Trust FBO Chana Dabah.

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The trustees of each of the trusts described above are Renee Dabah (the wife of Ezra Dabah, our Chief Executive Officer and Chairman) and Raine Silverstein, the mother-in-law of Ezra Dabah. The beneficiary of each of the trusts are children of Ezra and Renee Dabah (including Moshe Dabah, our Chief Operating and Technology Officer). Each of the convertible notes were payable on January 15, 2019 (except for $200,000 in aggregate notes sold on September 20, 2018, which were due on January 15, 2021), did not accrue interest, and were automatically convertible into shares of the Company’s common stock at a conversion price equal to the per share price of the next equity funding completed by the Company in an amount of at least $2 million and required the repayment of 110% of such convertible note amount upon a sale of the Company (including a change of 50% or more of the voting shares).

On September 6, 2018, the convertible promissory notes sold through such date were amended to have a maturity date of January 15, 2021, and as a result, all of the notes described above had a maturity date of January 15, 2021.

On January 14, 2019, we, Ezra Dabah, our Chief Executive Officer and Chairman, and GMM Capital LLC, which is owned by Isaac Dabah, Ezra Dabah’s brother (“GMM”), entered into an Investment Agreement. Pursuant to the Investment Agreement, GMM purchased 295,911 shares of our common stock for an aggregate of $1 million. The agreement also provided preemptive rights for GMM, for so long it holds not less than 5% of the Company’s outstanding common stock, to acquire additional shares of common stock to maintain its percentage ownership in the Company, currently 5.5% for GMM, on the same terms offered to any other party which triggered such preemptive rights, subject to certain exceptions, and drag-along rights (providing for rights to be dragged along in any transaction relating to the sale of a majority of the Company’s outstanding shares or assets, or certain similar transactions, on the same terms, and subject to the same conditions, as other sellers) and tag-along rights (to tag-along with any transaction proposed by Ezra Dabah or his affiliates with a third party, on the same terms and in the same proportion, as Ezra Dabah and his affiliates). The Investment Agreement also provided anti-dilution rights such that if the Company, after the date of the closing of the transactions contemplated by the Investment Agreement, issued shares of common stock, or common stock equivalents (options, warrants or convertible securities), which a price per share (a “Dilutive Price”) less than $3.38, then we are required to issue additional shares of common stock equal to the difference between the number of shares issued to each purchaser and the aggregate purchase price per purchaser ($1 million), divided by such lower Dilutive Price (except pursuant to the January 14, 2019 note conversions as discussed below). Such anti-dilutive, preemptive rights and other rights were subsequently terminated in May 2021, pursuant to the Stockholder Covenant Termination and Release Agreement discussed below.

On January 14, 2019, each of the Company, Ezra Dabah and his wife Renee Dabah, and Raine Silverstein, Ezra Dabah’s mother-in-law, and Renee Dabah, as co-trustees of The u/a/d 02/02/1997, Trust FBO Chana Dabah (now Chana Rapaport); the u/a/d 02/02/1997, Trust FBO Eva Dabah (now Eva Yagoda); u/a/d 02/02/1997, Trust FBO Joia Kazam; u/a/d 02/02/1997, Trust FBO Moshe Dabah; and u/a/d 02/02/1997, Trust FBO Yaacov Dabah (the beneficiary of each of the trusts are children of Ezra and Renee Dabah), and certain other non-related parties, entered into an agreement and each of such persons/entities entered into a separate Conversion Agreement with the Company, whereby they agreed to extinguish 50% of the balance of their convertible notes and convert the balance of such convertible notes (then totaling an aggregate of $12,581,351) into shares of common stock, which included the following related party conversions:

Name	Relation to Company	Debt Converted	Shares Issued
Ezra Dabah	Chief Executive Officer and greater than 5% stockholder	$2,377,381	703,208
Renee Dabah	Spouse of Ezra Dabah, Chief Executive Officer	$172,381	50,996
A trust for the benefit of Eva Yagoda	Trust is for the benefit of the daughter of Ezra Dabah, CEO and trustees (including Renee Dabah, the wife of Ezra Dabah) are greater than 5% stockholders	$445,000	131,516
A trust for the benefit of Joia Kazam	Trust is for the benefit of the daughter of Ezra Dabah, CEO and trustees (including Renee Dabah, the wife of Ezra Dabah) are greater than 5% stockholders	$726,973	214,720
A trust for the benefit of Moshe Dabah	Trust is for the benefit of Moshe Dabah, Chief Operating and Technology Officer of Company, and the son of Ezra Dabah, CEO, and trustees (including Renee Dabah, the wife of Ezra Dabah) are greater than 5% stockholders	$1,010,000	298,595
A trust for the benefit of Chana Rapaport	Trust is for the benefit of the daughter of Ezra Dabah, CEO and trustees (including Renee Dabah, the wife of Ezra Dabah) are greater than 5% stockholders	$927,569	274,439
A trust for the benefit of Yaacov Dabah (through trust and individually)	Trust is for the benefit of the son of Ezra Dabah, CEO and trustees (including Renee Dabah, the wife of Ezra Dabah) are greater than 5% stockholders	$1,131,372	334,158

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The Conversation Agreements also provided preemptive rights for each converting person/entity, for so long as such stockholder held not less than 5% of the Company’s outstanding common stock, to acquire additional shares of common stock to maintain their then current percentage ownership in the Company for the same terms offered to any other party which triggered such preemptive rights, subject to certain exceptions, and drag-along rights (providing for rights to be dragged along in any transaction relating to the sale of a majority of the Company’s outstanding shares or assets, or certain similar transactions, on the same terms, and subject to the same conditions, as other sellers) and tag-along rights (to tag-along with any transaction proposed by Ezra Dabah or his affiliates with a third party, on the same terms and in the same proportion, as Ezra Dabah and his affiliates). Such anti-dilutive, preemptive rights and other rights (except to one non-related stockholder which holds less than 5% of the Company’s outstanding common stock) were subsequently agreed to be terminated in May 2021, effective as of the date that the registration statement, of which this prospectus forms a part, is declared effective, pursuant to the Stockholder Covenant Termination and Release Agreement discussed below.

On December 31, 2020, we and Gila Goodman (the sister of Ezra Dabah), entered into an Investment Agreement. Pursuant to the Investment Agreement, Mrs. Goodman purchased 220,759 shares of our common stock for $1 million. The agreement also provided preemptive rights for Mrs. Goodman, for so long as she holds not less than 5% of the Company’s outstanding common stock, to acquire additional shares of common stock to maintain her then current percentage ownership in the Company, on the same terms offered to any other party which triggered such preemptive rights, subject to certain exceptions, drag-along rights (providing for rights to be dragged along in any transaction relating to the sale of a majority of the Company’s outstanding shares or assets, or certain similar transactions, on the same terms, and subject to the same conditions, as other sellers) and tag-along rights (to tag-along with any transaction proposed by Ezra Dabah or his affiliates with a third party, on the same terms and in the same proportion, as Ezra Dabah and his affiliates). The Investment Agreement also provided anti-dilution rights such that if the Company, after the date of the closing of the transactions contemplated by the Investment Agreement, issued shares of common stock, or common stock equivalents (options, warrants or convertible securities), which a price per share less than $4.53 (the purchase price of the shares), then we are required to issue additional shares of common stock equal to the difference between the number of shares issued to each purchaser and the aggregate purchase price paid by Mrs. Goodman ($1 million), divided by such lower Dilutive Price (except pursuant to the December 31, 2020 note conversions as discussed below). Such anti-dilutive, preemptive rights and other rights were subsequently agreed to be terminated in May 2021, effective as of the date that the registration statement, of which this prospectus forms a part, is declared effective, pursuant to the Stockholder Covenant Termination and Release Agreement discussed below.

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On December 31, 2020, the Note Holders entered into a Conversion Agreement with the Company, whereby the Note Holders agreed to convert an aggregate of $5,070,000 owed by the Company under the Convertible Notes into an aggregate of 1,119,228 shares of common stock of the Company, as follows:

Name	Relation to Company	Debt Converted	Shares Issued
Ezra Dabah	Chief Executive Officer, greater than 5% stockholder	$3,920,000	866,932
A trust for the benefit of Eva Yagoda	Trust is for the benefit of the daughter of Ezra Dabah, CEO and trustees (including Renee Dabah, the wife of Ezra Dabah) are greater than 5% stockholders	$130,000	28,182
A trust for the benefit of Joia Kazam	Trust is for the benefit of the daughter of Ezra Dabah, CEO and trustees (including Renee Dabah, the wife of Ezra Dabah) are greater than 5% stockholders	$510,000	112,728
A trust for the benefit of Moshe Dabah	Trust is for the benefit of Moshe Dabah, Chief Operating and Technology Officer of Company, and the son of Ezra Dabah, CEO, and trustees (including Renee Dabah, the wife of Ezra Dabah) are greater than 5% stockholders	$130,000	28,182
A trust for the benefit of Chana Rapaport	Trust is for the benefit of the daughter of Ezra Dabah, CEO and trustees (including Renee Dabah, the wife of Ezra Dabah) are greater than 5% stockholders	$190,000	41,602
A trust for the benefit of Yaacov Dabah and Yaacov Dabah personally	Son of Ezra Dabah and Trust is for the benefit of the son of Ezra Dabah, CEO and trustees (including Renee Dabah, the wife of Ezra Dabah) are greater than 5% stockholders	$190,000	41,602

The agreement also provided preemptive rights for converting Note Holders, for so long as they hold not less than 5% of the Company’s outstanding common stock, to acquire additional shares of common stock to maintain their then current percentage ownership in the Company, on the same terms offered to any other party which triggered such preemptive rights, subject to certain exceptions, and drag-along rights (providing for rights to be dragged along in any transaction relating to the sale of a majority of the Company’s outstanding shares or assets, or certain similar transactions, on the same terms, and subject to the same conditions, as other sellers). The agreement also provided anti-dilution rights such that if the Company, after the date of the closing of the transactions contemplated by the Conversion Agreement, issued shares of common stock, or common stock equivalents (options, warrants or convertible securities), which a price per share less than the conversion price of the converted notes $4.52, then we are required to issue additional shares of common stock equal to the difference between the number of shares issued to each purchaser in such anti-dilutive transaction and the aggregate amount of each converted note, divided by such lower Dilutive Price. Such anti-dilutive, preemptive rights and other rights were subsequently agreed to be terminated in May 2021, effective as of the date that the registration statement, of which this prospectus forms a part, is declared effective, pursuant to the Stockholder Covenant Termination and Release Agreement discussed below.

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From January to March 2021, the Company sold an aggregate of $2,000,000 of convertible promissory notes to the following related parties: Ezra Dabah, our Chief Executive Officer and Chairman ($1,100,000); Renee Dabah, the wife of Mr. Dabah ($200,000); Gila Goodman, the sister of Ezra Dabah ($500,000); The u/a/d 02/02/1997, Trust FBO Chana Dabah (now Chana Rapaport) ($50,000); the u/a/d 02/02/1997, Trust FBO Eva Dabah (now Eva Yagoda) ($50,000); u/a/d 02/02/1997, Trust FBO Moshe Dabah ($50,000); and u/a/d 02/02/1997, Trust FBO Yaacov Dabah ($50,000). The trustees of each of the trusts are Renee Dabah (the wife of Ezra Dabah, our Chief Executive Officer and Chairman) and Raine Silverstein, the mother-in-law of Ezra Dabah. The beneficiary of each of the trusts are children of Ezra and Renee Dabah. Each of the convertible notes were payable on January 15, 2022, did not accrue interest, and were automatically convertible into shares of the Company’s common stock at a conversion price equal to the per share price of the next equity funding completed by the Company in an amount of at least $2 million and required the repayment of 110% of such convertible note amount upon a sale of the Company (including a change of 50% or more of the voting shares).

In May 21 2021, each of the Company, and the following note holders, entered into a Master Allonge (the “April Master Allonge”), which amended various convertible notes totaling $2,000,000 held by the following related parties: Ezra Dabah, our Chief Executive Officer and Chairman ($1,100,000); Renee Dabah, the wife of Mr. Dabah ($200,000); Gila Goodman, the sister of Ezra Dabah ($500,000); The u/a/d 02/02/1997, Trust FBO Chana Dabah (now Chana Rapaport) ($50,000); the u/a/d 02/02/1997, Trust FBO Eva Dabah (now Eva Yagoda) ($50,000); u/a/d 02/02/1997, Trust FBO Moshe Dabah ($50,000); and u/a/d 02/02/1997, Trust FBO Yaccov Dabah ($50,000). The trustees of each of the trusts are Renee Dabah (the wife of Ezra Dabah, our Chief Executive Officer and Chairman) and Raine Silverstein, (mother-in-law of Ezra Dabah, our Chief Executive Officer and Chairman) (collectively, the “Convertible Notes”). The April Master Allonge amended the maturity date of the Convertible Notes to January 15, 2021.

In May, 2021, $2,000,000 of outstanding loans were converted into an aggregate of 339,526 shares of common stock of the Company (valued at $5.89 per share), pursuant to the terms of a Conversion Agreement entered into with each of the note holders described below:

Name	Relation to Company	Debt Converted	Shares Issued
Ezra Dabah	Chief Executive Officer, director greater than 5% stockholder	$1,097,040	187,880
Renee Dabah	Wife of Ezra Dabah	$199,818	34,221
Gila Goodman	Sister of Ezra Dabah	$497,586	85,217
A trust for the benefit of Eva Yagoda	Trust is for the benefit of the daughter of Ezra Dabah, CEO and trustees (including Renee Dabah, the wife of Ezra Dabah) are greater than 5% stockholders	$47,016	8,052
A trust for the benefit of Moshe Dabah	Trust is for the benefit of Moshe Dabah, Chief Operating and Technology Officer of Company, and the son of Ezra Dabah, CEO, and trustees (including Renee Dabah, the wife of Ezra Dabah) are greater than 5% stockholders	$47,016	8,052
A trust for the benefit of Chana Rapaport	Trust is for the benefit of the daughter of Ezra Dabah, CEO and trustees (including Renee Dabah, the wife of Ezra Dabah) are greater than 5% stockholders	$47,016	8,052
A trust for the benefit of Yaacov Dabah	Trust is for the benefit of the son of Ezra Dabah, CEO and trustees (including Renee Dabah, the wife of Ezra Dabah) are greater than 5% stockholders	$47,016	8,052

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The Conversion Agreement also provided preemptive rights for converting note holders, for so long as they hold not less than 5% of the Company’s outstanding common stock, to acquire additional shares of common stock to maintain their then current percentage ownership in the Company, on the same terms offered to any other party which triggered such preemptive rights, subject to certain exceptions, and drag-along rights (providing for rights to be dragged along in any transaction relating to the sale of a majority of the Company’s outstanding shares or assets, or certain similar transactions, on the same terms, and subject to the same conditions, as other sellers). The agreement also provided anti-dilution rights such that if the Company, after the date of the closing of the transactions contemplated by the Conversion Agreement, issued shares of common stock, or common stock equivalents (options, warrants or convertible securities), which a price per share less than the conversion price of the converted notes $5.89, then we are required to issue additional shares of common stock equal to the difference between the number of shares issued to each purchaser in such anti-dilutive transaction and the aggregate amount of each converted note, divided by such lower Dilutive Price. Such anti-dilutive, preemptive rights and other rights were subsequently agreed to be terminated in May 2021, effective as of the date that the registration statement, of which this prospectus forms a part, is declared effective, pursuant to the Stockholder Covenant Termination and Release Agreement discussed below.

On May 11, 2021, Isaac Dabah, the brother of Ezra Dabah, our Chief Executive Officer and largest stockholder and Ivette Dabah (his spouse), entered into an Investment Agreement. Pursuant to the Investment Agreement, they purchased 46,970 shares of our common stock for $0.275 million. The agreement also provided preemptive rights for the investors, for so long as they hold not less than 5% of the Company’s outstanding common stock, to acquire additional shares of common stock to maintain their then current percentage ownership in the Company, on the same terms offered to any other party which triggered such preemptive rights, subject to certain exceptions, drag-along rights (providing for rights to be dragged along in any transaction relating to the sale of a majority of the Company’s outstanding shares or assets, or certain similar transactions, on the same terms, and subject to the same conditions, as other sellers) and tag-along rights (to tag-along with any transaction proposed by Ezra Dabah or his affiliates with a third party, on the same terms and in the same proportion, as Ezra Dabah and his affiliates). The Investment Agreement also provided anti-dilution rights such that if the Company, after the date of the closing of the transactions contemplated by the Investment Agreement, issued shares of common stock, or common stock equivalents (options, warrants or convertible securities), which a price per share (a “Dilutive Price”) less than $5.84 (the purchase price of the shares), then we are required to issue additional shares of common stock equal to the difference between the number of shares issued to the purchasers and the aggregate purchase price paid by the purchasers ($0.275 million), divided by such lower Dilutive Price. Such anti-dilutive, preemptive rights and other rights were subsequently agreed to be terminated in May 2021, effective as of the date that the registration statement, of which this prospectus forms a part, is declared effective, pursuant to the Stockholder Covenant Termination and Release Agreement discussed below.

On May 11, 2021, Sterling Macro Fund (“Sterling”), which entity is controlled by Isaac Dabah, the brother of Ezra Dabah, our Chief Executive Officer and largest stockholder, entered into an Investment Agreement. Pursuant to the Investment Agreement, Sterling purchased 38,247 shares of our common stock for $0.225 million. The agreement also provided preemptive rights for the investor, for so long as it holds not less than 5% of the Company’s outstanding common stock, to acquire additional shares of common stock to maintain its then current percentage ownership in the Company, on the same terms offered to any other party which triggered such preemptive rights, subject to certain exceptions, drag-along rights (providing for rights to be dragged along in any transaction relating to the sale of a majority of the Company’s outstanding shares or assets, or certain similar transactions, on the same terms, and subject to the same conditions, as other sellers) and tag-along rights (to tag-along with any transaction proposed by Ezra Dabah or his affiliates with a third party, on the same terms and in the same proportion, as Ezra Dabah and his affiliates). The Investment Agreement also provided anti-dilution rights such that if the Company, after the date of the closing of the transactions contemplated by the Investment Agreement, issued shares of common stock, or common stock equivalents (options, warrants or convertible securities), which a price per share (a “Dilutive Price”) less than $5.84 (the purchase price of the shares), then we are required to issue additional shares of common stock equal to the difference between the number of shares issued to the purchaser and the aggregate purchase price paid by the purchaser ($0.225 million), divided by such lower Dilutive Price. Such anti-dilutive, preemptive rights and other rights were subsequently agreed to be terminated in May 2021, effective as of the date that the registration statement, of which this prospectus forms a part, is declared effective, pursuant to the Stockholder Covenant Termination and Release Agreement discussed below.

On May 12, 2021, the Company and each then stockholder of the Company (other than one minority stockholder holding 147,620 or 2.7% of the Company’s currently outstanding common stock), entered into a Covenant Termination and Release Agreement (the “Termination Agreement”), whereby each executing stockholder, in consideration for $10, agreed to terminate any and all preemptive rights, anti-dilutive rights, tag-along, drag-along or other special stockholder rights (collectively, “Special Stockholder Rights”) which they held as a result of the terms of any prior Investment Agreements or Conversion Agreements, and release the Company from any and all liability or obligations in connection with any such Special Stockholder Rights, effective as of the date that the registration statement of which this prospectus forms a part is declared effective. However, as described above, one non-related stockholder of the Company who then held 147,620 shares of common stock (2.7% of the Company’s current outstanding common stock), pursuant to a January 14, 2019 Conversion Agreement, did not execute such Covenant Termination and Release Agreement. Although the shares originally held by such stockholder were subsequently transferred, the language regarding the termination of pre-emptive anti-dilution, drag-along and tag-along rights is not clear. As such, although the Company believes that all rights were terminated upon the transfer of the shares originally held by such minority stockholder, it is possible that such minority stockholder argues that he continues to hold contractual drag-along rights (providing for rights to be dragged along in any transaction relating to the sale of a majority of the Company’s outstanding shares or assets, or the sale of 50% or more of the outstanding common stock of the Company, or any merger or consolidation of the Company, on the same terms, and subject to the same conditions, as other sellers) and tag-along rights (to tag-along with any transaction proposed by Ezra Dabah, our Chief Executive Officer and Chairman, or his affiliates with a third party, on the same terms and in the same proportion, as Ezra Dabah and his affiliates), as well as stockholder adjustment rights, whereby if the Company ever issues shares of capital stock (or any securities convertible into or exchangeable or exercisable for capital stock, or any options, warrants or other rights to purchase, subscribe for or otherwise acquire capital stock), at a price per share less than $3.3870749 per share, the Company is required to issue such stockholder a number of additional shares of common stock equal to the difference between (i) 147,620 shares of common stock and (ii) $500,000 divided by the dilutive price. Such anti-dilutive rights, drag-along and tag-along rights, to the extent they continue to apply, will have no expiration date. As discussed above, it is the Company’s belief that such rights expired automatically upon the transfer of the shares of stock originally held by such stockholder, however, in the event such anti-dilutive rights are deemed to apply and triggered, it could cause significant dilution to existing stockholders. Furthermore, such anti-dilution, tag-along and drag-along rights, or the risk that such rights continue to apply, may make the Company less desirable for an acquisition, which may otherwise be beneficial to stockholders, may complicate future offerings and/or may result in the value of the Company’s securities having trading prices less than a similarly situated company which did not have outstanding anti-dilution, tag-along and drag-along rights, or risks that such rights apply. Regardless of the above, we do not anticipate such rights being triggered by the offering of securities described in this prospectus.

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On August 13, 2021 and June 28, 2021, the Company borrowed $100,000 and $25,000, respectively, from u/a/d 02/02/1997, Trust FBO Yaacov Dabah. On June 28, 2021 and August 13, 2021, the Company borrowed $25,000 and $100,000, respectively, from u/a/d 02/02/1997, Trust FBO Chana Dabah. On June 28, 2021, the Company borrowed $25,000, from u/a/d 02/02/1997, Trust FBO Eva Dabah. On June 28, 2021, the Company borrowed $25,000, from u/a/d 02/02/1997, Trust FBO Moshe Dabah (the Company’s Chief Operating and Technology Officer). The trustees of the trusts are Renee Dabah (the wife of Ezra Dabah, our Chief Executive Officer and Chairman) and Raine Silverstein, the mother-in-law of Ezra Dabah. The beneficiary of the trusts are child of Ezra and Renee Dabah. The loans were evidenced by unsecured convertible promissory notes. Each of the convertible notes are payable on January 15, 2022, do not accrue interest, and are automatically convertible into shares of the Company’s common stock at a conversion price equal to the per share price of the next equity funding completed by the Company in an amount of at least $2 million and required the repayment of 110% of such convertible note amount upon a sale of the Company (including a change of 50% or more of the voting shares). On August 25, 2021, the parties agreed to amend the previously convertible notes, to remove the conversion rights provided for therein and clarify that no interest accrues on the convertible notes.

Nina Footwear Transactions

We sublease our New York corporate offices and our fulfillment center from Nina Footwear, which is 86.36% owned by Ezra Dabah, our Chief Executive Officer and Chairman and his family, and which entity Mr. Dabah serves as Chief Executive Officer and member of the Board of Directors of Nina Footwear.

In the normal course of business, the Company made purchases from Nina Footwear for merchandise, office and warehouse space, and services, that amounted to approximately $1,166,000 for the year ended December 29, 2018.

The fulfillment center sublease provides us the right and use of approximately 32,570 square feet of space in Rancho Cucamonga, California, has a term from April 1, 2021 to September 30, 2023, and requires is to pay a monthly rental cost of $24,416 per month, which we believe is the current market price for such space. The minimum lease payments as of July 3, 2021 amount to $121,888 for the year ended January 1, 2022, $249,237 for the year ended December 31, 2022, and $191,104 for the year ended December 30, 2023.

The New York corporate office sublease provides us the right to use a portion of the space leased by Nina Footwear (approximately 7,500 square feet of space), in consideration for $27,500 per month of rental charges, which we believe is the current market price for such office space in New York City. The sublease does not have a stated term and is revocable at the option of Nina Footwear. For the 26 weeks ended July 3, 2021 and June 27, 2020, related party office rent amounted to $165,000 and $126,187, respectively, and is included in general and administrative expenses. During the year ended December 29, 2018, we accrued total rent to Nina Footwear of $381,000 for the use of office space, provided that no formal agreement existed for such sublease of such space in 2018, which amount has not been paid to date.

On January 1, 2018, 2019, 2020 and 2021, we entered into identical Management Services Agreements (with each subsequent agreement replacing the prior year’s agreement) with Nina Footwear (together, the “Management Agreement”). Pursuant to the Management Agreement, the Company engaged Nina Footwear to provide administrative and executive support services to the Company. To date those services have consisted of Mr. Dabah and his sister-in-law, Ms. Nina Miner, the Chief Creative Officer of Nina Footwear. The Management Agreement remains in place until terminated by mutual agreement of the parties. As compensation for providing the services under the Management Agreement, we agreed to pay Nina Footwear 1.0% of our monthly net sales for the year ended December 29, 2018 and 0.75% of our monthly net sales for the years ended January 2, 2021 and December 28, 2019. The total fees payable to Nina Footwear pursuant to the Management Agreement were $118,000 for the year ended December 29, 2018, and $115,725 and $124,218 for the 2020 and 2019 fiscal years, respectively, and are included in general and administrative expenses. Management fees amounted to $74,729 and $45,567 for 26 weeks ended July 3, 2021 and June 27, 2020, respectively, and are included in general and administrative expenses.

To date, Mr. Ezra Dabah, has not been paid any consideration from us, and has instead been paid compensation solely by Nina Footwear, which as described above, he serves as Chief Executive Officer of. A portion such consideration paid by Nina Footwear (which portion has not been specifically allocated), is for services provided by Mr. Dabah to the Company under the Management Agreement. Mr. Dabah’s total compensation paid from Nina Footwear was $280,297 and $810,083 for the years ended January 2, 2021 and December 28, 2019, respectively.

On April 1, 2021, the Company borrowed $100,000 from Nina Footwear and entered into a short-term, unsecured promissory note in the amount of $100,000 to evidence the loan. The note is unsecured, noninterest bearing and due on December 31, 2021.

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On April 14, 2021, the Company borrowed $200,000 from Nina Footwear and entered into a short-term, unsecured promissory note in the amount of $200,000 to evidence the loan. The note is unsecured, noninterest bearing and due on December 31, 2021.

On June 15, 2021, the Company borrowed $100,000 from Nina Footwear and entered into a short-term, unsecured promissory note in the amount of $100,000 to evidence the loan. The note is unsecured, noninterest bearing and due on December 31, 2021.

As of July 3, 2021 and January 2, 2021, there was $1,018,167 and $599,811 due to related parties, respectively. As of December 29, 2018, we owed $2,136,000 to related parties.

Other Related Party Relationships

In the normal course of business, the Company made purchases from a related party for merchandise, shared personnel, and services including shared office and warehouse leases, copiers and other which amounted to $403,865 and $553,078 for the years ended January 2, 2021 and December 28, 2019, respectively and amounted to $172,767 and $114,006 for the 26 weeks ended July 3, 2021 and June 27, 2020, respectively.

In 2019, the Company and Nina Footwear deemed $2,914,405 of related party payables owed by the Company to Nina Footwear to be uncollectible and Nina Footwear wrote off such amount during the year ended 2019, as an adjustment through equity in the financial statements disclosed below.

There were no amounts due to related party at December 28, 2019. As of January 2, 2021, there was $599,811 due to related party.

Yaacov Dabah the son of Ezra Dabah, our Chief Executive Officer, runs the Company’s Amazon Marketplace site. Yaacov Dabah received $31,750 and $56,208, respectively in 2019 and 2020, from the Company for services rendered. Yaacov Dabah received $72,348 and $28,577, for the 26 weeks ended July 3, 2021 and June 27, 2020, respectively, from the Company for services rendered.

The Company’s Loan and Security Agreement with Crossroads Financial Group, LLC, described in greater detail under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”— “Liquidity and Capital Resources”— “Line of Credit”, is personally guaranteed by Ezra Dabah and his wife Renee.

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Pursuant to a Voting Agreement entered into on September 1, 2021, Ezra Dabah’s children, Moshe Dabah, who is also our Vice President, Chief Operating Officer and Chief Technology Officer (who holds 67,100 shares of common stock), Eva Dabah (who holds 67,100 shares of common stock), Joia Kazam (who holds 67,100 shares of common stock), Chana Rapaport (who holds 67,100 shares of common stock) and Yaacov Dabah (who holds 96,624 shares of common stock); the Josh A. Kazam, the son-in-law of Mr. Ezra Dabah, Irrevocable Trust (which holds 416,020 shares of our common stock), whose trustee is Greg Kiernan; Gila Goodman (who holds 305,976 shares of our common stock), who is the sister of Ezra Dabah; Isaac Dabah, who is the brother of Ezra Dabah, and uncle of Moshe Dabah and his spouse (who hold 46,970 shares of common stock); GMM Capital LLC, an entity which Isaac Dabah controls (which holds 295,911 shares of common stock); and Sterling Macro Fund, an entity which Isaac Dabah controls (which holds 38,247 shares of common stock), provided complete authority to Ezra Dabah to vote the shares of common stock held by such persons and entities at any and all meetings of stockholders of the Company and via any written consents. The Voting Agreement has a term of three years, through August 31, 2024, but can be terminated at any time by Mr. Dabah and terminates automatically upon the death of Mr. Dabah. In connection with their entry into the Voting Agreement, each of the other parties thereto provided Mr. Dabah an irrevocable voting proxy to vote the shares covered by the Voting Agreement. Due to the Voting Agreement, Mr. Dabah is deemed to beneficially own the shares of common stock beneficially owned by Moshe Dabah, Gila Goodman, Greg Kiernan and Isaac Dabah, which are included under their own ownership in the table above as well, since such parties retained dispositive control over such securities.

On September 2, 2021, our founding and majority stockholder, Ezra Dabah, our Chief Executive Officer, provided his written intent to provide continued financial support to the Company for approximately one year and day from September 3, 2021, the terms of which funding are expected to be in similar form as to the funding previously provided by Mr. Dabah, provided that Mr. Dabah is under no contractual or other obligation to provide such funding and the ultimate terms of such funding are unknown.

On September 18, 2021, the Company borrowed $100,000 from Ezra Dabah, who is the Chief Executive Officer and Chairman. The note is unsecured, noninterest bearing and the principal is fully due and payable on January 15, 2022 or earlier, at the rate of 110% of such note amount, upon a sale of the Company (including a change of 50% or more of the voting shares).

On September 23, 2021, the Company borrowed $500,000 from Ezra Dabah, our Chief Executive Officer and Chairman. The note is unsecured, noninterest bearing and the principal is fully due and payable on January 15, 2022 or earlier, at the rate of 110% of such note amount, upon a sale of the Company (including a change of 50% or more of the voting shares).

On October 8, 2021, the Company borrowed $500,000 from Ezra Dabah, our Chief Executive Officer and Chairman. The note is unsecured, noninterest bearing and the principal is fully due and payable on January 15, 2022 or earlier, at the rate of 110% of such note amount, upon a sale of the Company (including a change of 50% or more of the voting shares).

On October 12, 2021, the Company borrowed $500,000 from Ezra Dabah, our Chief Executive Officer and Chairman. The note is unsecured, noninterest bearing and the principal is fully due and payable on January 15, 2022 or earlier, at the rate of 110% of such note amount, upon a sale of the Company (including a change of 50% or more of the voting shares).

On October 22, 2021, the Company borrowed $200,000 from Ezra Dabah, our Chief Executive Officer and Chairman. The note is unsecured, noninterest bearing and the principal is fully due and payable on January 15, 2022 or earlier, at the rate of 110% of such note amount, upon a sale of the Company (including a change of 50% or more of the voting shares).

On October 26, 2021, the Company borrowed $500,000 from Ezra Dabah, our Chief Executive Officer and Chairman. The note is unsecured, noninterest bearing and the principal is fully due and payable on January 15, 2022 or earlier, at the rate of 110% of such note amount, upon a sale of the Company (including a change of 50% or more of the voting shares).

Immediately prior to the pricing of the offering, we granted (a) options to purchase an aggregate of 480,000 shares of our common stock at an exercise price of $8.50 per share, to certain employees and consultants of the Company in consideration for services rendered and to be rendered through May 2024; and (b) 264,000 restricted stock units, including 127,000 restricted stock units to Adir Katzav, our Chief Financial Officer; 127,000 restricted stock units to Moshe Dabah, Chief Operating Officer and Chief Technology Officer of the Company; and 10,000 restricted stock units to David Oddi, our director. Such options and restricted stock units vest (i) 1/3 after six months from the date of the closing of the offering of the shares described herein; (ii) 1/3 eighteen months from the date of the closing of the offering; and (iii) 1/3 thirty months from the date of the closing of the offering. The options each have a term of 5 years.

Review, Approval and Ratification of Related Party Transactions

Currently our sole independent director, David Oddi, as the sole member of the Audit Committee, reviews related party transactions to determine whether such transactions are fair to the Company and its stockholders. The Audit Committee of the Board of Directors of the Company (currently consisting solely of Mr. Oddi) is tasked with reviewing and approving any issues relating to conflicts of interests and all related party transactions of the Company (“Related Party Transactions”). The Audit Committee, in undertaking such review and will analyze the following factors, in addition to any other factors the Audit Committee deems appropriate, in determining whether to approve a Related Party Transaction: (1) the fairness of the terms for the Company (including fairness from a financial point of view); (2) the materiality of the transaction; (3) bids / terms for such transaction from unrelated parties; (4) the structure of the transaction; (5) the policies, rules and regulations of the U.S. federal and state securities laws; (6) the policies of the Committee; and (7) interests of each related party in the transaction.

The Audit Committee will only approve a Related Party Transaction if the Audit Committee determines that the terms of the Related Party Transaction are beneficial and fair (including fair from a financial point of view) to the Company and are lawful under the laws of the United States. In the event multiple members of the Audit Committee are deemed a related party, the Related Party Transaction will be considered by the disinterested members of the Board of Directors in place of the Committee.

In addition, our Code of Business Conduct and Ethics (described above under “Management—Code of Ethics”), which is applicable to all of our employees, officers and directors, requires that all employees, officers and directors avoid any conflict, or the appearance of a conflict, between an individual’s personal interests and our interests.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of our common stock as of November 10, 2021 (the “Date of Determination”) by (i) each Named Executive Officer, as such term is defined above under “Executive and Director Compensation”, (ii) each member of our Board of Directors, (iii) each person deemed to be the beneficial owner of more than five percent (5%) of our common stock, and (iv) all of our executive officers and directors as a group. Unless otherwise indicated, each person named in the following table is assumed to have sole voting power and investment power with respect to all shares of our common stock listed as owned by such person.

The column titled “Beneficial Ownership- Percent Prior to Offering” is based on a total of 5,500,187 shares of our common stock outstanding as of the Date of Determination. The column titled “Beneficial Ownership- Percent After Offering” is based on 7,617,834 shares of our common stock to be outstanding after this offering, which gives further effect to the issuance of 2,117,647 shares of common stock in this offering and assumes no exercise of the underwriter’s option to purchase additional shares to cover overallotments.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and/or investing power with respect to securities. These rules generally provide that shares of common stock subject to options, warrants or other convertible securities that are currently exercisable or convertible, or exercisable or convertible within 60 days of the Date of Determination, are deemed to be outstanding and to be beneficially owned by the person or group holding such options, warrants or other convertible securities for the purpose of computing the percentage ownership of such person or group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.

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To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, as of the Date of Determination, (a) the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to applicable community property laws; and (b) no person owns more than 5% of our common stock. Unless otherwise indicated, the address for each of the officers or directors listed in the table below is 200 Park Avenue South, 3rd Floor, New York, New York 10003.

Name of Beneficial Owner		Number of Common Stock Shares Beneficially Owned		Percent of Common Stock Prior to Offering	Percent of Common Stock After Offering
Directors, Named Executive Officers and Executive Officers
Ezra Dabah		5,155,293	(1)(2)	93.7%	67.7%
Moshe Dabah		67,100	(2)(3)	1.2%	* %
Adir Katzav		—	(4)	—	—
David Oddi		—	(5)	—	—
All executive officers and directors as a group (4 persons)		5,155,293	(1)(2)	93.7%	67.7%

5% Stockholders
Raine Silverstein	(7)	1,508,408	(6)	27.4%	19.8%
Gila Goodman	(8)	305,976	(2)	5.6%	4.0%
Greg Kiernan	(9)	416,020	(2)	7.6%	5.5%
Isaac Dabah	(10)	381,128	(2)(11)	6.9%	5.0%

(1) Includes 252,967 shares of common stock held directly by Mr. Dabah’s wife, Renee Dabah, 167,750 shares of common stock beneficially owned by Renee Dabah as co-trustee of the u/a/d 02/02/1997, Trust FBO Eva Dabah (now Eva Yagoda); 327,448 shares of common stock beneficially owned by Renee Dabah as co-trustee of the u/a/d 02/02/1997, Trust FBO Joia Kazam; 334,829 beneficially owned by Renee Dabah as co-trustee of the u/a/d 02/02/1997, Trust FBO Moshe Dabah; 324,093 beneficially owned by Renee Dabah as co-trustee of the u/a/d 02/02/1997, Trust FBO Chana Dabah (now Chana Rapaport); and 354,288 beneficially owned by Renee Dabah as co-trustee of the u/a/d 02/02/1997, Trust FBO Yaacov Dabah.

(2) Pursuant to a Voting Agreement entered into on September 1, 2021, Ezra Dabah’s children, Moshe Dabah, who is also our Vice President, Chief Operating Officer and Chief Technology Officer (who holds 67,100 shares of common stock), Eva Dabah (who holds 67,100 shares of common stock), Joia Kazam (who holds 67,100 shares of common stock), Chana Rapaport (who holds 67,100 shares of common stock) and Yaacov Dabah (who holds 96,624 shares of common stock); the Josh A. Kazam, the son-in-law of Mr. Ezra Dabah, Irrevocable Trust (which holds 416,020 shares of our common stock), whose trustee is Greg Kiernan; Gila Goodman (who holds 305,976 shares of our common stock), who is the sister of Ezra Dabah; Isaac Dabah, who is the brother of Ezra Dabah, and uncle of Moshe Dabah and his spouse (who hold 46,970 shares of common stock); GMM Capital LLC, an entity which Isaac Dabah controls (which holds 295,911 shares of common stock); and Sterling Macro Fund, an entity which Isaac Dabah controls (which holds 38,247 shares of common stock), provided complete authority to Ezra Dabah to vote the shares of common stock held by such persons and entities at any and all meetings of stockholders of the Company and via any written consents. The Voting Agreement has a term of three years, through August 31, 2024, but can be terminated at any time by Mr. Dabah and terminates automatically upon the death of Mr. Dabah. In connection with their entry into the Voting Agreement, each of the other parties thereto provided Mr. Dabah an irrevocable voting proxy to vote the shares covered by the Voting Agreement. Due to the Voting Agreement, Mr. Dabah is deemed to beneficially own the shares of common stock beneficially owned by Moshe Dabah, Gila Goodman, Greg Kiernan and Isaac Dabah, which are included under their own ownership in the table above as well, since such parties retained dispositive control over such securities.

(3) Does not include 127,000 restricted stock units which vest at the rate of (i) 1/3 after six months from the date of the closing of the offering of the shares described herein; (ii) 1/3 eighteen months from the date of the closing of the offering; and (iii) 1/3 thirty months from the date of the closing of the offering.

(4) Does not include 127,000 restricted stock units which vest at the rate of (i) 1/3 after six months from the date of the closing of the offering of the shares described herein; (ii) 1/3 eighteen months from the date of the closing of the offering; and (iii) 1/3 thirty months from the date of the closing of the offering.

(5) Does not include 10,000 restricted stock units which vest at the rate of (i) 1/3 after six months from the date of the closing of the offering of the shares described herein; (ii) 1/3 eighteen months from the date of the closing of the offering; and (iii) 1/3 thirty months from the date of the closing of the offering.

(6) Address: c/o 200 Park Ave South, New York NY 10003. Mrs. Silverstein is the mother-in-law of Ezra Dabah.

(7) Includes 167,750 shares of common stock beneficially owned by Raine Silverstein as co-trustee of the u/a/d 02/02/1997, Trust FBO Eva Dabah (now Eva Yagoda); 327,448 shares of common stock beneficially owned by Raine Silverstein as co-trustee of the u/a/d 02/02/1997, Trust FBO Joia Kazam; 334,829 beneficially owned by Raine Silverstein as co-trustee of the u/a/d 02/02/1997, Trust FBO Moshe Dabah; 324,093 beneficially owned by Raine Silverstein as co-trustee of the u/a/d 02/02/1997, Trust FBO Chana Dabah (now Chana Rapaport); and 354,288 beneficially owned by Raine Silverstein as co-trustee of the u/a/d 02/02/1997, Trust FBO Yaacov Dabah.

(8) Address: c/o 200 Park Ave South, New York NY 10003. Gila Goodman is the sister of Ezra Dabah.

(9) Address: c/o 200 Park Ave South, New York NY 10003. Mr. Kiernan is trustee for the Josh A. Kazam Irrevocable Trust, which holds 416,020 shares of our common stock and as such Mr. Kiernan is deemed to beneficially own such shares held by the trust. Mr. Kazam is the son-in-law of Mr. Ezra Dabah.

(10) Address: c/o 200 Park Ave South, New York NY 10003. Isaac Dabah is the brother of Ezra Dabah, the Chief Executive Officer and sole director of the Company and uncle of Moshe Dabah, our Vice President, Chief Operating Officer and Chief Technology Officer.

(11) Represents 295,911 shares of common stock held by GMM Capital LLC, which are beneficially owned by Isaac Dabah, the brother of Ezra Dabah, due to his position as Director of GMM, 46,970 shares of common stock beneficially owned by Isaac Dabah and his wife (which Isaac Dabah beneficially owns), and 38,247 shares of common stock held in the name of the Sterling Macro Fund, which Isaac Dabah is deemed to beneficially own due to his position of Director of the Sterling Macro Fund.

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Change of Control

The Company is not aware of any arrangements which may at a subsequent date result in a change of control of the Company.

Equity Compensation Plan Information

The Company had no outstanding equity compensation plans as of January 2, 2021. The Board of Directors has since approved the Company’s First Amended and Restated 2021 Equity Incentive Plan, which is discussed under “Executive and Director Compensation— First Amended and Restated 2021 Equity Incentive Plan”.

Description of Capital Stock

The following summary is a description of the material terms of our capital stock and is not complete. You should also refer to the Kidpik Corp. Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and the applicable provisions of Delaware General Corporation Laws.

Authorized Capitalization

The total number of authorized shares of our common stock is 75,000,000 shares, $0.001 par value per share. The total number of “blank check” authorized shares of our preferred stock is 25,000,000 shares, $0.001 par value per share. There are no shares of preferred stock currently outstanding.

Common Stock

Voting Rights. Each share of our common stock is entitled to one vote on all stockholder matters. Shares of our common stock do not possess any cumulative voting rights.

Except for the election of directors, if a quorum is present, an action on a matter is approved if it receives the affirmative vote of the holders of a majority of the voting power of the shares of capital stock present in person or represented by proxy at the meeting and entitled to vote on the matter, unless otherwise required by applicable law. The election of directors will be determined by a plurality of the votes cast in respect of the shares present in person or represented by proxy at the meeting and entitled to vote, meaning that the nominees with the greatest number of votes cast, even if less than a majority, will be elected. The rights, preferences and privileges of holders of common stock are subject to, and may be impacted by, the rights of the holders of shares of any series of preferred stock that we have designated, or may designate and issue in the future.

Dividend Rights. Each share of our common stock is entitled to equal dividends and distributions per share with respect to the common stock when, as and if declared by our Board of Directors, subject to any preferential or other rights of any outstanding preferred stock.

Liquidation and Dissolution Rights. Upon liquidation, dissolution or winding up, our common stock will be entitled to receive pro rata on a share-for-share basis, the assets available for distribution to the stockholders after payment of liabilities and payment of preferential and other amounts, if any, payable on any outstanding preferred stock.

Fully Paid Status. All outstanding shares of the Company’s common stock are validly issued, fully paid and non-assessable.

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Other Matters. No holder of any shares of our common stock has a preemptive right to subscribe for any of our securities, nor are any shares of our common stock subject to redemption or convertible into other securities.

Anti-Takeover Effects of Our Certificate of Incorporation and Bylaws

The provisions of our Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that you might consider in your best interest, including an attempt that might result in your receipt of a premium over the market price for your shares. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to first negotiate with our Board of Directors, which could result in an improvement of their terms.

Authorized but Unissued Shares of Common Stock. Shares of our authorized and unissued common stock are available for future issuances without additional stockholder approval. While the additional shares are not designed to deter or prevent a change of control, under some circumstances we could use the additional shares to create voting impediments or to frustrate persons seeking to affect a takeover or otherwise gain control by, for example, issuing those shares in private placements to purchasers who might side with our Board of Directors in opposing a hostile takeover bid.

Authorized but Unissued Shares of Preferred Stock. Under our Second Amended Certificate of Incorporation, our Board of Directors has the authority, without further action by our stockholders, to issue up to 25,000,000 shares of preferred stock in one or more series and to fix the voting powers, designations, preferences and the relative participating, optional or other special rights and qualifications, limitations and restrictions of each series, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series. The existence of authorized but unissued preferred stock could reduce our attractiveness as a target for an unsolicited takeover bid since we could, for example, issue shares of preferred stock to parties who might oppose such a takeover bid or shares that contain terms the potential acquirer may find unattractive. This may have the effect of delaying or preventing a change of control, may discourage bids for the common stock at a premium over the market price of the common stock, and may adversely affect the market price of, and the voting and other rights of the holders of, our common stock.

Classified Board of Directors. In accordance with the terms of our Second Amended Certificate of Incorporation, our Board of Directors is divided into three classes, Class I, Class II and Class III, with members of each class serving staggered three-year terms. Under our Second Amended and Restated Certificate of Incorporation, our Board of Directors consists of such number of directors as may be determined from time to time by resolution of the Board of Directors, but in no event may the number of directors be less than one or more than fifteen. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. Our Second Amended and Restated Certificate of Incorporation provides that any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by the affirmative vote of a majority of our directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy will hold office until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal. Our classified Board of Directors could have the effect of delaying or discouraging an acquisition of us or a change in our management.

Removal of Directors. Our Amended and Restated Bylaws provide that directors may be removed only for cause and upon the affirmative vote of holders of at least a majority of the outstanding shares of common stock then entitled to vote at an election of directors.

Special Meetings of Stockholders. Our Amended and Restated Bylaws provide that a special meeting of stockholders may be called only by the Board of Directors, the Chairman of the Board of Directors, the President, a majority of the members of the Board of Directors or a committee of the Board of Directors duly designated and whose powers and authority include the power to call meetings may call special meetings of the stockholders of the Company or holders of at least 25% of all shares entitled to vote at the proposed special meeting. In the case of a stockholder requested special meeting, upon receipt of such a request, the Board of Directors has the authority to determine the date, time and place of such special meeting, which must be scheduled to be held on a date that is within ninety days of receipt by the Secretary of the request therefor (provided such request is in compliance with the Company’s Amended and Restated Bylaws).

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Stockholder Advance Notice Procedure. Our Amended and Restated Bylaws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of our stockholders. The Amended and Restated Bylaws provide that any stockholder wishing to nominate persons for election as directors at, or bring other business before, an annual meeting must deliver to our corporate secretary a written notice of the stockholder’s intention to do so. These provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company. To be timely, the stockholder’s notice must be delivered to our corporate secretary at our principal executive offices not less than 90 days nor more than 120 days before the first anniversary date of the annual meeting for the preceding year; provided, however, that in the event that the annual meeting is set for a date that is more than 30 days before or more than 30 days after the first anniversary date of the preceding year’s annual meeting, a stockholder’s notice must be delivered to our corporate secretary (x) not less than 90 days nor more than 120 days prior to the meeting or (y) no later than the close of business on the 10th day following the day on which a public announcement of the date of the meeting is first made by us.

Forum selection clause. Our Second Amended and Restated Certificate of Incorporation provides that unless the Company consents in writing to the selection of an alternative forum (an “Alternative Forum Consent”), the Court of Chancery of the State of Delaware is the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim for breach of a fiduciary duty owed by any current or former director, officer, employee or stockholder of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law (the “DGCL”), the certificate of incorporation or the bylaws of the Company, each as amended, or (iv) any action asserting a claim governed by the internal affairs doctrine; provided, however, that, in the event that the Court of Chancery of the State of Delaware lacks subject matter jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware, in each such case, unless the Court of Chancery (or such other state or federal court located within the State of Delaware, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein.

The following provisions would not however apply to suits brought to enforce a duty or liability created by the Securities Act, the Exchange Act, or any other claim for which the U.S. federal courts have exclusive jurisdiction. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder and Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act, and an investor cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Notwithstanding the above, to prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, our Second Amended and Restated Certificate of Incorporation provides that unless the Company gives an Alternative Forum Consent, the U.S. federal district courts will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. However, there is uncertainty as to whether a court would enforce such a provision. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions. In such instance, we would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of our Second Amended and Restated Certificate of Incorporation. This may require significant additional costs associated with resolving such action in other jurisdictions and there can be no assurance that the provisions will be enforced by a court in those other jurisdictions.

These exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage lawsuits against us and our directors, officers and other employees. If a court were to find either exclusive-forum provision in our vigorously assert the validity and enforceability to be inapplicable or unenforceable in an action, we may incur further significant additional costs associated with resolving the dispute in other jurisdictions, all of which could seriously harm our business. See “Risk Factors— Risks Associated with Our Governing Documents and Delaware Law—Our Second Amended and Restated Certificate of Incorporation contain exclusive forum provisions that may discourage lawsuits against us and our directors and officers.”

Anti-Takeover Effects Under Section 203 of Delaware General Corporation Law

We are subject to Section 203 of Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

■	before such date, the Board of Directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

■	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85 percent of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or an exchange offer; or

■	on or after such date, the business combination is approved by our Board of Directors and authorized at an annual or a special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3 percent of the outstanding voting stock that is not owned by the interested stockholder.

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In general, Section 203 defines “business combination” to include the following:

■	any merger or consolidation involving the corporation or any direct or indirect majority owned subsidiary of the corporation and the interested stockholder or any other corporation, partnership, unincorporated association, or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation the transaction is not excepted as described above;

■	any sale, transfer, pledge, or other disposition (in one transaction or a series) of 10% or more of the assets of the corporation involving the interested stockholder;

■	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

■	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

■	the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges, or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or a person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15 percent or more of the outstanding voting stock of the corporation.

A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. We have not opted out of these provisions. As a result, mergers or other takeover or change in control attempts of us may be discouraged or prevented.

Convertible Notes and Warrants

We have no outstanding convertible notes, warrants or other convertible securities as of the date of this prospectus.

Limitations on Liability and Indemnification of Officers and Directors

Section 145 of the DGCL authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act.

Our Second Amended and Restated Certificate of Incorporation provides for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the DGCL, and our Amended and Restated Bylaws provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the DGCL.

In addition, we plan to enter into indemnification agreements with directors, officers and some employees containing provisions that are in some respects broader than the specific indemnification provisions contained in the DGCL. The indemnification agreements will require our company, among other things, to indemnify our directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Neither our Amended and Restated Bylaws nor our Second Amended and Restated Certificate of Incorporation include any specific indemnification provisions for our officers or directors against liability under the Securities Act. Additionally, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

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Listing

Our common stock has been approved for trading on Nasdaq under the symbol “PIK”.

Transfer Agent

The transfer agent for our common stock is ClearTrust LLC.

Shares Eligible for Future Sale

Future sales of substantial amounts of common stock in the public market after this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities. We are unable to estimate the number of shares of common stock that may be sold in the future.

Prior to this offering, there has been no active market for our common stock. Future sales of substantial amounts of our common stock in the public market could adversely affect market prices prevailing from time to time.

Upon completion of this offering, after the sale of 2,117,647 shares of common stock and an initial public offering price equal to $8.50 per share in this offering, we will have outstanding an aggregate of 7,617,834 shares of common stock. Of these outstanding shares of common stock, the 2,117,647 shares of common stock sold in this offering will be freely transferable without restriction or registration under the Securities Act, except for any shares purchased by any of our existing “affiliates,” as that term is defined in Rule 144 under the Securities Act. The remaining 5,500,187 shares of common stock are “restricted securities” as defined in Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 701 of the Securities Act, as described below. As a result of the contractual 180-day lock-up period described below and the provisions of Rules 144 and 701, these shares will be available for sale in the public market as follows:

Number of Shares	Date
2,117,647	On the date of this prospectus.
2,919,521	At 90 days from the date of this prospectus.
2,580,666	At or after 180 days* from the date of this prospectus

*	This 180-day period corresponds to the end of the lock-up period described below under “Underwriting.”

Rule 144

In general, under Rule 144, beginning 90 days after this offering, a person, or persons whose shares are aggregated, other than any affiliate of ours, who owns shares that were purchased from us or any affiliate of ours at least six months previously, is entitled to sell such shares as long as current public information about us is available. In addition, our affiliates who own shares that were purchased from us or any affiliate of ours at least six months previously are entitled to sell within any three-month period a number of shares that does not exceed the greater of (1) one percent of our then-outstanding shares of common stock, which will equal approximately 71,178 shares immediately after this offering, and (2) the average weekly trading volume of our common stock on Nasdaq during the four calendar weeks preceding the filing of a notice of the sale on Form 144, or, if no such notice is required, the date of the receipt of the order to execute the sale. Sales under Rule 144 by our affiliates are also subject to manner of sale provisions, notice requirements in specified circumstances and the availability of current public information about us.

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Furthermore, under Rule 144, a person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale, and who owns shares within the definition of “restricted securities” under Rule 144 that were purchased from us, or any affiliate, at least one year previously, would be entitled to sell shares under Rule 144 without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements described above.

We are unable to estimate the number of shares that will be sold under Rule 144 since this will depend on the market price for our common stock, the personal circumstances of the stockholder and other factors.

Rule 701

In general, under Rule 701, any of our employees, directors, officers, consultants or advisors who purchased shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of this offering is entitled to resell such shares 90 days after the effective date of this offering in reliance on Rule 144, without having to comply with the holding period requirement or other restrictions contained in Rule 144.

The SEC has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options, including exercises after the date of this prospectus.

None of our outstanding shares of common stock were issued in consideration for compensation.

Stock Options and Warrants; Restricted Stock Awards; Stock Plan

Immediately prior to the pricing of the offering, we granted (a) options to purchase an aggregate of 480,000 shares of our common stock at an exercise price of $8.50 per share, to certain employees and consultants of the Company in consideration for services rendered and to be rendered through May 2024; and (b) 264,000 restricted stock units, including 127,000 restricted stock units to Adir Katzav, our Chief Financial Officer; 127,000 restricted stock units to Moshe Dabah, Chief Operating Officer and Chief Technology Officer of the Company; and 10,000 restricted stock units to David Oddi, our director. Such options and restricted stock units vest (i) 1/3 after six months from the date of the closing of the offering of the shares described herein; (ii) 1/3 eighteen months from the date of the closing of the offering; and (iii) 1/3 thirty months from the date of the closing of the offering. The options each have term of 5 years.

Other than as described above, as of the date of this offering, no options or warrants to purchase shares of our common stock, restricted stock or restricted stock awards are outstanding.

We intend to file a registration statement on Form S-8 under the Securities Act, which will register 2,600,000 shares of common stock for issuance in connection with awards under our First Amended and Restated 2021 Equity Incentive Plan (see “Executive and Director Compensation— First Amended and Restated 2021 Equity Incentive Plan”, above), including the shares of common stock issuable upon exercise of the options and restricted stock units as discussed above. Subject to any vesting requirements, these shares registered on Form S-8 will be eligible for resale in the public markets without restriction, subject to Rule 144 limitations applicable to affiliates, upon issuance/award in the future, subject to the 180 day lock-up described below.

Lock-Up Agreements

Upon completion of this offering all of our directors and executive officers and the holders of (5%) percent or greater of our capital stock will have signed lock-up agreements that prevent them from selling any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock, subject to certain exceptions, for a period of not less than 180 days from the date of this prospectus without the prior written consent of the Representative. The Representative may in its sole discretion and at any time without notice release some or all of the shares subject to lock-up agreements prior to the expiration of the period. When determining whether or not to release shares from the lock-up agreements, the Representative will consider, among other factors, the stockholder’s reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time.

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Underwriting

We are offering the shares of common stock described in this prospectus through EF Hutton, division of Benchmark Investments, LLC, who is acting as the sole book-running manager and representative of the underwriters of this offering (the “Representative”). The Representative has agreed to buy, subject to the terms of the underwriting agreement, the number of shares of common stock listed opposite its names below. The underwriters are committed to purchase and pay for all of the shares of common stock if any are purchased, other than those shares of common stock covered by the over-allotment option described below.

Underwriter	Number of Shares
EF Hutton, division of Benchmark Investments, LLC	2,112,647
Joseph Gunnar & Co. LLC	5,000
Total	2,117,647

The underwriters have advised us that they propose to offer the shares of common stock to the public at a price of $8.50 per share. The underwriters propose to offer the shares of common stock to certain dealers at the same price less a concession of not more than $0.34 per share. After the offering, these figures may be changed by the underwriters.

The shares of common stock sold in this offering are expected to be ready for delivery on or about November 15, 2021, against payment in immediately available funds. The underwriters may reject all or part of any order.

We have granted the underwriters an option to purchase up to an additional 317,647 shares of common stock (equal to 15% of the number of shares offered hereby) from us at the same price to the public, and with the same underwriting discount, as set forth in the table below. The underwriters may exercise this option any time during the 45-day period after the closing date of the offering, but only to cover over-allotments, if any. To the extent the underwriters exercise the option, the underwriters will become obligated, subject to certain conditions, to purchase the shares for which they exercise the option.

The table below summarizes the underwriting discounts that we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the over-allotment option.

	Per Share	Total with No Over-Allotment	Total with Over-Allotment
Initial public offering price	$8.50	$17,999,999.50	$20,699,999.43
Underwriting discount to be paid by us	$0.68	$1,439,999.96	$1,655,999.95
Proceeds, before expenses to us	$7.82	$16,559,999.54	$19,043,999.48

We estimate that our total expenses of this offering, excluding underwriting discounts, will be approximately $0.4 million, which includes a maximum of $125,000 of out-of-pocket expenses to reimburse the Representative’s legal expenses, subject to compliance with FINRA Rule 5110(g) and $100,000 which we have agreed to pay to the Representative as a non-accountable expense reimbursement.

We also have agreed to indemnify the underwriters against certain liabilities, including civil liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

We, as well as our officers and directors have agreed, subject to limited exceptions, for a period of 180 days after the closing of this Offering, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of, directly or indirectly any shares of common stock or any securities convertible into or exchangeable for our common stock either owned as of the date of the underwriting agreement or thereafter acquired without the prior written consent of the Representatives, subject to certain exceptions. The Representatives may, in their sole discretion and at any time or from time to time before the termination of the lock-up period, without notice, release all or any portion of the securities subject to lock-up agreements.

105

No action has been taken by us or the underwriters that would permit a public offering of the shares of common stock in any jurisdiction where action for that purpose is required. None of the shares of common stock included in this offering may be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sales of any of the shares of common stock being offered hereby be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons who receive this prospectus are advised to inform themselves about and to observe any restrictions relating to this offering of common stock and the distribution of this prospectus. This prospectus is neither an offer to sell nor a solicitation of any offer to buy our common stock in any jurisdiction where that would not be permitted or legal.

The underwriters have advised us that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.

We have granted the Representative a right of first refusal, for a period of twelve (12) months from the closing of the offering, to act as investment banker, sole book-runner, and/or sole placement agent, at the Representative’s sole discretion, for each and every future public and private equity and debt offering, including all equity linked financings, subject to certain exceptions (each, a “subject transaction”), during such twelve (12) month period, of the Company, or any successor to or subsidiary of the Company, on terms and conditions customary to the Representative for such subject transactions.

In the event that the offering is not consummated by the underwriters as contemplated herein, for a period of twelve (12) months from the expiration of the underwriters’ engagement (unless mutually extended by the parties up to a maximum of three years from the expiration of the engagement) (a “Tail Financing”), if the Company completes any private offering of securities, to the extent such financing or capital is provided to the Company by investors whom were actually introduced to the Company by the underwriters during the period of engagement, then the Company will pay to the Representative upon the closing of such financing 7% of the gross proceeds of such financing relating to the sale of equity provided by such investors introduced to the Company, if any, provided that the Company has direct knowledge of such party’s participation.

106

Price Stabilization, Short Positions and Penalty Bids

In connection with this offering, each underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, such underwriter may over-allot in connection with this offering by selling more securities than are set forth on the cover page of this prospectus. This creates a short position in our securities for such underwriter’s own accounts. The short position may be either a covered short position or a naked short position. In a covered short position, the number of securities over-allotted by such underwriter is not greater than the number of securities that it may purchase in the over-allotment option. In a naked short position, the number of securities involved is greater than the number of securities in the over-allotment option. To close out a short position, such underwriter may elect to exercise all or part of the over-allotment option. Such underwriter may also elect to stabilize the price of our securities or reduce any short position by bidding for, and purchasing, securities in the open market.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter or dealer repays selling concessions allowed to it for distributing a security in this offering because the underwriter repurchases that security in stabilizing or short covering transactions.

Finally, each underwriter may bid for, and purchase, shares of our securities in market-making transactions, including “passive” market-making transactions as described below.

These activities may stabilize or maintain the market price of our securities at a price that is higher than the price that might otherwise exist in the absence of these activities. The underwriters are not required to engage in these activities, and may discontinue any of these activities at any time without notice. These transactions may be affected on NASDAQ, in the over-the-counter market, or otherwise.

In connection with this offering, the underwriters and selling group members, if any, or their affiliates may engage in passive market-making transactions in our common stock immediately prior to the commencement of sales in this offering, in accordance with Rule 103 of Regulation M under the Exchange Act. Rule 103 generally provides that:

● a passive market maker may not affect transactions or display bids for our securities in excess of the highest independent bid price by persons who are not passive market makers;

● net purchases by a passive market maker on each day are generally limited to 30% of the passive market maker’s average daily trading volume in our common stock during a specified two-month prior period or 200 shares, whichever is greater, and must be discontinued when that limit is reached; and

● passive market-making bids must be identified as such.

Electronic Distribution

This prospectus in electronic format may be made available on websites or through other online services maintained by the underwriters, or by their affiliates. Other than this prospectus in electronic format, the information on the underwriters’ websites and any information contained in any other websites maintained by an underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriters in their capacity as underwriter, and should not be relied upon by investors.

Other than the prospectus in electronic or printed format, the information on the underwriters’ website and any information contained in any other website maintained by an underwriter is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriters in their capacity as underwriters and should not be relied upon by investors.

107

Certain Relationships

From time to time, the underwriters and/or their affiliates have provided, and may in the future provide, various investment banking and other financial services for us for which services it has received and, may in the future receive, customary fees.

Except for the services provided in connection with this Offering and as described below, the underwriters have not provided any investment banking or other financial services during the 180-day period preceding the date of this prospectus.

Listing

In connection with this offering, we intend to apply to have our common stock listed on Nasdaq under the symbol “PIK”. There is no assurance, however, that our common stock will be listed on Nasdaq or any other national securities exchange.

Legal Matters

The validity of the securities offered by this prospectus will be passed upon for us by The Loev Law Firm, PC, Bellaire, Texas. Certain legal matters in connection with this offering will be passed upon for the underwriters by Ellenoff Grossman & Schole LLP, New York, New York.

Experts

The financial statements of Kidpik Corp. as of January 2, 2021 and December 28, 2019 and for the years then ended, included in this prospectus and the registration statement have been audited by CohnReznick LLP, New York, New York, independent registered public accounting firm, as stated in their report dated May 17, 2021, which includes an explanatory paragraph regarding Kidpik Corp.’s ability to continue as a going concern, has been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, any interest, directly or indirectly, in our Company or any of our parents or subsidiaries, nor was any such person connected with us or any of our parents or subsidiaries, if any, as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Where You Can Find More Information

We have filed with the SEC a registration statement on Form S-1 (File No. 333-260101) and a registration statement on Form S-1 MEF (File No. 333-260986) under the Securities Act (collectively, the “registration statement”), with respect to the securities offered by this prospectus. This prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us and our common stock, reference is made to the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents or provisions of any documents referred to in this prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved.

You may read registration statements and certain other filings made with the SEC electronically are publicly available through the SEC’s website at https://www.sec.gov. The registration statement, including all exhibits and amendments to the registration statement, has been filed electronically with the SEC. If you do not have internet access, requests for copies of such documents should be directed to Adir Katzav, the Company’s Chief Financial Officer, at Kidpik Corp., 200 Park Avenue South, 3rd Floor, New York, New York 10003.

Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Exchange Act and, accordingly, will file annual reports containing financial statements audited by an independent public accounting firm, quarterly reports containing unaudited financial data, current reports, proxy statements and other information with the SEC. You will be able to inspect and copy such periodic reports, proxy statements and other information at the SEC’s public reference room, and the website of the SEC referred to above.

108

Index to Financial Statements

Audited Financial Statements

Unaudited Financial Statements

109

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Kidpik Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Kidpik Corp. (the “Company”) as of January 2, 2021 and December 28, 2019, and the related statements of operations, changes in stockholders’ equity (deficit) and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of January 2, 2021 and December 28, 2019 and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the entity will continue as a going concern. As discussed in Note 3 to the financial statements, the entity has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2016.

/s/ CohnReznick LLP

New York, New York

May 17, 2021

F-1

Kidpik Corp.

Balance Sheets

January 2, 2021 and December 28, 2019

	2020	2019
Assets
Current assets
Cash	$133,484	$190,315
Accounts receivable	320,446	231,561
Inventory	7,480,072	6,751,418
Restricted cash	551,812	441,005
Prepaid expenses and other current assets	822,580	455,934
Total current assets	9,308,394	8,070,233

Leasehold improvements and equipment, net	27,874	67,492
Intangible assets, net	614	22,369
Total assets	$9,336,882	$8,160,094

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities
Accounts payable	$2,960,687	$2,067,694
Accounts payable, related party	599,811	-
Accrued expenses and other current liabilities	690,049	477,565
Advance payable	829,030	641,530
Loan payable, current portion	91,429	-
Line of credit	2,032,118	1,772,110
Total current liabilities	7,203,124	4,958,899

Loan payable, less current portion	350,923	-
Long-term debt	-	3,300,000
Total liabilities	7,554,047	8,258,899

Commitments and contingencies
Stockholders’ equity (deficit)
Common stock (par value $.001, 75,000,000 shares authorized, of which 5,075,444 and 3,735,457 shares issued and outstanding as of January 2, 2021 and December 28, 2019, respectively)	5,075	3,735
Preferred stock (par value $.001, 25,000,000 shares authorized, of which 0 shares issued and outstanding as of January 2, 2021 and December 28, 2019, respectively)	-	-
Additional paid-in capital	29,749,397	23,680,737
Accumulated stockholders’ deficit	(27,971,637)	(23,783,277)
Total stockholders’ equity (deficit)	1,782,835	(98,805)
Total liabilities and stockholders’ equity (deficit)	$9,336,882	$8,160,094

The accompanying notes are an integral part of these financial statements.

F-2

Kidpik Corp.

Statements of Operations

Years Ended January 2, 2021 and December 28, 2019

	2020	2019
Net sales	$16,936,387	$13,518,706

Cost of sales	7,046,716	5,276,051

Gross profit	9,889,671	8,242,655

Expenses
Shipping and handling	4,211,662	4,526,727
Payroll and related costs	2,953,802	2,766,954
General and administrative	6,317,175	4,942,576
Depreciation and amortization	72,843	100,395

Total	13,555,482	12,336,652

Loss from operations	(3,665,811)	(4,093,997)

Other expenses
Interest expense	511,427	439,705
Other expense	10,000	53,644
Total	521,427	493,349

Loss before income taxes	(4,187,238)	(4,587,346)

Provision for income taxes	1,122	15,968

Net loss	$(4,188,360)	$(4,603,314)

Net loss per common share	$(1.12)	$(1.27)

Weighted average common shares outstanding	3,746,351	3,633,282

The accompanying notes are an integral part of these financial statements.

F-3

Kidpik Corp.

Statements of Changes in Stockholders’ Equity (Deficit)

Years Ended January 2, 2021 and December 28, 2019

	Common Stock		Preferred Stock		Additional paid-in	Accumulated stockholders’
	Shares	Amount	Shares	Amount	capital	deficit	Total

Balance, December 29, 2018	1,262,822	$1,263	-	$-	$6,433,737	$(19,179,963)	$(12,744,963)
Forgiveness of shareholder debt	-	-	-	-	6,290,676	-	6,290,676
Conversion of shareholder debt	2,472,635	2,473	-	-	8,041,918	-	8,044,391
Forgiveness of related party payables	-	-	-	-	2,914,405	-	2,914,405
Net loss	-	-	-	-	-	(4,603,314)	(4,603,314)
Balance, December 28, 2019	3,735,457	3,735	-	-	23,680,737	(23,783,277)	(98,805)
Issuance of common stock	220,759	221	-	-	999,779	-	1,000,000
Conversion of debt	1,119,228	1,119	-	-	5,068,881	-	5,070,000
Net loss	-	-	-	-	-	(4,188,360)	(4,188,360)
Balance, January 2, 2021	5,075,444	$5,075	-	$-	$29,749,397	$(27,971,637)	$1,782,835

The accompanying notes are an integral part of these financial statements.

F-4

Kidpik Corp.

Statements of Cash Flows

Years Ended January 2, 2021 and December 28, 2019

	2020	2019
Cash flows from operating activities
Net loss	$(4,188,360)	$(4,603,314)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	72,843	100,395
Amortization of debt issuance costs	44,086	50,024
Bad debt expense	749,912	514,781
Changes in operating assets and liabilities:
Accounts receivable	(838,797)	(566,476)
Inventory	(728,654)	(1,252,821)
Prepaid expenses and other current assets	(366,646)	(32,882)
Accounts payable	892,993	1,465,901
Accounts payable, related parties	599,811	-
Accrued expenses and other current liabilities	212,484	109,874

Net cash flows used in operating activities	(3,550,328)	(4,214,518)

Cash flows from investing activities
Purchases of leasehold improvements and equipment	(11,470)	(4,193)

Cash flows from financing activities
Proceeds from issuance of long-term debt	1,770,000	3,300,000
Net proceed from line of credit	215,922	165,930
Net proceeds from advance payable	187,500	641,530
Proceeds from loan payable	442,352	-
Stock subscription receivable	-	500,000
Proceeds from issuance of common stock	1,000,000	-
Net cash provided by financing activities	3,615,774	4,607,460
Net increase in cash	53,976	388,749

Cash and restricted cash, beginning of year	631,320	242,571
Cash and restricted cash, end of year	$685,296	$631,320

Supplemental disclosure of cash flow data:
Interest paid	$374,557	$314,511
Taxes paid	$1,122	$15,968

Supplemental disclosure of noncash investing and financing activities:
Forgiveness of shareholder debt		$6,290,676
Conversion of shareholder debt	$5,070,000	$8,044,391
Forgiveness of related party payable		$2,914,405

The accompanying notes are an integral part of these financial statements.

F-5

Kidpik Corp.

Notes to the Financial Statements

Years Ended January 2, 2021 and December 28, 2019

NOTE 1:	NATURE OF BUSINESS

Kidpik Corp. (the “Company”), a Delaware corporation, was started on April 16, 2015. The Company sells girls’ and boys’ apparel (Sizes 2T-16), footwear, and accessories online through its subscription business and websites. The Company commenced operations in March 2016.

The Company primarily sources its products from China. The Company’s executive office is located in Union Square, New York. Its inventory is warehoused in Rancho Cucamonga, California.

NOTE 2:	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A.) Basis of accounting: The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“US GAAP”).

B.) Fiscal year: The Company uses a 52-53 week fiscal year ending on the Saturday nearest to December 31 each year. The years ended January 2, 2021 and December 28, 2019 were 53 and 52 week years, respectively. These years are referred to herein as “2020” and “2019”, respectively.

C.) Use of estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reporting values of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. The more significant estimates and assumptions are those used in determining the recoverability of long-lived assets and inventory obsolescence. Accordingly, actual results could differ from those estimates.

D.) Concentration of credit risk: Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and accounts receivable. The Company places its cash with high-quality financial institutions. At times, the Company’s cash balances may exceed FDIC insured limits. The Company monitors the financial position of the financial institutions it uses and has not experienced any losses to date. As of January 2, 2021 and December 28, 2019, there were no amounts in excess of FDIC insured limits.

E.) Recently Adopted Accounting Pronouncements: The Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606). The ASU and all subsequently issued clarifying ASUs replaced most existing revenue recognition guidance in U.S. GAAP. The ASU also required expanded disclosures relating to the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers.

The Company adopted the new standard effective December 30, 2018 using the modified retrospective method of transition for all contracts that were not completed as of that date. Accordingly, adoption of the new guidance had no impact since substantially all the Company’s contracts with customers are for subscription box sales, Amazon sales and online website sales are recognized at a single point in time when ownership, risks and rewards transfer. Adoption of the new revenue recognition guidance did not have an impact on the timing of the Company’s revenue recognition on the financial statement presentation thereof.

F-6

Kidpik Corp.

Notes to the Financial Statements

Years Ended January 2, 2021 and December 28, 2019

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. This guidance removes certain exceptions to the general principles in Topic 740 and enhances and simplifies various aspects of the income tax accounting guidance, including requirements such as tax basis step-up in goodwill obtained in a transaction that is not a business combination, ownership changes in investments, and interim-period accounting for enacted changes in tax law. This standard is effective for fiscal years and interim periods within those fiscal years beginning after December 15, 2020. Early adoption is permitted. The Company is currently evaluating the impact of ASU 2019-12 on its financial statements, which is effective for the Company in its fiscal year and interim periods beginning on January 3, 2021.

The FASB issued ASU-2016-18, Statement of Cash Flows: Restricted Cash (Topic 230), requiring entities to show the changes in the total of cash, cash equivalents and amounts generally described as restricted cash or restricted cash equivalents in the statement of cash flows. Therefore, amounts generally described as restricted cash are included with cash when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The Company adopted the standard on December 30, 2018. The adoption of the new standard resulted in an addition of $551,812 and $441,005 to cash and restricted cash at January 2, 2021 and December 28, 2019, respectively.

F.) Net loss per common share: The Company complies with the accounting and disclosure requirements of FASB ASC Topic 260, Earnings Per Share. Net loss per common share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period.

G.) Revenue recognition: The Company recognizes revenue from three sources; its subscription box sales, Amazon business and online website sales. Net revenue is revenue less promotional discounts, actual customer credits and refunds as well as customer credits and refunds expected to be issued, and sales tax to determine net revenue. Customers are charged for subscription merchandise which is not returned, or which is accepted and are charged for general merchandise (non-subscription) when they purchase such merchandise. Customers can receive a refund on returned merchandise for which return shipping is the cost of the Company.

Revenue for subscription box sales are recognized when control of the promised goods is transferred to the client. Customers have a maximum of ten days from the date the product is delivered to return any items in the delivery. Control is transferred either when a customer checks out or automatically ten days after the goods are delivered, whichever occurs first. Upon checkout or the ten-day period, the amount of the order not returned is recognized as revenue. Payment is due upon checkout or the end of the ten-day period after the goods are delivered, whichever occurs first.

Revenue for online website sales and Amazon sales are recognized when control of the promised goods are transferred to the Company’s customers, in an amount that depicts the consideration the Company expects to be entitled to in exchange for those goods. Control is transferred at the time of shipment. Upon shipment, the total amount of the order is recognized as revenue. Payment for online website sales and Amazon sales are due upon time of order.

The provision for anticipated sales returns consists of both contractual return rights and discretionary authorized returns.

F-7

Kidpik Corp.

Notes to the Financial Statements

Years Ended January 2, 2021 and December 28, 2019

Estimates of discretionary authorized returns for sales other than subscription sales, discounts and claims are based on (1) historical rates, (2) specific identification of outstanding returns not yet received from customers and outstanding discounts and claims and (3) estimated returns, discounts and claims expected, but not yet finalized with customers. Actual returns, discounts and claims in any future period are inherently uncertain and thus may differ from estimates recorded. If actual or expected future returns, discounts or claims were significantly greater or lower than reserves established, a reduction or increase to net revenue would be recorded in the period in which such determination was made.

Shipping and handling costs associated with outbound freight fulfillment before control over a product has transferred to a customer are accounted for as a shipping and handling cost in the statement of operations.

Taxes assessed by governmental authorities that are both imposed on and concurrent with a specific revenue producing transaction and are collected by the Company from a customer are excluded from net sales and cost of sales in the statement of operations.

H.) Restricted cash: Restricted cash balance consists of cash advanced received by the Company from the cash advance agreement describe in Note 11. The cash advances can only be used for purchases of products and services necessary to operate the Company, as defined by the agreement.

I.) Inventory: Inventory, consisting primarily of finished goods, is valued at the lower of cost or net realizable value using the weighted average cost method. In addition, the Company capitalizes freight, duty and other supply chain costs in inventory. These costs are included in the cost of sales as inventory is sold.

J.) Leasehold improvements and equipment: Leasehold improvements and equipment are recorded at cost. Depreciation for equipment is computed using the straight-line method over the estimated useful life of the assets ranging from three to five years. Leasehold improvements are amortized over the shorter of the term of the lease or the life of the improvement on a straight-line method. Expenditures that extend the useful lives of the equipment are capitalized. Expenditure for the repairs and maintenance are charged to expense as incurred. The gain or loss arising on the disposal or retirement of an asset is determined as the difference between the sales proceeds and the carrying amount of the asset and is recognized in operations.

K.) Intangible assets: Intangible assets consist of capitalized website development costs and are being amortized using the straight-line method over their estimated useful lives, ranging from one to three years. The Company periodically evaluates the reasonableness of the useful life of the intangible assets. Expenditures for repairs and maintenance are charged to expense as incurred.

L.) Impairment of long-lived assets: The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In performing a review for impairment, the Company compares the carrying value of the assets with their estimated future undiscounted pre-tax cash flows. If it is determined that impairment has occurred, the loss would be recognized during that period. The impairment loss is calculated as the difference between the assets’ carrying value and the present value of estimated net cash flows or comparable market values, giving consideration to recent operating performance and pricing trends. As a result of its review, the Company does not believe that any material impairment currently exists related to its long-lived assets.

M.) Deferred financing costs: Deferred financing costs, net of accumulated amortization, are reported as a direct deduction from the face amount of the line of credit to which such costs relate. Amortization of debt issuance costs is reported as a component of interest expenses and is computed using the straight-line method over the term of the agreement, which approximates the effective interest method.

F-8

Kidpik Corp.

Notes to the Financial Statements

Years Ended January 2, 2021 and December 28, 2019

N.) Income taxes: The Company accounts for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized with respect to the future tax consequences attributable to differences between the tax bases of assets and liabilities and their carrying amounts for financial statement purposes. Deferred tax assets and liabilities measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rate is recognized in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

The Company applies generally accepted accounting principles on accounting for uncertainty in income taxes. If the Company considers that a tax position is more likely than not of being sustained upon audit, based solely on the technical merits of the position, it recognizes the tax benefit. The Company measures the tax benefit by determining the amount that is greater than 50% likely of being realized upon settlement, presuming the tax position is examined by the appropriate taxing authority that has full knowledge of relevant information.

The Company has no unrecognized tax benefits at January 2, 2021 and December 28, 2019. The Company’s federal, state and local income tax returns prior to fiscal years 2017 are closed and management continually evaluates expiring statutes of limitations, audits, proposed settlements, changes in tax law and new authoritative rulings.

The Company recognizes interest and penalties associated with tax matters, if any, as part of operating expenses and includes accrued interest and penalties with accrued expenses in the balance sheet.

On March 27, 2020, the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”) was signed into law in response to the COVID-19 pandemic. The CARES Act provides numerous tax provisions and stimulus measures, including temporary changes regarding the prior and future utilization of net operating losses, temporary changes to the prior and future limitations on interest deductions, and technical corrections from prior tax legislation for tax depreciation of certain qualified improvement property. The Company is currently evaluating the provisions on the CARES Act related to income taxes but at present, does not expect these provisions to have a material impact on its financial statements due to the valuation allowance.

O.) Advertising costs: Direct advertising and promotion costs are expensed as incurred. Advertising and promotion expenses totaled $2,639,158 and $2,104,623 for the years ended 2020 and 2019, respectively, and are included in general and administrative expenses.

P.) Subsequent events: The Company has evaluated subsequent events through May 17, 2021, the date that the financial statements were available to be issued.

NOTE 3:	LIQUIDITY

The Company has sustained losses from operations of $3,665,811 and $4,093,997 for the years ended January 2, 2021 and December 28, 2019, respectively, and the Company has an accumulated deficit of $27,971,637 as of January 2, 2021. The Company will continue to incur substantial operating expenses in the foreseeable future as the Company continues to invest to attract new customers, expand the product offerings and enhance technology and infrastructure. These efforts may prove more expensive than the Company anticipates, and the Company may not succeed in increasing the net revenue and margins sufficiently to offset these expenses. Accordingly, the Company may not be able to achieve profitability, and the Company may incur significant losses for the foreseeable future.

F-9

Kidpik Corp.

Notes to the Financial Statements

Years Ended January 2, 2021 and December 28, 2019

These factors, when considered in the aggregate, represent substantial doubt to the Company regarding its ability to realize its assets and meet its obligations as they become due and to continue as a going concern for the twelve-month period beginning on May 17, 2021.

To support the Company’s existing operations or any future expansion of business, including the ability to execute the Company’s growth strategy, the Company must have sufficient capital to continue to make investments and fund operations. Management has plans to pursue an aggressive growth strategy for the expansion of operations through increased marketing to attract new members and refine the marketing strategy to strategically prioritize customer acquisition channels that management believes will be more successful at attracting new customers and members. Management plans to launch new divisions and product lines to help attract new members and retaining existing members. Management launched a new boy’s apparel division in the summer of 2020 and will be launching a toddler division in early 2021. Management also has plans to increase efficiency in distribution and fulfillment capabilities to reduce costs associated with subscription box sales. The Company’s founding and majority stockholder has committed to provide continued financial support to the Company for one year from the date the financial statements have been issued.

Company is seeking to complete an initial public offering (“IPO”) of its common stock to generate capital to fund existing operations and execute Management’s growth strategy. There is no assurance the offering will generate the necessary capital to execute these objectives. In the event the Company does not complete an IPO, and even after the completion of an IPO, the Company expects to seek additional funding through equity financings, debt financings or other capital sources, including collaborations with other companies or other strategic transactions. The Company may not be able to obtain financing on acceptable terms or at all. The terms of any financing may adversely affect the holdings or rights of the Company’s stockholders. Although management continues to pursue these plans, there is no assurance that the Company will be successful in obtaining sufficient funding on terms acceptable to the Company to fund continued operations, if at all.

NOTE 4:	INVENTORY

Inventory consists of the following:

	2020	2019
Finished goods	$7,034,470	$6,541,419
Goods in transit	445,602	209,999
Total	$7,480,072	$6,751,418

F-10

Kidpik Corp.

Notes to the Financial Statements

Years Ended January 2, 2021 and December 28, 2019

NOTE 5:	LEASEHOLD IMPROVEMENTS AND EQUIPMENT

Leasehold improvements and equipment consist of the following:

	2020	2019
Computer equipment	$52,215	$46,278
Furniture and fixtures	184,207	184,207
Leasehold improvements	59,523	53,989
Machinery and equipment	9,995	9,995
Total Cost	305,940	294,469
Accumulated depreciation	(278,066)	(226,977)
Leasehold improvements and equipment, net	$27,874	$67,492

Depreciation expense amounted to $51,088 and $50,182 for the years ended 2020 and 2019, respectively.

NOTE 6:	INTANGIBLE ASSET

Intangible assets consist of the following:

	2020	2019
Website development	$267,303	$267,303
Less accumulated amortization	(266,689)	(244,934)
Intangible assets, net	$614	$22,369

Amortization expense amounted to $21,755 and $50,213 for the years ended 2020 and 2019, respectively.

NOTE 7:	RELATED PARTY TRANSACTIONS

In the normal course of business, the Company made purchases from related parties for merchandise and shared services which amounted to $403,865 and $553,078 for the years ended January 2, 2021 and December 28, 2019, respectively.

In addition, a related party performs certain management services for the Company pursuant to a management services agreement. For these services, the Company was to pay a monthly management fee equal to 1% of the Company’s net sales collections for the year ended December 28, 2019. The agreement was amended in 2020 to reduce the fee to .75% of the Company’s net sales collections. Management fees amounted to $115,725 and $124,218 for 2020 and 2019, respectively, and are included in general and administrative expenses.

F-11

Kidpik Corp.

Notes to the Financial Statements

Years Ended January 2, 2021 and December 28, 2019

The Company entered into a revocable monthly lease agreement for office space from a related party on March 1, 2017. The Company will pay a percentage of the related party’s fixed monthly rent, including contingent rental expenses. For 2020 and 2019, related party rent amounted to $147,144 and $397,508, respectively, and is included in general and administrative expenses.

In 2019, the Company and its related parties deemed $2,914,405 of the related party payables to be uncollectible and the entire balance was forgiven during the year ended 2019. The forgiveness of the related party payable was treated as an equity transaction and was recorded to additional-paid-in capital. There were no amounts due to related parties at December 28, 2019. As of January 2, 2021, there was $599,811 due to related parties.

The related parties are affiliated entities under common control.

NOTE 8:	LINE OF CREDIT

In September 2017, the Company entered into a loan and security agreement with a lender for an initial term of two years. The agreement was amended in August of 2019 and November of 2020. The agreement allows the Company to request advances from the lender up to $2,400,000, in minimum installments of $10,000. The advances are limited to the lower of (i) 70% of the Company’s inventory cost at the time of request, or (ii) 75% of net orderly liquidation value, when applied to eligible inventory. The advances bear interest at a rate of 1.42% per month and mature on September 5, 2021. The loan and security agreement is personally guaranteed by two stockholders of the Company.

The Loan Agreement includes an early termination fee equal to 5% of the maximum amount available (currently $2.4 million) if the agreement is terminated during the first year of the agreement and 3% thereafter, provided that such fee is waived if the Company sells equity in order to repay amounts owed under the Loan Agreement.

The Loan Agreement includes customary covenants and in the event of default certain shareholders cease being the direct or indirect beneficial owner of more than 50% of the voting stock, or if any other person or entity shall become the direct or indirect owner of over 45% of the voting stock or if certain employees cease to be employed by the Company.

As of January, 2, 2021 and December 28, 2019, outstanding advances amounted to $2,065,568 and $1,797,000, respectively. Interest expense amounted to $318,941 and $298,280 for the years 2020 and 2019, respectively.

Deferred financing cost, net of accumulated amortization, totaled $33,450 and $0 as of January 2, 2021 and December 28, 2019, respectively. Amortization of these costs amounted to $44,086 and $50,024 for the years ended January 2, 2021 and December 28, 2019, respectively.

NOTE 9:	LONG-TERM DEBT

In 2016, the Company entered into a convertible promissory note with a related party in the amount of $1,250,000 bearing interest at .56% per annum and was due on January 15, 2018, unless converted earlier. In 2017, the note was amended to a maturity date of January 15, 2019. In January 2019 prior to maturity, the note was then converted to equity (See Note 10).

F-12

Kidpik Corp.

Notes to the Financial Statements

Years Ended January 2, 2021 and December 28, 2019

In 2017, the Company entered into an unsecured convertible promissory note in the amount of $500,000. This note does not bear interest and is due on January 15, 2019, unless converted earlier. The unsecured convertible promissory note holder had the right to convert the outstanding balance at any time or upon a sale of the Company, as defined in the unsecured promissory note. In January 2019, the note was converted to equity (See Note 10).

In 2018, 2017 and 2016, the Company entered into various unsecured convertible promissory notes with stockholders totaling $12,581,351 which were noninterest bearing. In January 2019, prior to the maturity, the note was amended to reduce the outstanding principal by 50%. After the principal reduction, the note was then converted to equity (See Note 10).

In 2020 and 2019, the Company entered into unsecured convertible promissory notes with stockholders in the amount of $1,770,000 and $3,300,000, respectively. These notes were noninterest bearing. Prior to the maturity, the notes were converted to equity (see Note 10).

NOTE 10:	STOCKHOLDERS’ EQUITY

In January 2019, the Company amended and restated its certificate of incorporation to authorize 10,000 shares of common stock without par value and effected a 10 for 1 stock split.

In January 2019, the Company amended note payable agreements (described in Note 9) to forgive the balance of outstanding related party notes by $6,290,676. The forgiveness of the related party debt was treated as an equity transaction and was recorded to additional-paid-in capital.

In January 2019, the Company issued 2,472,635 shares in conjunction with the conversion of debt to equity (described in Note 9). The conversion consisted of $8,040,676 of debt and $16,800 of accrued interest payable which was reduced by $13,085 of expenses related to the conversion. The shares had a par value of $.001 totaling $2,473. The remaining amount of $8,041,918 was recorded to additional paid-in capital.

In December 2020, the Company issued 220,759 shares in exchange for a contribution of $1,000,000. The shares had a par value of $.001 totaling $221. The remaining contribution of $999,779 was recorded to additional paid-in capital.

In December 2020, the Company issued 1,119,228 shares in conjunction with the conversion of debt to equity (described in Note 9). The shares had a par value of $.001 totaling $1,119. The remaining amount of $5,068,881 was recorded to additional paid-in capital.

In May 2021, the Company amended and restated its certificate of incorporation to authorize 75,000,000 shares of Common Stock having a par value of $.001 per share and 25,000,000 shares of Preferred Stock having a par value of $.001 per share and effected a 671 for 1 stock split (See Note 15). The above transactions were restated to incorporate the current stock split.

F-13

Kidpik Corp.

Notes to the Financial Statements

Years Ended January 2, 2021 and December 28, 2019

NOTE 11:	ADVANCE AND LOAN PAYABLE

On August 22, 2019, the Company entered into a cash advance agreement with a financial institution. Pursuant to the agreement, the financial institution purchased $461,250 of receivables from the Company for $410,000. The Company will deliver 10% of future receivables until $619,801 has been paid. In the event no event of default has occurred under the agreement and the Company remains in compliance with its terms, the financial institution will provide a discount on the receivables purchased from 3-10.5% depending on the applicable vendor which the receivable related to and other matters.

On November 12, 2019, the Company entered into a new cash advance agreement with the financial institution. Pursuant to the agreement, the financial institution purchased $619,801 of receivables from the Company for $571,676, which included $186,676 owed under the previous agreement. The Company will deliver 12.5% of future receivables to the financial institution until $619,801 has been paid. In the event no event of default has occurred under the agreement and the Company remains in compliance with its terms, the financial institution will provide a discount on the receivables purchased of 9.5%.

On December 19, 2019, the Company entered into a new cash advance agreement with the financial institution. Pursuant to the agreement, the financial institution purchased $709,679 of receivables from the Company for $680,304, which included $445,304 owed under the previous agreement. The Company agreed to deliver 12.5% of future receivables to the financial institution until $709,679 has been paid. In the event no event of default has occurred under the agreement and the Company remains in compliance with its terms, the financial institution will provide a discount on the receivables purchased of 9.5%.

On May 22, 2020, the Company entered into a new cash advance agreement with the financial institution. Pursuant to the agreement, the financial institution purchased $560,961 of receivables from the Company for $508,461, which included $88,461 owed under the previous agreement. The Company agreed to deliver 12.5% of future receivables to the financial institution until $560,961 has been paid. In the event no event of default has occurred under the agreement and the Company remains in compliance with its terms, the financial institution will provide a discount on the receivables purchased from 3-6.5% depending on the applicable vendor which the receivable related to and other matters.

On July 30, 2020, the Company entered into a new cash advance agreement with the financial institution. Pursuant to the agreement, the financial institution purchased $735,675 of receivables from the Company for $676,300, which included $201,300 owed under the previous agreement. The Company agreed to deliver 12.5% of future receivables to the financial institution until $735,675 has been paid. In the event no event of default has occurred under the agreement and the Company remains in compliance with its terms, the financial institution agreed to provide a discount on the receivables purchased from 3-6.5% depending on the applicable vendor which the receivable related to and other matters.

On October 9, 2020, the Company entered into a new cash advance agreement with the financial institution. Pursuant to the agreement, the financial institution purchased $714,081 of receivables from the Company for $415,000, which included $299,081 owed under the previous agreement. The Company agreed to deliver 12.5% of future receivables to the financial institution until $763,881 has been paid. In the event no event of default has occurred under the agreement and the Company remains in compliance with its terms, the financial institution agreed to provide a 6% discount on the receivables purchased.

F-14

Kidpik Corp.

Notes to the Financial Statements

Years Ended January 2, 2021 and December 28, 2019

On December 14, 2020, the Company entered into a new cash advance agreement with the financial institution. Pursuant to the agreement, the financial institution purchased $959,710 of receivables from the Company for $575,000, which included $384,710 owed under the previous agreement. The Company agreed to deliver 12.5% of future receivables to the financial institution until $1,028,710 has been paid. In the event no event of default has occurred under the agreement and the Company remains in compliance with its terms, the financial institution agreed to provide a 6% discount on the receivables purchased.

As of January 2, 2021 and December 28, 2019, the cash advance outstanding, including interest, amounted to $829,030 and $641,530, respectively. For 2020 and 2019, interest expense related to the advances totaled $117,127 and $71,722, respectively.

As a response to the COVID-19 pandemic, Congress passed the Coronavirus Aid, Relief and Economic Security Act (“CARES act”) to aid businesses through the current economic conditions. The CARES act provided businesses with loans from the Small Business Administration (“SBA”) based on a calculation provided by the SBA. In 2020, the Company received $442,352 in funding from these loans. The CARES act provides a provision allowing all or a portion of the loan to be forgiven by the SBA based on certain criteria. Any unforgiven portion will be repaid over a two-year period with a ten-month deferral on payments yielding 1% interest. The Company has not applied for forgiveness, but management expects the entire loan to be forgiven. In the event the loan is not forgiven, loan principal will be repaid as follows:

2021	$91,429
2022	350,923
Total	$442,352

NOTE 12:	RISK CONCENTRATION AND UNCERTAINTIES

The Company uses various vendors for purchases of inventory. For the year ended January 2, 2021, four vendors accounted for approximately 60% of inventory purchases. As of January 2, 2021, the amount due to these vendors totaled $242,019. For the year ended December 28, 2019, three vendors accounted for approximately 50% of inventory purchases. As of December 28, 2019, the amount due to these vendors totaled $435,242.

Concentrations of credit risk with respect to accounts receivable are limited due to the large number of customers comprising the Company’s customer base. In addition, the Company reviews receivables and recognizes bad debt on a monthly basis for accounts that are deemed uncollectible.

In March 2020, the World Health Organization declared the outbreak of a novel coronavirus (COVID- 19) as a pandemic, which continues to spread throughout the world affecting the United States and global economies. The potential impact and the duration of the COVID-19 pandemic is difficult to assess or predict. The COVID-19 pandemic has interrupted the global supply chain which has impacted purchases and timing of inventory.

F-15

Kidpik Corp.

Notes to the Financial Statements

Years Ended January 2, 2021 and December 28, 2019

NOTE 13:	INCOME TAXES

The Company’s income tax provision consists of the following:

	2020	2019
Current
Federal	$-	$-
State	1,122	15,968
Total current	1,122	15,968

Deferred benefit
Federal	838,344	345,040
State	353,302	145,409
Total deferred	1,191,646	490,449
Change in valuation allowance	(1,191,646)	(490,449)
Provision for income taxes	$1,122	$15,968

A reconciliation of the statutory tax rates to the Company’s effective tax rate is as follows:

	2020	2019

Federal statutory rate	21.00%	21.00%
State statutory rate	8.85%	8.85%
Total statutory tax rate	29.85%	29.85%
Valuation allowance	(29.85)%	(29.85)%
Effective tax rate	0%	0%

The Company’s significant components of deferred tax assets and liabilities are as follows:

	2020	2019
Deferred tax assets
NOL carryforwards	$5,715,508	$4,354,814
Inventory valuation	103,203	270,785
Charity carryforwards	63,081	60,164
Accrued Expenses	16,416	26,714
Leasehold improvements and equipment	10,260	4,345
Total deferred tax assets	5,908,468	4,716,822
Valuation allowance	(5,908,468)	(4,716,822)
Net deferred tax assets	$-	$-

F-16

Kidpik Corp.

Notes to the Financial Statements

Years Ended January 2, 2021 and December 28, 2019

The CARES Act, among other things, permits net operating loss (“NOL”) carryovers and carrybacks to offset 100% of taxable income for taxable years beginning before 2021 and allows carryovers indefinitely until exhausted. The Company’s net operating loss carryforward totaled approximately $22,800,000 and $18,284,000 for the years ended January 2, 2021 and December 28, 2019, respectively. These net operating loss carryforwards can be carried forward indefinitely for Federal purposes and through 2039 for states purposes.

NOTE 14:	REVENUE DISCLOSURES

The Company’s revenue is disaggregated based on the following categories:

	2020	2019
Subscription boxes	$14,941,257	$12,557,878
Online website sales	448,224	195,920
Amazon sales	1,546,906	732,914
Wholesale	-	31,994
Total	$16,936,387	$13,518,706

NOTE 15:	RECONCILIATION OF CASH AND RESTRICTED CASH

The Company’s reconciliation of cash and restricted cash is as follows:

	2020	2019

Cash	$133,484	$190,315
Restricted cash	551,812	441,005
Total	$685,296	$631,320

NOTE 16:	SUBSEQUENT EVENTS

On February 1, 2021, the Company entered into a cash advance share agreement with the financial institution and was advanced cash totaling $360,000 to be used for the purchase of inventory. In accordance with the agreement, the Company agreed to repay $381,600, plus interest, by depositing future receivables with the lender. The cash advance bears interest at a rate of 7% per annum for the first 121 days and 12% per annum thereafter until the advance is fully repaid.

On March 10, 2021, the Company entered into a new cash advance agreement with the financial institution and was advanced cash totaling $100,000 to be used for the purchase of inventory. In accordance with the agreement, the Company agreed to repay the advanced cash plus $311,953 previously owed to the financial institution (totaling $417,953), plus interest, by depositing future receivables with the lender. The cash advance bears interest at a rate of 7% per annum for the first 121 days and 12.50% per annum thereafter until the advance is fully repaid.

F-17

Kidpik Corp.

Notes to the Financial Statements

Years Ended January 2, 2021 and December 28, 2019

On March 10, 2021, the Company also entered into a new cash advance agreement with the financial institution. Pursuant to the agreement, the financial institution purchased $1,137,666 of receivables from the Company for $625,000, which purchase included $437,666 owed under the previous agreement. The Company will deliver 12.5% of future receivables to the financial institution until $1,137,666 has been paid. In the event no event of default has occurred under the agreement and the Company remains in compliance with its terms, the financial institution will provide us a 6% discount on the receivables purchased.

During the first quarter of 2021, the Company entered into unsecured convertible promissory notes with stockholders which totaled $1,982,508. In April of 2021, these notes were convertible to equity with the issuance of 339,526 shares of common stock of the Company.

On May 9, 2021, the Board of Directors and majority stockholders adopted an Equity Incentive Plan which provides an opportunity for any employee, office, director or consultant of the Company, to receive incentive stock options, nonqualified stock options, restricted stock, stock awards, shares in performance of services or any combination of the foregoing.

On May 10, 2021, the Company filed an Amended and Restated Certificate of Incorporation which authorized 75,000,000 shares of Common Stock having a par value of $.001 per share and 25,000,000 shares of Preferred Stock having a par value of $.001 per share. All shares of Common Stock shall be of the same class and have equal rights, powers and privileges. The Preferred Stock may be issued from time to time in one or more series and each issued series may have full or limited designations, preferences, participating, special rights and limitation as adopted by the Board of Directors. In conjunction with this amendment, the Company completed a forward split of existing Common Stock whereas one share of Common Stock was automatically split up and converted into 671 shares of Common Stock.

On May 11, 2021, the Company entered into an investment agreement with a related party. Pursuant to the investment agreement, the related party purchased 47,097 shares of common stock for $.275 million.

Also on May 11, 2021, the Company entered into an investment agreement with an investment firm owned by a related party. Pursuant to the investment agreement, the firm purchased 38,533 shares of common stock for $.225 million.

F-18

Kidpik Corp.

Condensed Interim Balance Sheets

	July 3, 2021
	(Unaudited)	January 2, 2021
Assets
Current assets
Cash	$199,291	$133,484
Accounts receivable	271,754	320,446
Inventory	8,456,257	7,480,072
Restricted cash	534,699	551,812
Prepaid expenses and other current assets	878,037	822,580
Total current assets	10,340,038	9,308,394

Leasehold improvements and equipment, net	12,205	27,874
Intangible assets, net	154	614
Total assets	$10,352,397	$9,336,882

Liabilities and Stockholders’ Equity

Current liabilities
Accounts payable	$2,464,777	$2,960,687
Due to related party	1,018,167	599,811
Accrued expenses and other current liabilities	794,687	690,049
Advance payable	1,365,063	829,030
Loan payable, current portion	201,647	91,429
Short-term debt, related party	400,000	-
Line of credit	2,385,218	2,032,118
Total current liabilities	8,629,559	7,203,124

Loan payable, less current portion	240,705	350,923
Long-term debt, related party	100,000	-
Total liabilities	8,970,264	7,554,047

Commitments and contingencies

Stockholders’ equity
Common stock (par value $.001, 75,000,000 shares authorized, of which 5,500,187 and 5,075,444 shares issued and outstanding as of July 3, 2021 and January 2, 2021)	5,500	5,075
Preferred stock (par value $.001, 25,000,000 shares authorized, of which 0 shares issued and outstanding as of July 3, 2021 and January 2, 2021)	-	-
Additional paid-in capital	32,248,972	29,749,397
Accumulated stockholders’ deficit	(30,872,339)	(27,971,637)
Total stockholders’ equity	1,382,133	1,782,835
Total liabilities and stockholders’ equity	$10,352,397	$9,336,882

The accompanying notes are an integral part of these condensed financial statements.

F-19

Kidpik Corp.

Condensed Interim Statements of Operations

(Unaudited)

	For the 13 weeks ended		For the 26 weeks ended
	July 3, 2021	June 27, 2020	July 3, 2021	June 27, 2020
Revenues, net	$5,667,947	$3,089,125	$10,988,480	$6,441,481

Cost of goods sold	2,249,475	1,290,659	4,331,677	2,668,934

Gross profit	3,418,472	1,798,466	6,656,803	3,772,547

Operating expenses
Shipping and handling	1,557,823	788,541	3,092,276	1,645,965
Payroll and related costs	972,111	525,873	1,930,752	1,292,193
General and administrative	2,076,850	1,342,238	4,148,900	2,511,133
Depreciation and amortization	6,408	22,062	16,129	44,292
Total operating expenses	4,613,192	2,678,714	9,188,057	5,493,583
Operating loss	(1,194,720)	(880,248)	(2,531,254)	(1,721,036)
Other expenses
Interest expense	194,182	128,884	354,809	185,586
Other expense	12,991	-	13,307	10,000
Total other expenses	207,173	128,884	368,116	195,586

Loss before provision for income taxes	(1,401,893)	(1,009,132)	(2,899,370)	(1,916,622)

Provision for income taxes	825	-	1,332	297

Net loss	$(1,402,718)	$(1,009,132)	$(2,900,702)	$(1,916,919)

Net loss per share attributable to common stockholders:
Basic	(0.26)	(0.27)	(0.56)	(0.51)
Diluted	(0.26)	(0.27)	(0.56)	(0.51)

Weighted average common shares outstanding:
Basic	5,325,570	3,735,457	5,199,816	3,735,457
Diluted	5,325,570	3,735,457	5,199,816	3,735,457

The accompanying notes are an integral part of these condensed financial statements.

F-20

Kidpik Corp.

Condensed Interim Statements of Changes in Stockholders’ Equity (Deficit)

For the 13 and 26 weeks ended July 3, 2021 and June 27, 2020

(Unaudited)

					Additional	Accumulated
	Common Stock		Preferred Stock		paid-in	stockholders’
	Amount	Shares	Shares	Amount	capital	deficit	Total

Balance, December 28, 2019	3,735,457	$3,735	-	$-	$23,680,737	$(23,783,277)	$(98,805)

Net loss	-	-	-	-	-	(907,787)	(907,787)

Balance, March 28, 2020	3,735,457	$3,735	-	$-	$23,680,737	$(24,691,064)	$(1,006,592)

Net loss	-	-		-	-	(1,009,132)	(1,009,132)

Balance, June 27, 2020	3,735,457	$3,735	-	$-	$26,680,737	$(25,700,196)	$(2,015,724)

Balance, January 2, 2021	5,075,444	$5,075	-	$-	$29,749,397	$(27,971,637)	$1,782,835

Net loss	-	-	-	-	-	(1,497,984)	(1,497,984)

Balance, April 3, 2021	5,075,444	$5,075	-	$-	$29,749,397	$(29,469,621)	$(284,851)

Issuance of common stock	85,217	85	-	-	499,915	-	500,000
Conversion of debt	339,526	340	-	-	1,999,660	-	2,000,000
Net loss	-	-	-	-	-	(1,402,718)	(1,402,718)

Balance, July 3, 2021	5,500,187	$5,500	-	$-	$32,248,972	$(30,872,339)	$1,382,133

The accompanying notes are an integral part of these condensed financial statements.

F-21

Kidpik Corp.

Condensed Interim Statements of Cash Flows

(Unaudited)

	For the 26 weeks ended
	July 3, 2021	June 27, 2020
Cash flows from operating activities

Net loss	$(2,900,702)	$(1,916,919)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	16,129	44,292
Amortization of debt issuance costs	29,377	20,955
Bad debt expense	423,189	172,490
Changes in operating assets and liabilities:
Accounts receivable	(374,497)	(102,742)
Inventory	(976,185)	271,570
Prepaid expenses and other current assets	(55,457)	(144,223)
Accounts payable	(495,910)	332,434
Accounts payable, related parties	418,356	139,091
Accrued expenses and other current liabilities	104,638	(141,908)

Net cash used in operating activities	(3,811,062)	(1,324,960)

Cash flows from investing activities
Purchases of leasehold improvements and equipment	-	(2,149)
Net cash used in investing activities	-	(2,149)

Cash flows from financing activities
Proceeds from issuance of long-term debt from related party	2,100,000	300,000
Proceeds from issuance of common stock	500,000	-
Proceeds from stock subscription receivable	-	500,000
Net proceeds (repayments) from line of credit	323,723	(13,133)
Net proceeds (repayments) from advance payable	536,033	(285,202)
Proceeds from loan payable	-	442,352
Proceeds from loan payable related party	400,000	-
Net cash provided by financing activities	3,859,756	944,017
Net increase/(decrease) in cash and restricted cash	48,694	(383,092)

Cash and restricted cash, beginning of period	685,296	631,320
Cash and restricted cash, end of period	$733,990	$248,228

Reconciliation of cash and restricted cash:
Cash	$199,291	$76,108
Restricted cash	534,699	172,120
	$733,990	$248,228
Supplemental disclosure of cash flow data:
Interest paid	$297,158	$197,363
Taxes paid	$1,332	$297
Supplemental disclosure of noncash financing activities:
Conversion of shareholder debt	$2,000,000	$-

The accompanying notes are an integral part of these condensed financial statements.

F-22

Kidpik Corp.

Notes to the Condensed Interim Financial Statements

(Unaudited)

NOTE 1: NATURE OF BUSINESS

Kidpik Corp. (the “Company”, ‘we”, “our” or “us”) was incorporated on April 16, 2015 under the laws of Delaware. The Company is a subscription-based e-commerce business geared toward kid products for girls’ and boys’ apparel, footwear, and accessories. The Company serves its customers through its retail website, www.kidpik.com, and clothing subscription box business. The Company commenced operations in March 2016 and its executive office is located in New York.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A.) Basis of presentation: The accompanying financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) for interim financial information. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for annual financial statements.

B.) Fiscal year: The Company uses a 52-53-week fiscal year ending on the Saturday nearest to December 31 each year. The quarters ended July 3, 2021 and June 27, 2020 consist of 26 weeks. These quarters are referred to herein as “2021” and “2020”, respectively.

C.) Use of estimates: The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Significant items subject to such estimates and assumptions include, but are not limited to, the recoverability of long-lived assets, inventory obsolescence, revenue recognition and income taxes. Accordingly, actual results could differ from those estimates.

D.) Emerging growth company: The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards.

E.) Recently adopted accounting pronouncements: In December 2019, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. This guidance removes certain exceptions to the general principles in Topic 740 and enhances and simplifies various aspects of the income tax accounting guidance, including requirements such as tax basis step-up in goodwill obtained in a transaction that is not a business combination, ownership changes in investments, and interim-period accounting for enacted changes in tax law. This standard is effective for fiscal years and interim periods within those fiscal years beginning after December 15, 2020. The Company adopted the standard on January 3, 2021 and does not believe that the adoption of the ASU will have a significant impact on the Company’s financial position, results of operations and related disclosures.

F-23

F.) Accounting standards issued but not yet adopted: In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which requires lessees to recognize on the balance sheet the assets and liabilities for the rights and obligations created by leases with lease terms of more than twelve (12) months. The recognition, measurement, and presentation of expenses and cash flows arising from a lease by a lessee will continue to primarily depend on its classification as a finance or operating lease. However, unlike current U.S. GAAP, which requires only capital leases to be recognized on the balance sheet, this standard will require both types of leases to be recognized on the balance sheet. The standard also requires disclosures about the amount, timing and uncertainty of the cash flows arising from leases. These disclosures include qualitative and quantitative requirements, providing additional information about the amounts recorded in the financial statements. For emerging growth companies, this standard is effective for fiscal years and interim periods within those fiscal years beginning after December 15, 2021, with early adoption permitted. The Company is currently assessing the impact of the adoption of the ASU on the Company’s financial position, results of operations and related disclosures.

G.) Concentration of credit risk: Our financial instruments that are exposed to concentrations of credit risk consist primarily of cash, restricted cash and accounts receivable. We maintain our cash and restricted cash with high-quality financial institutions with investment-grade ratings. A majority of the cash balances are with U.S. banks and are insured to the extent defined by the Federal Deposit Insurance Corporation (“FDIC”).

H.) Net loss per share attributable to common stockholders: The Company complies with the accounting and disclosure requirements of FASB ASC Topic 260, Earnings Per Share. Net loss per share attributable to common stockholders is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period.

I.) Revenue recognition: The Company recognizes revenue from three sources; its subscription box sales, Amazon business and online website sales. Revenue is gross billings net of promotional discounts, actual customer credits and refunds as well as customer credits and refunds expected to be issued, and sales tax. Customers are charged for subscription merchandise which is not returned, or which is accepted and are charged for general merchandise (non-subscription) when they purchase such merchandise. Customers can receive a refund on returned merchandise for which return shipping is a cost to the Company.

Revenue for subscription box sales is recognized when control of the promised goods is transferred and accepted by the client. Customers have a maximum of 10 days from the date the product is delivered to return any items in the delivery. Control is transferred either when a customer checks out or automatically ten days after the goods are delivered, whichever occurs first. Upon checkout or the 10-day period, the amount of the order not returned is recognized as revenue. Payment is due upon checkout or the end of the 10-day period after the goods are delivered, whichever occurs first.

Revenue from online website sales, which includes sales from our and Amazon online websites, are recognized when control of the promised goods are transferred to the Company’s customers, in an amount that depicts the consideration the Company expects to be entitled to in exchange for those goods. Control is transferred at the time of shipment. Upon shipment, the total amount of the order is recognized as revenue. Payment for online website sales are due upon time of order.

The provision for anticipated sales returns consists of both contractual return rights and discretionary authorized returns.

F-24

Estimates of discretionary authorized returns for sales other than subscription sales, discounts and claims are based on (1) historical rates, (2) specific identification of outstanding returns not yet received from customers and outstanding discounts and claims and (3) estimated returns, discounts and claims expected, but not yet finalized with customers. Actual returns, discounts and claims in any future period are inherently uncertain and thus may differ from estimates recorded. If actual or expected future returns, discounts or claims were significantly greater or lower than reserves established, a reduction or increase to net revenue would be recorded in the period in which such determination was made.

Shipping and handling costs associated with outbound freight fulfillment before control over a product has transferred to a customer are accounted for as a shipping and handling cost in the statement of operations.

Taxes assessed by governmental authorities that are both imposed on and concurrent with a specific revenue producing transaction and are collected by the Company from a customer are excluded from revenue and cost of goods sold in the statement of operations.

J.) Restricted cash: Restricted cash balance consists of cash advances received by the Company from the cash advance agreement described in Note 8. The cash advances can only be used for purchases of products and services necessary to operate the Company, as defined by the agreement.

K.) Inventory: Inventory, consisting primarily of finished goods, is valued at the lower of cost or net realizable value using the weighted average cost method. In addition, the Company capitalizes freight, duty and other supply chain costs in inventory. These costs are included in the cost of goods sold as inventory is sold.

L.) Leasehold improvements and equipment: Leasehold improvements and equipment are recorded at cost. Depreciation for equipment is computed using the straight-line method over the estimated useful lives of the assets ranging from three to five years. Leasehold improvements are amortized over the shorter of the term of the lease or the life of the improvement on a straight-line method. Expenditures that extend the useful lives of the equipment are capitalized. Expenditure for the repairs and maintenance are charged to expense as incurred. The gain or loss arising on the disposal or retirement of an asset is determined as the difference between the sales proceeds and the carrying amount of the asset and is recognized in operations.

M.) Intangible assets: Intangible assets consist of capitalized website development costs and are being amortized using the straight-line method over their estimated useful lives, ranging from one to three years. The Company periodically evaluates the reasonableness of the useful life of the intangible assets. Expenditures for repairs and maintenance are charged to expense as incurred.

N.) Impairment of long-lived assets: The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In performing a review for impairment, the Company compares the carrying value of the assets with their estimated future undiscounted pre-tax cash flows. If it is determined that impairment has occurred, the loss would be recognized during that period. The impairment loss is calculated as the difference between the assets’ carrying value and the present value of estimated net cash flows or comparable market values, giving consideration to recent operating performance and pricing trends. As a result of its review, the Company does not believe that any material impairment currently exists related to its long-lived assets.

F-25

O.) Deferred financing costs: Deferred financing costs, net of accumulated amortization, are reported as a direct deduction from the face amount of the line of credit to which such costs relate. Amortization of debt issuance costs is reported as a component of interest expenses and is computed using the straight-line method over the term of the agreement, which approximates the effective interest method.

P.) Income taxes: The Company accounts for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized with respect to the future tax consequences attributable to differences between the tax bases of assets and liabilities and their carrying amounts for financial statement purposes. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rate is recognized in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

The Company applies U.S. GAAP for uncertainty in income taxes. If the Company considers that a tax position is more likely than not of being sustained upon audit, based solely on the technical merits of the position, it recognizes the tax benefit. The Company measures the tax benefit by determining the amount that is greater than 50% likely of being realized upon settlement, presuming the tax position is examined by the appropriate taxing authority that has full knowledge of relevant information.

The Company has no unrecognized tax benefits at July 3, 2021 and June 27, 2020. The Company’s federal, state and local income tax returns prior to fiscal year 2017 are closed and management continually evaluates expiring statutes of limitations, audits, proposed settlements, changes in tax law and new authoritative rulings.

The Company recognizes interest and penalties associated with tax matters, if any, as part of operating expenses and includes accrued interest and penalties with accrued expenses in the balance sheet.

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) was signed into law in response to the COVID-19 pandemic. The CARES Act provides numerous tax provisions and stimulus measures, including temporary changes regarding the prior and future utilization of net operating losses, temporary changes to the prior and future limitations on interest deductions, and technical corrections from prior tax legislation for tax depreciation of certain qualified improvement property. The Company is currently evaluating the provisions on the CARES Act related to income taxes but at present, does not expect these provisions to have a material impact on its financial statements due to the valuation allowance.

Q.) Advertising costs: Direct advertising and promotion costs are expensed as incurred. Advertising and promotion expenses totaled $1,500,272 and $1,098,735 for the 26 weeks ended July 3, 2021 and June 27, 2020, respectively, and are included in general and administrative expenses.

R.) Bad debt expense: Bad debt expense is recognized when a receivable is no longer collectible after a customer is unable to fulfill their obligation to pay an outstanding balance.

S.) Segment Information: The Company has one operating segment and one reportable segment as its chief operating decision maker, who is its Chief Executive Officer, reviews financial information on a consolidated basis for purposes of allocating resources and evaluating financial performance. All long-lived assets are located in the United States.

NOTE 3: LIQUIDITY

The Company has sustained losses from operations since inception and the Company has an accumulated deficit of $30,872,339 as of July 3, 2021. The Company will continue to incur substantial operating expenses in the foreseeable future as the Company continues to invest in attracting new customers, expand the product offerings and enhance technology and infrastructure. These efforts may prove more expensive than the Company anticipates, and the Company may not succeed in increasing revenue and margins sufficiently to offset these expenses. Accordingly, the Company may not be able to achieve profitability, and the Company may incur significant losses for the foreseeable future.

F-26

These factors, when considered in the aggregate, represent substantial doubt to the Company regarding its ability to realize its assets and meet its obligations as they become due and to continue as a going concern for the 12-month period beginning on September 3, 2021.

To support the Company’s existing operations or any future expansion of business, including the ability to execute the Company’s growth strategy, the Company must have sufficient capital to continue to make investments and fund operations. Management has plans to pursue an aggressive growth strategy for the expansion of operations through increased marketing to attract new members and refine the marketing strategy to strategically prioritize customer acquisition channels that management believes will be more successful at attracting new customers and members. Management plans to launch new divisions and product lines to help attract new members and retain existing members. Management launched a new boy’s apparel division in the summer of 2020 and launched a toddler division in early 2021. Management also has plans to increase efficiency in distribution and fulfillment capabilities to reduce costs associated with subscription box sales. The Company’s founding and majority stockholder has committed to provide continued financial support to the Company for one year from the date the financial statements have been issued.

Company is also seeking to complete an initial public offering (“IPO”) of its common stock to generate capital to fund existing operations and execute Management’s growth strategy. There is no assurance the offering will generate the necessary capital to execute these objectives. In the event the Company does not complete an IPO, the Company expects to seek additional funding through equity financings, debt financings or other capital sources, including collaborations with other companies or other strategic transactions. The Company may not be able to obtain financing on acceptable terms or at all. The terms of any financing may adversely affect the holdings or rights of the Company’s stockholders. Although management continues to pursue these plans, there is no assurance that the Company will be successful in obtaining sufficient funding on terms acceptable to the Company to fund continued operations, if at all.

NOTE 4: INVENTORY

Inventory consists of the following:

	July 3, 2021	January 2,
	(unaudited)	2021
Finished goods	$8,247,572	$7,034,470
Goods in transit	208,685	445,602
Total	$8,456,257	$7,480,072

F-27

NOTE 5: INTANGIBLE ASSETS

Intangible assets consist of the following:

	July 3, 2021	January 2,
	(unaudited)	2021
Website development	$267,303	$267,303
Less accumulated amortization	(267,149)	(266,689)
Intangible assets, net	$154	$614

Amortization expense amounted to $460 and $21,294 for the 26 weeks ended July 3, 2021 and June 27, 2020, respectively.

NOTE 6: LEASEHOLD IMPROVEMENTS AND EQUIPMENT

Leasehold improvements and equipment consist of the following:

	July 3, 2021	January 2,
	(unaudited)	2021
Computer equipment	$52,215	$52,215
Furniture and fixtures	184,207	184,207
Leasehold improvements	59,523	59,523
Machinery and equipment	9,995	9,995
Total cost	305,940	305,940
Accumulated depreciation	(293,735)	(278,066)
Leasehold improvements and equipment, net	$12,205	$27,874

Depreciation expense amounted to $15,669 and $22,998 for the 26 weeks ended July 3, 2021 and June 27, 2020, respectively.

NOTE 7: RELATED PARTY TRANSACTIONS

In the normal course of business, the Company made purchases from related parties for merchandise and shared services which amounted to $172,767 and $114,006 for the 26 weeks ended July 3, 2021 and June 27, 2020, respectively.

In addition, a related party performs certain management services for the Company pursuant to a management services agreement. For these services, the Company was to pay a monthly management fee equal to 1% of the Company’s net sales collections for the year ended December 28, 2019. The agreement was amended in 2020 to reduce the fee to .75% of the Company’s net sales collections.

F-28

Management fees amounted to $74,729 and $45,567 for 26 weeks ended July 3, 2021 and June 27, 2020, respectively, and are included in general and administrative expenses.

The Company entered into a new revocable monthly sub-lease agreement for office space from a related party on January 1, 2021. The Company will pay 50% of the related party’s fixed monthly rent, including contingent rental expenses. For the 26 weeks ended July 3, 2021 and June 27, 2020, related party office rent amounted to $165,000 and $126,187, respectively, and is included in general and administrative expenses.

The Company entered into a new sub-lease agreement for warehouse space from a related party on April 1, 2021. The Company will pay 33.3% of the related party’s fixed monthly rent. The lease expires on September 30, 2023. The minimum lease payments amount to $121,888 for the year ended January 1, 2022, $249,237 for the year ended December 31, 2022, and $191,104 for the year ended December 30, 2023.

As of July 3, 2021 and January 2, 2021, there was $1,018,167 and $599,811 due to related party, respectively.

See Note 10 for short-term debt from related party. The related party is affiliated entities under common control.

NOTE 8: ADVANCE PAYABLE

On May 22, 2020, the Company entered into a cash advance agreement with a financial institution. Pursuant to the agreement, the financial institution purchased $560,961 of receivables from the Company for $508,461, which included $88,461 owed under the previous agreement. The Company agreed to deliver 12.5% of the future collections of receivables to the financial institution until $560,961 has been paid. In the event no event of default has occurred under the agreement and the Company remains in compliance with its terms, the financial institution will provide a discount on the receivables purchased from 3-6.5% depending on the applicable vendor which the receivable related to and other matters.

On July 30, 2020, the Company entered into a new cash advance agreement with the financial institution. Pursuant to the agreement, the financial institution purchased $735,675 of receivables from the Company for $676,300, which included $201,300 owed under the previous agreement. The Company agreed to deliver 12.5% of the future collections of receivables to the financial institution until $735,675 has been paid. In the event no event of default has occurred under the agreement and the Company remains in compliance with its terms, the financial institution agreed to provide a discount on the receivables purchased from 3-6.5% depending on the applicable vendor which the receivable related to and other matters.

On October 9, 2020, the Company entered into a new cash advance agreement with the financial institution. Pursuant to the agreement, the financial institution purchased $763,881 of receivables from the Company for $714,081, which included $299,081 owed under the previous agreement. The Company agreed to deliver 12.5% of the future collections of receivables to the financial institution until $763,881 has been paid. In the event no event of default has occurred under the agreement and the Company remains in compliance with its terms, the financial institution agreed to provide a 6% discount on the receivables purchased.

F-29

On December 14, 2020, the Company entered into a new cash advance agreement with the financial institution. Pursuant to the agreement, the financial institution purchased $1,028,710 of receivables from the Company for $959,710, which included $384,710 owed under the previous agreement. The Company agreed to deliver 12.5% of the future collections of receivables to the financial institution until $1,028,710 has been paid. In the event no event of default has occurred under the agreement and the Company remains in compliance with its terms, the financial institution agreed to provide a 6% discount on the receivables purchased.

On February 1, 2021, the Company entered into a new cash advance agreement with a financial institution and was advanced cash totaling $360,000 to be used for the purchase of inventory. In accordance with the agreement, the Company agreed to repay $381,600, plus interest, by depositing future receivables with the lender. The cash advance bears interest at a rate of 7% per annum for the first 121 days and 12% per annum thereafter until the advance is fully repaid.

On March 10, 2021, the Company entered into a new cash advance agreement with a financial institution and was advanced cash totaling $100,000 to be used for the purchase of inventory. In accordance with the agreement, the Company agreed to repay the advanced cash plus $311,953 previously owed to the financial institution (totaling $411,953), plus interest, by depositing future receivables with the lender in total amount of $417,954. The cash advance bears interest at a rate of 7% per annum for the first 121 days and 12.50% per annum thereafter until the advance is fully repaid.

On March 10, 2021, the Company also entered into a new cash advance agreement with a financial institution. Pursuant to the agreement, the financial institution purchased $1,137,666 of receivables from the Company for $1,062,666, which included $437,666 owed under the previous agreement. The Company will deliver 12.5% of the future collections of receivables to the financial institution until $1,137,666 has been paid. In the event no event of default has occurred under the agreement and the Company remains in compliance with its terms, the financial institution will provide a 6% discount on the receivables purchased.

On May 7, 2021, the Company also entered into a new cash advance agreement with a financial institution. Pursuant to the agreement, the financial institution purchased $461,316 of receivables from the Company for $446,316, which included $196,316 owed under the previous agreement. In accordance with the agreement, the Company agreed to repay $461,316, plus interest, by depositing future receivables with the lender. The cash advance bears interest at a rate of 7.5% per annum for the first 121 days and 12% per annum thereafter until the advance is fully repaid.

On June 4, 2021, the Company entered into a new cash advance agreement with a financial institution and was advanced cash totaling $125,000 to be used for the purchase of inventory. In accordance with the agreement, the Company agreed to repay the advanced cash plus $355,598 previously owed to the financial institution (totaling $480,598), plus interest, by depositing future receivables with the lender in total amount of $488,098. The cash advance bears interest at a rate of 7.5% per annum for the first 121 days and 12.50% per annum thereafter until the advance is fully repaid.

On June 4, 2021, the Company also entered into a new cash advance agreement with a financial institution. Pursuant to the agreement, the financial institution purchased $1,196,055 of receivables from the Company for $1,124,055, which included $524,055 owed under the previous agreement. The Company will deliver 12.5% of the future collections of receivables to the financial institution until $1,196,055 has been paid. In the event no event of default has occurred under the agreement and the Company remains in compliance with its terms, the financial institution will provide a 6% discount on the receivables purchased.

As of July 3, 2021 and January 2, 2021, the cash advance outstanding, including interest, amounted to $1,365,063 and $829,030, respectively. For the 26 weeks ended July 3, 2021 and June 27, 2020, interest expense/(income) related to the advances totaled $102,834 and ($5,298), respectively. For the 13 weeks ended July 3, 2021 and June 27, 2020, interest expense/(income) related to the advances totaled $49,985 and ($16,265), respectively.

NOTE 9: LOAN PAYABLE

As a response to the COVID-19 pandemic, Congress passed the CARES Act to aid businesses through the current economic conditions. The CARES Act provided businesses with loans from the Small Business Administration (“SBA”) based on a calculation provided by the SBA. In 2020, the Company received $442,352 in funding from these loans. The CARES Act provides a provision allowing all or a portion of the loan to be forgiven by the SBA based on certain criteria. Any unforgiven portion will be repaid over a two-year period with a ten-month deferral on payments yielding 1% interest. The Company has applied for forgiveness and on August 2, 2021, we received notification and confirmation that our loan including related accrued interest has been forgiven in its entirety by the SBA. In the event the loan was not forgiven, loan principal would be repaid as follows:

2021	$201,647
2022	240,705
Total	$442,352

F-30

NOTE 10: SHORT-TERM DEBT

On April 1, 2021, the Company entered into a short-term, unsecured promissory note with an affiliated entity under common control in the amount of $100,000. The note is noninterest bearing and due on December 31, 2021.

On April 14, 2021, the Company entered into a short-term, unsecured promissory note with an affiliated entity under common control in the amount of $200,000. The note is noninterest bearing and due on December 31, 2021.

On June 15, 2021, the Company entered into a short-term, unsecured promissory note with an affiliated entity under common control in the amount of $100,000. The note is noninterest bearing and due on December 31, 2021.

NOTE 11: LINE OF CREDIT

In September 2017, the Company entered into a loan and security agreement with a lender for an initial term of two years. The agreement was amended in August 2019, November 2020, and August 2021. The agreement allows the Company to request advances from the lender up to $2,400,000, in minimum installments of $10,000. The advances are limited to the lower of (i) 70% of the Company’s inventory cost at the time of request, or (ii) 75% of net orderly liquidation value, when applied to eligible inventory. The advances bear interest at a rate of 1.42% per month and mature on November 5, 2021. The loan and security agreement is personally guaranteed by two stockholders of the Company. On July 6, 2021, the maximum amount available under the loan agreement was increased to $3,200,000.

The Loan Agreement includes an early termination fee equal to 3% of the maximum amount available (currently $3.2 million), provided that such fee is waived if the Company sells equity in order to repay amounts owed under the Loan Agreement.

The Loan Agreement includes customary covenants and also includes that an event of default if certain shareholders cease being the direct or indirect beneficial owner of more than 50% of the voting stock, or if any other person or entity shall become the direct or indirect owner of over 45% of the voting stock or if certain employees cease to be employed by the Company.

As of July 3, 2021 and January 2, 2021, outstanding advances amounted to $2,398,237 and $2,065,568, respectively. Interest expense amounted to $190,340 and $154,523 for the 26 weeks ended July 3, 2021 and June 27, 2020, respectively. Interest expense amounted to $100,684 and $77,120 for the 13 weeks ended July 3, 2021 and June 27, 2020, respectively.

As of July 3, 2021 and January 2, 2021, deferred financing costs, net of accumulated amortization, totaled $13,019 and $33,450, respectively. Amortization of these costs amounted to $29,377 and $20,955 for the 26 weeks ended July 3, 2021 and June 27, 2020, respectively. Amortization of these costs amounted to $16,833 and $10,494 for the 13 weeks ended July 3, 2021 and June 27, 2020, respectively.

NOTE 12: LONG-TERM DEBT

In 2019 and 2020, the Company entered into unsecured convertible promissory notes with stockholders in the amount of $3,400,000. These notes were noninterest bearing. In December 2020, prior to the maturity, the notes were converted to equity.

In January, February, March and June 2021, the Company entered into various unsecured convertible promissory notes with stockholders in the amount of $2,100,000. Each of the convertible notes were payable on January 15, 2022 and were automatically convertible into shares of the Company’s common stock at a conversion price equal to the per share price of the next equity funding completed by the Company in an amount of at least $2,000,000 and required the repayment of 110% of such convertible note amount upon a sale of the Company (including a change of 50% or more of the voting shares). In May 2021, prior to the maturity, the notes in the amount of $2,000,000 were converted to equity. As of July 3, 2021, the notes in the amount of $100,000 remained outstanding.

F-31

NOTE 13: STOCKHOLDERS’ EQUITY

On May 10, 2021, the Company filed an amended and restated Certificate of Incorporation which authorized 75,000,000 shares of Common Stock having a par value of $.001 per share and 25,000,000 shares of Preferred Stock having a par value of $.001 per share. All shares of Common Stock shall be of the same class and have equal rights, powers and privileges. The Preferred Stock may be issued from time to time in one or more series and each issued series may have full or limited designations, preferences, participating, special rights and limitation as adopted by the Board of Directors. In conjunction with this amendment, the Company completed a forward split of existing Common Stock whereas one share of Common Stock was automatically split up and converted into 671 shares of Common Stock. The Statements of Changes in Stockholders’ Equity (Deficit) was restated to incorporate this stock split.

On May 9, 2021, the Board of Directors and majority stockholders adopted an Equity Incentive Plan which provides an opportunity for any employee, officer, director or consultant of the Company to receive incentive stock options, nonqualified stock options, restricted stock, stock awards, shares in performance of services or any combination of the foregoing.

On May 11, 2021, the Company converted stockholder notes in the amount of $2,000,000 to equity with the issuance of 339,526 shares of common stock of the Company. The Conversion Agreement provides certain rights to the stockholders, see details below.

On May 11, 2021, the Company entered into an investment agreement with a related party. Pursuant to the investment agreement, the related party purchased 46,970 shares of common stock for $275,000. The Conversion Agreement provides certain rights to the stockholders, see details below.

Also on May 11, 2021, the Company entered into an investment agreement with an investment firm owned by a related party. Pursuant to the investment agreement, the firm purchased 38,247 shares of common stock for $225,000. The Conversion Agreement provides certain rights to the stockholders, see details below.

The Conversion Agreement provided preemptive rights for converting note holders, for so long as they hold not less than 5% of the Company’s outstanding common stock, to acquire additional shares of common stock to maintain their then current percentage ownership in the Company, on the same terms offered to any other party which triggered such preemptive rights, subject to certain exceptions, and drag-along rights (providing for rights to be dragged along in any transaction relating to the sale of a majority of the Company’s outstanding shares or assets, or certain similar transactions, on the same terms, and subject to the same conditions, as other sellers). The agreement also provided anti-dilution rights such that if the Company, after the date of the closing of the transactions contemplated by the Conversion Agreement, issued shares of common stock, or common stock equivalents (options, warrants or convertible securities), if the price per share is less than the conversion price of the converted notes, then we are required to issue additional shares of common stock equal to the difference between the number of shares issued to each purchaser in such anti-dilutive transaction and the aggregate amount of each converted note, divided by such lower Dilutive Price.

On May 12, 2021, the Company and each then stockholder of the Company, other than one minority stockholder holding 147,620 or 2.7% of the Company’s currently outstanding common stock, entered into a Covenant Termination and Release Agreement, whereby each executing stockholder, in consideration for $10, agreed to terminate any and all preemptive rights, anti-dilutive rights, tag-along, drag-along or other special stockholder rights which they held as a result of the terms of any prior Investment Agreements or Conversion Agreements, and release the Company from any and all liability or obligations in connection with any such Special Stockholder Rights.

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NOTE 14: RISK CONCENTRATION AND UNCERTAINTIES

The Company uses various vendors for purchases of inventory. For the 26 weeks ended July 3, 2021, three vendors accounted for approximately 58% of inventory purchases. For the 26 weeks ended June 27, 2020, three vendors accounted for approximately 63% of inventory purchases. As of July 3, 2021 and January 2, 2021, the amounts due to these vendors totaled $176,057 and $175,958, respectively.

Concentrations of credit risk with respect to accounts receivable are limited due to the large number of customers comprising the Company’s customer base. In addition, the Company reviews receivables and recognizes bad debt on a monthly basis for accounts that are deemed uncollectible.

In March 2020, the World Health Organization declared the outbreak of a novel coronavirus (“COVID-19”) as a pandemic, which continues to spread throughout the world affecting the United States and global economies. The potential impact and the duration of the COVID-19 pandemic is difficult to assess or predict. The COVID-19 pandemic has interrupted the global supply chain which has impacted purchases and timing of inventory. As the COVID-19 situation is unprecedented and ever evolving, future events and effects related to the pandemic cannot be determined with precision, and actual results could significantly differ from estimates or forecasts. The extent and duration of the impact of the COVID-19 pandemic on the Company’s business is highly uncertain and difficult to predict.

NOTE 15: REVENUE, NET DISCLOSURES

The Company’s revenue, net is disaggregated based on the following categories:

	July 3, 2021	June 27, 2020
	(unaudited)	(unaudited)
Subscription boxes	$9,417,285	$5,695,687
Amazon sales	1,324,866	579,078
Online website sales	246,329	166,716
Total	$10,988,480	$6,441,481

NOTE 16: SUBSEQUENT EVENTS

On July 9, 2021, the Company entered into a new cash advance agreement with a financial institution. Pursuant to the agreement, the financial institution purchased $495,902 of receivables from the Company for $488,402, which included advanced cash totaling $125,000 to be used for the purchase of inventory and $363,402 owed under the previous agreement. In accordance with the agreement, the Company agreed to repay $495,902, plus interest, by depositing future receivables with the lender. The cash advance bears interest at a rate of 7.5% per annum for the first 121 days and 12.5% per annum thereafter until the advance is fully repaid.

On August 10, 2021, the Company entered into a new cash advance agreement with a financial institution and was advanced cash totaling $185,000 to be used for the purchase of inventory. In accordance with the agreement, the Company agreed to repay the advanced cash plus $390,169 previously owed to the financial institution (totaling $575,169), plus interest, by depositing future receivables with the lender in the total amount of $586,269. The cash advance bears interest at a rate of 7.5% per annum for the first 121 days and 12.50% per annum thereafter until the advance is fully repaid.

On August 10, 2021, the Company also entered into a new cash advance agreement with a financial institution. Pursuant to the agreement, the financial institution purchased $1,182,318 of receivables from the Company for $1,136,718, which included $756,718 owed under the previous agreement. The Company will deliver 12.5% of the future collections of receivables to the financial institution until $1,182,318 has been paid. In the event no event of default has occurred under the agreement and the Company remains in compliance with its terms, the financial institution will provide a 6% discount on the receivables purchased.

On August 13, 2021, the Company entered into various unsecured convertible promissory notes with stockholders in the amount of $200,000. Each of the convertible notes were payable on January 15, 2022 and were automatically convertible into shares of the Company’s common stock at a conversion price equal to the per share price of the next equity funding completed by the Company in an amount of at least $2,000,000 and requires the repayment of 110% of such convertible note amount upon a sale of the Company (including a change of 50% or more of the voting shares). On August 25, 2021, the parties agreed to amend the previously convertible notes to remove the conversion rights provided for therein and clarify that no interest accrues on the convertible notes.

On September 18, 2021, the Company borrowed $100,000 from a stockholder. The note is unsecured, noninterest bearing and the principal is fully due and payable on January 15, 2022 or earlier, at the rate of 110% of such note amount, upon a sale of the Company (including a change of 50% or more of the voting shares).

On September 23, 2021, the Company borrowed $500,000 from a stockholder. The note is unsecured, noninterest bearing and the principal is fully due and payable on January 15, 2022 or earlier, at the rate of 110% of such note amount, upon a sale of the Company (including a change of 50% or more of the voting shares).

On September 30, the Company amended and restated its 2021 Equity Incentive Plan (as amended and restated, the “2021 Plan”). The 2021 Plan provides for the grant of incentive stock options, or ISOs, within the meaning of Section 422 of the Internal Revenue Code, to our employees, and for the grant of nonstatutory stock options, or NSOs, stock appreciation rights, restricted stock awards, restricted stock unit awards (RSU awards), performance awards and other forms of awards to our employees, directors and consultants and any of our affiliates’ employees and consultants.

On October 8, 2021, the Company borrowed $500,000 from Ezra Dabah, our Chief Executive Officer and Chairman. The note is unsecured, noninterest bearing and the principal is fully due and payable on January 15, 2022 or earlier, at the rate of 110% of such note amount, upon a sale of the Company (including a change of 50% or more of the voting shares).

On October 12, 2021, the Company borrowed $500,000 from Ezra Dabah, our Chief Executive Officer and Chairman. The note is unsecured, noninterest bearing and the principal is fully due and payable on January 15, 2022 or earlier, at the rate of 110% of such note amount, upon a sale of the Company (including a change of 50% or more of the voting shares).

On October 22, 2021, the Company borrowed $200,000 from Ezra Dabah, our Chief Executive Officer and Chairman. The note is unsecured, noninterest bearing and the principal is fully due and payable on January 15, 2022 or earlier, at the rate of 110% of such note amount, upon a sale of the Company (including a change of 50% or more of the voting shares).

On October 22, 2021, the Company also entered into a new cash advance agreement with a financial institution. Pursuant to the agreement, the financial institution purchased $863,847 of receivables from the Company for $857,847, which included $807,847 owed under the previous agreement. The Company will deliver 12.5% of the future collections of receivables to the financial institution until $863,847 has been paid. In the event no event of default has occurred under the agreement and the Company remains in compliance with its terms, the financial institution will provide a 6% discount on the receivables purchased.

On October 26, 2021, the Company borrowed $500,000 from Ezra Dabah, our Chief Executive Officer and Chairman. The note is unsecured, noninterest bearing and the principal is fully due and payable on January 15, 2022 or earlier, at the rate of 110% of such note amount, upon a sale of the Company (including a change of 50% or more of the voting shares).

On October 27, 2021, the Company entered into a new cash advance agreement with a financial institution and was advanced cash totaling $300,000 to be used for the purchase of inventory. In accordance with the agreement, the Company agreed to repay the advanced cash plus $381,124 previously owed to the financial institution (totaling $681,124), plus interest, by depositing future receivables with the lender in the total amount of $699,124. The cash advance bears interest at a rate of 7.5% per annum for the first 121 days and 12.50% per annum thereafter until the advance is fully repaid.

The Company has evaluated subsequent events through October 29, 2021, the date that the financial statements were available to be issued.

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2,117,647 Shares

Kidpik Corp.

Common Stock

PROSPECTUS

EF HUTTON

division of Benchmark Investments, LLC

November 10, 2021

Through and including December 5, 2021 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.